Exhibit 10.1

FORM OF CREDIT AGREEMENT

among

SPRAGUE OPERATING RESOURCES LLC,

as Borrower,

and

The Several Lenders

from time to time Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

JPMORGAN CHASE BANK, N.A.

and BNP PARIBAS,

as Co-Collateral Agents

and

NATIXIS

RBS CITIZENS, N.A.,

and WELLS FARGO BANK, N.A.

as Co-Syndication Agents

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK

NEDERLAND”, NEW YORK BRANCH,

STANDARD CHARTERED BANK

and SOCIÉTÉ GÉNÉRALE,

as Co-Documentation Agents

Dated as of October [    ], 2013

J.P. MORGAN SECURITIES LLC,

BNP PARIBAS,

NATIXIS,

RBS CITIZENS, N.A.,

and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

SECTION 5	REPRESENTATIONS AND WARRANTIES	85
5.1	Financial Condition	85
5.2	No Change	86
5.3	Existence; Compliance with Law	86
5.4	Power; Authorization; Enforceable Obligations	86
5.5	No Legal Bar	87
5.6	No Material Litigation	87
5.7	No Default	87
5.8	Ownership of Property; Liens	87
5.9	Intellectual Property	88
5.10	No Burdensome Restrictions	88
5.11	Taxes	88
5.12	Federal Regulations	88
5.13	ERISA	88
5.14	Investment Company Act; Other Regulations	89
5.15	Subsidiaries	89
5.16	Security Documents	89
5.17	Accuracy and Completeness of Information	90
5.18	Labor Relations	90
5.19	Insurance	91
5.20	Solvency	91
5.21	Use of Letters of Credit and Proceeds of Loans	91
5.22	Environmental Matters	92
5.23	Risk Management Policy	93
5.24	AML Laws	93

SECTION 6	CONDITIONS PRECEDENT	94
6.1	Conditions Precedent	94
6.2	Conditions to Each Credit Extension	100

SECTION 7	AFFIRMATIVE COVENANTS	102
7.1	Financial Statements	102
7.2	Certificates; Other Information	104
7.3	Payment of Obligations	105
7.4	Conduct of Business and Maintenance of Existence	105
7.5	Maintenance of Property; Insurance	105
7.6	Inspection of Property; Books and Records; Discussions	106
7.7	Notices	106
7.8	Environmental Laws	107
7.9	Periodic Audit of Borrowing Base Assets	108
7.10	Risk Management Policy	108
7.11	Collections of Accounts Receivable	108
7.12	Taxes	108
7.13	Additional Collateral; Further Actions	109
7.14	Use of Proceeds	111
7.15	Cash Management	111
7.16	New Business Valuations of Approved Acquisition Assets	111
7.17	[Reserved]	111
7.18	AML Laws	111

SECTION 8	NEGATIVE COVENANTS	111
8.1	Financial Condition Covenants	111
8.2	Limitation on Indebtedness	112
8.3	Limitation on Liens	113
8.4	Limitation on Fundamental Changes	115
8.5	Restricted Payments	115
8.6	Limitation on Sale of Assets	116
8.7	Limitation on Capital Expenditures	117
8.8	Limitation on Investments, Loans and Advances	117
8.9	Limitation on Payments or Modifications of Junior Debt Instruments	118
8.10	Limitation on Transactions with Affiliates	119
8.11	Accounting Changes	119
8.12	Limitation on Negative Pledge Clauses	119
8.13	Limitation on Lines of Business	120
8.14	Governing Documents	120
8.15	Limitations on Clauses Restricting Subsidiary Distributions	120

SECTION 9	EVENTS OF DEFAULT	121
9.1	Events of Default	121

SECTION 10	THE AGENTS	124
10.1	Appointment	124
10.2	Delegation of Duties	124
10.3	Exculpatory Provisions	125
10.4	Reliance by Agents	125
10.5	Notice of Default	125
10.6	Non-Reliance on Agents and Other Lenders	125
10.7	Indemnification	126
10.8	Agents in Their Individual Capacity	126
10.9	Successor Agents	126
10.10	Collateral Matters	127
10.11	The Co-Collateral Agents; Co-Documentation Agents and the Co-Syndication Agents	128

SECTION 11	MISCELLANEOUS	128
11.1	Amendments and Waivers	128
11.2	Notices	130
11.3	No Waiver; Cumulative Remedies	132
11.4	Survival of Representations and Warranties	132
11.5	Release of Collateral and Guarantee Obligations	132
11.6	Payment of Costs and Expenses	132
11.7	Successors and Assigns; Participations and Assignments	133
11.8	Adjustments; Set-off	137
11.9	Counterparts	138
11.10	Severability	138
11.11	Integration	138
11.12	Governing Law	138
11.13	Submission to Jurisdiction	138
11.14	Acknowledgements	139
11.15	Waivers of Jury Trial	139
11.16	Confidentiality	139
11.17	Specified Laws	140

11.18	[Reserved]	140
11.19	Additional Borrowers	140
11.20	Joint and Several Liability	142
11.21	Contribution and Indemnification among the Borrower; Subordination	143
11.22	Express Waivers by Borrower Parties in Respect of Cross Guaranties and Cross Collateralization	143
11.23	Limitation on Obligations of Borrower Parties	144

SCHEDULES

Schedule 1.0	Lenders, Commitments, and Applicable Lending Offices
Schedule 1.1(A)	Approved Inventory Locations
Schedule 1.1(B)	Cash Management Banks
Schedule 1.1(C)	Eligible Foreign Counterparties
Schedule 1.1(D)	Independent Entity Schedule
Schedule 1.1(E)	Mortgaged Property
Schedule 2.2	Wire Instructions for Working Capital Facility Loans and Swing Line Loans
Schedule 3.1	Existing Working Capital Facility Letters of Credit
Schedule 3.2	Existing Acquisition Facility Letters of Credit
Schedule 5.1(c)	Liabilities
Schedule 5.1(f)	Acquisitions
Schedule 5.4	Consents and Authorizations
Schedule 5.9	Intellectual Property
Schedule 5.15	Subsidiaries
Schedule 5.16	Filing Jurisdictions
Schedule 5.19	Insurance
Schedule 5.22	Environmental Matters
Schedule 8.2	Existing Indebtedness
Schedule 8.3	Existing Liens
Schedule 8.8	Investments
Schedule 8.10	Transactions with Affiliates

EXHIBITS

Exhibit A-1	Form of Working Capital Facility Note
Exhibit A-2	Form of Swing Line Note
Exhibit A-3	Form of Acquisition Facility Note
Exhibit B	Form of Security Agreement
Exhibit C	Form of Pledge Agreement
Exhibit D-1	Form of Section 4.11 Certificate (For Non-U.S. Lenders That Are Not Partnerships)
Exhibit D-2	Form of Section 4.11 Certificate (For Non-U.S. Participants That Are Not Partnerships)
Exhibit D-3	Form of Section 4.11 Certificate (For Non-U.S. Participants That Are Partnerships)
Exhibit D-4	Form of Section 4.11 Certificate (For Non-U.S. Lenders That Are Partnerships)
Exhibit E	Form of Secretary’s Certificate
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Borrowing Base Report
Exhibit H-1	Form of Intercompany Subordination Agreement
Exhibit H-2	Form of Axel Johnson Subordination Agreement
Exhibit I	Risk Management Policy
Exhibit J	[Reserved]
Exhibit K	Cash Collateral Documentation
Exhibit L	Form of Mortgage and Security Agreement
Exhibit M	Form of Position Report
Exhibit N	Form of Guarantee

v

Exhibit O	Form of Compliance Certificate
Exhibit P	Form of Increase and New Lender Agreement
Exhibit Q	Form of Perfection Certificate
Exhibit R	Form of Marked-to-Market Report
Exhibit S	Form of Borrower’s Certificate
Exhibit T	Form of Hedging Agreement Qualification Notification
Exhibit U	Form of Joinder Agreement
Exhibit V	Form of Solvency Certificate

ANNEXES

Annex I	Form of Borrowing Notice
Annex II	Form of Continuation/Conversion Notice
Annex III	Form of Notice of Prepayment
Annex IV	Form of Credit Utilization Summary

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of October [    ], 2013, among SPRAGUE OPERATING RESOURCES LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement, as lenders (the “Lenders”), JPMORGAN CHASE BANK, N.A., (“JPMorgan Chase Bank”), as administrative agent (together with any successor Administrative Agent appointed pursuant to Section 10.9, in such capacity the “Administrative Agent”), JPMORGAN CHASE BANK and BNP PARIBAS (“BNP Paribas”), as Co-Collateral agents (together with any successor Co-Collateral Agent appointed pursuant to Section 10.9, in such capacities the “Co-Collateral Agents”), NATIXIS, RBS CITIZENS, N.A. and WELLS FARGO BANK, N.A. , as co-syndication agents (in such capacities, the “Co-Syndication Agents”) and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, STANDARD CHARTERED BANK and SOCIÉTÉ GÉNÉRALE, as co-documentation agents (in such capacities, the “Co-Documentation Agents”).

The parties hereto hereby agree as follows:

SECTION 1	DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Investment Grade Credit Enhancement”: with respect to any Account Receivable, (i) a letter of credit in form and substance reasonably acceptable to the Administrative Agent issued by a bank which is Investment Grade and which letter of credit does not terminate earlier than fifteen (15) days after the expected payment date of such Account Receivable; provided, that, upon the request of the Administrative Agent during the continuance of an Event of Default, with respect to each letter of credit described in this clause (i), the applicable Loan Party shall (A) assign the proceeds of such letter of credit to the Administrative Agent, (B) cause the issuing bank of such letter of credit to consent to such assignment and (C) cause any such letter of credit issued to be advised by the Administrative Agent, or (ii) a parent guarantee, insurance policy, surety bond or other customary credit support, in each case, (A) provided by any Person who is Investment Grade and (B) in form and substance reasonably acceptable to the Administrative Agent.

“Account”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“Account Control Agreements”: with respect to any Deposit Account, Commodity Account or Securities Account of a Loan Party (other than Excluded Accounts), an account control agreement in form and substance reasonably acceptable to the applicable Loan Party and the Administrative Agent.

“Account Debtor”: a Person who is obligated to a Loan Party under an Account Receivable or Exchange Receivable of such Loan Party.

“Account Receivable”: an Account or Payment Intangible of a Loan Party.

“Acquisition”: as to any Person, the acquisition by such Person of (a) Capital Stock of any other Person if, after giving effect to the acquisition of such Capital Stock, such other Person would be a Subsidiary, (b) all or substantially all of the assets of any other Person or (c) assets constituting one or more business units of any other Person.

“Acquisition Assets”: all assets of the Loan Parties (other than Exempt CFCs or any Subsidiaries thereof) other than (a) assets included in the Borrowing Base and (b) Excluded Assets (as defined in the Security Agreement); provided that no such asset shall be an Acquisition Asset unless it is subject to a Perfected First Lien and is free and clear of all Liens other than Liens permitted hereunder.

“Acquisition Facility”: the Acquisition Facility Commitments and the extensions of credit thereunder.

“Acquisition Facility Acquisition Extensions of Credit”: at any date, as to any Acquisition Facility Lender, that portion of the Acquisition Facility Extensions of Credit that are not Acquisition Facility Working Capital Extensions of Credit.

“Acquisition Facility Acquisition Letter of Credit”: each Acquisition Facility Letter of Credit that is an Acquisition Facility Acquisition Extension of Credit.

“Acquisition Facility Acquisition Loan”: each Acquisition Facility Loan that is an Acquisition Facility Acquisition Extension of Credit.

“Acquisition Facility Commitment”: at any date, as to any Acquisition Facility Lender, the obligation of such Acquisition Facility Lender to make Acquisition Facility Loans to the Borrower pursuant to Section 2.4 and to participate in Acquisition Facility Letters of Credit in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Acquisition Facility Lender’s name on Schedule 1.0 under the caption “Acquisition Facility Commitment” or, as the case may be, in the Assignment and Acceptance pursuant to which such Acquisition Facility Lender becomes a party hereto, as such amount may be changed from time to time in accordance with the terms of this Agreement. As of the Closing Date, the original aggregate amount of the Acquisition Facility Commitments is $250,000,000.

“Acquisition Facility Commitment Percentage”: as to any Acquisition Facility Lender at any time, the percentage which such Acquisition Facility Lender’s Acquisition Facility Commitment then constitutes of the aggregate Acquisition Facility Commitments of all Acquisition Facility Lenders at such time (or, at any time after the Acquisition Facility Commitments shall have expired or terminated, such Acquisition Facility Lender’s Acquisition Facility Credit Exposure Percentage).

“Acquisition Facility Commitment Period”: the period from and including the Closing Date to but not including the Acquisition Facility Commitment Termination Date or such earlier date on which all of the Acquisition Facility Commitments shall terminate as provided herein.

“Acquisition Facility Commitment Termination Date”: the date that is the fifth anniversary of the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

“Acquisition Facility Credit Exposure”: as to any Acquisition Facility Lender at any time, the Available Acquisition Facility Commitment of such Acquisition Facility Lender plus, the amount of the Acquisition Facility Extensions of Credit of such Acquisition Facility Lender.

“Acquisition Facility Credit Exposure Percentage”: as to any Acquisition Facility Lender at any time, the fraction (expressed as a percentage), the numerator of which is the Acquisition Facility Credit Exposure of such Acquisition Facility Lender at such time and the denominator of which is the aggregate Acquisition Facility Credit Exposures of all of the Acquisition Facility Lenders at such time.

“Acquisition Facility Extensions of Credit”: at any date, as to any Acquisition Facility Lender at any time, an amount equal to the aggregate principal amount of Acquisition Facility Loans made by such Acquisition Facility Lender plus the amount of the undivided interest of such Acquisition Facility Lender (based on such Acquisition Facility Lenders’ Acquisition Facility Credit Exposure Percentage) in any then-outstanding Acquisition Facility L/C Obligations.

“Acquisition Facility Increase”: as defined in Section 4.1(b).

“Acquisition Facility Issuing Lenders”: JPMorgan Chase Bank, N.A. and [ ], and each other Acquisition Facility Lender from time to time designated by the Borrower (and agreed to by such Lender) as an Acquisition Facility Issuing Lender with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), each in its capacity as issuer of any Acquisition Facility Letter of Credit.

“Acquisition Facility L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Acquisition Facility Letters of Credit and (b) the aggregate amount of drawings under Acquisition Facility Letters of Credit which have not then been reimbursed or converted to an Acquisition Facility Loan pursuant to Section 3.7.

“Acquisition Facility L/C Participants”: with respect to any Acquisition Facility Letter of Credit, all of the Acquisition Facility Lenders other than the Acquisition Facility Issuing Lender thereof.

“Acquisition Facility L/C Participation Obligations”: the obligations of the Acquisition Facility L/C Participants to purchase participations in the obligations of the Acquisition Facility Issuing Lenders under outstanding Acquisition Facility Letters of Credit pursuant to Section 3.6.

“Acquisition Facility Lender”: each Lender having an Acquisition Facility Commitment (or, after the termination of the Acquisition Facility Commitments, each Lender holding Acquisition Facility Extensions of Credit), and, as the context requires, includes the Acquisition Facility Issuing Lenders. As of the Closing Date, each Acquisition Facility Lender is specified on Schedule 1.0.

“Acquisition Facility Letter of Credit”: as defined in Section 3.2.

“Acquisition Facility Letter of Credit Sub-Limit”: $50,000,000 at any time outstanding.

“Acquisition Facility Loans”: as defined in Section 2.4(a).

“Acquisition Facility Maintenance Cap-Ex Extensions of Credit”: Acquisition Facility Loans and Acquisition Facility Letters of Credit which are used to finance Capital Expenditures for the maintenance of existing assets or property of the Loan Parties, as designated by the Borrower in good faith.

“Acquisition Facility Maintenance Cap-Ex Sub-Limit”: $25,000,000 during any Fiscal Year.

“Acquisition Facility Maturity Date”: with respect to any Acquisition Facility Loan, the earliest to occur of (i) the date on which the Acquisition Facility Loans become due and payable pursuant to Section 9, (ii) the date on which the Acquisition Facility Commitments terminate pursuant to Section 4.1 and (iii) the Acquisition Facility Commitment Termination Date.

“Acquisition Facility Working Capital Availability Time”: any time during the period commencing on August 1 of any year and ending on March 31 of the next year when the aggregate Available Working Capital Facility Commitments is $0.

“Acquisition Facility Working Capital Extensions of Credit”: Acquisition Facility Loans and Acquisition Facility Letters of Credit which are used for general working capital purposes, including to finance assets included in the Borrowing Base.

“Acquisition Facility Working Capital Letter of Credit”: each Acquisition Facility Letter of Credit that is an Acquisition Facility Working Capital Extension of Credit.

“Acquisition Facility Working Capital Loan”: each Acquisition Facility Loan that is an Acquisition Facility Working Capital Extension of Credit.

“Acquisition Facility Working Capital Sub-Limit”: an amount at the time of the incurrence of any Acquisition Facility Working Capital Extension of Credit equal to (a) at any time when an Acquisition Facility Working Capital Availability Time is in effect, the lesser of (i) the Borrowing Base Availability and (ii) the Available Acquisition Facility Commitment, and (b) at any time other than when an Acquisition Facility Working Capital Availability Time is in effect, $0.

“Additional Borrower”: as defined in Section 11.19.

“Additional Borrower Collateral Risk Review”: as defined in Section 11.19.

“Administrative Agent”: as defined in the introductory paragraph of this Agreement.

“Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, directly or indirectly, either to (a) vote 25% or more of the securities having ordinary voting power for the election of directors (or, if such Person is not a corporation, similar governing Persons) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent-Related Person”: as defined in Section 10.3.

“Agents”: the Administrative Agent and the Co-Collateral Agents, and “Agent” means each of them, as the context requires.

“Aggregate Eligible In the Money Forward Contract Amount”: the aggregate of all Eligible In the Money Forward Contract Amounts with respect to all Forward Contract Counterparties.

“Agreement”: this Credit Agreement.

“Allowed Reserve”: with respect to any Fiscal Year, an amount equal to the transportation and hedged storage gains or losses arising under contracts in place that the Borrower and the Guarantors have elected to defer for use in calculations hereunder, which shall be reflected in the Borrower’s and the Guarantors’ Reconciliation Summary.

“AML Laws”: as defined in Section 5.24.

“Annual Budget”: the annual budget of the MLP and its consolidated Subsidiaries which encompasses, among other things, environmental matters, in form and substance satisfactory to the Administrative Agent, as updated from time to time pursuant to Section 7.1(d).

“Applicable Commitment Fee Rate”: on any day,

(a) with respect to the Working Capital Facility, the rate per annum set forth in the table below as the Applicable Commitment Fee Rate opposite the applicable Working Capital Facility Utilization for the immediately preceding fiscal quarter.

Working Capital Facility Utilization	Applicable Commitment Fee Rate
Category 1: ≥ 75%	0.50%
Category 2: < 75%	0.375%

(b) with respect to the Acquisition Facility, the rate per annum set forth in the table below as the Applicable Commitment Fee Rate opposite the applicable Consolidated Total Leverage Ratio for the immediately preceding fiscal quarter.

Consolidated Total Leverage Ratio	Applicable Commitment Fee Rate
Category 1: ≥ 3.0:1.0	0.50%
Category 2: < 3.0:1.0	0.375%

For purposes of the foregoing, (i) the Applicable Commitment Fee Rate shall be determined as of the end of each fiscal quarter of the Borrower, and (A) in the case of any determination of the Applicable Commitment Fee Rate based on Working Capital Facility Utilization, shall be based on the Borrowing Base Reports that are delivered from time to time pursuant to Section 7.2 and (B) in the case of any determination of the Applicable Commitment Fee Rate based on the Consolidated Total Leverage Ratio, based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 7.1 and (ii) each change in the Applicable Commitment Fee Rate resulting from a change in the Consolidated Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Applicable Commitment Fee Rate shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 7.1 or any Borrowing Base Report required to be delivered by it pursuant to Section 7.2, during the period from the expiration of the time for delivery thereof specified in Section 7.1 or Section 7.2, as applicable, until such consolidated financial statements or Borrowing Base Report, as applicable, are delivered.

“Applicable L/C Fee Rate”: on any day,

(a) with respect to each Working Capital Facility Letter of Credit, the rate per annum set forth in the table below for such Working Capital Facility Letter of Credit opposite the applicable Working Capital Facility Utilization for the immediately preceding fiscal quarter.

Working Capital Facility Utilization	Applicable L/C Fee Rate (Trade Letters of Credit – Working Capital Facility)	Applicable L/C Fee Rate (Performance Letters of Credit – Working Capital Facility)
Category 1: ≥ 75%	2.50%	2.50%
Category 2: < 75% but ≥ 40%	2.25%	2.25%
Category 3: < 40%	2.00%	2.00%

(b) with respect to any Acquisition Facility Letter of Credit, the rate per annum set forth in the table below for such Acquisition Facility Letter of Credit opposite the applicable Consolidated Total Leverage Ratio for the immediately preceding fiscal quarter.

Consolidated Total Leverage Ratio	Applicable L/C Fee Rate (Acquisition Facility Letters of Credit)
Category 1: ≥ 3.0:1.0	3.25%
Category 2: < 3.0:1.0 and ≥ 2.0:1.0	3.125%
Category 3: < 2.0:1.0	3.00%

For purposes of the foregoing, (i) the Applicable L/C Fee Rate shall be determined as of the end of each fiscal quarter of the Borrower, and (A) in the case of any determination of the Applicable L/C Fee Rate based on Working Capital Facility Utilization, shall be based on the Borrowing Base Reports that are delivered from time to time pursuant to Section 7.2 and (B) in the case of any determination of the Applicable L/C Fee Rate based on the Consolidated Total Leverage Ratio, based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 7.1 and (ii) each change in the Applicable L/C Fee Rate resulting from a change in the Consolidated Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Applicable L/C Fee Rate shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 7.1 or any Borrowing Base Report required to be delivered by it pursuant to Section 7.2, during the period from the expiration of the time for delivery thereof specified in Section 7.1 or Section 7.2, as applicable, until such consolidated financial statements or Borrowing Base Report, as applicable, are delivered.

“Applicable Lending Office”: for each Lender and for each Type of Loan, and/or participation in any Reimbursement Obligation, the lending office of such Lender designated on Schedule 1.0 (or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto) for such Type of Loan and/or participation in any Reimbursement Obligation (or any other lending office from time to time notified to the Administrative Agent by such Lender) as the office at which its Loans and/or participation in any Reimbursement Obligation of such Type are to be made and maintained.

“Applicable Margin”: on any date:

(a) on any day with respect to each Working Capital Facility Loan or Swing Line Loan, the rate per annum set forth in the table below for such Loans opposite the applicable Working Capital Facility Utilization for the immediately preceding fiscal quarter.

Working Capital Facility Utilization	Applicable Margin (Base Rate Loans)	Applicable Margin (Eurodollar Loans)
Category 1: ≥ 75%	1.50%	2.50%
Category 2: <75% but ≥ 40%	1.25%	2.25%
Category 3: < 40%	1.00%	2.00%

(b) on any day with respect to any Acquisition Facility Loan, the rate per annum set forth in the table below opposite the applicable Consolidated Total Leverage Ratio for the immediately preceding fiscal quarter.

Consolidated Total Leverage Ratio	Applicable Margin (Base Rate Loans)	Applicable Margin (Eurodollar Loans)
Category 1: ≥ 3.0:1.0	2.25%	3.25%
Category 2: <3.0:1.0 and ≥ 2.0:1.0	2.125%	3.125%
Category 3: < 2.0:1.0	2.00%	3.00%

For purposes of the foregoing, (i) the Applicable Margin shall be determined as of the end of each fiscal quarter of the Borrower (A) in the case of any determination of the Applicable Margin based on Working Capital Facility Utilization shall be based on the Borrowing Base Reports that are delivered from time to time pursuant to Section 7.2 and (B) in the case of any determination of the Applicable Margin based on the Consolidated Total Leverage Ratio shall be based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 7.1 and (ii) each change in the Applicable Margin resulting from a change in the Consolidated Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Applicable Margin shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 7.1 or any Borrowing Base Report required to be delivered by it pursuant to Section 7.2, during the period from the expiration of the time for delivery thereof specified in Section 7.1 or Section 7.2, as applicable, until such consolidated financial statements or Borrowing Base Report, as applicable, are delivered.

“Applicable Sub-Limit”: each of the following:

(a) [reserved];

(b) with respect to Working Capital Facility Non-Maintenance Cap-Ex Extensions of Credit, the Working Capital Facility Non-Maintenance Cap-Ex Sub-Limit;

(c) with respect to Swing Line Loans, the Swing Line Loan Sub-Limit;

(d) with respect to Working Capital Facility Letters of Credit, the Working Capital Facility Letter of Credit Sub-Limit;

(e) with respect to Working Capital Facility Performance Letters of Credit, the Performance Letter of Credit Sub-Limit;

(f) with respect to Working Capital Facility Long Tenor Letters of Credit, the Long Tenor Letter of Credit Sub-Limit;

(g) with respect to Acquisition Facility Letters of Credit, the Acquisition Facility Letter of Credit Sub-Limit;

(h) with respect to Acquisition Facility Working Capital Extensions of Credit, the Acquisition Facility Working Capital Sub-Limit; and

(i) with respect to Acquisition Facility Maintenance Cap-Ex Extensions of Credit, the Acquisition Facility Maintenance Cap-Ex Sub-Limit.

“Approved Acquisition Assets”: each Acquisition Asset for which the Administrative Agent has received a Business Valuation meeting the requirements of the definition therefor; provided that no such asset shall be an Approved Acquisition Asset unless it is subject to a Perfected First Lien and is free and clear of all Liens other than Liens permitted hereunder.

“Approved Fund”: (a) with respect to any Lender, any Bank CLO of such Lender, and (b) with respect to any Lender that is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate or Subsidiary of such investment advisor.

“Approved Inventory Location”: (a) any pipeline or storage facility owned by any Loan Party and (b) any other pipeline, third-party carrier or third party storage facility that (i) within forty-five (45) days after the Closing Date, has been sent notice of the Administrative Agent’s Perfected First Lien on the inventory owned by any Loan Party located in or at such pipeline, third party carrier or third party storage facility in accordance with the Security Agreement, and (ii) (A) is identified on Schedule 1.1(A) (the “Approved Inventory Location Schedule”) or (B) has been approved by the Administrative Agent, in its sole discretion (exercised in good faith), from time to time after the Closing Date, unless in each case, the status of such pipeline, third party carrier or third party storage facility as an Approved Inventory Location has been revoked upon ten (10) Business Days’ notice to the Borrower from the Administrative Agent, acting in its reasonable discretion. The Approved Inventory Location Schedule shall be deemed amended to include such Approved Inventory Locations without further action immediately upon the Administrative Agent’s approval.

“Arrangers”: the Lead Arranger, BNP Paribas, Natixis, RBS Citizens, N.A. and Wells Fargo Bank, N.A.

“Asset Sale”: any conveyance, sale, lease, sub-lease, assignment, transfer or other disposition of property or series of related sales, leases or other dispositions of property (excluding any such sale, lease or other disposition permitted by Section 8.6) which yields Net Cash Proceeds to the Borrower or any other Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“Assignee”: as defined in Section 11.7(c).

“Assignment and Acceptance”: as defined in Section 11.7(c).

“Assignment of Claims Act”: the Federal Assignment of Claims Act of 1940 (31 U.S.C. §3727 et seq.) and any similar state or local laws, together with all rules, regulations, interpretations and binding court decisions related thereto.

“Auto-Renewal Letter of Credit”: as defined in Section 3.4(c).

“Availability Certification”: as defined in Section 6.2(e)(vii).

“Available Acquisition Facility Commitment”: as to any Acquisition Facility Lender at any time, an amount equal to the excess, if any, of (i) the amount of such Acquisition Facility Lender’s Acquisition Facility Commitment at such time over (ii) such Acquisition Facility Lender’s Acquisition Facility Extensions of Credit outstanding at such time; provided, that such amount shall never be less than zero.

“Available Commitment”: at any time as to any Lender, the Available Working Capital Facility Commitment or the Available Acquisition Facility Commitment of such Lender at such time, or both, as the context requires.

“Available Working Capital Facility Commitment”: as to any Working Capital Facility Lender at any time, an amount equal to the excess, if any, of (i) the amount of such Working Capital Facility Lender’s Working Capital Facility Commitment at such time over (ii) such Working Capital Facility Lender’s Working Capital Facility Extensions of Credit outstanding at such time; provided, that such amount shall never be less than zero; provided further that solely for purposes of determining fees pursuant to Section 2.8, the amount of outstanding Working Capital Facility Extensions of Credit consisting of Swing Line Loans shall be deemed to be zero.

“Axel Johnson Affiliate”: any Person that is directly or indirectly in control of, controlled by, or under common control with, Axel Johnson Inc., excluding any Loan Party and any other Person with respect to whom any Loan Party has the power, directly or indirectly to (x) vote any of the securities having ordinary voting power for the election of directors (or, if such Person is not a corporation, similar governing Persons) of such Person or (y) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. For purposes of this definition, “control” of a Person (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, directly or indirectly, either to (a) vote more than 50% of the securities having ordinary voting power for the election of directors (or, if such Person is not a corporation, similar governing Persons) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Axel Johnson Subordinated Indebtedness”: with respect to any Loan Party, unsecured Indebtedness owed by such Loan Party to any Axel Johnson Affiliate that is subject to a subordination agreement substantially in the form of Exhibit H-2, which such form provides that there shall be no restriction as to the incurrence of such Indebtedness by any Loan Party, or the interest rate or stated maturity applicable thereto, or, except as provided in Section 8.9, as to the repayment of such Indebtedness.

“Bank CLO”: as to any Lender, any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate or Subsidiary of such Lender.

“Bankruptcy Code”: Title 11 of the United States Code (11 U.S.C. § 101 et seq.). “Barrel”: forty-two U.S. gallons.

“Base Rate”: for any day, the rate per annum equal to the greatest of (a) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00%, (b) the Prime Rate in effect on such day (rounded upward, if necessary, to the next 1/16 of 1.00%) and (c) the one-month Eurodollar Rate in effect on such day plus 1.00%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by

JPMorgan Chase Bank in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the day such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate becomes effective, respectively.

“Base Rate Loans”: Loans the rate of interest of which is based upon a Base Rate.

“Benefited Lender”: as defined in Section 11.8(a).

“BNP Paribas”: as defined in the introductory paragraph of this Agreement.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Materials”: as defined in Section 11.2.

“Borrower”: as defined in the introductory paragraph of this Agreement.

“Borrower Parties”: collectively, the Borrower and any Additional Borrowers.

“Borrowing Base”: on any date, solely with respect to the assets of the Loan Parties, an amount equal to:

(i) 100% of Eligible Cash and Cash Equivalents; plus

(ii) 90% of Eligible Tier 1 Accounts Receivable; plus

(iii) 85% of Eligible Unbilled Tier 1 Accounts Receivable; plus

(iv) 85% of Eligible Tier 2 Accounts Receivable; plus

(v) 80% of Eligible Unbilled Tier 2 Accounts Receivable; plus

(vi) 85% of Eligible Hedged Petroleum Inventory; plus

(vii) 80% of Eligible Petroleum Inventory; plus

(viii) 85% of Eligible Hedged Natural Gas Inventory; plus

(ix) 80% of Eligible Natural Gas Inventory; plus

(x) 70% of Eligible Coal Inventory; plus

(xi) 70% of Eligible Asphalt Inventory; plus

(xii) 75% of Prepaid Purchases; plus

(xiii) 85% of Eligible Net Liquidity in Futures Accounts; plus

(xiv) 80% of Eligible Exchange Receivables; plus

(xv) 80% of Eligible Short Term Unrealized Forward Gains; plus

(xvi) 70% of Eligible Medium Term Unrealized Forward Gains; plus

(xvii) 60% of Eligible Long Term Unrealized Forward Gains; plus

(xviii) 80% of Eligible Letters of Credit Issued for Commodities Not Yet Received; plus

(xix) 100% of Paid But Unexpired Letters of Credit; plus

(xx) 70% of Eligible RINs; less

(1) 100% of the First Purchaser Lien Amount; less

(2) 100% of Product Taxes; less

(3) 110% of any Swap Amounts due to Qualified Counterparties solely to the extent, and if, such Swap Amounts due to Qualified Counterparties are in excess of $20,000,000; less

(4) 100% of the Overcollateralization Amount.

Any amounts described in categories (i) through (xx) and (1) through (4) above which may fall into more than one of such categories shall be counted only once under the category with the highest applicable advance rate percentage, when making the calculation under this definition. In addition, any deductions made from the value of any asset included in the Borrowing Base in respect of counterparty contra, offsets, counterclaims, unrealized forward losses and any other similar charges or claims shall be without duplication. In calculating the Borrowing Base, the following adjustments shall be made:

(A) the value of Accounts Receivable to be included in clauses (ii) through (v) shall not exceed $30,000,000 in the aggregate for the following two categories of Accounts Receivable and $15,000,000 individually for each of the following two categories of Accounts Receivable: (i) Accounts Receivable the Account Debtor of which is any Kildair Entity, and (ii) Accounts Receivables the Account Debtors of which are Eligible Foreign Counterparties;

(B) (i) the value of that portion of the Borrowing Base described in clauses (xv) through (xvii) shall not exceed (1) in the aggregate, the lesser of (a) 40% of the Borrowing Base then in effect and (b) $250,000,000, (2) $175,000,000 from Forward Contracts relating to Petroleum Products, or (3) $75,000,000 from Forward Contracts relating to Natural Gas Products and (ii) the value of that portion of the Borrowing Base described in clause (xvii) shall not exceed $10,000,000;

(C) any category of the Borrowing Base shall be calculated taking into account any elimination and reduction related to any potential offset to such asset category;

(D) the Co-Collateral Agents may, in their reasonable discretion, determine that one or more assets described in clauses (ii), (iii), (iv), (v), (xiv), (xv), (xvi), (xvii) or (xx) does not meet the eligibility requirements for inclusion in the Borrowing Base, and any such assets shall not be included in the Borrowing Base;

(E) notwithstanding anything herein to the contrary, no asset shall be eligible in whole or in part for inclusion in the Borrowing Base to the extent such asset is in violation of the Risk Management Policy;

(F) the calculation of the value of the assets included in clauses (ii), (iii), (iv), (v) and (xiii) with respect to a counterparty shall be net of any Out of the Money Forward Contract Amount attributable to such counterparty (for purposes of this clause (F), any reference to a counterparty shall include all Subsidiaries and Affiliates of such counterparty which affiliation is known or should be known by the Loan Parties, except for a counterparty that holds itself out as an independent credit and separate legal entity with respect to its Subsidiaries and Affiliates, together with such counterparty’s independent Subsidiaries and Affiliates, and is listed on the Independent Entity Schedule);

(G) the calculation of the value of the assets included in clauses (ii), (iii), (iv), (v), (xii), (xiv), (xv), (xvi) and (xvii) that are attributable to a single counterparty shall be netted against any contra, offset, counterclaim, unrealized forward losses or obligations of the Loan Parties with such counterparty including amounts payable to such counterparty (for purposes of this clause (G), any reference to a counterparty shall include all Subsidiaries and Affiliates of such counterparty which affiliation is known or should be known by the Loan Parties, except for a counterparty that holds itself out as an independent credit and separate legal entity with respect to its Subsidiaries and Affiliates, together with such counterparty’s independent Subsidiaries and Affiliates, and is listed on the Independent Entity Schedule);

(H) the value of that portion of the Borrowing Base described in clause (xviii) relating to Letters of Credit for the transportation of Eligible Commodities shall not exceed $10,000,000; and

(I) the value of that portion of the Borrowing Base described in clause (xx) shall not exceed $10,000,000.

The value of the Borrowing Base at any time shall be the value of the Borrowing Base as of the applicable Borrowing Base Date.

“Borrowing Base Availability”: at any time, an amount equal to the Borrowing Base at such time minus the Total Working Capital Facility Extensions of Credit at such time minus the Total Acquisition Facility Working Capital Extensions of Credit.

“Borrowing Base Date”: the most recent date as of which the Borrower has based a Borrowing Base Report to be delivered by the Borrower pursuant to Section 7.2(c).

“Borrowing Base Report”: with respect to the Borrowing Base, a report certified by a Responsible Person of the Borrower, substantially in the form of Exhibit G, with appropriate insertions and schedules, showing the Borrowing Base as of the date set forth therein and the basis on which it was calculated, together with the following detailed supporting information:

(i) for Eligible Cash and Cash Equivalents, a statement as of the applicable Borrowing Base Date of the account balance, issued by each Cash Management Bank;

(ii) for Eligible Tier 1 Accounts Receivable, Eligible Tier 2 Accounts Receivable, Eligible Unbilled Tier 1 Accounts Receivable, and Eligible Tier 2 Unbilled Accounts Receivable,

(A) a schedule listing each Account Receivable which is supported by a letter of credit, together with the amount of such Account Receivable, the Account Debtor of such Account Receivable, the issuing bank, the applicant and the expiration date of the related letter of credit, the terms of the auto-renewal provision, if any, and the face amount of the related letter of credit (or, if applicable, the maximum value of the related letter of credit after giving effect to any tolerance included therein, and the amount of such tolerance);

(B) a schedule of each Eligible Account Receivable and Eligible Unbilled Account Receivable, listing the counterparty thereof, and each of the offsets and deductions to the amount of such Eligible Account Receivable or Eligible Unbilled Account Receivable, as applicable, including, if applicable, (1) the contra account balance thereof, (2) any offset or counterclaim resulting from trade liabilities, (3) the net marked-to-market net-off calculation of any losses applied to the Account Debtor after deduction for all margin monies received and/or paid and the details of any related letters of credit described in clause (A) above, (4) any Out of the Money Forward Contract Amounts applied thereto pursuant to clause (F) of the definition of “Borrowing Base”) and (5) any adjustments described in the definitions of Borrowing Base, to the extent applicable; and

(C) with respect to each Eligible Account Receivable, other than Eligible Unbilled Accounts Receivable, to the extent applicable, an aging report in form and substance satisfactory to the Co-Collateral Agents;

(iii) for Eligible Inventory, a schedule of (A) inventory locations, (B) Market Value and inventory volumes by location and type of Eligible Commodity, (C) if requested by the Co-Collateral Agents, in the case of Eligible Hedged Petroleum Inventory and Eligible Hedged Natural Gas Inventory, evidence of the hedge as demonstrated to the reasonable satisfaction of the Co-Collateral Agents in the Position Report delivered concurrently with the applicable Borrowing Base Report, (D) each of the offsets and deductions used in determining the value of the Eligible Inventory, including any exchange payable or other offsets and any adjustments described in the definitions of Borrowing Base, to the extent applicable, (E) except to the extent covered by clause (F) or clause (G) below, available supporting documentation for the inventory volumes as of such Borrowing Base Date, (F) within thirty (30) days after each Borrowing Base Date with respect to a calendar month (provided that the Borrower shall use best efforts to provide within thirty (30) days following receipt therefor a Borrowing Base Report requested by the Co-Collateral Agents), a volume difference reconciliation comparing the inventory volumes reflected in the Borrower’s accounting records with the Borrower’s third party statements, together with a copy of such statements (provided, that a copy of such third party statements shall not be required with respect to any storage site not owned or operated by the Borrower or any of its Affiliates where less than 5,000 Barrels of Eligible Petroleum Inventory is held) and (G) within thirty (30) days after each Borrowing Base Date that occurs on the last day of March, June, September and December of each year, if requested by the Co-Collateral Agents, inventory and field reports supplied by 25% of the terminals owned by the Loan Parties (so that, in one calendar year, reports with respect to each terminal owned by any Loan Party shall have been delivered);

(iv) for Eligible Net Liquidity in Futures Accounts, copies of summary account statements (or if requested by the Co-Collateral Agents, the full account statements) issued by the Eligible Broker where such assets are held as of the applicable Borrowing Base Date together with additional statements for each commodities futures account that account for any (x) discounted face value of any U.S. Treasury Securities held in such account that are zero coupon securities issued by the United States of America and (y) unearned interest on such U.S. Treasury Securities;

(v) for Eligible Exchange Receivables, (A) a schedule of each Eligible Exchange Receivable, the counterparty thereof, the time outstanding and each of the offsets and deductions to the amount of such Eligible Exchange Receivable used in determining the value of Eligible Exchange Receivables, including any contra account balance thereof and, if applicable, any Out of the Money Forward Contract Amounts applied thereto pursuant to clause (F) of the definition of “Borrowing Base” and any other adjustments described in the definitions of Borrowing Base, to the extent applicable, and (B) to the extent applicable, information described in clause (ii)(A) above;

(vi) for the Eligible Short Term Unrealized Forward Gains, Eligible Medium Term Unrealized Forward Gains and Eligible Long Term Unrealized Forward Gains, a summary schedule thereof listing:

(A) the Marked-to-Market Value and the date of the final cash or physical settlement of each Forward Contract;

(B) the aggregate amount of each of the offsets and deductions to the Marked-to-Market Value of such Forward Contracts included in the calculation of the Counterparty Forward Contract Amount with respect to a Forward Contract Counterparty, including, to the extent applicable, the aggregate contra account balance of such Forward Contract Counterparty (and the calculation of such contra balance), all margin monies received and/or paid with respect to such Forward Contracts and the details of any related letters of credit and any adjustments described in the definitions of Borrowing Base, to the extent applicable; and

(C) the Counterparty Forward Contract Amount for each Forward Contract Counterparty;

(vii) for Eligible Letters of Credit Issued for Commodities Not Yet Received, (A) a schedule listing each Letter of Credit giving rise to Eligible Letters of Credit Issued for Commodities Not Yet Received, together with the name of the applicant, the expiration date of the related Letter of Credit and the face value thereof (or, if applicable, the maximum value of such Letter of Credit after giving effect to any tolerance included therein, and the amount of such tolerance), (B) a calculation supporting the value of physical volume delivered and the liability owed by the Borrower to the beneficiary of the Letter of Credit in connection therewith versus the face amount of such Letters of Credit, and (C) a schedule of each of the offsets and deductions used in determining the value of Eligible Letters of Credit Issued for Commodities Not Yet Received, including the amounts and a calculation, by type (i.e., mark-to-market loss, exchange payables and other type of liability owed), supporting the value of any other liabilities owed by the Borrower to the beneficiary of the Letter of Credit versus the face amount of such Letters of Credit and any adjustments described in the definitions of Borrowing Base, to the extent applicable;

(viii) for Paid but Unexpired Letters of Credit, (A) a schedule listing each Letter of Credit giving rise to Paid but Unexpired Letters of Credit, together with the name of the applicant, the expiration date of the related Letter of Credit and the face value thereof (or, if applicable, the maximum value of such Letter of Credit after giving effect to any tolerance included therein, and the amount of such tolerance), (B) a statement describing the existing liabilities that may be satisfied with such Letter of Credit and the amount therefor, (C) a schedule of any payments made by the Borrower to satisfy the obligations for which such Letter of Credit was issued, (D) a schedule of the underlying “operational tolerance” with respect to any such Trade Letter of Credit (if applicable) and (E) a schedule of each of the offsets and deductions used in determining the value of Paid but Unexpired Letters of Credit, including the amounts and a calculation, by type (i.e. mark-to-market loss, exchange payables and other type of liability owed), supporting the value of any other liabilities owed by the Borrower to the beneficiary of the Letter of Credit versus the face amount of such Letters of Credit and any adjustments described in the definitions of Borrowing Base, to the extent applicable;

(ix) for Eligible RINS, a schedule summarizing the value of the RINs inventory available for sale, including the total RINs volume separated by fuel category. For each fuel category the RINs volumes and values for each RINs year for which there is inventory also will be shown;

(x) for the First Purchaser Lien Amount, a schedule setting forth the holder of each First Purchaser Lien, the amount of the obligations outstanding giving rise to the First Purchaser Lien Amount to such holder, each of the offsets and deductions to the amount of such obligations used in determining the First Purchaser Lien Amount, including the portion thereof reduced by any Letter of Credit, and any adjustments described in the definitions of Borrowing Base, to the extent applicable;

(xi) for Product Taxes, a schedule listing the amounts of each tax liability by taxing authority, the description thereof and the period(s) for which such taxes were assessed;

(xii) for Swap Amounts due to Qualified Counterparties, a schedule listing the aggregate net unrealized gains or losses with respect to each Commodity OTC Agreement with a Qualified Counterparty and each Financial Hedging Agreement with a Qualified Counterparty (whether or not the Swap Amounts due to Qualified Counterparties is equal to or in excess of $20,000,000);

(xiii) a summary report showing the total amount outstanding under each type of extension of credit made hereunder; and

(xiv) a summary of the Working Capital Facility Utilization for the period from the immediately preceding Borrowing Base Date (or, in the case of the first Borrowing Base Report, the Closing Date) to (but not including) the Borrowing Base Date for such Borrowing Base Report.

“Borrowing Date”: any Business Day specified (i) in a Borrowing Notice as a date on which a Loan requested by the Borrower is to be made or (ii) in a Letter of Credit Request as a date on which a Letter of Credit requested by the Borrower is to be issued, amended or renewed.

“Borrowing Notice”: as defined in Section 2.5(a).

“Brokerage Account Deducts”: as defined in the definition of “Eligible Net Liquidity in Futures Accounts” in this Section 1.1.

“Business”: as defined in Section 5.22(b).

“Business Day”: (i) for all purposes other than as covered by clause (ii) of this definition, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close, and, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day as described in clause (i) of this definition and which is also a day on which dealings in United States Dollar deposits are carried out in the London interbank market.

“Business Valuation”: with respect to any Approved Acquisition Asset, a business valuation commissioned by and addressed to the Administrative Agent and in form and substance reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed) and prepared by a Valuation Agent.

“Capital Expenditures”: for any period with respect to any Person, all expenditures made by such Person during such period that, in accordance with GAAP, should be classified as a capital expenditure.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, all membership interests in a limited liability company, all partnership interests in a limited partnership, or any and all similar ownership interests in a Person (other than a corporation, limited liability company or limited partnership) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash and Carry Transaction”: in respect of a particular commodity, all transactions that occur during a Contango Market consisting of:

(a) the entering into of future or swap contracts for the purchase of such commodity offset by the concurrent entering into of future or swap contracts for the sale of the same quantity of such commodity for a later delivery date and a maximum period not exceeding twelve (12) months; and/or

(b) the physical purchase by the Borrower or any other Loan Party of such commodity which shall be stored for a period not exceeding twelve (12) months from the date of delivery of such commodity to the Borrower or such Loan Party, and the sale of which shall be Hedged by hedges that have a maximum tenor not exceeding twelve (12) months; and/or

(c) any combination of the foregoing.

“Cash (100%) Collateralize”; “Cash (100%) Collateralized”: with respect to any Letter of Credit, to pledge and deposit as collateral for the Obligations Cash Collateral in an amount equal to 100% of the undrawn face amount of such Letter of Credit plus unpaid fees associated with such Letter of Credit (including any letter of credit commissions) then due and payable or to be owed with respect to such

Letter of Credit for the period from the time such Cash Collateral is deposited as collateral until the expiration date of such Letter of Credit, pursuant to documentation substantially in the form of Exhibit K or such other substantially similar form reasonably satisfactory to the Administrative Agent.

“Cash Collateral”: with respect to any Letter of Credit, cash or deposit account balances denominated in United States Dollars that have been pledged and deposited with or delivered to the Administrative Agent for the ratable benefit of the Secured Parties as collateral for the Obligations, including the repayment of such Letter of Credit.

“Cash Collateralize”, “Cash Collateralized”, “Cash Collateralization”: with respect to any Letter of Credit, to pledge and deposit as collateral for the Obligations Cash Collateral in an amount equal to 105% of the undrawn face amount of such Letter of Credit plus unpaid fees associated with such Letter of Credit (including any letter of credit commissions) then due and payable or to be owed with respect to such Letter of Credit for the period from the time such Cash Collateral is deposited as collateral until the expiration date of such Letter of Credit, pursuant to documentation substantially in the form of Exhibit K or such other substantially similar form reasonably satisfactory to the Administrative Agent.

“Cash Equivalents”: (a) securities with maturities of twelve (12) months or less from the date of acquisition or acceptance which are issued or fully guaranteed or insured by the United States, or any agency or instrumentality thereof, (b) bankers’ acceptances, certificates of deposit and eurodollar time deposits with maturities of nine (9) months or less from the date of acquisition and overnight bank deposits, in each case, of any Lender or of any international or national commercial bank with commercial paper rated, on the day of such purchase, at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s, (c) commercial paper, variable rate or auction rate securities, or any other short term, liquid investment having a rating, on the date of purchase, of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and that matures or resets not more than nine (9) months after the date of acquisition, (d) obligations of any U.S. state or a division, public instrumentality or taxing authority thereof, having on the date of purchase a rating of at least AA or the equivalent thereof by S&P or at least Aa2 or the equivalent thereof by Moody’s and (e) investments in money market funds, mutual funds or other pooled investment vehicles, in each case acceptable to the Administrative Agent in its sole discretion, the assets of which consist solely of the foregoing.

“Cash Management Account”: a Deposit Account or Securities Account maintained with any Cash Management Bank.

“Cash Management Bank”: JPMorgan Chase Bank and each of the banks and other financial institutions listed on Schedule 1.1(B) and any other bank or financial institution (which is reasonably acceptable to the Administrative Agent) from time to time designated by the Borrower as a bank or financial institution at which the Borrower or any Guarantor or any of their Subsidiaries maintains any Controlled Account.

“Cash Management Bank Agreement”: any account agreement, account control agreement or other agreement governing the relationship between a Cash Management Bank and the Borrower or Guarantor with respect to a Cash Management Account.

“Change of Control”: the occurrence of any of the following events: (a) the Permitted Investors shall cease to own and control, of record and beneficially, directly or indirectly, more than 50% of the total voting power of all classes of Capital Stock of the General Partner entitled to vote generally in the election of directors free and clear of all Liens, other than Liens of the type permitted pursuant to Section 8.3 (as if Section 8.3 were applicable), (b) the General Partner shall cease to own and control, of record and beneficially, 100% of the general partnership interests of the MLP free and clear of all Liens, other than Liens of the type permitted pursuant to Section 8.3 (as if Section 8.3 were applicable), or (c) the MLP shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Borrower and each other Guarantor (other than the MLP) free and clear of all Liens, other than Liens permitted pursuant to Section 8.3, provided that a Change of Control shall not occur as a result of the exercise of remedies by the lenders under the Kildair Credit Agreement under their respective security documents.

“Chapter 11 Debtor”: as defined in the definition of “Eligible Account Receivable” in this Section 1.1.

“Closing Date”: the date on which the conditions precedent set forth in Section 6.1 shall be satisfied or waived.

“Coal Products”: coal and any other product or by-product of the foregoing and all rights to transmit, transport or store the foregoing.

“Code”: the Internal Revenue Code of 1986, as amended.

“Co-Collateral Agents”: as defined in the introductory paragraph of this Agreement.

“Co-Documentation Agents”: as defined in the introductory paragraph of this Agreement.

“Co-Syndication Agents”: as defined in the introductory paragraph of this Agreement.

“Collateral”: all property and interests in property of the Loan Parties now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: at any date, as to any Lender, the Working Capital Facility Commitments and/or the Acquisition Facility Commitments of such Lender, as the context requires.

“Commitment Percentage”: at any time, as to any Lender, the Acquisition Facility Commitment Percentage or the Working Capital Facility Commitment Percentage of such Lender at such time, as the context requires.

“Commitment Period”: the Acquisition Facility Commitment Period or the Working Capital Facility Commitment Period, as the context requires.

“Commitment Termination Date”: the Acquisition Facility Commitment Termination Date or the Working Capital Facility Commitment Termination Date, as the context requires.

“Commodity Account”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“Commodity Contract”: (a) a Physical Commodity Contract, (b) any Commodity OTC Agreement or (c) a contract for the storage or transportation of any physical Eligible Commodity.

“Commodity OTC Agreement”: (i) any forward commodity contracts (excluding any Forward Contract which is a Physical Commodity Contract), swaps, options, collars, caps, or floor transactions, in each case based on Eligible Commodities and (ii) any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”: as defined in Section 7.2(b).

“Conduit Lender”: any special purpose entity organized and administered by any Lender (or an affiliate of such Lender) for the purpose of making Loans required to be made by such Lender or of funding such Lender’s participation in any unpaid Reimbursement Obligation and designated as its Conduit Lender by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan or a participation in any unpaid Reimbursement Obligation under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan or participation in any unpaid Reimbursement Obligation, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 11.6 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any commitment hereunder.

“Confidential Information”: as defined in Section 11.16.

“Consolidated Current Assets”: as of any date of determination, all assets of the Loan Parties that, in accordance with GAAP adjusted on an Economic Basis, would be classified as current assets on a consolidated balance sheet of the Loan Parties; provided, that (i) amounts otherwise classified as current assets which are due from any Affiliate (including shareholders (other than public shareholders of the MLP)) or Subsidiary of any Loan Party shall not be classified as current assets and (ii) notwithstanding clause (i) above, “Consolidated Current Assets” may include amounts due from any Kildair Entity under Eligible Kildair Transactions in an aggregate amount not to exceed $15,000,000 for all Kildair Entities.

“Consolidated Current Liabilities”: as of any date of determination, all liabilities of the Loan Parties that, in accordance with GAAP adjusted on an Economic Basis, would be classified as current liabilities on a consolidated balance sheet of the Loan Parties; provided that “Consolidated Current Liabilities” shall (i) include (A) except to the extent excluded in clause (ii) below, all Loans outstanding hereunder from time to time, and (B) the current portion of all Indebtedness with a maturity (as of such date of determination) of longer than one (1) year, and (ii) exclude any (A) Axel Johnson Subordinated Indebtedness, (B) Intercompany Subordinated Indebtedness, (C) unsecured Indebtedness permitted under Section 8.2(h) and (D) Acquisition Facility Loans.

“Consolidated EBITDA”: for any period, Consolidated Net Income of the Loan Parties for such period, plus, without duplication and to the extent used in determining such Consolidated Net Income, the sum of:

(1) provisions for income taxes, interest expense, and depreciation and amortization expense;

(2) amounts deducted in respect of other non-cash expenses;

(3) the amount of any aggregate net loss (or minus the amount of any gain) arising from the Disposition of capital assets by such Person and its Subsidiaries; and

(4) extraordinary, unusual or non-recurring losses and charges;

provided that (i) each of the foregoing items (1)-(4) shall be calculated in accordance with GAAP adjusted on an Economic Basis and (ii) for the purposes of this definition, (x) with respect to a business or assets acquired by the Loan Parties pursuant to an Acquisition permitted under this Agreement (other than the Motiva Bridgeport Acquisition), Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP and such calculation shall be determined in good faith by a financial officer of the Borrower (and the Borrower will provide to the Administrative Agent such supporting information as Administrative Agent may reasonably request), without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated EBITDA, and in a manner which is reasonably satisfactory to the Administrative Agent in all respects, adjusted on an Economic Basis plus or minus any Allowed Reserve, as if the acquisition had been consummated on the first day of such period and (y) with respect to the Motiva Bridgeport Acquisition, Consolidated EBITDA for the fiscal quarters ending on or prior to September 30, 2013 (and for any period including such fiscal quarters) shall be increased by the following amounts: (i) $1,776,165, with respect to the fiscal quarter ending March 31, 2013, (ii) $761,328, with respect to the fiscal quarter ending June 30, 2013 and (iii) $223,608, with respect to the fiscal quarter ending September 30, 2013, and provided, further, that for the purposes of this definition, with respect to a business or assets disposed of by the Loan Parties pursuant to a disposition permitted under this Agreement, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP and such calculation shall be determined in good faith by a financial officer of the Borrower (and the Borrower will provide to the Administrative Agent such supporting information as Administrative Agent may reasonably request), without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated EBITDA, and in a manner which is reasonably satisfactory to the Administrative Agent in all respects, as if such disposition had been consummated on the first day of such period.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of Consolidated EBITDA to Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period with respect to the Loan Parties, the sum (without duplication) of (i) the amounts deducted for the cash portion of Consolidated Interest Expense in determining Consolidated Net Income for such period, (ii) letter of credit fees to the extent paid in cash during such period, and (iii) principal paid or payable during such period in respect of Indebtedness (excluding (A) principal on any Loan, (B) principal on the Axel Johnson Subordinated Indebtedness, (C) principal on any Intercompany Subordinated Indebtedness, (D) principal on unsecured Indebtedness permitted under Section 8.2(h) incurred for working capital purposes in an aggregate outstanding amount (as of such date of determination) of $50,000,000 or less with a maturity (as of such date of determination) of less than one (1) year that is not a note (other than a promissory note evidencing commercial Indebtedness), debenture, bond or other like obligation) of the Loan Parties and (E) principal on any Indebtedness outstanding under a Contango Facility). For purposes of the above calculation, (1) with respect to a business or assets acquired by the Loan Parties pursuant to an Acquisition permitted under this Agreement (other than the Motiva Bridgeport Acquisition), Consolidated Interest Expense shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP and such calculation shall be determined in good faith by a financial officer of the Borrower (and the Borrower will provide to the Administrative Agent such supporting information as Administrative Agent may reasonably request), without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated Interest Expense, and in a manner which is reasonably satisfactory to the Administrative Agent in all respects, as if the Indebtedness associated with the Acquisition had been incurred on the first day of such period, (2) with respect to the Motiva Bridgeport Acquisition, Consolidated Interest Expense shall be increased for the fiscal quarters ending on or prior to September 30, 2013 (and for any period including such fiscal quarters) by the following amounts: (i) $305,356, with respect to the fiscal quarter ending March 31, 2013, (ii) $305,356, with respect to the fiscal quarter ending June 30, 2013 and (iii) $101,785, with respect to the fiscal quarter ending September 30, 2013, and (3) with respect to a business or assets disposed of by the Loan Parties pursuant to a disposition permitted under this Agreement, Consolidated Interest Expense shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP and such calculation shall be determined in good faith by a financial officer of the Borrower (and the Borrower will provide to the Administrative Agent such supporting information as Administrative Agent may reasonably request), without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated Interest Expense, and in a manner which is reasonably satisfactory to the Administrative Agent in all respects, as if such disposition had been consummated on the first day of such period.

“Consolidated Interest Expense”: for any period with respect to the Loan Parties, the amount which, in conformity with GAAP adjusted on an Economic Bases plus or minus any Allowed Reserve, as applicable, would be set forth opposite the caption “interest expense” or any like caption (including imputed interest included in payments under Financing Leases) on a consolidated income statement of the Loan Parties for such period excluding the amortization of any original issue discount; provided that “Consolidated Interest Expense” shall not include interest expense with respect to the Maine Dock Liability Obligations or the Office Building Obligations.

“Consolidated Net Income”: for any period, the consolidated net income (or deficit) of the Loan Parties for such period (taken as a cumulative whole) determined in accordance with GAAP adjusted on an Economic Basis plus or minus any Allowed Reserve, as applicable; provided that there shall be excluded (a) the income (or deficit) of any Loan Party accrued prior to the date it becomes a Loan Party or is merged into or consolidated with any Loan Party, (b) any write-up of any fixed asset (other than write-ups as the result of the application of purchase accounting), (c) any net gain from the collection of the proceeds of life insurance policies, and (d) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of any Loan Party.

“Consolidated Net Working Capital”: as of any date of determination, (a) Consolidated Current Assets as of such date minus (b) Consolidated Current Liabilities as of such date.

“Consolidated Senior Secured Leverage Ratio”: as of any date of determination, the ratio of (a) the aggregate outstanding principal amount of Indebtedness of the Loan Parties secured by Liens on any assets of any Loan Party as of such date minus the aggregate outstanding principal amount of Working Capital Facility Loans and any Unreimbursed Amounts in respect of Working Capital Facility Letters of Credit outstanding at such time to (b) Consolidated EBITDA for the twelve (12) month period ending as of such date.

“Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of (a) the aggregate outstanding principal amount of Indebtedness (excluding any (A) Axel Johnson Subordinated Indebtedness, (B) Intercompany Subordinated Indebtedness or (C) unsecured Indebtedness permitted under Section 8.2(h) incurred for working capital purposes in an aggregate outstanding amount (as of such date of determination) of $50,000,000 or less with a maturity (as of such date of determination) of less than one (1) year that is not a note (other than a promissory note evidencing commercial Indebtedness), debenture, bond or other like obligation) of the Loan Parties as of such date minus the aggregate outstanding principal amount of Working Capital Facility Loans and any Unreimbursed Amounts in respect of Working Capital Facility Letters of Credit outstanding at such time to (b) Consolidated EBITDA for the twelve (12) month period ending as of such date.

“Contango Facility”: a senior secured credit facility of any Loan Party solely to be used to finance Cash and Carry Transactions, the recourse to such Loan Party with respect to such credit facility Indebtedness is limited to its interest in the inventory, forward contracts and receivables related to such Cash and Carry Transactions (and the proceeds thereof); provided, that (a) any release of Collateral hereunder for inclusion as collateral for the Contango Facility has been approved by the Administrative Agent and the Supermajority Lenders and (b) such facility is subject to an intercreditor agreement in form and substance satisfactory to the Administrative Agent and the Supermajority Lenders.

“Contango Market”: the market condition in which the price of a commodity for forward delivery is higher than the price that is quoted for spot settlement, or where a far forward delivery price is higher than a nearer forward delivery price.

“Continuation/Conversion Notice”: as defined in Section 4.3(a)

“Continue”, “Continuation” and “Continued”: the continuation of a Eurodollar Loan from one Interest Period to the next Interest Period.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Account”: each Pledged Account that is subject to an Account Control Agreement.

“Convert”, “Conversion” and “Converted”: a conversion of Base Rate Loans into Eurodollar Loans, or a conversion of Eurodollar Loans into Base Rate Loans, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

“Counterparty Forward Contract Amount”: with respect to any Forward Contract Counterparty, an amount equal to (a) the aggregate Marked-to-Market Value of all Eligible Forward Contracts of the Loan Parties with such Forward Contract Counterparty with a positive value, net of (i) cash and Cash Equivalents held by the Loan Parties from such Forward Contract Counterparty for such Eligible Forward Contract and (ii) any claim of offset or other counterclaim known to the Loan Parties to have been asserted in respect of those Eligible Forward Contracts by such Forward Contract Counterparty, minus, (b) the aggregate Marked-to-Market Value of all Forward Contracts of the Loan Parties with such Forward Contract Counterparty with a negative value, net of cash and Cash Equivalents posted by the Loan Parties with such Forward Contract Counterparty for such Forward Contract.

“Credit Exposure”: as to any Lender at any time, the sum of its Acquisition Facility Credit Exposure and its Working Capital Facility Credit Exposure.

“Credit Exposure Percentage”: as to any Lender at any time, the fraction (expressed as a percentage), the numerator of which is the Credit Exposure of such Lender at such time and the denominator of which is the aggregate Credit Exposures of all of the Lenders at such time.

“Credit Utilization Summary”: as defined in Section 4.13.

“Default”: any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: at any time, any Lender that (a) within two (2) Business Days of when due, has failed to fund any portion of any Working Capital Facility Loan, Acquisition Facility Loan, Swing Line Loan, Refunded Swing Line Loan, Swing Line Participation Amount or L/C Participation Obligation (or any participation in the foregoing) to, as applicable, the Borrower, the Administrative Agent, the Swing Line Lender or any Issuing Lender required pursuant to the terms of this Agreement to be funded by such Lender, or has notified the Administrative Agent that it does not intend to do so unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in writing) has not been satisfied; or (b) notified the Borrower, the Administrative Agent, any Issuing Lender, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement (unless such writing states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in writing) cannot be satisfied) or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit; or (c) failed, within three (3) Business Day after request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to any of its obligations to fund prospective Working Capital Facility Loans, Acquisition Facility Loans, Swing Line Loans, Refunded Swing Line Loans, Swing Line Participation Amounts or L/C Participation Obligations; or (d) otherwise failed to pay over to the Administrative Agent, any Issuing Lender, or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute; or (e) (i) has become or is insolvent or has a parent company that has become or is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Deposit Account”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“Disclosing Party”: as defined in Section 11.16(b).

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Economic Basis”: means GAAP adjusted to include, as applicable and to the extent not already included in the calculation of GAAP at such time, (a) the positive Market Value of inventory and exchanges in respect of transactions that do not qualify for hedging treatment under GAAP; (b) the positive or negative Marked-to-Market Value of Forward Contracts, including, but not limited to, forward physical purchase and sales contracts, that do not qualify as derivatives under GAAP, such as storage and transportation; provided that the preceding clause (b), with respect to storage and transportation contracts, shall be limited to the intrinsic value of the underlying contracts, net of any demand charges; and (c) other Marked-to-Market changes or adjustment as determined by the Borrower with agreement from the Administrative Agent; provided, that in its reasonable discretion the Administrative Agent may require the vote of the Required Lenders.

“Eligible Account Receivable”: as of any Borrowing Base Date, an Account Receivable as to which the following requirements have been fulfilled:

(a) such Account Receivable relates to a Materials Handling Contract, Commodity Contract or Financial Hedging Agreement;

(b) the relevant Loan Party has lawful and absolute title to such Account Receivable subject only to Permitted Borrowing Base Liens or Liens in favor of the Administrative Agent for the benefit of the Secured Parties under the Loan Documents; provided that the amount of the Eligible Account Receivable, if any, included in the Borrowing Base shall be net of the aggregate amount secured by such Permitted Borrowing Base Lien (other than Liens created by the Security Documents);

(c) with respect to any such Account Receivable relating to a Financial Hedging Agreement, the amount of such Account Receivable payable by the Account Debtor thereof has been determined;

(d) such Account Receivable is a valid, legally enforceable obligation of the party who is obligated under such Account Receivable;

(e) the amount of such Account Receivable included as an Eligible Account Receivable shall have been reduced by any portion that is, or which any Loan Party has a reasonable basis to believe may be, subject to any dispute, offset, counterclaim or other claim or defense on the part of the Account Debtor (including offset or netting relating to trade or any other payables, contra, accrued liabilities, unrealized forward losses and net exchange payables specific to such Account Debtor) or to any claim on the part of the Account Debtor denying payment liability under such Account Receivable (provided that any amount so deducted shall not be further deducted from the Borrowing Base);

(f) such Account Receivable is not evidenced by any chattel paper, promissory note or other instrument unless such chattel paper, promissory note or other instrument is subject to a Perfected First Lien and delivered to the Administrative Agent for the benefit of the Secured Parties;

(g) such Account Receivable is subject to a Perfected First Lien, and such Account Receivable is not subject to any Liens other than Perfected First Liens or Permitted Borrowing Base Liens;

(h) (i) such Account Receivable has been fully earned and such Account Receivable has been invoiced (if the issuance of such an invoice is a condition precedent to the Account Debtor’s obligation to pay) or is, as of such Borrowing Base Date, within four (4) Business Days of being invoiced or (ii) payment of the Account Receivable is otherwise due and payable; provided that such Account Receivable shall qualify as an Eligible Account Receivable only (A) if such Account Receivable arises from the sale of wholesale Natural Gas Products where it is customary industry practice for the payment for such Natural Gas Product to be due on the 25th of each month, not more than five (5) Business Days have elapsed after the due date specified in the original invoice; (B) if such Account Receivable arises from a Financial Hedging Agreement and not more than five (5) Business Days have elapsed after the date on which the payment of the Account Receivable is required to be paid under the terms of such Financial Hedging Agreement; and (C) for any other Account Receivable not covered by clauses (A) or (B), not more than 60 days have elapsed after the due date specified in the original invoice; provided, further, that an “Eligible Account Receivable” shall not include any Account Receivable that is outstanding longer than 90 days after the date such Account Receivable arose;

(i) such Account Receivable complies with all applicable Laws (excluding any prohibition, limitation or restriction in any agreement with a Governmental Authority to the extent that such prohibition, limitation or restriction would be ineffective under applicable Law (including as provided under Sections 9-406 and 9-408 of the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction)) to which the relevant Loan Party is subject;

(j) such Account Receivable is reduced by any prepayment or cash collateral from the applicable Account Debtor;

(k) if the Account Debtor of such Account Receivable is a debtor under the Bankruptcy Code (a “Chapter 11 Debtor”), such Account Receivable arose after the commencement of the bankruptcy case (the “Petition Date”) of such Account Debtor or has been assumed by such Account Debtor;

(l) at the time of the sale giving rise to such Account Receivable, the Account Debtor is not in contractual default on any other obligations to any Loan Party (other than (i) any amounts subject to a good faith dispute under the applicable contract, (ii) amounts due and owing within the applicable time periods specified in clause (h) above and (iii) with respect to any Account Debtor that is a Chapter 11 Debtor, payment defaults that occurred prior to the Petition Date of such Chapter 11 Debtor or other defaults that arose as a result of such Account Debtor becoming a Chapter 11 Debtor); provided, however, that this clause (l) shall not apply to any Account Debtor to which a Loan Party, consistent with its internal credit policies, has granted a waiver of a contractual default to lift a specified volume of product;

(m) except with respect to an Account Receivable described in clause (k) above, the Account Debtor obligated on such Account Receivable (i) has not admitted in writing its inability to pay its debts generally or made a general assignment for the benefit of its creditors, (ii) has not instituted or had instituted against it a proceeding seeking to adjudicate it a debtor, bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official of it or for any substantial part of its property, and (iii) has not taken any corporate action to authorize any of the foregoing;

(n) (i) the Account Debtor of such Account Receivable shall not be a Governmental Authority unless all actions required under any Assignment of Claims Act applicable to such Account Receivable and such Governmental Authority shall have been taken to approve and permit the assignment of rights to payment thereunder or thereon to the Administrative Agent, for the ratable benefit of the Secured Parties, under the Security Documents and (ii) the Account Debtor of such Account Receivable shall not be a Governmental Authority of a State within the United States unless such state has waived any claim of sovereign immunity with respect to such Account Receivable by statute, applicable case law, contract or otherwise;

(o) if the Account Debtor of such Account Receivable is a Subsidiary or an Affiliate of the Borrower, such Account Debtor is approved by the Required Lenders in their sole discretion (exercised in good faith); provided, that any Account Receivable the Account Debtor of which is a Kildair Entity arising from an Eligible Kildair Transaction may be an “Eligible Account Receivable”;

(p) if the Account Debtor of such Account Receivable is incorporated in, or primarily conducts business in, any jurisdiction outside the United States or Canada, such Account Debtor is an Eligible Foreign Counterparty; provided, however, that this clause (p) shall not be applicable to any Kildair Entity;

(q) the Account Debtor of such Account Receivable is creditworthy in accordance with the Risk Management Policy; provided, that such Account Debtor may be deemed non-creditworthy (and therefore such Account Receivable thereof shall be ineligible for inclusion as an “Eligible Account Receivable”) in the judgment of the Co-Collateral Agents after consultation with the Borrower;

(r) such Account Receivable is denominated in United States Dollars and payable in the United States;

(s) such Account Receivable is not inclusive of any demurrage claim; and

(t) with respect to any such Account Receivable relating to a Materials Handling Contract, such Account Receivable has been billed in arrears.

“Eligible Acquisition Asset Value”: 65% multiplied by the aggregate Estimated Going Concern Value of the Approved Acquisition Assets taken as a whole.

“Eligible Asphalt Inventory”: as of any Borrowing Base Date, all Eligible Inventory of the Loan Parties consisting of asphalt.

“Eligible Broker”: as defined in the definition of “Eligible Net Liquidity in Futures Accounts” in this Section 1.1.

“Eligible Cash and Cash Equivalents”: as of any Borrowing Base Date, currency consisting of United States Dollars or Cash Equivalents, in each case, which (i) has been deposited in a Deposit Account or a Securities Account with a Cash Management Bank that is subject to an Account Control Agreement, (ii) is subject to a Perfected First Lien, and (iii) is subject to no other Liens other than Permitted Cash Management Liens.

“Eligible Coal Inventory”: as of any Borrowing Base Date, all Eligible Inventory of the Loan Parties consisting of Coal Products.

“Eligible Commodities”: collectively, Coal Products, Natural Gas Products, Petroleum Products and asphalt.

“Eligible Exchange Receivable”: an Exchange Receivable of any Loan Party that would be an Eligible Account Receivable but for the fact that the consideration to be received by such Loan Party consists in whole or in part of the delivery of Eligible Commodities; provided, however, that the value of an Eligible Exchange Receivable shall be the Value as of any Borrowing Base Date of the Eligible Commodities required to be delivered to such Loan Party.

“Eligible Foreign Counterparty”: means an Account Debtor that is incorporated in, or primarily conducts business in, any jurisdiction outside the United States or Canada, and (A) is set forth on Schedule 1.1(C) or (B) has been approved by the Required Lenders, in their sole discretion, from time to time after the Closing Date in accordance with the following procedure: (x) the Borrower shall deliver a written request to the Administrative Agent for such approval by the Required Lenders of such counterparty and credit exposure, which request shall be provided by the Administrative Agent to the Lenders, including, if requested by a Lender, through posting on Intralinks or other web site in use to distribute information to the Lenders, or by other electronic mail, or other notice procedure permitted under Section 11.2; and (y) the Required Lenders shall inform the Administrative Agent of such approval in writing (by electronic communication, telecopy or facsimile) within five (5) Business Days after receipt of notice from the Administrative Agent; provided that failure of a Lender to respond to any request for approval within the time period provided for hereby shall be deemed to be an acceptance of such counterparty as a Eligible Foreign Counterparty by such Lender; provided, further, that, the Supermajority Lenders, in their sole discretion, may from time to time revoke the Eligible Foreign Counterparty status of any counterparty previously approved as a Eligible Foreign Counterparty or reduce the previously-approved credit exposure of the Loan Parties to such counterparty, which revocation or reduction shall be effective as of the first Borrowing Base Date that is at least ten (10) days after the delivery of written notice of such revocation or reduction by the Administrative Agent to the Borrower. The Administrative Agent may, in its sole discretion, extend such five (5) Business Day period if the Administrative Agent determines that any counterparty requires additional review by the Lenders. Schedule 1.1(C) shall be deemed amended to include such Eligible Foreign Counterparties and the related credit exposure without further action immediately upon the Required Lenders’ approval of such Eligible Foreign Counterparty and the related credit exposure in accordance with the procedure described in this definition.

“Eligible Forward Contract”: a Forward Contract of a Loan Party which (a) conforms to the Risk Management Policy, (b) is evidenced by a written agreement or a trade confirmation enforceable against the party thereto, (c) is subject to a Perfected First Lien, subject only to Permitted Borrowing Base Liens, (d) has not been terminated and is not subject to termination by reason of an occurrence of a default or any other termination event having occurred thereunder, (e) the Forward Contract Counterparty thereto is not a Subsidiary or an Affiliate of any Loan Party, (f) has not been deemed ineligible as to its form by the Co-Collateral Agents acting in their sole discretion, and (g) the Forward Contract Counterparty thereto is not a Governmental Authority unless all actions required under any applicable Assignment of Claims Act, if any, applicable to such Forward Contract and such Governmental Authority shall have been taken to approve and permit the assignment of rights to payment thereunder or thereon to the Administrative Agent, for the ratable benefit of the Secured Parties under the Security Documents.

“Eligible Hedged Natural Gas Inventory”: as of any Borrowing Base Date, the Value of Eligible Natural Gas Inventory as of such date that has been Hedged.

“Eligible Hedged Petroleum Inventory”: as of any Borrowing Base Date, the Value of Eligible Petroleum Inventory as of such date that has been Hedged.

“Eligible In the Money Forward Contract Amount”: to the extent that the Counterparty Forward Contract Amount with respect to any Forward Contract Counterparty is positive, such Counterparty Forward Contract Amount.

“Eligible Inventory”: as of any Borrowing Base Date, all inventory of any Loan Party consisting of Eligible Commodities valued at the then current Value, and in all instances as to which the following requirements have been fulfilled:

(a) the inventory is owned by such Loan Party;

(b) the inventory is subject to a Perfected First Lien and is free and clear of all other Liens except Permitted Borrowing Base Liens;

(c) all requirements set forth in Section 5(k) of the Security Agreement applicable to such inventory have been satisfied;

(d) the inventory has not been identified for deliveries with the result that a buyer may have rights to the inventory that could be superior to the Perfected First Liens, nor shall such inventory have become subject to a customer’s ownership or lien;

(e) the inventory is in transit, in a pipeline or in a storage facility at an Approved Inventory Location in the U.S. or Canada and, if such inventory is in transit on a water borne vessel chartered, rented, owned or leased by such Loan Party, either a bill of lading related thereto has been issued to or endorsed to the order of such Loan Party (without further endorsement as of such Borrowing Base Date) or a letter of indemnity for payment, provided by the holder or named shipper thereof, has been issued to or addressed to such Loan Party;

(f) the inventory is in good saleable condition, is not deteriorating in quality and is not obsolete;

(g) with respect to any inventory consisting of biofuels, biodiesel or ethanol, not more than six (6) months has passed since the receipt thereof; and

(h) the inventory has not been placed on consignment;

provided that (i) the value of Eligible Inventory shall be reduced by the Value of any net volumetric balance owed by any Loan Party to a counterparty with whom such Loan Party holds title to the inventory, and (ii) (A) line fill and tank bottoms (other than any tank bottoms consisting of distillates, gasolines or other light oil products or residual fuel oils acceptable to the Co-Collateral Agents in their sole discretion) in transportation or storage facilities owned by any Loan Party and (B) the portion of commodities held in third party transportation or storage facilities (1) that are tank bottoms (other than any tank bottoms consisting of distillates, gasolines or other light oil products or residual fuel oils acceptable to the Co-Collateral Agents in their sole discretion) or (2) line fill or working inventory (however designated) that is not subject to an agreement recognizing such Loan Party’s ownership and/or the withdrawal of which is subject to contractual restrictions (other than any tank bottoms consisting of distillates, gasolines or other light oil products or residual fuel oils acceptable to the Co-Collateral Agents in their sole discretion), will not be considered “Eligible Inventory”. For the purposes of this definition, “tank bottoms” with respect to asphalt shall be deemed to be that portion of asphalt that is located at or below the suction point.

“Eligible Kildair Transaction” any transaction between the Borrower or a Guarantor or any of their respective Subsidiaries, on the one hand, and any Kildair Entity, on the other hand, which (A) include terms no less favorable in a material respect to the payee than would be obtainable in comparable arm’s-length transactions with a Person that is not an Affiliate of such payee and (B) are for goods or services in the ordinary course of business.

“Eligible Letters of Credit Issued for Commodities Not Yet Received”: as of any Borrowing Base Date, the aggregate face amount of either standby and/or documentary Letters of Credit for the purchase or transportation of Eligible Commodities for which title has passed to a Loan Party as of such Borrowing Base Date, as long as such Loan Party is able to calculate drawable liability thereof in a manner acceptable to the Co-Collateral Agents in their sole discretion (exercised in good faith), which such manner shall be in such Loan Party’s normal course of business and consistent with its month-end reconciliation processes, minus any amounts drawn or paid under such Letters of Credit minus any other liabilities then existing that may be satisfied by any such Letters of Credit minus any other liabilities that may be owed by such Loan Party to the beneficiary of any such Letters of Credit and which may be satisfied by any such Letters of Credit minus, with regard to any such Letters of Credit for transportation, any liabilities that may be satisfied by any such Letters of Credit as reasonably estimated by such Borrower through the immediately following calendar month, if the applicable Borrowing Base Date is as of the end of the month, and otherwise through the end of the current calendar month.

“Eligible Long Term Unrealized Forward Gain”: as of any Borrowing Base Date, the Aggregate Eligible In the Money Forward Contract Amount at such date for Eligible Forward Contract obligations whose final cash or physical settlement is during the period exceeding twenty-four (24) months but no greater than thirty-six (36) months after such Borrowing Base Date; provided that, notwithstanding the foregoing, an Eligible Forward Contract shall be excluded from the calculation of Eligible Long Term Unrealized Forward Gain if it is not in compliance with the Risk Management Policy or is a Futures Contract.

“Eligible Medium Term Unrealized Forward Gain”: as of any Borrowing Base Date, the Aggregate Eligible In the Money Forward Contract Amount at such date for Eligible Forward Contract obligations whose final cash or physical settlement is during the period exceeding twelve (12) months but no greater than twenty-four (24) months after such Borrowing Base Date; provided that, notwithstanding the foregoing, an Eligible Forward Contract shall be excluded from the calculation of Eligible Medium Term Unrealized Forward Gain if it is not in compliance with the Risk Management Policy or is a Futures Contract.

“Eligible Natural Gas Inventory”: as of any Borrowing Base Date, all Eligible Inventory of the Loan Parties consisting of Natural Gas Products.

“Eligible Net Liquidity in Futures Accounts”: as of any Borrowing Base Date, the Net Liquidation Value of any Commodity Account of any Loan Party as of such date maintained with BNP Paribas Commodity Futures, Inc., Citigroup Global Markets Inc., NewEdge USA, LLC or a reputable broker reasonably acceptable to the Administrative Agent (each, so long as such Person remains qualified as such pursuant to the next succeeding sentence, an “Eligible Broker”) with respect to positions held by such Eligible Broker on a regulated exchange (including the New York Mercantile Exchange, the Intercontinental Commodities Exchange and CME ClearPort) that have been maintained at all times and in all respects in accordance with the Risk Management Policy and this Agreement (including for the avoidance of doubt, all transactions credited to such Commodity Account or related thereto) which such Commodity Account is subject to (i) a Perfected First Lien, subject only to Permitted Borrowing Base Liens and any Lien of such Eligible Broker in connection with any indebtedness of such Loan Party to such Eligible Broker permitted by the applicable Account Control Agreement (including, but not limited to, if permitted, any right of the Eligible Broker to close out open positions of such Loan Party without prior demand for additional margin and without prior notice) (such amounts in a Commodity Account subject to the liens and close-out rights of the Eligible Broker set forth in this clause (i), the “Brokerage Account Deducts”), and (ii) an Account Control Agreement among the Administrative Agent, such Loan Party holding such account and the Eligible Broker with which such account is maintained. For the avoidance of doubt, a broker may, at any time, cease to qualify as an “Eligible Broker” for all purposes hereunder upon two (2) Business Days’ notice thereof by the Administrative Agent, acting in its reasonable discretion, to the Borrower. Eligible Net Liquidity in Futures Accounts shall include any discounted face value of any U.S. Treasury Securities held as of such date in such account that are zero coupon securities issued by the United States of America, minus any unearned interest on such U.S. Treasury Securities as of such date; provided that the maturity date thereof is within six (6) months of the relevant Borrowing Base Date; provided, further, that the Eligible Net Liquidity in Futures Accounts as calculated pursuant to this definition shall be net of any Brokerage Account Deducts.

“Eligible Petroleum Inventory”: as of any Borrowing Base Date, all Eligible Inventory of the Loan Parties consisting of Petroleum Products.

“Eligible RINs”: as of any Borrowing Base Date, all inventory of any Loan Party consisting of RINs valued at the then current Value, and in all instances as to which the following requirements have been fulfilled:

(a) the Eligible RIN is owned by such Loan Party;

(b) the Eligible RIN is subject to a Perfected First Lien and is free and clear of all other Liens except Permitted Borrowing Base Liens;

(c) if the Eligible RIN is credited to a Commodity Account or Securities Account, such account is a Controlled Account;

(d) all requirements of applicable law with respect to the Eligible RIN have been satisfied; and

(e) the Eligible RIN has an expiration date at least 31 days after the applicable Borrowing Base Date.

“Eligible Short Term Unrealized Forward Gain”: as of any Borrowing Base Date, the Aggregate Eligible In the Money Forward Contract Amount at such time for Eligible Forward Contract obligations whose final cash or physical settlement is during the period ending twelve (12) months after such Borrowing Base Date; provided that, notwithstanding the foregoing, an Eligible Forward Contract shall be excluded from the calculation of Eligible Short Term Unrealized Forward Gain if it is not in compliance with the Risk Management Policy or is a Futures Contract.

“Eligible Tier 1 Account Receivable”: at the time of any determination thereof, each Eligible Account Receivable the Account Debtor of which is a Tier 1 Counterparty.

“Eligible Tier 2 Account Receivable”: at the time of any determination thereof, each Eligible Account Receivable the Account Debtor of which is a Tier 2 Counterparty.

“Eligible Unbilled Account Receivable”: as of any Borrowing Base Date, each Account Receivable of any Loan Party which would be an Eligible Account Receivable but for the fact that such Account Receivable has not actually been invoiced prior to such Borrowing Base Date.

“Eligible Unbilled Tier 1 Account Receivable”: at the time of any determination thereof, each Eligible Unbilled Account Receivable the Account Debtor of which is a Tier 1 Counterparty.

“Eligible Unbilled Tier 2 Account Receivable”: at the time of any determination thereof, each Eligible Unbilled Account Receivable the Account Debtor of which is a Tier 2 Counterparty.

“Employee Benefit Plans”: any benefit plan or arrangements in respect of any employees or past employees operated by any Loan Party or in which any Loan Party participates and which provides benefits on retirement or voluntary withdrawal from or involuntary termination of employment, including termination indemnity payments and post-retirement medical benefits.

“Environmental Laws”: any and all federal, state or local statutes, orders, regulations or other Law having the force and effect of law, including common law, guidelines, decrees, orders, injunctions, rules, judgments, consents, directives, instructions, standards, judicial or administrative decisions or other requirements by Governmental Authority having the force and effect of law, including judicial interpretation of any of the foregoing concerning the environment or health and safety (including regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern) which are in existence now or in the future and are binding at any time on any Loan Party in the relevant jurisdiction in which such Loan Party has been or is operating (including by the export of its products or its waste to that jurisdiction). Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, the defined term “Laws” and the usage of such term (including as used in the defined term “Requirement of Law”) herein and in each other Loan Document shall not include any of the items in the definition of the term “Laws” to the extent they both (i) concern the environment or health and safety (including regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern) and (ii) do not have the force and effect of law.

“Environmental Permits”: any permit, license, registration, consent, approval and other authorization from a Governmental Authority required under any Environmental Law for the operation of the business, including facilities and equipment, of any Loan Party conducted on, at the Properties.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

“ESA”: as defined in Section 7.13(d).

“Estimated Going Concern Value”: with respect to any Approved Acquisition Asset, the “going concern value” of such Approved Acquisition Asset as reflected in the most recent Business Valuation of such Approved Acquisition Asset obtained by the Administrative Agent on or prior to the Closing Date (or with respect to any Approved Acquisition Asset acquired after the Closing Date, upon acquisition thereof), pursuant to Section 7.16, or at the request of the Borrower (at the Borrower’s sole expense).

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements current on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for United States Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period; provided, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to United States Dollars, then the Eurodollar Base Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in United States Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for United States Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 9.1 for which all applicable requirements for the giving of notice, the lapse of time, or both, have been satisfied.

“Exchange Receivable”: any right to receive consideration that would be an Account Receivable but for the fact that the consideration to be received by the relevant Loan Party consists in whole or in part of the delivery of Eligible Commodities.

“Excluded Accounts”: collectively, Deposit Accounts of any Grantor solely to the extent that the amount on deposit in such Deposit Accounts, in aggregate, at any one time is less than $200,000.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Executive Order”: as defined in Section 5.24(a).

“Exempt CFC”: Any “controlled foreign corporation” (as defined in Section 957 of the Code) of which the MLP or a Subsidiary of the MLP is a “United States shareholder” (within the meaning of Section 951 of the Code).

“Extensions of Credit”: at any date, as to any Lender at any time, the amount of its Working Capital Facility Extensions of Credit or its the Acquisition Facility Extensions of Credit at such time, as the context requires.

“Existing Acquisition Facility Letter of Credit”: each outstanding “Acquisition Facility Letter of Credit” (as defined in the Existing Credit Agreement) set forth on Schedule 3.2.

“Existing Credit Agreement”: that certain Credit Agreement, dated as of May 28, 2010, as amended pursuant to (i) the First Amendment to Credit Agreement, dated as of March 22, 2011, (ii) the Second Amendment, dated as of September 27, 2012 and (iii) the Third Amendment, dated as of May 15, 2013, and as otherwise amended, supplemented, waived or modified prior to the date hereof.

“Existing Working Capital Facility Letter of Credit”: each “Working Capital Facility Letter of Credit” (as defined in the Existing Credit Agreement) set forth on Schedule 3.1.

“Facility”: the Acquisition Facility or the Working Capital Facility, as the context requires.

“Facility Increase”: as defined in Section 4.1(b).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: the fee letter dated as of August 19, 2013, among J.P. Morgan Securities LLC, JPMorgan Chase Bank and the Borrower.

“FERC”: the U.S. Federal Energy Regulatory Commission.

“FERC Contract Collateral”: as defined in the Security Agreement.

“Financial Hedging Agreement”: any currency swap, cross-currency rate swap, currency option, interest rate option, interest rate swap, cap or collar agreement or similar arrangement or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing including any derivative relating to interest rate or currency rate risk, in each case which is not a Commodity OTC Agreement.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“First Purchaser Lien”: a so-called “first purchaser” Lien, as defined in Texas Bus. & Com. Code Section 9.343, comparable Laws of the states of Oklahoma, Kansas, Mississippi, Wyoming or New Mexico, or any other comparable Law of any such jurisdiction or any other applicable jurisdiction.

“First Purchaser Lien Amount”: as of any Borrowing Base Date, in respect of any property of a Loan Party subject to a First Purchaser Lien, the aggregate amount of the obligations outstanding as of such date giving rise to such First Purchaser Lien, less any portion of such obligations that are secured or supported by a Letter of Credit.

“Fiscal Year”: with respect to any Person, such Person’s fiscal year, which consists of a twelve (12) month period beginning on each January 1 and ending on each December 31.

“Forward Contract”: as of any date of determination, a Commodity Contract with a delivery date or, with respect to a Commodity OTC Agreement, price settlement date, one day or later after such date of determination.

“Forward Contract Counterparty”: any counterparty to a Forward Contract of any Loan Party.

“Futures Contracts”: contracts for making or taking delivery of Eligible Commodities that are traded on a market-recognized commodity exchange, which such contracts meet the specification and delivery requirements of futures contracts on such commodity exchange.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner”: Sprague Resources GP LLC, a Delaware limited liability company.

“Governing Documents”: with respect to (a) a corporation, its articles or certificate of incorporation, continuance or amalgamation and by-laws; (b) a partnership, its certificate of limited partnership or partnership declaration, as applicable, and partnership agreement; (c) a limited liability company, its certificate of formation and operating agreement; and (d) any other Person, the other organizational or governing documents of such Person.

“Governmental Authority”: any nation or government, any state, provincial or other political subdivision thereof and any agency, authority, instrumentality, court, central bank or other similar entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantor”: any Person executing and delivering a Security Document, or becoming party to a Security Document (by supplement or otherwise), as a grantor or pledgor (or in a similar role), pursuant to this Agreement.

“Guarantee”: the Guarantee to be executed and delivered by the Loan Parties, substantially in the form of Exhibit N.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of an obligation for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of a third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. Guaranteed Obligation shall not include any performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of any Loan Party or in connection with judgments that have not resulted in a Default or an Event of Default.

“Guarantors”: the MLP, Sprague Energy Solutions Inc., Sprague Connecticut Properties LLC and Sprague Terminal Services LLC and, after the Closing Date, each other Person executing and delivering the Guarantee, or becoming a party to the Guarantee (by supplement or otherwise), pursuant to this Agreement.

“Hedged”: at any time in relation to Eligible Inventory, if the purchase or sale price thereof has been effectively hedged as evidenced by the most recent Position Report or, if not in such Position Report, as otherwise reasonably acceptable to the Co-Collateral Agents through one or a combination of Commodity Contracts or Futures Contracts entered into or held in accordance with the Risk Management Policy for the corresponding volume of physical Eligible Commodities held in Eligible Inventory; provided that the applicable Loan Parties’ rights under such Commodity Contracts or Futures Contracts and all amounts due or to become due to the relevant Loan Party under or in respect of such Commodity Contracts or Futures Contracts are subject to a Perfected First Lien.

“Hedging Agreement Qualification Notification”: a notification in substantially in the form of Exhibit T.

“Increase Amount”: as defined in Section 4.1(b)(iii).

“Increase and New Lender Agreement”: as defined in Section 4.1(b)(iii).

“Increase Period”: the period from the Closing Date until (but excluding) the Termination Date.

“Increasing Lender”: as defined in Section 4.1(b)(iii).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practice), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases or Synthetic Leases, (d) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (e) all liabilities of a third party secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (e) above, and (g) for the purposes of Section 9.1(f) only, all obligations of such Person in respect of Commodity OTC Agreements and Financial Hedging Agreements. The amount of any Indebtedness under (x) clause (e) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the property subject to the relevant Lien, and (y) clause (g) shall be the net amount, including any net termination payments, required to be paid to a counterparty rather than the notional amount of the applicable Commodity OTC Agreement or Financial Hedging Agreement. Notwithstanding the foregoing, the Maine Dock Liability Obligations and the Office Building Obligations shall not be considered Indebtedness for purposes of this Agreement.

“Indemnified Liabilities”: as defined in Section 11.6.

“Indemnitee”: as defined in Section 11.6.

“Independent Entity Schedule”: Schedule 1.1(D) hereto, which sets forth each counterparty with which any Loan Party transacts that has an Affiliate and/or Subsidiary that holds itself out as an independent credit and a separate legal entity, together with any of such counterparty’s independent Affiliates and/or Subsidiaries, provided, that (a) a new Person may be added to such Schedule 1.1(D) at the sole discretion (exercised in good faith) of the Administrative Agent after the Closing Date and (b) a Person may be removed from such Schedule 1.1(D) by the Administrative Agent, acting in its reasonable discretion, upon ten (10) Business Days’ notice to the Borrower.

“Ineligible Participant”: Persons identified by the Borrower to the Administrative Agent and the Lenders from time-to-time as Persons to whom no Participation may be sold pursuant to Section 11.7 for competitive reasons, and as to which the Administrative Agent has consented to the designation of such Person as an Ineligible Participant.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in Section 5.9.

“Intercompany Subordinated Indebtedness”: with respect to any Loan Party, Indebtedness owed by such Loan Party to the MLP or any Subsidiary that is subject to a subordination agreement substantially in the form of Exhibit H-1.

“Interest Payment Date”: (a) with respect to any Base Rate Loan (including, for the avoidance of doubt, any Swing Line Loan), (i) prior to the Working Capital Facility Maturity Date or the Acquisition Facility Maturity Date, as applicable, the last Business Day of each month and (ii) the Working Capital Facility Maturity Date or the Acquisition Facility Maturity Date, as applicable, (b) with respect to any Eurodollar Loan, the last day of each Interest Period with respect thereto and, with respect to any Eurodollar Loan having an Interest Period of six (6) months, the last day of such Interest Period and the date which is three (3) months after the start of such Interest Period and (c) with respect to any Loan (other than as provided in the first sentence of Section 4.9(b)), the date of any repayment or prepayment of principal made in respect thereof.

“Interest Period”: (a) with respect to any Eurodollar Loan:

(i) initially, the period commencing on the Borrowing Date or Conversion date, as the case may be, with respect to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as irrevocably selected by the Borrower of such Eurodollar Loan in its Borrowing Notice or Continuation/Conversion Notice, as the case may be, given with respect thereto; and

(ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as irrevocably selected by the Borrower in its Continuation/Conversion Notice to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that:

(A) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B) any Interest Period with respect to any Loan that would otherwise extend beyond the applicable Termination Date, shall end on the applicable Termination Date; and

(C) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month.

“Interpolated Rate”: as defined in the definition of “Eurodollar Base Rate” in this Section 1.1.

“Investment”: any advance, loan or extension of credit (other than trade receivables incurred in the ordinary course of the applicable Person’s business and payable in accordance with customary market practices) or capital contribution to, investment in, or purchase or acquisition of any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, any Person.

“Investment Grade”: with respect to any Person, the long term senior unsecured non-credit enhanced credit rating or shadow rating of which is BBB- or higher by S&P or Baa3 or higher by Moody’s.

“IPO”: the initial public offering of common units in the MLP on the Closing Date.

“IPO Distributed Assets”: the cash and Accounts Receivable to be distributed to Axel Johnson Inc. or any Subsidiary thereof (excluding the Loan Parties) on the Closing Date in connection with the IPO.

“ISP 98”: as defined in Section 3.4(g).

“Issuing Lenders”: collectively, the Acquisition Facility Issuing Lenders and the Working Capital Facility Issuing Lenders; provided that there shall be no more than five Issuing Lenders at any time unless otherwise agreed by the Administrative Agent and notified to Lenders (it being understood that any financial institution may be both an Acquisition Facility Issuing Lender and a Working Capital Facility Issuing Lender and shall for purposes of this proviso be considered one Issuing Lender).

“JPMorgan Chase Bank”: as defined in the introductory paragraph of this Agreement.

“Junior Indebtedness”: as defined in Section 8.9.

“Kildair”: Kildair Services Ltd., a corporation formed under the laws of Canada.

“Kildair Credit Agreement”: that certain Credit Agreement, dated as of the Closing Date, among Kildair, the lenders and agents party thereto, and JPMorgan Chase Bank, N.A., Toronto Branch, as administrative agent.

“Kildair Entities”: collectively, Sprague International Properties LLC, Sprague Canadian Properties LLC, Kildair, Wintergreen Transport Corporation Ltd. and Transit P.M. Inc.

“Laws”: collectively, all international, foreign, Federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Fee Payment Date”: (a) the fifteenth day after the last Business Day of each March, June, September and December (or, if such day is not on a Business Day, the next succeeding Business Day) and (b) the expiration date of the last outstanding Post-Termination LOC.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate undrawn amount of the then-outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed or converted into a Loan pursuant to Section 3.7(b) or (c).

“L/C Participants”: with respect to any Acquisition Facility Letter of Credit, the Acquisition Facility L/C Participants, and with respect to any Working Capital Facility Letter of Credit, the Working Capital Facility L/C Participants.

“L/C Participation Obligations”: at any time, the Acquisition Facility L/C Participation Obligations and/or the Working Capital Facility L/C Participation Obligations at such time, as the context requires.

“L/C Reimbursement Loan”: as defined in Section 3.7(c).

“Lead Arranger”: J.P. Morgan Securities LLC.

“Lender Party”: each Agent, each Lender, the Co-Documentation Agents and the Co-Syndication Agents.

“Lenders”: as defined in the introductory paragraph to this Agreement and, as the context requires, includes, the Issuing Lenders and the Swing Line Lender. As of the Closing Date, each Lender is specified on Schedule 1.0.

“Letter of Credit”: any Acquisition Facility Letter of Credit and any Working Capital Facility Letter of Credit.

“Letter of Credit Request”: a request by the Borrower for a new Letter of Credit or an amendment to an existing Letter of Credit, in each case pursuant to Section 3.3, which request for a new Letter of Credit shall be in form reasonably satisfactory to the relevant Issuing Lender and the Administrative Agent and which request for an amendment to an existing Letter of Credit shall be in form reasonably satisfactory to the relevant Issuing Lender and the Administrative Agent.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction in order to perfect any of the foregoing; provided that “Lien” shall refer to neither (a) any interest or title of a lessor under any leases or subleases entered into by the Loan Parties in the ordinary course of business nor (b) licenses, sub-licenses, leases or sub-leases granted to third parties in the ordinary course of business consistent with past practices.

“Loan”: any loan made pursuant to this Agreement.

“Loan Documents”: this Agreement, the Notes, any Letter of Credit Requests, the Perfection Certificate, the Guarantee and the Security Documents.

“Loan Parties”: the Borrower and each Guarantor.

“Long Tenor Letter of Credit”: any (a) Trade Letter of Credit that is a Working Capital Facility Letter of Credit that is initially issued with a maximum tenor of more than ninety (90) days but less than three hundred sixty-four (364) days and (b) Auto-Renewal Letter of Credit.

“Long Tenor Letter of Credit Sub-Limit”: $75,000,000 at any time outstanding.

“Maine Dock Liability Obligations”: indebtedness of the Borrower with respect to the State of Maine Port Authority dock liability in an aggregate principal amount of $9,772,708 as of August 31, 2013 (which amount may be reduced (but not increased) from time to time).

“Majority Facility Lenders”: at any time, (a) with respect to the Acquisition Facility, Lenders having Acquisition Facility Credit Exposure Percentages which aggregate more than 50%; provided, that the Acquisition Facility Credit Exposure of any Defaulting Lender shall be excluded from the calculation of Acquisition Facility Credit Exposure Percentages in determining the Majority Facility Lenders and (b) with respect to the Working Capital Facility, Lenders having Working Capital Facility Credit Exposure Percentages which aggregate more than 50%; provided, that the Working Capital Facility Credit Exposure of any Defaulting Lender shall be excluded from the calculation of Working Capital Facility Credit Exposure Percentages in determining the Majority Facility Lenders.

“Marked-to-Market Report”: a comprehensive marked-to-market report, in form and substance reasonably similar to Exhibit R, of the Loan Parties’ Product purchase and sale positions identified in the related Position Report. Such report shall include all positions for all future time periods and cover all instruments that create either an obligation to purchase or sell Product or that generate price exposure and shall include unrealized marked-to-market margin for the position considered. The positions shall include, but not be limited to, positions under Physical Commodity Contracts for spot purchase and sale of Eligible Commodities, Forward Contracts, exchanges, Commodity OTC Agreements, Financial Hedging Agreements and Futures Contracts. The report shall exclude positions in carbon credits, wood pellets and any other energy products approved by the Required Lenders as “Product” pursuant to Section 5.21 after the Closing Date, in each case, to the extent that the Loan Parties’ positions in any such energy product are not material.

“Marked-to-Market Value”: with respect to any Commodity Contract of any Person on any date:

(a) in the case of a Commodity Contract for the purchase, sale, transfer or exchange of any physical Eligible Commodities, the unrealized gain or loss on such Commodity Contract, determined by comparing (i) the amount to be paid or received under such Commodity Contract for such Eligible Commodities pursuant to the terms thereof to (ii) the Value of such Eligible Commodities on such date, and

(b) in the case of any other Commodity Contract, the unrealized gain or loss on such Commodity Contract determined by calculating the amount to be paid or received under such other Commodity Contract pursuant to the terms thereof as if the cash settlement of such other Commodity Contract were to be calculated on such date of determination by reference to the Value of the Eligible Commodities that are the subject of such other Commodity Contract;

provided, that (i) in the case of any Commodity Contract that is, in whole or in part, an option by its terms, the amount so calculated shall reflect industry standard valuation models approved by the Co-Collateral Agents and (ii) the Marked-to-Market Value of any Commodity Contract for the storage or transportation of any physical Eligible Commodity shall be limited to its intrinsic value and shall take into account any demand charges associated with such Commodity Contract.

“Market Value”: with respect to an Eligible Commodity or Eligible RIN on any date, the price at which such Eligible Commodity or Eligible RIN could be purchased or sold for delivery on that date or during the applicable period adjusted to reflect the specifications thereof and the location and transportation differential, determined by using prices (a) on the New York Mercantile Exchange, the COMEX, the London Metal Exchange, the New York Board of Trade, the International Petroleum Exchange, the Intercontinental Commodities Exchange, the Chicago Board of Trade, the Chicago Mercantile Exchange or, if a price for any such Eligible Commodity or Eligible RIN (or, in each case, delivery period or location) is not available on such exchanges, such other markets or exchanges recognized as such in the commodities trading industry, including over-the-counter markets and private quotations, or as published in an independent industry recognized source, in each case reasonably selected by the Borrower, (b) if such a price for any such Eligible Commodity or Eligible RIN is not available in any market or exchange described in clause (a) above, any other exchange or market reasonably selected by the Borrower and reasonably satisfactory to the Co-Collateral Agents on such date or (c) if such a price for any such Eligible Commodity or Eligible RIN is not available in any market or exchange described in clause (a) or (b) above, such other value determined pursuant to methodology reasonably selected by the Borrower and reasonably satisfactory to the Co-Collateral Agents. With respect to any Eligible Commodity consisting of tank bottoms consisting of distillates, gasolines or other light oil products or residual fuel oils acceptable to the Co-Collateral Agents in their sole discretion (exercised in good faith), the Market Value thereof shall be 50% of the value as determined by the immediately preceding sentence.

“Material Adverse Effect”: a development or an event that has resulted in a material adverse change in (a) the operations, business, assets, properties or condition (financial or other condition) of the MLP and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Loan Documents, or (c) the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Materials Handling Contract”: any fee-based contractual arrangement entered into by any Loan Party whereby such Loan Party performs business services relating to materials handling or through-put for a third party.

“Materials of Environmental Concern”: any gasoline, natural gas or petroleum (including crude oil or any fraction or derivative thereof) or petroleum products or any other pollutant, contaminant,

dangerous goods, hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or which form the basis of liability under, any Environmental Law or Environmental Permit, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste, radioactive materials and electromagnetic fields.

“Maturity Date”: the Acquisition Facility Maturity Date or the Working Capital Facility Maturity Date, as the context requires.

“Maximum Consolidated Senior Secured Leverage Ratio”: 3.5:1.0.

“Maximum Consolidated Total Leverage Ratio”: 4.5:1.0.

“Minimum Consolidated Fixed Charge Coverage Ratio”: 1.2:1.0.

“Minimum Consolidated Net Working Capital Amount”: $35,000,000.

“MLP”: Sprague Resources LP.

“MLP Partnership Agreement”: that certain First Amended and Restated Agreement of Limited Partnership of Sprague Resources LP, dated on or about the Closing Date, by and among the General Partner and the limited partners from time to time parties thereto.

“Moody’s”: Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Mortgage and Security Agreement”: (i) each Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing covering the Mortgaged Properties owned on the Closing Date and (ii) each Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, substantially in the form of Exhibit L, with respect to each Mortgaged Property acquired after the Closing Date located in the United States.

“Mortgaged Properties”: each property listed on Schedule 1.1(E) and any other properties as to which the Administrative Agent, for the ratable benefit of the Secured Parties, has after the Closing Date been granted a Lien pursuant to one or more Mortgage and Security Agreements.

“Motiva Bridgeport Acquisition”: the acquisition by Sprague Connecticut Properties LLC of the oil product terminal and associated dock and equipment located in Bridgeport, Connecticut from Motiva Enterprises LLC pursuant to that certain Purchase and Sale Agreement, dated as of July 30, 2013, by and between Motiva Enterprises LLC and Sprague Connecticut Properties LLC.

“Multiemployer Plan”: a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and which is subject to Title IV of ERISA.

“Natural Gas Products”: natural gas and natural gas liquids and any other product or by-product of any of the foregoing, and all rights to transmit, transport or store any of the foregoing.

“net after-Tax basis”: with respect to any payment to be received by a Person from the Borrower pursuant to Section 4.10 (a “Section 4.10 Payment”) or pursuant to Section 11.6 in respect of an Indemnified Liability (a “Section 11.6 Payment”), the amount of such Section 4.10 Payment or Section 11.6 Payment plus a further payment or payments so that the net amount received by such Person, after all Taxes imposed on such Person with respect to such amounts (net of any actual current reduction in Taxes payable by such Person as a result of the costs or expenses for which such Person receives a Section 4.10 Payment or Section 11.6 Payment) is equal to the original payment required to be received pursuant to Section 4.10 or Section 11.6, respectively. For avoidance of doubt, if a Lender incurs a cost of $100 for which the Borrower pays the Lender $100 pursuant to Section 11.6, and the cost gives rise to a tax deduction that reduces such Person’s Taxes by $35, and the payment increases such Person’s Taxes by $35, then the net after-Tax basis payment shall be $100 because the increase in Tax of $35 with respect to the Indemnified Liability is offset by the reduction in Taxes of $35 that arises from the cost. However, if the cost was not deductible and the payment increased such Person’s Taxes by $35, then the net-after Tax basis payment would be at least $135.

“Net Cash Proceeds”: with respect to any Disposition of any Property or assets by any Person or any Recovery Event with respect to any asset of any Person, the aggregate amount of cash received from time to time by or on behalf of such Person for its own account in connection with any such transaction, after deducting therefrom (a) brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees, costs and commissions and reasonable related expenses that, in each case, are incurred in connection with such event and are actually paid to or earned by a Person that is not a Subsidiary or Affiliate of any of the Loan Parties or any of their Subsidiaries or Affiliates, (b) reasonable reserves for liabilities, indemnities, escrows and purchase price adjustments in connection with any such Disposition or Recovery Event and (c) the amount of taxes payable by such Person (or, in the case of a Person that is a disregarded entity for U.S. federal income tax purposes, by the owner of such Person, in the case of a Person that is a partnership for U.S. federal income tax purposes, by the owners of such Person, or in the case of a Person that is a member of a consolidated or unitary tax group, by such group, in each case, only to the extent the payor of such taxes is the Borrower or a direct or indirect Subsidiary of the Borrower) in connection with or as a result of such transaction that, in each case, are actually paid at the time of receipt of such cash to the applicable taxation authority or other Governmental Authority or, so long as such Person is not otherwise indemnified therefor, are reserved for in accordance with GAAP, as in effect at the time of receipt of such cash, based upon such Person’s reasonable estimate of such taxes, and paid to the applicable taxation authority or other Governmental Authority within 16 months after the date of receipt of such cash; provided that if, at the time any of the liabilities, indemnities, escrows or purchase price adjustments referred to in clause (b) and/or taxes referred to in clause (c) are actually paid or otherwise satisfied, the reserve therefor exceeds the amount paid or otherwise satisfied, then the amount of such excess reserve shall constitute “Net Cash Proceeds” on and as of the date of such payment or other satisfaction for all purposes of this Agreement.

“Net Liquidation Value”: with respect to any Commodity Account, the sum of (i) the aggregate marked-to-market value of all futures positions, (ii) the aggregate liquidation value of all option positions, and (iii) the cash balance, in each case credited to such Commodity Account.

“New Lenders”: as defined in Section 4.1(b)(iii).

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Excluded Taxes”: as defined in Section 4.11(a).

“Non-Exempt Agent”: as defined in Section 4.11(e).

“Non-Exempt Lender”: as defined in Section 4.1 1(e).

“Non-Renewal Notice Date”: as defined in Section 3.4(c).

“Note” and “Notes”: as defined in Section 4.5(e).

“Notice of Prepayment”: as defined in Section 4.6.

“Obligations”: the unpaid principal amount of, and interest (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any of the Loan Parties, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans and Reimbursement Obligations, and all other obligations and liabilities of any of the Loan Parties to the Secured Parties and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with this Agreement, the Notes, the Security Documents, any other Loan Documents, any Letter of Credit, any Commodity OTC Agreement with a Qualified Counterparty, any Financial Hedging Agreement with a Qualified Counterparty or any Cash Management Bank Agreement with a Qualified Cash Management Bank, or any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by a Loan Party pursuant to the terms of the Loan Documents or other agreement or instrument evidencing such obligations or liabilities) or otherwise; provided that, for purposes of determining any Guarantor Obligations of any Guarantor under this Agreement, the definition of “Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor, provided further that, (i) obligations of any Loan Party under any Commodity OTC Agreement to a Qualified Counterparty, Financial Hedging Agreement to a Qualified Counterparty or any Cash Management Bank Agreement to a Qualified Cash Management Bank (such obligations, the “Hedging and Bank Product Obligations”), shall be secured pursuant to the Security Documents and guaranteed pursuant to the Guarantee only to the extent that, and for so long as, those obligations and liabilities of the Loan Parties listed above not consisting of Hedging and Bank Product Obligations (the “Other Obligations”) are so secured and guaranteed, unless the Other Obligations cease to be so secured and guaranteed either (A) as a result of the Administrative Agent’s undertaking an Enforcement Action (as defined in the Security Agreement) or (B) following an Insolvency Proceeding (as defined in the Security Agreement) with respect to any Loan Party, in which cases the Hedging and Bank Product Obligations shall continue to be secured pursuant to the Security Documents and guaranteed pursuant to the Guarantee and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of any Hedging and Bank Product Obligations. The Hedging and Bank Product Obligations shall be subordinated to the Other Obligations pursuant to the terms of the Security Agreement.

“OFAC”: as defined in Section 5.24(b)(i).

“Office Building Obligations”: indebtedness with respect to the building to be built at 185 International Drive, Portsmouth, NH 03801 in an aggregate principal amount not to exceed $15,000,000 (which amount may be reduced (but not increased) from time to time).

“Operating Forecast”: the monthly operating forecast of the income statement and balance sheet of the MLP and its consolidated Subsidiaries in form and substance satisfactory to the Administrative Agent, as updated from time to time pursuant to Section 7.1(e).

“Other Connection Taxes”: with respect to any Lender or any Agent, Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than connections arising solely from such Lender or Agent, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: as defined in Section 4.11(b).

“Out of the Money Forward Contract Amount”: to the extent that the Counterparty Forward Contract Amount with respect to any Forward Contract Counterparty is negative, the absolute value of such Counterparty Forward Contract Amount.

“Out of the Money Swap Amount”: to the extent that the Qualified Counterparty Swap Amount with respect to any Qualified Counterparty is negative, the absolute value of such Qualified Counterparty Swap Amount.

“Overcollateralization Amount”: with respect to any counterparty under a Commodity Contract of any Loan Party, the amount by which the cash collateral deposited with or prepayments made to such Loan Party by such counterparty exceeds the amount of the obligations such cash collateral was pledged to secure or with respect to which such prepayment was made.

“Paid but Unexpired Letters of Credit”: as of any Borrowing Base Date, the sum of (a) the amount of any payment made by any Loan Party within 45 calendar days prior to such Borrowing Base Date to satisfy the obligation for which a Letter of Credit was issued solely to the extent that such Letter of Credit has not been reduced, cancelled or drawn upon and (b) for any Trade Letter of Credit with respect to which no amount can be drawn with respect to mark-to-market liability, an amount equal to 20%, times, the lesser of (i) the then applicable undrawn portion of such Trade Letter of Credit and (ii) the operational tolerance with respect to the underlying purchase contract with respect to which such Trade Letter of Credit was issued.

“Participant” and “Participants”: as defined in Section 11.7(b).

“Participant Register”: as defined in Section 11.7(b).

“Participation”: as defined in Section 11.7(b).

“Payment Intangible”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Perfected First Lien”: any perfected, first priority Lien or security interest (or its substantial equivalent under applicable Laws) granted by a Loan Party pursuant to a Security Document in favor of the Administrative Agent, for the ratable benefit of the Secured Parties; provided that, in the case of inventory that is not located in the United States or contracts, Accounts Receivable or Payment Intangibles not governed by Laws of the United States of America or any state or political subdivision thereof, the validity and, if customarily available, priority of such Lien shall be confirmed by an opinion of special local counsel, the form and substance of which shall be customary and reasonably satisfactory to the Administrative Agent.

“Perfection Certificate”: the Perfection Certificate to be executed and delivered by the Loan Parties, substantially in the form of Exhibit Q.

“Performance Letter of Credit”: a standby Working Capital Facility Letter of Credit issued to support bonding, swap transaction, performance, transportation and tariff requirements relating to Eligible Commodities (other than the obligation to pay for the purchase of Eligible Commodities).

“Performance Letter of Credit Sub-Limit”: $50,000,000 at any time outstanding.

“Permitted Borrowing Base Liens”: (a) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings or which have been bonded over or otherwise adequately secured against, (b) Permitted Cash Management Liens, (c) Liens created pursuant to the Security Documents and the other Loan Documents (provided, that such permitted Liens shall not include any Liens purported to be granted to any commodity intermediary on assets other than assets credited to a Controlled Account maintained with such commodity intermediary or such Controlled Account as a result of the incorporation by reference of a separate security agreement), (d) First Purchaser Liens, (e) inchoate tax Liens, (f) Liens arising from unauthorized Uniform Commercial Code financing statements and (g) netting and other offset rights granted by any Loan Party to counterparties under Commodity Contracts and Financial Hedging Agreements on or with respect to payment and other obligations owed by such Loan Party to such counterparties.

“Permitted Cash Management Liens”: (a) Liens with respect to (i) all amounts due to the Cash Management Bank, in respect of customary fees and expenses for the routine maintenance and operation of any Cash Management Account, (ii) the face amount of any checks which have been credited to any Cash Management Account, but are subsequently returned unpaid because of uncollected or insufficient funds, or (iii) other returned items or mistakes made in crediting such Cash Management Account, (b) any other Liens permitted under the Account Control Agreement for a Cash Management Account, (c) Liens created by the Security Documents and the other Loan Documents, (d) inchoate tax Liens, (e) Liens arising from unauthorized Uniform Commercial Code financing statements, (f) any Overcollateralization Amounts and (g) Liens on currency, Cash Equivalents, commodities or Commodities Contracts of the Loan Parties deposited in, or credited to, any Controlled Account that are subject to an Account Control Agreement; provided that, such Liens are specifically permitted by such Account Control Agreement or arise by operation of law.

“Permitted Investors”: Antonia A. Johnson, together with her spouse, children, grandchildren and heirs (and any trust of which any of the foregoing (or any combination thereof) constitute at least 80% of the then current beneficiaries).

“Permitted Refinancing Indebtedness”: as defined in Section 8.2(d).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Petition Date”: as defined in the definition of “Eligible Account Receivable” in this Section 1.1.

“Petroleum Products”: crude oil and refined petroleum products (including heating oil, diesel, gasoline, kerosene, jet fuel and propane) and any other product or by-product of either of the foregoing, residual fuels, biodiesel, biofuels and ethanol and all rights to transmit, transport or store any of the foregoing.

“Physical Commodity Contract”: a contract for the purchase, sale, transfer or exchange of any physical Eligible Commodity.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which any of the Loan Parties or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or to which any Loan Party or Commonly Controlled Entity has any actual or contingent liability.

“Platform”: as defined in Section 11.2.

“Pledge Agreement”: the Pledge Agreement to be executed and delivered by the Loan Parties party thereto, substantially in the form of Exhibit C.

“Pledged Accounts”: all Commodity Accounts, Deposit Accounts (other than Excluded Accounts) and Securities Accounts of any Grantor.

“Pledged Collateral”: the “Pledged Collateral” as defined in the Pledge Agreement.

“Position Report”: a position report in form and substance substantially similar to Exhibit M which shows in detail the calculations supporting the Borrower’s certification of the Loan Parties’ compliance with the position limits in the Risk Management Policy.

“Post-Termination LOC”: as defined in Section 3.6(c).

“Prepaid Purchases”: Eligible Commodities (consisting of Natural Gas Products and Petroleum Products) valued at the then current Value purchased and prepaid by the Loan Parties from suppliers reasonably acceptable to the Co-Collateral Agents in their sole discretion, with respect to which (w) title shall not have passed to the any Loan Party, (x) such Eligible Commodities shall not have been delivered to any Loan Party; provided that such products must be supported by an invoice from said supplier (i) specifying the purpose of the applicable prepayment, and (ii) including a copy of the underlying purchase contract; (y) (A) with respect to the prepayments by the Borrower under that certain Master Agreement for the Purchase and Sale of Petroleum Products, Crude Oil and Natural Gas Liquids, effective March 15, 2009 (as amended, restated, supplemented or otherwise modified and in effect from time to time), between the Borrower and Morgan Stanley Capital Group Inc., not more than sixty (60) days shall have elapsed since such prepayment was made or (B) with respect to prepayment by any Loan Party under any other agreement or arrangement, not more than five (5) Business Days shall have elapsed since such prepayment was made and (z) the Administrative Agent shall have a Perfected First Lien in the right of such Loan Party to receive such Eligible Commodities (including that no provision of any agreement between such supplier and such Loan Party shall prohibit the assignment of a security interest by such Loan Party to the Administrative Agent in such Loan Party’s right to receive such Eligible Commodities).

“Product”: as defined in Section 5.21(a).

“Product Taxes”: any amounts which are due and owing to any Governmental Authority, including excise or sales taxes, applicable to services provided under any Materials Handling Contract or the sale of Eligible Commodities, to the extent such amounts are collected or collectable by any Loan Party from such Loan Party’s customer to be remitted to such Governmental Authority.

“Pro Forma Basis”: with respect to the covenants set forth in Section 8.1 on any date of determination, the calculation of such covenants as at such date of determination; provided that the amount of Consolidated EBITDA and Consolidated Fixed Charges in any such calculation shall be the amount of Consolidated EBITDA and Consolidated Fixed Charges for the most recently ended four (4) fiscal quarter period.

“Pro Forma Financial Statements”: as defined in Section 6.1(r)

“Projections”: as defined in Section 6.1(r).

“Properties”: as defined in Section 5.22(a).

“Public Lender”: as defined in Section 11.2.

“Qualified Cash Management Bank”: any Cash Management Bank that, at the time a Cash Management Bank Agreement was entered into between a Loan Party and such Cash Management Bank, was a Lender (or an Affiliate thereof).

“Qualified Counterparty”: any counterparty to any Financial Hedging Agreement or Commodity OTC Agreement entered into between a Loan Party and a Person that, at the time such Financial Hedging Agreement or Commodity OTC Agreement was entered into, was a Lender; provided, that such counterparty (other than any counterparty that is the Administrative Agent) shall be a “Qualified Counterparty” with respect to any Financial Hedging Agreement or Commodity OTC Agreement solely to the extent such counterparty has delivered a Hedging Agreement Qualification Notification to the Administrative Agent.

“Qualified Counterparty Swap Amount”: with respect to any Qualified Counterparty, an amount equal to (a) the aggregate unrealized gains to each relevant Loan Party, based upon such Loan Party’s reasonable calculation of such amount in accordance with industry standard valuation models, under all Commodity OTC Agreements and Financial Hedging Agreements between such Qualified Counterparty and such Loan Party minus (b) the aggregate unrealized losses to such Loan Party, based upon such Loan Party’s reasonable calculation of such amount in accordance with industry standard valuation models, under all Commodity OTC Agreements and Financial Hedging Agreements between such Qualified Counterparty and such Loan Party.

“Reconciliation Summary”: with respect to the annual and monthly consolidated financial statements (other than the statements of cash flow and owners’ equity) delivered pursuant to Section 7.1, (i) a schedule showing the elimination of transactions between any Loan Party and any Subsidiary of a Loan Party that is not itself a Loan Party and transactions between any Loan Party and any Affiliate of a Loan Party (other than any Subsidiary of a Loan Party), (ii) a statement showing the adjustments made to report such financial statements on an Economic Basis plus or minus any Allowed Reserve, as applicable, and (iii) a statement showing the adjustments made to such financial statements with respect to any Allowed Reserve.

“Recovery Event”: any settlement of or payment in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party resulting in Net Cash Proceeds to the applicable Loan Party in excess of $5,000,000.

“Refunded Swing Line Loan”: as defined in Section 2.6(a).

“Register”: as defined in Section 11.7(d).

“Regulation U”: Regulation U of the Board.

“Reimbursement Date”: as defined in Section 3.7(b).

“Reimbursement Obligations”: the obligation of the Borrower to reimburse any Issuing Lender, pursuant to Section 3.7(a) for Unreimbursed Amounts.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith which are not applied to prepay outstanding Loans pursuant to Section 4.7(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Person of the Borrower stating that no Event of Default has occurred and is continuing and that the relevant Loan Party either (i) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets (directly or through the purchase of the Capital Stock of a Person pursuant to an Acquisition or otherwise) to replace, repair or upgrade the assets subject to such Asset Sale or Recovery Event, or (ii) in the case of a Recovery Event, has replaced, repaired or upgraded the asset subject to such Recovery Event prior to such Person’s receipt of the Net Cash Proceeds thereof and the amount expended therefor.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets (directly or through the purchase of the Capital Stock of a Person pursuant to an Acquisition or otherwise) to replace, repair or upgrade the assets subject to such Reinvestment Event (including, in the case of a Recovery Event, amounts expended to replace, repair or upgrade the asset subject to such Recovery Event prior to the receipt by the relevant Loan Party of the Net Cash Proceeds thereof).

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 12 months after such Reinvestment Event and (b) the date on which the applicable Loan Party shall have determined not to, or shall have otherwise ceased to, acquire assets (directly or through the purchase of the Capital Stock of a Person pursuant to an Acquisition or otherwise) to replace, repair or upgrade the assets subject to such Reinvestment Event with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Person” means with respect to any Person, each officer, employee, director, trustee, agent, advisor, affiliate, partner and controlling person of such Person.

“Relevant Facility Lender”: with respect to any Acquisition Facility Loan, an Acquisition Facility Lender, and with respect to any Working Capital Facility Loan, a Working Capital Facility Lender.

“Relevant Facility Loan”: with respect to any L/C Reimbursement Loan related to an Acquisition Facility Letter of Credit, an Acquisition Facility Loan, and with respect to any L/C Reimbursement Loan related to a Working Capital Facility Letter of Credit, a Working Capital Facility Loan.

“Relevant L/C Participant”: with respect to an Acquisition Facility Letter of Credit, an Acquisition Facility L/C Participant, and with respect to a Working Capital Facility Letter of Credit, a Working Capital Facility L/C Participant.

“Relevant Letter of Credit”: with respect to an Acquisition Facility Issuing Lender, an Acquisition Facility Letter of Credit, and with respect to a Working Capital Facility Issuing Lender, a Working Capital Facility Letter of Credit.

“Renewal Notice Date”: as defined in Section 3.4(c).

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under PBGC Reg. § 4043.

“Representatives”: as defined in Section 11.16.

“Requested Increase Amount”: as defined in Section 4.1(b)(i).

“Requested Increase Effective Date”: as defined in Section 4.1(b)(i).

“Required Lenders”: at any time, Lenders, the Credit Exposure Percentages of which aggregate more than 50%; provided, that the Credit Exposure of any Defaulting Lender shall be excluded from the calculation of Credit Exposure Percentages in determining the Required Lenders.

“Requirement of Law”: as to any Person, any Law or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Person”: (i) with respect to the Borrower or any Subsidiary, the chief executive officer, president, chairman, chief operating officer, chief accounting officer, chief financial officer, chief risk officer, chief compliance officer, senior vice-president, executive vice-president, vice-president of finance, controller, treasurer or assistant treasurer of the Borrower or such Subsidiary, as applicable, or any additional natural person notified to the Administrative Agent in an officer’s certificate signed by one or more then existing Responsible Persons of the MLP and that contains a specimen signature of such additional natural person; provided that, with respect to any Borrowing Base Report, “Responsible Person” shall include any vice president responsible for the oversight of the trading and financial operations of the Borrower or such Subsidiary, as applicable, or any additional natural person notified to the Administrative Agent in an officer’s certificate signed by one or more then existing Responsible Persons of the MLP and that contains a specimen signature of such additional natural person; and (ii) with respect to the MLP, the chief executive officer, president, chairman, chief operating officer, chief accounting officer, chief financial officer, chief risk officer, chief compliance officer, senior vice-president, executive vice-president, vice-president of finance, controller, treasurer or assistant treasurer or any additional natural person notified to the Administrative Agent in an officer’s certificate signed by one or more then existing Responsible Persons of the MLP and that contains a specimen signature of such additional natural person.

“Restricted Payments”: as defined in Section 8.5.

“RIN”: any renewable identification number associated with the government-mandated renewable fuel standards.

“Risk Management Policy”: the risk management policy of the Loan Parties applicable to the funding activities of the Loan Parties as approved by the board of directors of the General Partner and as in effect as of the date hereof, and as the same may be modified in accordance with Section 7.10.

“SEC”: the United States Securities and Exchange Commission.

“SEC Filings”: as defined in Section 7.1.

“Section 4.11 Certificate”: as defined in Section 4.11(e).

“Secured Parties”: collectively, the Agents, the Lenders (including any Issuing Lender in its capacity as Issuing Lender and the Swing Line Lender in its capacity as Swing Line Lender), any Qualified Cash Management Bank, any Qualified Counterparty and, in each instance, their respective successors and permitted assigns.

“Securities Account”: as defined in Section 8-501 of the New York Uniform Commercial Code.

“Security Agreement”: the Security Agreement to be executed and delivered by the Loan Parties, substantially in the form of Exhibit B.

“Security Documents”: the collective reference to each Account Control Agreement, the Pledge Agreement, the Security Agreement, each Mortgage and Security Agreement and each other security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure any of the Obligations or to secure any guarantee of any such Obligations.

“Semi-Monthly Reporting Date”: the fifteenth (15th) day and the last day of each month.

“Single Employer Plan”: any Plan which is subject to Title IV of ERISA, but which is not a Multiemployer Plan.

“S&P”: Standard and Poor’s Financial Services LLC, or any successor to its rating agency business.

“Specified Laws”: (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the MLP. As of the Closing Date, the Subsidiaries of the MLP are listed on Schedule 5.15.

“Supermajority Lenders”: at any time, Lenders the Credit Exposure Percentages of which aggregate more than 66 2/3%; provided that the Credit Exposure of any Defaulting Lender shall be excluded from the calculation of Credit Exposure Percentage in determining Supermajority Lenders.

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Amounts due to Qualified Counterparties”: as of any date, the aggregate of all Out of the Money Swap Amounts.

“Swap Obligation”: with respect to any Person, any obligation to pay or perform under any Swap.

“Swing Line Lender”: JPMorgan Chase Bank, in its capacity as lender of Swing Line Loans hereunder.

“Swing Line Loan Sub-Limit”: $75,000,000 at any time outstanding.

“Swing Line Loans”: as defined in Section 2.3(a).

“Swing Line Participation Amount”: as defined in Section 2.6(b).

“Synthetic Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are treated as an operating lease for financial accounting purposes and a financing lease for tax purposes, in accordance with GAAP.

“Taxes”: as defined in Section 4.11(a).

“Termination Date”: the date that is the fifth anniversary of the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

“Tier 1 Counterparty”: in relation to an Eligible Account Receivable or Eligible Unbilled Account Receivable, the counterparty thereto to the extent that (a) such counterparty is Investment Grade or (b) such counterparty’s obligations with respect thereto are supported by Acceptable Investment Grade Credit Enhancement.

“Tier 2 Counterparty”: in relation to an Eligible Account Receivable or Eligible Unbilled Account Receivable, the counterparty thereto to the extent that it is not a Tier 1 Counterparty.

“Title Insurance Company”: as defined in Section 6.1(o).

“Total Acquisition Facility Acquisition Extensions of Credit”: an amount equal to the sum of (a) the aggregate unpaid principal amount of Acquisition Facility Loans outstanding at such time, plus (b) the aggregate amount of Acquisition Facility L/C Obligations outstanding at such time, that are, in each case, Acquisition Facility Acquisition Extensions of Credit.

“Total Acquisition Facility Extensions of Credit”: an amount equal to the sum of (a) the aggregate unpaid principal amount of Acquisition Facility Loans outstanding at such time, plus (b) the aggregate amount of Acquisition Facility L/C Obligations outstanding at such time.

“Total Acquisition Facility Working Capital Extensions of Credit”: an amount equal to the sum of (a) the aggregate unpaid principal amount of Acquisition Facility Loans outstanding at such time, plus (b) the aggregate amount of Acquisition Facility L/C Obligations outstanding at such time, that are, in each case, Acquisition Facility Working Capital Extensions of Credit.

“Total Extensions of Credit”: at any time, the Total Working Capital Facility Extensions of Credit or the Total Acquisition Facility Extensions of Credit at such time, as the context requires.

“Total Working Capital Facility Extensions of Credit”: an amount equal to the sum of (a) the aggregate unpaid principal amount of Working Capital Facility Loans and Swing Line Loans outstanding at such time, plus (b) the aggregate amount of Working Capital Facility L/C Obligations outstanding at such time.

“Trade Letter of Credit”: a commercial or standby Letter of Credit supporting the purchase of Eligible Commodities giving rise to Eligible Inventory and/or an Eligible Account Receivable no later than sixty (60) days following the date of issuance of such Letter of Credit.

“Trading Business”: with respect to each Lender, the day-to-day activities of such Lender or a division, Subsidiary or Affiliate of such Lender relating to the proprietary purchase, sale, hedging and/or trading of commodities, including Eligible Commodities, and any related derivative transactions.

“Tranche”: Eurodollar Loans, the then-current Interest Periods of which all begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Transferee”: as defined in Section 11.7(f).

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“UCP 600”: as defined in Section 3.4(g).

“United States Dollars” and “$”: dollars in lawful currency of the United States of America.

“Unreimbursed Amount”: as defined in Section 3.7(a).

“USA PATRIOT Act”: as defined in Section 5.24(a).

“Valuation Agent”: Muse, Stancil & Co. or such other business valuation firm acceptable to the Borrower and the Administrative Agent.

“Value”: means with respect to any Eligible Commodity or Eligible RIN, the Market Value thereof.

“Weighted Average Life to Maturity”: means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wells Fargo Credit Agreement”: that certain Credit Agreement, dated as of September 24, 2012, by and among the Borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent, as amended, supplemented, waived or modified prior to the date hereof.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Working Capital Facility”: the Working Capital Facility Commitments and the extensions of credit thereunder.

“Working Capital Facility Commitment”: at any date, as to any Working Capital Facility Lender, the obligation of such Working Capital Facility Lender to make Working Capital Facility Loans to the Borrower pursuant to Section 2.1 and to participate in Swing Line Loans and Working Capital Facility Letters of Credit in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Working Capital Facility Lender’s name on Schedule 1.0 under the caption “Working Capital Facility Commitment” or, as the case may be, in the Assignment and Acceptance pursuant to which such Working Capital Facility Lender becomes a party hereto, as such amount may be changed from time to time in accordance with the terms of this Agreement. As of the Closing Date, the original aggregate amount of the Working Capital Facility Commitments is $750,000,000.

“Working Capital Facility Commitment Percentage”: as to any Working Capital Facility Lender at any time, the percentage which such Working Capital Facility Lender’s Working Capital Facility Commitment then constitutes of the aggregate Working Capital Facility Commitments of all Working Capital Facility Lenders at such time (or, at any time after the Working Capital Facility Commitments shall have expired or terminated, such Working Capital Facility Lenders’ Working Capital Facility Credit Exposure Percentage).

“Working Capital Facility Commitment Period”: the period from and including the Closing Date to but not including the Working Capital Facility Commitment Termination Date or such earlier date on which all of the Working Capital Facility Commitments shall terminate as provided herein.

“Working Capital Facility Commitment Termination Date”: the date that is the fifth anniversary of the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

“Working Capital Facility Credit Exposure”: as to any Working Capital Facility Lender at any time, the Available Working Capital Facility Commitment of such Working Capital Facility Lender plus the amount of the Working Capital Facility Extensions of Credit of such Working Capital Facility Lender.

“Working Capital Facility Credit Exposure Percentage”: as to any Working Capital Facility Lender at any time, the fraction (expressed as a percentage), the numerator of which is the Working Capital Facility Credit Exposure of such Working Capital Facility Lender at such time and the denominator of which is the aggregate Working Capital Facility Credit Exposures of all of the Working Capital Facility Lenders at such time.

“Working Capital Facility Extensions of Credit”: at any date, as to any Working Capital Facility Lender at any time, the aggregate outstanding principal amount (without duplication) of Working Capital Facility Loans, Swing Line Loans and Refunded Swing Line Loans made by such Working Capital Facility Lender plus (without duplication) the amount of the undivided interest of such Working Capital Facility Lender in any then-outstanding Working Capital Facility L/C Obligations and Swing Line Loans.

“Working Capital Facility Increase”: as defined in Section 4.1(b).

“Working Capital Facility Issuing Lenders”: JPMorgan Chase Bank and [    ], and each other Working Capital Facility Lender from time to time designated by the Borrower (and agreed to by such Lender) as a Working Capital Facility Issuing Lender with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), each in its capacity as issuer of any Working Capital Facility Letter of Credit.

“Working Capital Facility L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Working Capital Facility Letters of Credit and (b) the aggregate amount of drawings under Working Capital Facility Letters of Credit which have not then been reimbursed or converted to a Working Capital Facility Loan pursuant to Section 3.7.

“Working Capital Facility L/C Participants”: with respect to any Working Capital Facility Letter of Credit, all of the Working Capital Facility Lenders other than the Working Capital Facility Issuing Lender thereof.

“Working Capital Facility L/C Participation Obligations”: the obligations of the Working Capital Facility L/C Participants to purchase participations in the obligations of the Working Capital Facility Issuing Lenders under outstanding Working Capital Facility Letters of Credit pursuant to Section 3.6.

“Working Capital Facility Lender”: each Lender having a Working Capital Facility Commitment (or, after the termination of the Working Capital Facility Commitments, each Lender holding Working Capital Facility Extensions of Credit), and, as the context requires, includes the Working Capital Facility Issuing Lenders. As of the Closing Date, each Working Capital Facility Lender is specified on Schedule 1.0.

“Working Capital Facility Letter of Credit”: as defined in Section 3.1.

“Working Capital Facility Letter of Credit Sub-Limit”: $250,000,000 at any time outstanding.

“Working Capital Facility Loans”: as defined in Section 2.1(a).

“Working Capital Facility Long Tenor Letters of Credit”: Working Capital Facility Letters of Credit which are Long Tenor Letters of Credit.

“Working Capital Facility Maturity Date”: with respect to any Working Capital Facility Loan, the earliest to occur of (i) the date on which the Working Capital Facility Loans become due and payable pursuant to Section 9, (ii) the date on which the Working Capital Facility Commitments terminate pursuant to Section 4.1 and (iii) the Working Capital Facility Commitment Termination Date.

“Working Capital Facility Non-Maintenance Cap-Ex Extensions of Credit”: Working Capital Facility Loans and Working Capital Facility Letters of Credit which are used to finance Capital Expenditures other than for the maintenance of existing assets and property of the Loan Parties as determined in good faith by the Borrower.

“Working Capital Facility Non-Maintenance Cap-Ex Sub-Limit”: $10,000,000 at any time outstanding.

“Working Capital Facility Performance Letters of Credit”: Working Capital Facility Letters of Credit which are Performance Letters of Credit.

“Working Capital Facility Utilization”: with respect to the aggregate Working Capital Facility Commitments, for any fiscal quarter, an amount (expressed as a percentage) equal to the quotient of (a) the quotient of (i) the sum of the applicable Total Working Capital Facility Extensions of Credit outstanding as of the close of business on each day during such fiscal quarter divided by (ii) the number of days in such fiscal quarter divided by (b) the aggregate Working Capital Facility Commitments in effect on the last Business Day of such fiscal quarter.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in any Notes, any other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the MLP and its Subsidiaries not defined in Section 1.1 and (subject to Section 1.2(c)) accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and Annex references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Unless otherwise expressly provided herein, (i) references to Governing Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, waivers, supplements and other modifications thereto and (ii) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

(f) As used herein and in any Notes, any other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and (ii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

1.3 Rounding. Any financial ratios required to be maintained by the Borrower and/or the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 2	AMOUNT AND TERMS OF THE LOANS AND COMMITMENTS

2.1 Working Capital Facility Loans. (a) Subject to the terms and conditions hereof, each Working Capital Facility Lender severally shall make revolving credit loans under the Working Capital Facility Commitments (the “Working Capital Facility Loans”) to the Borrower in an amount requested by the Borrower from time to time during the Working Capital Facility Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Working Capital Facility Lender’s then outstanding Working Capital Facility Extensions of Credit, does not exceed such Lender’s Working Capital Facility Commitment at such time; provided that, after giving effect to any Working Capital Facility Loan requested by the Borrower, each of the conditions set forth in Section 6.2 shall be satisfied or waived. During the Working Capital Facility Commitment Period, the Borrower may borrow, prepay the Working Capital Facility Loans in whole or in part, and reborrow Working Capital Facility Loans, all in accordance with the terms and conditions hereof.

(b) Working Capital Facility Loans may be denominated only in United States Dollars and may from time to time be (i) Eurodollar Loans, (ii) Base Rate Loans or (iii) a combination thereof, in each case, as the Borrower shall notify the Administrative Agent in accordance with Sections 2.5 and 4.3. No Working Capital Facility Loan shall be made as a Eurodollar Loan after the day that is one (1) month prior to the Termination Date.

2.2 [Reserved].

2.3 Swing Line Loans. (a) Subject to the terms and conditions hereof, the Swing Line Lender shall make a portion of the credit under the Working Capital Facility Commitments available to the Borrower by making swing line loans (individually, a “Swing Line Loan” and, collectively, the “Swing Line Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Swing Line Loan Sub-Limit then in effect; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time (including any such new Swing Line Loans), when aggregated with the Swing Line Lender’s Working Capital Facility Commitment Percentage of the Total Working Capital Facility Extensions of Credit, may exceed such Swing Line Lender’s Working Capital Facility Commitment then in effect and (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Working Capital Facility Commitments would be less than zero; provided further that, after giving effect to any Swing Line Loan requested by the Borrower, each of the conditions set forth in Section 6.2 shall be satisfied or waived. During the Working Capital Facility Commitment Period, the Borrower may use the Swing Line Loan Sub-Limit by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.

(b) Swing Line Loans shall be Base Rate Loans.

2.4 Acquisition Facility Loans. (a) Subject to the terms and conditions hereof, each Acquisition Facility Lender severally shall make loans under the Acquisition Facility Commitments (the “Acquisition Facility Loans”) to the Borrower in an amount requested by the Borrower from time to time during the Acquisition Facility Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed such Acquisition Facility Lender’s Acquisition Facility Commitment at such time; provided that, after giving effect to any Acquisition Facility Loan requested by the Borrower, each of the conditions set forth in Section 6.2 shall be satisfied or waived. During the Acquisition Facility Commitment Period, the Borrower may borrow, prepay the Acquisition Facility Loans in whole or in part, and reborrow Acquisition Facility Loans, all in accordance with the terms and conditions hereof.

(b) Acquisition Facility Loans may be denominated only in United States Dollars and may from time to time be (i) Eurodollar Loans, (ii) Base Rate Loans or (iii) a combination thereof, in each case, as the Borrower shall notify the Administrative Agent in accordance with Sections 2.5 and 4.3. No Acquisition Facility Loan shall be made as a Eurodollar Loan after the day that is one (1) month prior to the Termination Date.

2.5 Procedure for Borrowing Loans. (a) The Borrower may borrow Acquisition Facility Loans, Working Capital Facility Loans and Swing Line Loans during the applicable Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent, irrevocable notice (which notice must be received by the Administrative Agent, (x) in the case of a Working Capital Facility Loan or Acquisition Facility Loan, prior to 1:00 p.m. (New York City time), (A) three (3) Business Days prior to the requested Borrowing Date, if all or any part of the requested Working Capital Facility Loans or Acquisition Facility Loans are to be initially Eurodollar Loans, or (B) on the same Business Day of the requested Borrowing Date, otherwise, and (y) in the case of a Swing Line Loan, prior to 3:00 p.m. (New York City time) on the requested Borrowing Date, in each case, in the form attached hereto as Annex I (the “Borrowing Notice”), specifying:

(i) whether the borrowing is to be an Acquisition Facility Loan, Working Capital Facility Loan or a Swing Line Loan;

(ii) the amount to be borrowed;

(iii) the requested Borrowing Date;

(iv) in the case of a Working Capital Facility Loan, whether the borrowing is to be a Working Capital Facility Non-Maintenance Cap-Ex Extension of Credit;

(v) in the case of an Acquisition Facility Loan, whether the borrowing is to be an Acquisition Facility Acquisition Extension of Credit, an Acquisition Facility Working Capital Extension of Credit or an Acquisition Facility Maintenance Cap-Ex Extension of Credit;

(vi) in the case of a Working Capital Facility Loan or an Acquisition Facility Loan, the purpose of such Loan;

(vii) in the case of a Working Capital Facility Loan or an Acquisition Facility Loan, whether the borrowing is to be a Base Rate Loan, a Eurodollar Loan or a combination thereof; and

(viii) in the case of a Working Capital Facility Loan or an Acquisition Facility Loan, if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor.

(b) Each borrowing of Acquisition Facility Loans, Working Capital Facility Loans and Swing Line Loans shall be in an amount equal to (x) in the case of Base Rate Loans, $100,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Commitments applicable to such Loans of all Lenders of such Loans are less than $100,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof.

(c) Upon receipt of any notice from the Borrower pursuant to Section 2.5(a) with respect to a requested borrowing of Acquisition Facility Loans, the Administrative Agent shall promptly notify each Acquisition Facility Lender thereof, and upon receipt of any notice from the Borrower pursuant to Section 2.5(a) with respect to a requested borrowing of Working Capital Facility Loans, the Administrative Agent shall promptly notify each Working Capital Facility Lender thereof. Subject to the satisfaction or waiver of the conditions contained in Section 6.2, each Working Capital Facility Lender shall make the amount of its Working Capital Facility Commitment Percentage of each such borrowing of Working Capital Facility Loans, and each Acquisition Facility Lender shall make the amount of its Acquisition Facility Commitment Percentage of each such borrowing of Acquisition Facility Loans, available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s office specified in Section 11.2 prior to 3:00 p.m. (New York City time) on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Each Loan so requested will then promptly, and not later than 3:30 p.m. (New York City time), be made available on the Borrowing Date to the Borrower by the Administrative Agent by wire transfer to the account of the Borrower set forth on Schedule 2.2 or to such other account as may be specified by the Borrower in like funds as received by the Administrative Agent.

(d) Upon receipt of any notice from the Borrower pursuant to Section 2.5(a) with respect to a requested borrowing of a Swing Line Loan, the Swing Line Lender will make the amount of the requested Swing Line Loan available to the Borrower within two (2) hours of receipt of the Borrowing Notice therefor on the Borrowing Date by wire transfer to the account of the Borrower set forth on Schedule 2.2 or such other account as may be specified by the Borrower.

(e) [Reserved].

(f) [Reserved].

2.6 Refunding of Swing Line Loans. (a) The Borrower unconditionally promises to pay each Swing Line Loan on or before 1:00 p.m. (New York City time) on the fifth Business Day following the making of such Swing Line Loan (or, if earlier, the Working Capital Facility Maturity Date), including by arranging to refinance such Swing Line Loan with a Working Capital Facility Loan in accordance with procedures specified herein. If the Administrative Agent shall not have received full repayment in cash of any Swing Line Loan on or before 1:00 p.m. (New York City time) on the day that is five (5) Business Days after the making of such Swing Line Loan, the Swing Line Lender may, not later than 3:00 p.m. (New York City time), on such day, request on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf solely in this regard), that each Working Capital Facility Lender, including the Swing Line Lender, make a Working Capital Facility Loan (which initially shall be a Base Rate Loan) in an amount equal to such Working Capital Facility Lender’s Working Capital Facility Commitment Percentage of the outstanding amount of such Swing Line Loan (a “Refunded Swing Line Loan”). In accordance with Section 2.5(c), unless any of the conditions contained in Section 6.2 shall not have been satisfied or waived (in which event the procedures of clause (b) of this Section 2.6 shall apply), each Working Capital Facility Lender shall make the proceeds of its Working Capital Facility Loan available to the Swing Line Lender for the account of the Swing Line Lender at the Swing Line Lender’s Applicable Lending Office for Base Rate Loans prior to 4:00 p.m. (New York City time) in funds immediately available on the Business Day such request is made. The proceeds of such Working Capital Facility Loans shall be immediately applied to repay the Refunded Swing Line Loans.

(b) If for any reason any Swing Line Loan cannot be refinanced by a Working Capital Facility Loan in accordance with paragraph (a) of this Section 2.6, the Swing Line Lender irrevocably agrees to grant to each Working Capital Lender, and, to induce the Swing Line Lender to make Swing Line Loans hereunder, each Working Capital Lender irrevocably agrees to accept and purchase from the Swing Line Lender, on the terms and conditions hereinafter stated, for such Working Capital Lender’s own account and risk on the date such Working Capital Facility Loan was to have been made, an undivided participation interest in the then-outstanding Swing Line Loans in an amount equal to its Working Capital Facility Commitment Percentage of such Swing Line Loans that were to have been repaid with such Working Capital Facility Loans (the “Swing Line Participation Amount”). Each Working Capital Facility Lender shall pay to the Administrative Agent for the account of the Swing Line Lender in immediately available funds such Working Capital Lender’s Swing Line Participation Amount, and upon receipt thereof, the Administrative Agent shall promptly distribute such funds to the Swing Line Lender in like funds received.

(c) If any Working Capital Facility Lender failed to timely pay to the Administrative Agent all or a portion of its Swing Line Participation Amount required to be paid pursuant to Section 2.6(b), such overdue amounts shall bear interest payable by such Working Capital Facility Lender at the rate per annum applicable to Base Rate Loans under the Working Capital Facility until such overdue amounts are paid in full.

(d) Each Working Capital Facility Lender’s obligation to make Working Capital Facility Loans referred to in Section 2.6(a) and to purchase participation interests pursuant to Section 2.6(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Working Capital Facility Lender may have against the Swing Line Lender, the Borrower, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any failure to satisfy any condition precedent to the applicable extension of credit set forth in Section 6, (iv) any adverse change in the condition (financial or otherwise) of any Loan Party, (v) any breach of this Agreement or any Loan Document by any Loan Party or any other Lender or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e) Whenever, at any time after the Swing Line Lender has received from any Working Capital Facility Lender its Swing Line Participation Amount, the Swing Line Lender receives any payment on account thereof (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Swing Line Lender) or any payment of interest on account thereof, the Swing Line Lender shall distribute to such Working Capital Facility Lender its Working Capital Facility Commitment Percentage of such payments; provided, however, that in the event that any such payment received by the Swing Line Lender shall be required to be returned by the Swing Line Lender, such Working Capital Facility Lender shall return to the Swing Line Lender the portion thereof previously distributed by the Swing Line Lender to it in like funds received.

2.7 [Reserved].

2.8 Commitment Fee. Subject to Section 4.18(b)(i), the Borrower agrees to pay to the Administrative Agent for the account of each Lender under each Facility a commitment fee for the period from and including the first day of the Commitment Period for such Facility to but not including the Commitment Termination Date for such Facility, computed at the Applicable Commitment Fee Rate for such Facility on the average daily amount of the Available Commitment of such Lender under such

Facility during the period for which payment is made, payable quarterly in arrears on the fifteenth day after the last Business Day of each March, June, September and December (or, if such day is not on a Business Day, the next succeeding Business Day) and on the Commitment Termination Date for such Facility or such earlier date as all of the Commitments under such Facility shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

SECTION 3	LETTERS OF CREDIT

3.1 Working Capital Facility Letters of Credit. On the Closing Date, upon the satisfaction of the conditions specified in Section 6.1, each of the Existing Working Capital Facility Letters of Credit shall automatically be deemed to be Working Capital Facility Letters of Credit outstanding under this Agreement. Subject to the terms and conditions hereof, each Working Capital Facility Issuing Lender severally agrees to issue letters of credit (“Working Capital Facility Letters of Credit”) for the account of the Borrower for use by the Borrower or any other Loan Party from time to time during the Working Capital Facility Commitment Period; provided that, after giving effect to any Working Capital Facility Letter of Credit requested by the Borrower:

(i) each of the conditions set forth in Section 6.2 shall be satisfied or waived; and

(ii) Section 3.4 shall not be contravened by any Loan Party at any time.

The Borrower acknowledges and agrees that, for the avoidance of doubt, each Letter of Credit designated as Working Capital Facility Letter of Credit shall be entirely a Working Capital Facility Letter of Credit and no portion thereof will be an Acquisition Facility Letter of Credit.

3.2 Acquisition Facility Letters of Credit. On the Closing Date, upon the satisfaction of the conditions specified in Section 6.1, each of the Existing Acquisition Facility Letters of Credit shall automatically be deemed to be Acquisition Facility Letters of Credit outstanding under this Agreement. Subject to the terms and conditions hereof, each Acquisition Facility Issuing Lender severally agrees to issue letters of credit (“Acquisition Facility Letters of Credit”) for the account of the Borrower from time to time during the Acquisition Facility Commitment Period; provided that, after giving effect to any Acquisition Facility Letter of Credit requested by the Borrower:

(i) each of the conditions set forth in Section 6.2 shall be satisfied or waived; and

(ii) Section 3.4 shall not be contravened by any Loan Party at any time.

The Borrower acknowledges and agrees that, for the avoidance of doubt, each Letter of Credit designated as Acquisition Facility Letter of Credit shall be entirely an Acquisition Facility Letter of Credit and no portion thereof will be a Working Capital Facility Letter of Credit.

3.3 Procedure for the Issuance and Amendments of Letters of Credit.

(a) Procedure for the Issuance of Letters of Credit. The Borrower may from time to time request the issuance of an Acquisition Facility Letter of Credit from an Acquisition Facility Issuing Lender or a Working Capital Facility Letter of Credit from a Working Capital Facility Issuing Lender by delivering to the Issuing Lender of such Letter of Credit and the Administrative Agent a Letter of Credit Request, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request (consistent with requests made by such Issuing Lender from other similarly situated account parties). Such Letter of Credit Request shall specify:

(i) whether the Letter of Credit requested is to be an Acquisition Facility Letter of Credit or a Working Capital Facility Letter of Credit;

(ii) the maximum amount of such Letter of Credit and the account party therefor;

(iii) in the case of a Working Capital Facility Letter of Credit, if such Working Capital Facility Letter of Credit is a Performance Letter of Credit, a Long Tenor Letter of Credit and/or a Trade Letter of Credit;

(iv) in the case of an Acquisition Facility Letter of Credit, if such Letter of Credit is to be an Acquisition Facility Acquisition Extension of Credit, an Acquisition Facility Working Capital Extension of Credit or an Acquisition Facility Maintenance Cap-Ex Extension of Credit;

(v) the requested date on which such Letter of Credit is to be issued;

(vi) the purpose and nature of the proposed Letter of Credit;

(vii) the name and address of the beneficiary of such Letter of Credit;

(viii) the expiration or termination date of the Letter of Credit;

(ix) the documents to be presented by such beneficiary in the case of a drawing or demand for payment thereunder; and

(x) the delivery instructions for such Letter of Credit.

If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. To the extent that any material provision of any such application is inconsistent with the provisions of this Section 3 or adds events of default, grants of security, or remedies not already contained in the Loan Documents, the provisions of this Section 3 and this Agreement shall apply and such provision shall not be given effect.

(b) Procedure for Amendments of Letters of Credit. The Borrower may from time to time request an amendment (including any extension) to any outstanding Letter of Credit by delivering to the Issuing Lender of such Letter of Credit and the Administrative Agent a Letter of Credit Request which shall specify:

(i) the Letter of Credit to be amended;

(ii) the requested date of the proposed amendment;

(iii) the nature of the proposed amendment; and

(iv) the delivery instructions for such amendment.

(c) Timing of Letter of Credit Requests. A Letter of Credit Request must be received by the applicable Issuing Lender and the Administrative Agent by no later than 3:00 p.m. (New York City time), on the date such Letter of Credit is to be issued or amended, or such other time as previously agreed between the Issuing Lender thereof and the Borrower. Upon the issuance of any Letter of Credit or any amendment to an outstanding Letter of Credit, the Administrative Agent and the Acquisition Facility Lenders or the Working Capital Facility Lenders, as applicable, shall be entitled to assume that the Letter of Credit Request and certificates, documents and other papers and information reasonably requested by the Issuing Lender in connection therewith were completed and delivered to the satisfaction of such Issuing Lender.

(d) Validation Procedure. Upon receipt of a Letter of Credit Request by an Issuing Lender, such Issuing Lender will confirm with the Administrative Agent (by telephone and in writing) that the Administrative Agent has received a copy of such Letter of Credit Request and, if not, such Issuing Lender will provide the Administrative Agent, with a copy thereof. Upon receipt by such Issuing Lender of confirmation from the Administrative Agent that the requested Letter of Credit or amendment is permitted in accordance with the terms hereof, such Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Lender’s usual and customary business practices.

3.4 General Terms of Letters of Credit. (a) Each Letter of Credit is to be denominated only in United States Dollars.

(b) Each Letter of Credit shall, subject to Section 3.4(c), expire no later than ninety (90) days after the date of issuance (or extension), unless such Letter of Credit is, subject to the Long Tenor Letter of Credit Sub-Limit, a Long Tenor Letter of Credit, or, subject to the Performance Letter of Credit Sub-Limit, a Performance Letter of Credit, in which case, such Letter of Credit shall expire no later than the earlier of three hundred sixty-four (364) days after the date of issuance and the Termination Date applicable thereto; provided that (i) at any time, the aggregate face of amount of all Letters of Credit issued with an expiration date after the Termination Date applicable thereto shall not exceed $300,000,000; (ii) all Letters of Credit with an expiration date after the Termination Date applicable thereto shall be returned and cancelled (with the beneficiary’s consent) or Cash Collateralized at least 15 Business Days prior to the Termination Date applicable thereto and (iii) no such Letter of Credit may be issued with an expiration date after the date that is six months after the Termination Date applicable thereto.

(c) Upon request by the Borrower in the applicable Letter of Credit Request, the relevant Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”). Unless otherwise agreed upon by the applicable Issuing Lender at its sole discretion, the Borrower shall make a specific request to such Issuing Lender for any renewal of an Auto-Renewal Letter of Credit, such prior notice to be delivered to the applicable Issuing Lender and the Administrative Agent no later than thirty (30) days prior to the expiration or termination date of such Auto-Renewal Letter of Credit (the date of the delivery of such notice, the “Renewal Notice Date”); provided that, unless otherwise agreed upon by the applicable Issuing Lender at its sole discretion, the Borrower shall provide to the applicable Issuing Lender and the Administrative Agent written notice of its intent to not renew such an Auto-Renewal Letter of Credit no later than thirty (30) days prior to the expiration or termination date of such Auto-Renewal Letter of Credit (the date of the delivery of such notice, the “Non-Renewal Notice Date”). Once an Auto-Renewal Letter of Credit has been issued (or is permitted to be outstanding hereunder in the case of an outstanding Letter of Credit that is an Auto-Renewal Letter of Credit), the Lenders shall be deemed to have authorized (but the Lenders may not require) such Issuing Lender to permit the renewal of such Letter of Credit at any time to a date not later than six (6) months after the Termination Date; provided, however, that no Issuing Lender shall permit any renewal of an Auto-Renewal Letter of Credit if (A) such Issuing Lender has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 3.4 or 6.2 or otherwise), (B) after giving effect to any such renewal, the earlier of the (x) expiration date of such Auto-Renewal Letter of Credit and (y) the next occurring Non-Renewal Notice Date of such Auto-Renewal Letter of Credit would occur after the date that is six (6) months after the Termination Date, or (C) it has received notice in writing on or before the date that is two (2) Business Days before the Renewal Notice Date from the

Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.4 or 6.2 is not then satisfied. Notwithstanding anything to the contrary contained herein, no Issuing Lender shall have any obligation to permit the renewal of any Auto-Renewal Letter of Credit at any time if any of the applicable conditions specified in Section 6.2 is not then satisfied.

(d) If any Issuing Lender (other than JPMorgan Chase Bank or an Affiliate thereof) shall issue, extend or amend any Letter of Credit without obtaining prior consent of the Administrative Agent (as provided in Section 3.3(d)), or if any Issuing Lender (other than, in the case of clause (i) below, JPMorgan Chase Bank or an Affiliate thereof) shall permit the extension or renewal of an Auto-Renewal Letter of Credit (i) without giving timely prior notice to the Administrative Agent or (ii) when such extension or renewal is not permitted hereunder (as provided in sub-section (c) above), such Letter of Credit (A) shall for all purposes be deemed to have been issued by such Issuing Lender solely for its own account and risk and (B) shall not be considered a Letter of Credit outstanding under this Agreement, and no Lender shall be deemed to have any participation therein, effective as of the date of such issuance, amendment, extension or renewal, as the case may be, unless the Required Lenders expressly consent thereto; provided, however, that to be considered a Letter of Credit outstanding under this Agreement, the consent of all Lenders shall be required to the extent that any such issuance, amendment, extension or renewal is not then permitted hereunder by reason of the provisions of this Section 3.4.

(e) Notwithstanding anything herein to the contrary, an Issuing Lender is under no obligation to issue or provide any Letter of Credit (including any renewal of an Auto-Renewal Letter of Credit) or renew, extend or amend any Letter of Credit unless consented to by such Issuing Lender and the Administrative Agent, if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing, renewing, extending or amending such Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance, renewal, extension or amending of a Letter of Credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (in the case of an amendment of a Letter of Credit, for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it; or

(ii) such Letter of Credit or the requested amendment is not in form and substance reasonably acceptable to such Issuing Lender thereof or the issuance of such Letter of Credit shall violate any applicable policies of such Issuing Lender.

(f) Within one (1) Business Day after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender thereof will also deliver to the Borrower and the Administrative Agent, a true and complete copy of such Letter of Credit or amendment.

(g) Each Letter of Credit shall be subject to the International Standby Practices (“ISP 98”) International Chamber of Commerce Publication No. 590 or Uniform Customs and Practice for Documentary Credits No. 600 (“UCP 600”), as applicable, and to the extent not inconsistent with ISP 98 or UCP 600, the Laws of the State of New York.

3.5 Fees, Commissions and Other Charges.

(a) Letter of Credit Fee. The Borrower shall pay to the Administrative Agent, for the account of the relevant Issuing Lender and the Acquisition Facility L/C Participants or Working Capital Facility L/C Participants, as applicable, a letter of credit commission, with respect to each outstanding Letter of Credit, in an amount equal to the Applicable L/C Fee Rate times the average daily maximum amount of such Letter of Credit; provided that such letter of credit commission shall not be in an amount less than $500 for the period during which such Letter of Credit is outstanding, and, in each case, such commission shall be payable to the Acquisition Facility L/C Participants or Working Capital Facility L/C Participants, as applicable, and the Issuing Lender of such Letter of Credit to be shared ratably among them in accordance with the average daily amount of their respective Acquisition Facility Commitment Percentages and Working Capital Facility Commitment Percentages. Such commission shall be payable quarterly in arrears on each L/C Fee Payment Date.

(b) Fronting Fee. In addition to the fees and commissions in Sections 3.5(a) and (c), the Borrower shall pay each relevant Issuing Lender an amount equal to 0.20% per annum times the face amount of each Letter of Credit issued by such Issuing Lender. Such fee shall be nonrefundable and shall be payable quarterly in arrears on each L/C Fee Payment Date.

(c) Other Charges. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender of any Letter of Credit for such normal and customary costs, expenses and fees as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending, processing, negotiating or otherwise administering any Letter of Credit. The Borrower shall pay each relevant Issuing Lender of any Letter of Credit (i) a fee of no less than $500 for any issuance of a Letter of Credit by such Issuing Lender and (ii) a fee of $100 for any amendment of a Letter of Credit issued by such Issuing Lender (which fees shall be in addition to any fee payable under the preceding sentence for such issuance or amendment).

(d) Distribution of Fees. The Administrative Agent shall, within two (2) Business Days following its receipt thereof, distribute to the relevant Issuing Lenders and the L/C Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this Section 3.5.

3.6 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each Relevant L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit hereunder, each Relevant L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each such Issuing Lender, on the terms and conditions hereinafter stated, for such Relevant L/C Participant’s own account and risk, an undivided interest in such Issuing Lender’s obligations and rights under each Relevant Letter of Credit issued or provided by such Issuing Lender hereunder and the amounts paid by such Issuing Lender thereunder equal to such Relevant L/C Participant’s Commitment Percentage.

(b) Each L/C Participant’s obligation to accept and purchase for such L/C Participant’s own account and risk, an undivided participation interest in an Issuing Lender’s obligations and rights under each Letter of Credit issued or provided by such Issuing Lender hereunder and the amounts paid by such Issuing Lender thereunder equal to such L/C Participant’s Commitment Percentage thereof shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such L/C Participant may have against any Issuing Lender, the Borrower, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Loan Party, (iv) any breach of this Agreement or any other Loan Document by any Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(c) The obligations of the L/C Participants to purchase participations in the obligations of the Issuing Lenders under outstanding Letters of Credit pursuant to Section 3.6 shall survive the Termination Date with respect to Letters of Credit which have been Cash Collateralized pursuant to Section 3.4(b) until the earliest of (i) the expiration date for such Letters of Credit and all drawings thereunder having been repaid in full, (ii) the date the entire amount available under such Letters of Credit are drawn and such drawings are repaid and no further drawings are permitted under such Letters of Credit, and (iii) the date that is six (6) months after the Termination Date applicable to such Letters of Credit; provided that, notwithstanding any other provision of this Section 3.6(c), with respect to any Letter of Credit having an expiration date following the Termination Date applicable thereto (such a Letter of Credit, a “Post-Termination LOC”), in no event shall the obligations of the L/C Participants to purchase participations in the obligations of an Issuing Lender under a Post-Termination LOC pursuant to Section 3.6(a) expire or terminate prior to the Business Day following the expiration, cancellation or termination of the last remaining outstanding Post-Termination LOC and the payment in full of all drawings, if any, thereunder.

(d) If for any reason any Unreimbursed Amount cannot be refinanced by an L/C Reimbursement Loan in accordance with Section 3.7(c), each Relevant L/C Participant shall, on or before the deadline for such Relevant Facility Loan to have been made, pay to the Administrative Agent for the account of the applicable Issuing Lender in immediately available funds such Relevant L/C Participant’s Commitment Percentage of such Unreimbursed Amount, and upon receipt thereof, the Administrative Agent shall promptly distribute such funds to the applicable Issuing Lender in like funds received.

(e) If any L/C Participant fails to timely pay to the Administrative Agent all or a portion of its Commitment Percentage of any Unreimbursed Amount required to be paid pursuant to Section 3.6(d), such overdue amounts shall bear interest payable by such L/C Participant at the rate per annum applicable to Base Rate Loans under the applicable Facility until such overdue amounts are paid in full.

(f) Whenever, at any time after any Issuing Lender has received from any Relevant L/C Participant its Commitment Percentage of any Unreimbursed Amount, such Issuing Lender receives any payment on account thereof (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender shall distribute to such Relevant L/C Participant its Commitment Percentage of such payments; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such Relevant L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it in like funds received.

3.7 Reimbursement Obligations of the Borrower. (a) Upon receipt by the relevant Issuing Lender from the beneficiary of any Letter of Credit of any notice of a drawing or demand for payment under such Letter of Credit, such Issuing Lender shall promptly notify the Borrower and the Administrative Agent thereof. If the Borrower receives notice (confirmed by telephone) from such Issuing Lender of a drawing or demand for payment under a Letter of Credit prior to 1:00 p.m. (New York City time), on any Business Day, the Borrower shall reimburse such Issuing Lender on such Business Day for the Unreimbursed Amount of such Letter of Credit. If the Borrower receives notice (confirmed by telephone) from such Issuing Lender of a drawing or demand for payment under a Letter of Credit at or after 1:00 p.m. (New York City time), on any Business Day, the Borrower shall so reimburse such Issuing Lender on the Business Day immediately following the Business Day upon which such notice was received by the Borrower. Such reimbursement shall be made directly to such Issuing Lender in an amount in United Stated Dollars equal to (i) the amount so paid and (ii) any Non-Excluded Taxes and any reasonable fees, charges or other costs or expenses incurred by such Issuing Lender at its Applicable Lending Office in immediately available funds (such amount that has not been reimbursed by the Borrower being, the “Unreimbursed Amount”).

(b) If the Borrower fails to fully reimburse any Issuing Lender pursuant to Section 3.7(a) at the time and on the due date specified in such Section (the “Reimbursement Date”), such Issuing Lender shall so notify the Administrative Agent (with a copy to the Borrower), which notice shall be provided on a Business Day, and specify in such notice the amount of the Unreimbursed Amount. Immediately upon receipt of such notice from such Issuing Lender, the Administrative Agent shall notify each Relevant L/C Participant of the Reimbursement Date, the Unreimbursed Amount, and the amount of such Relevant L/C Participant’s Commitment Percentage thereof.

(c) If there shall be any Unreimbursed Amounts owing to any Issuing Lender on or after such Unreimbursed Amounts were due pursuant to Section 3.7(a), the relevant Issuing Lender may request on behalf of the Borrower (which hereby irrevocably authorizes such Issuing Lender to act on its behalf solely in this regard), that each Relevant Facility Lender make a Relevant Facility Loan (which initially shall be a Base Rate Loan) in an amount equal to such Relevant Facility Lender’s Commitment Percentage of the outstanding amount of such Unreimbursed Amount (an “L/C Reimbursement Loan”). In accordance with Section 2.5(c), unless any of the conditions contained in Section 6.2 shall not have been satisfied or waived (in which event the procedures set forth in Section 3.6 shall apply), each Relevant Facility Lender shall make the proceeds of its Relevant Facility Loan available to the Administrative Agent prior to 11:00 a.m. (New York City time) in funds immediately available on the Business Day next succeeding the date such request is made. The proceeds of such Relevant Facility Loans shall be immediately applied to repay the applicable Issuing Lender.

(d) With respect to Unreimbursed Amounts that are not paid on the date due, interest shall be payable on any and all Unreimbursed Amounts from the date such amounts become payable (whether at stated maturity, by acceleration, demand or otherwise) until payment in full (either in cash or upon the making of a Relevant Facility Loan) at the applicable rate which would be payable on any outstanding Relevant Facility Loans that were Base Rate Loans which were then overdue.

3.8 Obligations Absolute. (a) The Borrower’s obligations under this Section 3 shall be absolute, irrevocable and unconditional and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Persons, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.9 Role of the Issuing Lenders. (a) The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued on behalf of the Borrower shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered by or on behalf of the beneficiary under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. In addition, each Lender and the Borrower agree that, in paying any drawing or demand for payment under any Letter of Credit, the Issuing Lender of such Letter of Credit shall not have any responsibility to inquire as to the validity or accuracy of any document presented in connection with such drawing or demand for payment or the authority of the Person executing or delivering the same.

(b) No Agent-Related Person nor any of the respective correspondents, participants or assignees of any Issuing Lender shall be liable to any Lender for: (i) any action taken or omitted in connection herewith in respect of any Letter of Credit at the request or with the approval or deemed approved of the Required Lenders; (ii) any action taken or omitted in respect of any Letter of Credit in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any Letter of Credit or any document delivered in connection with the issuance or payment of such Letter of Credit.

(c) The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against such beneficiary or transferee. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Lenders shall be liable or responsible for any of the matters described in Section 3.8; provided, however, that anything in such Section or elsewhere herein to the contrary notwithstanding, the Borrower may have a claim against any Issuing Lender and such Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proved were caused (x) by such Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of such Letter of Credit or (y) as a result of gross negligence or willful misconduct by such Issuing Lender with respect to the payment by such Issuing Lender of any Letter of Credit against presentation of any document or certificate that does not strictly comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing: (i) any Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) no Issuing Lender shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.10 Letter of Credit Request. To the extent that any material provision of any Letter of Credit Request related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4	GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

4.1 Increase, Termination or Reduction of Commitments. (a) The Borrower shall have the right, from time to time, upon not less than four (4) Business Days’ notice to the Administrative Agent, to terminate the Working Capital Facility Commitments and Acquisition Facility Commitments or, from time to time, reduce the Commitments on a ratable basis; provided, that no such termination or reduction of the relevant Commitments shall be permitted to the extent that, after giving effect thereto and to any prepayments of the Loans and Cash Collateralization of the Letters of Credit made on or before the effective date thereof, (i) the Total Working Capital Facility Extensions of Credit would exceed the aggregate amount of all Working Capital Facility Commitments of all Working Capital Facility Lenders then in effect or (ii) the Total Acquisition Facility Extensions of Credit would exceed the aggregate amount of all Acquisition Facility Commitments of all Acquisition Facility Lenders then in effect. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof and shall reduce permanently and ratably the applicable relevant Commitment then in effect.

(b) At any time during the Increase Period, (x) the aggregate Working Capital Facility Commitments may be increased to an amount not to exceed $950,000,000 (a “Working Capital Facility Increase”) and (y) the aggregate Acquisition Facility Commitments may be increased to an amount not to exceed $450,000,000 (an “Acquisition Facility Increase”; a Working Capital Facility Increase and an Acquisition Facility Increase, each being a “Facility Increase”) pursuant to the following procedure:

(i) Not more than thirty (30) days and not less than fifteen (15) days prior to the proposed effective date of any Facility Increase with respect to any Facility, the Borrower may make a written request for such Facility Increase to the Administrative Agent, who shall forward a copy of any such request to the Lenders under such Facility. Each request by the Borrower pursuant to the immediately preceding sentence shall specify a proposed effective date of such increase (the “Requested Increase Effective Date”), the aggregate amount of such requested increase (the “Requested Increase Amount”), and shall constitute an invitation to each of the Lenders under such Facility to increase its Commitment under such Facility by its Commitment Percentage of such Requested Increase Amount.

(ii) Each Lender under such Facility, acting in its sole discretion and with no obligations to increase its Commitment under such Facility pursuant to this Section 4.1(b), shall by written notice to the Borrower and the Administrative Agent advise the Borrower and the Administrative Agent whether or not such Lender agrees to all or any portion of such increase in its Commitment under such Facility within ten (10) days after the Borrower’s request. Any such Lender may accept all of its Commitment Percentage of such increase, a portion of such increase, or decline to accept any of such increase in its Commitment under such Facility. If any such Lender shall not have responded affirmatively within such ten (10) day period, such Lender shall be deemed to have rejected the Borrower’s request for an increase in such Commitment in full. Promptly following the conclusion of such ten (10) day period, the Administrative Agent shall notify the Borrower of the results of the request for the applicable Facility Increase.

(iii) If the aggregate amount of the increases in the Commitments under any Facility which the Lenders under such Facility have accepted in accordance with Section 4.1(b)(ii) shall be less than the Requested Increase Amount, the Administrative Agent (subject to the approval of the

Administrative Agent and the Issuing Lenders under such Facility, such approvals not to be unreasonably withheld, delayed or conditioned) may offer to such additional Persons (including the Lenders under such Facility), as may be agreed by the Borrower and the Administrative Agent, the opportunity to make available such amount of new Commitments under such Facility as may be required so that the aggregate increases in the Commitments under such Facility by the existing Lenders thereunder together with such new Commitments by such other Persons (the “New Lenders”) shall equal the Requested Increase Amount (the aggregate Facility Increase provided by such existing Lenders and the New Lenders, the “Increase Amount”). Such Increase Amount shall be in an amount equal to $5,000,000 or a whole multiple thereof. The effectiveness of all such increases in the Commitments under such Facility are subject to the satisfaction of the following conditions: (A) each Lender that so elects to increase its Commitment under such Facility (each an “Increasing Lender”), each New Lender, the Administrative Agent and the Borrower shall have executed and delivered an agreement, substantially in the form attached hereto as Exhibit P (an “Increase and New Lender Agreement”); (B) (i) with respect to the Working Capital Facility, aggregate Working Capital Facility Commitment after giving effect to such increases shall not exceed $950,000,000 and (ii) with respect to the Acquisition Facility, the aggregate Acquisition Facility Commitments after giving effect to such increase shall not exceed $450,000,000; (C) any fees and other amounts (including pursuant to Section 11.6) payable by the Borrower in connection with such increase and accession shall have been paid; (D) no Default or Event of Default has occurred and is continuing or would result from such increase in the Commitments; (E) delivery of an Availability Certification dated as of the date of such increase and (F) the Administrative Agent shall have received in respect of the Mortgaged Properties (1) such amendments to the Mortgage and Security Agreements as are in form and substance reasonably satisfactory to the Administrative Agent, in each case, executed and delivered by a duly authorized officer of the relevant Loan Party to the extent necessary to reflect the increase in the Working Capital Facility or the Acquisition Facility, as applicable (it being understood that, unless requested by the Administrative Agent, no amendment shall increase the amount secured thereby if the same will result in the payment of additional mortgage recording tax) and (2) with respect to each such Mortgage and Security Agreement, a date-down endorsement to the title insurance policy covering such Mortgage and Security Agreement (or if a date-down is not available for a particular jurisdiction, a new title insurance policy in the same insured amount as originally issued or marked up unconditional title commitment, pro forma policy or binder for such insurance) in each case in form and substance not materially less favorable to the Administrative Agent or the Lenders as such title policies or marked up unconditional title commitments, pro forma policies or binders delivered on or prior to the Closing Date, (3) evidence satisfactory to it that all premiums in respect of a related date-down endorsement or title policy (or policies) have been paid and (4) to the extent required by applicable Law, a standard flood hazard determination for each Mortgaged Property, and with respect to any Mortgaged Property that is located in a special flood hazard area, evidence of flood insurance in form and substance reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, Extensions of Credit made under any Facility Increase shall bear interest at the rate otherwise applicable to corresponding Extensions of Credit under the applicable Facility.

(iv) On any Requested Increase Effective Date with respect to any Facility, (A) each Increasing Lender or New Lender thereof shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine for the benefit of the other Lenders under such Facility as being required in order to cause (after giving effect to such increase and the use of such amounts to make payments to the other Lenders under such Facility) each Lender’s portion of the outstanding Loans of all Lenders under such Facility to equal its Commitment Percentage of such Loans, (B) the Borrower shall be deemed to have repaid and reborrowed all outstanding Loans of all the Lenders under such Facility to equal its Commitment Percentage of such outstanding Loans as of the date of the applicable Facility Increase (with such reborrowing to consist of the Types of Loans, with related Interest Periods, if applicable, specified in a notice delivered by the

Borrower in accordance with the requirements of Section 4.3) and (C) the participations in Letters of Credit shall be adjusted to reflect changes in the applicable Commitment Percentages. The deemed payments made pursuant to clause (B) of the immediately preceding sentence in respect of each Eurodollar Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 4.14 if the deemed payment occurs other than on the last day of the related Interest Periods; provided, that the Administrative Agent and each Lender shall cooperate with the Borrower to reduce and/or eliminate any such indemnification payments to the extent reasonably possible if such cooperation would not subject the Administrative Agent or such Lender, as applicable, to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Administrative Agent or such Lender.

(v) Upon the Requested Increase Effective Date with respect to any Facility, Schedule 1.0 of the Increase and New Lender Agreement, which shall reflect the Commitments and the Commitment Percentages of the Lenders under such Facility at such time, shall be deemed to supersede Schedule 1.0 hereto without any further action or consent of any party. The Administrative Agent shall cause a copy of such revised Schedule 1.0 to be available to the Issuing Lenders and the Lenders.

4.2 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate for such Eurodollar Loan determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan (including Swing Line Loans) shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (i) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00%, (ii) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans in respect of the applicable Facility plus 2.00%, and (iii) in the case of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder, at a rate per annum equal to the rate then applicable to Base Rate Loans under the Working Capital Facility plus 2.00%, in each case, from the date of such nonpayment until such amount not paid when due is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date or on the applicable date with respect to interest payable pursuant to Section 4.2(c) above.

4.3 Conversion and Continuation Options. (a) The Borrower may elect from time to time to Convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two (2) Business Days’ prior irrevocable notice of such election in the form attached hereto as Annex II (the “Continuation/Conversion Notice”), such Continuation/Conversion Notice specifying the amount and the date such Conversion is to be made; provided that any such Conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to Convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election (in the form of a Continuation/Conversion Notice) prior to 1:00 p.m. (New York City time) at its New York office, three (3) Business Days before the date of such election. Any such notice of Conversion to Eurodollar Loans shall specify the amount to be Converted, the date of such Conversion and the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans or Base Rate Loans may be Converted as provided herein; provided that (i) no Base

Rate Loan may be Converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have reasonably determined that such a Conversion is not appropriate and (ii) no Base Rate Loan may be Converted into a Eurodollar Loan after the date that is one (1) month prior to the Termination Date.

(b) Any Eurodollar Loans may be Continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving the Administrative Agent irrevocable notice (in the form of a Continuation/Conversion Notice) prior to 1:00 p.m. (New York City time), at its New York office, in each case, three (3) Business Days before the date such Eurodollar Loans are to be Continued, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans. If the Borrower fails to give timely notice requesting a Continuation, then the applicable Loans shall be converted to Base Rate Loans. Any automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans.

(c) During the existence of an Event of Default, no Loan may be requested as, Converted to or Continued as Eurodollar Loans if the Required Lenders have reasonably determined that such a request, Conversion or Continuation is not appropriate.

4.4 Minimum Amounts of Tranches; Maximum Number of Tranches. (a) All borrowings, Conversions and Continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof.

(b) No more than twenty (20) Tranches of Eurodollar Loans shall be outstanding at any one time; provided that for each Facility Increase in an aggregate principal amount of $50,000,000, two (2) additional Tranches of Eurodollar Loans may be outstanding (up to a maximum of twenty-five (25) Tranches of Eurodollar Loans) at any one time.

4.5 Repayment of Loans; Evidence of Debt. (a) The Borrower unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender or to the relevant Issuing Lender, as applicable, the then unpaid principal amount of each Acquisition Facility Loan and each Working Capital Facility Loan on the Maturity Date therefor. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans and Reimbursement Obligations of the Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 4.2.

(b) Each Lender shall maintain in accordance with its usual practice a record or records setting forth all of the indebtedness of the Borrower to such Lender resulting from each Loan or other Extension of Credit of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register required by Section 11.7(d), and shall include a subaccount therein for each Lender, in which it shall record (i) the amount of each Loan and a copy of the Note, if any, evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest or fee due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the amount of such Lender’s share of any Unreimbursed Amount and (iv) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the records of each Lender maintained pursuant to Section 4.5(b) shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error); provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans and other extensions of credit hereunder made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note evidencing the Working Capital Facility Loans, the Swing Line Loans or the Acquisition Facility Loans, as applicable, of such Lender, substantially in the form of Exhibit A-1, A-2 or A-3, as applicable, with appropriate insertions as to date and principal amount (individually, a “Note” and, collectively, the “Notes”).

4.6 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans made to it, in whole or in part, without premium or penalty, upon notice by the Borrower in the form attached hereto as Annex III (the “Notice of Prepayment”) delivered to the Administrative Agent (x) no later than 1:00 p.m. (New York City time) at least three (3) Business Days prior to the proposed prepayment date in the case of Eurodollar Loans, (y) no later than 1:00 p.m. (New York City time) on the proposed prepayment date in the case of Base Rate Loans, and (z) not later than 1:00 p.m. (New York City time) on the proposed prepayment date in the case of Swing Line Loans, in each case, which notice shall specify (x) the date and amount of prepayment, (y) which Loans shall be prepaid and (z) whether the prepayment is of Base Rate Loans, Eurodollar Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, or the Borrower revokes any notice of prepayment previously delivered pursuant to this Section 4.6 after the date/time specified above, the Borrower shall also pay any amounts owing pursuant to Section 4.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 4.14. Partial prepayments pursuant to this Section 4.6 shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. If the Borrower shall make any prepayment of a Swing Line Loan after 1:00 p.m. (New York City time) on the fifth Business Day following the making of such Swing Line Loan and the Swing Line Lender shall have requested from the Lenders Refunded Swing Line Loans in accordance with Section 2.6(a) on account of such Swing Line Loan, the Administrative Agent shall apply such prepayment in the following order: first, to any other Swing Line Loans outstanding at such time and second, to any outstanding Working Capital Facility Loans that are Base Rate Loans of the Borrower. If the amount of such prepayment is greater than the outstanding amount of such Swing Line Loans and such Working Capital Facility Loans that are Base Rate Loans at the time such prepayment is made, the Administrative Agent shall promptly remit the excess to the Borrower.

4.7 Mandatory Prepayments. (a) If on any date, the sum of the Total Working Capital Facility Extensions of Credit and the Acquisition Facility Working Capital Extensions of Credit exceed the Borrowing Base, then (i) the Borrower shall specify, at its sole discretion, one or more of the Working Capital Facility Loans, the Acquisition Facility Working Capital Loans or the Swing Line Loans of the Borrower to be prepaid and the Borrower shall prepay such Loan or Loans, and/or (ii) the Borrower shall Cash Collateralize, replace or decrease (if the beneficiary of such Letter of Credit agrees to such decrease) the amount of outstanding Working Capital Facility Letters of Credit or Acquisition Facility Working Capital Letters of Credit by an amount sufficient to eliminate such excess, no later than three (3) Business Days immediately following such date.

(b) If on any date (i) the Total Acquisition Facility Acquisition Extensions of Credit shall exceed the Eligible Acquisition Asset Value, (ii) the Total Acquisition Facility Extensions of Credit shall exceed the aggregate Acquisition Facility Commitments, (iii) the Total Working Capital Facility Extensions of Credit shall exceed the aggregate Working Capital Facility Commitments, and/or (iv) any extension of credit under this Agreement shall result in any Applicable Sub-Limit being exceeded, then (A) the Borrower shall specify, at its sole discretion, one or more Loans of the Borrower to be prepaid and the Borrower shall prepay such Loans and/or (B) the Borrower shall Cash Collateralize, replace or decrease (if the beneficiary of such Letter of Credit agrees to such decrease) the amount of outstanding Letters of Credit by an amount sufficient to eliminate such excess, no later than three (3) Business Days immediately following such date.

(c) Unless the Required Lenders shall otherwise agree, if on any date the Borrower or any Guarantor shall receive Net Cash Proceeds from any individual Asset Sale or Recovery Event, then, unless a Reinvestment Notice shall be delivered in respect thereof within three (3) Business Days thereafter, 100% of such Net Cash Proceeds shall be applied on such third Business Day toward the prepayment of the relevant Loans (provided, however, that the Borrower shall specify, at its sole discretion, the Loans of the Borrower to be so prepaid) and Cash Collateralization of the relevant Letters of Credit in accordance with Sections 4.7(d), (e) and (f); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the relevant Loans and Cash Collateralization of the relevant Letters of Credit as set forth in Sections 4.7(d) and (e).

(d) Amounts prepaid pursuant to Section 4.7(c) from the proceeds of Asset Sales or Recovery Events with respect to Acquisition Assets shall be applied, first, to the prepayment of the Acquisition Facility Acquisition Loans that are Base Rate Loans, second, to the prepayment of the Acquisition Facility Acquisition Loans that are Eurodollar Loans, third, to the Cash Collateralization of the Acquisition Facility Acquisition Letters of Credit, fourth, to the prepayment of the Swing Line Loans, fifth, to the prepayment of Acquisition Facility Working Capital Loans that are Base Rate Loans, sixth, to the prepayment of Acquisition Facility Working Capital Loans that are Eurodollar Loans, seventh, to the Cash Collateralization of the Acquisition Facility Working Capital Letters of Credit, eighth, to the prepayment of Working Capital Facility Loans that are Base Rate Loans, ninth, to the prepayment of Working Capital Facility Loans that are Eurodollar Loans, and tenth, to the Cash Collateralization of the Working Capital Facility Letters of Credit.

(e) Amounts prepaid pursuant to Section 4.7(c) from the proceeds of Asset Sales or Recovery Events with respect to assets included in the Borrowing Base shall be applied, first, to the prepayment of the Swing Line Loans, second, to the prepayment of Acquisition Facility Working Capital Loans that are Base Rate Loans, third, to the prepayment of Acquisition Facility Working Capital Loans that are Eurodollar Loans, fourth, to the Cash Collateralization of the Acquisition Facility Working Capital Letters of Credit, fifth, to the prepayment of Working Capital Facility Loans that are Base Rate Loans, sixth, to the prepayment of Working Capital Facility Loans that are Eurodollar Loans, seventh, to the Cash Collateralization of the Working Capital Facility Letters of Credit, eighth, to the prepayment of the Acquisition Facility Acquisition Loans that are Base Rate Loans, ninth, to the prepayment of the Acquisition Facility Acquisition Loans that are Eurodollar Loans, and tenth, to the Cash Collateralization of the Acquisition Facility Acquisition Letters of Credit.

(f) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swing Line Loan, the Swing Line Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Loan, not later than 1:00 p.m. (New York City time), three (3) Business Days before the date of the prepayment, (ii) in the case of prepayment of a Base Rate Loan, not later than 1:00 p.m. (New York City time) on the date of the prepayment and (iii) in the case of prepayment of a Swing Line Loan, not later than 1:00 p.m. (New York City time) on the date of prepayment. Each such notice shall specify the prepayment date, the principal amount of each Loan or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the required amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swing Line Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of an extension of credit shall be applied ratably to the Loans included in the prepaid extension of credit and otherwise in accordance with this Section 4.7(f). Prepayments shall be accompanied by accrued interest to the extent required by Section 4.2.

(g) Any prepayment of Loans pursuant to this Section 4.7, and the rights of the Lenders in respect thereof, are subject to the provisions of Section 4.9.

(h) For the avoidance of doubt, no amounts prepaid under this Section 4.7 shall permanently reduce any Commitments.

4.8 Computation of Interest and Fees. (a) All fees and interest on Base Rate Loans that are calculated using clauses (a) or (c) of the definition of “Base Rate” and Eurodollar Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on Base Rate Loans calculated using clause (b) of the definition of “Base Rate” shall be calculated on the basis of a 365/366-day year, as the case may be, for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of each Eurodollar Rate for any Eurodollar Loans outstanding. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.2(a).

4.9 Pro Rata Treatment and Payments. (a) Other than as expressly set forth herein, each borrowing by the Borrower from the Lenders hereunder and any reduction of the Commitments under any Facility shall be made pro rata according to the respective Commitment Percentages, as applicable, of the Lenders under such Facility. Other than as expressly set forth herein, each payment (including each prepayment) by the Borrower on account of principal of and interest and fees on the Loans and Reimbursement Obligations under any Facility shall be made pro rata according to the respective outstanding principal amounts of the Loans and Reimbursement Obligations under such Facility, respectively, then held by the Lenders.

(b) All payments (including prepayments) to be made by the Borrower hereunder on account of principal of Loans (other than Base Rate Loans on any day other than the Maturity Date of such Loans) shall be accompanied by a payment in an amount equal to all accrued and unpaid interest on such Loans. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 p.m. (New York City time) on the due date thereof to the Administrative Agent for the account of the applicable Lenders at the Administrative Agent’s office specified in Section 11.2 in United States Dollars in immediately available funds. The Administrative Agent shall distribute such payments to the appropriate Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment obligation shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 4.9 shall be conclusive in the absence of manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans on demand from the Borrower (without duplication of the interest otherwise applicable thereto).

(d) Subject to Sections 4.7(d) and (e) and Section 4.18, the application of any payment of Loans (including optional and mandatory prepayments), along with the application of any proceeds obtained upon the exercise of remedies by the Agents for the Lenders hereunder or under any Loan Document, shall be made to each Lender based upon its Commitment Percentage, first, to Base Rate Loans and, second, to Eurodollar Loans. Each payment of the Eurodollar Loans shall be accompanied by accrued interest to the date of such payment on the amount paid.

4.10 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender or the Administrative Agent with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) does or shall subject any Lender or the Administrative Agent to any Tax or increased Tax of any kind whatsoever with respect to this Agreement or any other Loan Document, any Loan or any Letter of Credit made by it, or change the basis of taxation of payments to such Lender or the Administrative Agent in respect thereof (provided, however, that the foregoing shall not apply to (x) any U.S. federal withholding Tax or Other Taxes, as to which Section 4.11 shall govern, or (y) any Tax imposed on or measured by a Lender’s or the Administrative Agent’s net income (to the extent it does not change the basis of taxation), including any changes in the rate of net income Taxes (or franchise Taxes in lieu thereof) imposed on a Lender or the Administrative Agent, as applicable);

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate; or

(iii) does or shall impose on such Lender any other condition, cost or expense (provided, however, that the foregoing shall not apply to (x) any U.S. federal withholding Tax or Other Taxes, as to which Section 4.11 shall govern, or (y) any Tax imposed on or measured by a Lender’s net income (to the extent it does not change the basis of taxation), including any changes in the rate of net income Taxes (or franchise Taxes in lieu thereof) imposed on a Lender); and the result of any of the foregoing is to increase the cost to such Lender or the Administrative Agent of making, Converting into, Continuing or maintaining this Agreement or any other Loan Document, any Loan or issuing, providing and maintaining any Letter of Credit or holding an interest in any Issuing Lender’s obligations thereunder, or to reduce any amount receivable by the Lender or the Administrative Agent in respect thereof, then the Lender or the Administrative Agent shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking Loans or issuing Letters of Credit if, in the judgment of such Lender or the Administrative Agent, as applicable, such designation (x) would eliminate or reduce amounts payable pursuant to this Section 4.10 or eliminate the need to provide the notice specified in clause (c) of this Section 4.10 and (y) would not subject such Lender or the Administrative Agent to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Administrative Agent;

then, in any such case, and to the extent that such cost is not fully compensated for by an adjustment to the Eurodollar Rate, the Base Rate or any fee on a Letter of Credit or mitigated pursuant to a change in such Lender’s Applicable Lending Office, the Borrower shall promptly, after receiving notice as specified in clause (c) of this Section 4.10, pay such Lender or the Administrative Agent, as applicable, such additional amount or amounts as will compensate such Lender or the Administrative Agent for such increased cost or reduced amount receivable on a net after-Tax basis.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction on a net after-Tax basis.

(c) If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.10, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate prepared in good faith as to any additional amounts payable pursuant to this Section 4.10 submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this Section 4.10 shall survive the termination of this Agreement and the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder. No Lender shall be entitled to claim any additional amounts pursuant to Section 4.10(a) and (b) for circumstances which occurred more than 180 days prior to the date such Lender makes a request for payment hereunder.

(d) It is agreed and understood that, for all purposes under this Agreement (including for purposes of this Section 4.10 and Section 4.11) that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith on in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee

on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be an adoption or change in a Requirement of Law made subsequent to the date hereof, regardless of the date enacted, adopted, implemented or issued.

4.11 Taxes. (a) Any and all payments by or on behalf of each Loan Party or any Agent under or in respect of this Agreement or any other Loan Documents to which such Loan Party is a party shall, unless otherwise required by law, be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”). If any Loan Party or the Agent shall be required under any Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement, the Loans, the Letters of Credit or any of the other Loan Documents to any Agent or Lender (including for purposes of this Section 4.11 and Section 4.10 any assignee, successor or participant), as determined in good faith by the applicable Loan Party or Agent, (i) such Loan Party or Agent shall make all such deductions and withholdings in respect of Taxes, (ii) such Loan Party or Agent shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any Requirement of Law, and (iii) in the case of any Non-Excluded Taxes, the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party or Agent has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 4.11) such Lender or Agent receives an amount equal to the sum it would have received had no such deductions or withholdings been made or required in respect of Non-Excluded Taxes. For purposes of this Agreement the term “Non-Excluded Taxes” are Taxes other than, (i) in the case of a Lender or Agent, Taxes that are imposed on it by the jurisdiction (or political subdivision thereof) under the laws of which such Lender or Agent is organized or has its applicable lending office, unless such Taxes are imposed solely as a result of such Lender or Agent having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement, the Loans, the Letters of Credit or any of the other Loan Documents, in which case such Taxes will be treated as Non-Excluded Taxes, (ii) net income, franchise or branch profit taxes imposed on a Lender or an Agent (A) by the jurisdiction (or political subdivision thereof) under the laws of which such Lender or Agent is organized or has its principal office or applicable lending office or (B) that are Other Connection Taxes, (iii) any U.S. federal withholding Tax imposed on any payment under the law as of the date hereof, (iv) any Tax imposed on a Transferee (other than an assignee pursuant to a request by the Borrower under Section 4.17) or successor Agent to the extent that, under applicable Law in effect on the date of the transfer to such Transferee or such successor Agent, the amount of such Tax exceeds the Non-Excluded Taxes, if any, that were imposed on payments to the transferring Lender or predecessor Agent, or (v) any U.S. federal withholding Tax imposed under FATCA. For the avoidance of doubt, the exclusions described in the preceding sentence will apply to the same effect to direct or indirect beneficial owners of a Lender that is fiscally transparent.

(b) In addition, each Loan Party hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar Taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Loan Document (collectively, “Other Taxes”).

(c) Each Loan Party hereby agrees to indemnify each Lender that is not fiscally transparent and, in the case of a Lender that is fiscally transparent, its direct or indirect beneficial owners for which such Loan Party has received proof of such ownership and entitlement to the benefits of this

Section 4.11 (subject to the same conditions for, and exclusions from indemnification as are applicable to a Lender that is not fiscally transparent), and each Agent for, and to hold each harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 4.11 imposed on or paid by such Lender or Agent, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Loan Parties provided for in this Section 4.11(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by any Loan Party under the indemnity set forth in this Section 4.11(c) shall be paid within ten (10) days from the date on which the Lender or Agent makes written demand therefor.

(d) Within thirty (30) days after the date of any payment of Taxes, the applicable Loan Party (or any Person making such payment on behalf of the Loan Parties) shall furnish to Lender and/or Agent for its own account a certified copy of the original official receipt evidencing payment thereof or evidence of such payment as is reasonably satisfactory to such Lender or Agent.

(e) For purposes of this Section 4.11(e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code. Each Lender (including for avoidance of doubt any assignee, successor or participant) or Agent (including for the avoidance of doubt any successor) (i) that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated”, “Inc.”, “Corporation”, “Corp.”, “P.C.”, “N.A.”, “National Association”, “insurance company”, or “assurance company” (in the case of a Lender, a “Non-Exempt Lender” and, in the case of an Agent, a “Non-Exempt Agent”) shall on or prior to the Closing Date, or in the case of a Transferee of a Lender or a successor to an Agent, on or prior to the date such Person becomes a Transferee or Agent, deliver or cause to be delivered to each of the Administrative Agent and the Borrower originals of the following properly completed and duly executed documents:

(i) in the case of a Non-Exempt Lender or Non-Exempt Agent that is not a United States person or is a foreign disregarded entity for U.S. federal income tax purposes that is entitled to provide such form, a complete and executed (x) U.S. Internal Revenue Service Form W-8BEN with Part II completed in which Lender claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii) in the case of a Non-Exempt Lender or Non-Exempt Agent that is an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of the applicable Exhibit D-1, D-2, D-3 or D-4 (a “Section 4.11 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii) in the case of a Non-Exempt Lender or Non-Exempt Agent that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iv) in the case of a Non-Exempt Lender or Non-Exempt Agent that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a Section 4.11 Certificate; or

(v) in the case of a Non-Exempt Lender or Non-Exempt Agent that (A) is treated as a partnership or other non-corporate entity and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 4.11 Certificate, and (y) if the Non-Exempt Lender or Non-Exempt Agent is not a withholding foreign partnership or withholding foreign trust, without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be provided by each such beneficial owner pursuant to this Section 4.11(e) if each such beneficial owner were a Lender; or

(vi) in the ease of a Non-Exempt Lender or Non-Exempt Agent that is disregarded for U.S. federal income tax purposes, the document that would be provided by its beneficial owner pursuant to this Section 4.11(e) if such beneficial owner were the Lender; or

(vii) in the case of a Non-Exempt Lender or Non-Exempt Agent that (A) is not a United States person and (B) is acting in the capacity of an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 4.11 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be provided by such person pursuant to this Section 4.11(e) if each such person were a Lender.

Each Lender that is not a Non-Exempt Lender or Non-Exempt Agent shall, at or prior to the Closing Date, or in the case of a Transferee, on or prior to the date such Person becomes a Transferee, deliver to each of the Administrative Agent and the Borrower a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto).

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Person required to deliver any forms, certificates or other evidence with respect to United States federal withholding tax matters pursuant to Section 4.11(e) hereby agrees, from time to time after the initial delivery by such Person of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Person, to the extent it is entitled to do so, shall promptly (x) deliver to each of the Administrative Agent and the Borrower new originals of any forms or other certifications required under this Section 4.11(e), properly completed and duly executed by such Person, together with any other certificate or statement of exemption required in order to confirm or establish that such Person is entitled to an exemption or reduction in the amount of United States federal income tax required to be withheld from payments to such Person under this Agreement or any other Loan Documents or (y) notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence in which case such Person shall not be required to deliver any such form or certificate pursuant to this Section 4.11(e).

(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 4.11(e), if required (other than if such failure is due to a change in any Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided by such Lender), such Lender shall not be entitled to indemnification or additional amounts under Section 4.11(a) or (c) with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall use commercially reasonable efforts as such Lender shall reasonably request to assist such Lender in recovering such Non-Excluded Taxes.

(g) Without prejudice to the survival of any other agreement of the Loan Parties hereunder, the agreements and obligations of the Loan Parties contained in this Section 4.11 shall survive the termination of this Agreement and the other Loan Documents. Nothing contained in Section 4.10 or this Section 4.11 shall require any Agent or Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

4.12 Lending Offices. Loans of each Type made by any Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

4.13 Credit Utilization Reporting. Within five (5) Business Days after the end of each calendar month, each Issuing Lender shall deliver a report to the Administrative Agent, substantially in the form of Annex IV (a “Credit Utilization Summary”), setting forth, for each Letter of Credit issued or provided by such Issuing Lender, (i) the amount available to be drawn or utilized under such Letters of Credit as of the end of such calendar month and (ii) the amount of any drawings, payments or reductions of such Letters of Credit during such month, in each case, on an aggregate and per Letter of Credit basis. Upon receiving notice from the Borrower or the beneficiary under a Letter of Credit issued or provided by such Issuing Lender of a reduction or termination of such Letter of Credit, each Issuing Lender shall notify the Administrative Agent thereof.

4.14 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any actual loss or expense (other than, in the case of expenses, any administrative, processing or similar fee in respect thereof exceeding $100 for each affected Lender for each relevant event) which such Lender sustains or incurs as a result of (a) default by the Borrower in making a borrowing of, Conversion into or Continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. This covenant shall survive the termination of this Agreement and the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder. No Lender shall be entitled to claim any additional amounts pursuant to this Section 4.14 for circumstances which occurred more than 180 days prior to the date such Lender makes a request for payment hereunder.

4.15 Inability to Determine Interest Rate. (a) If prior to the first day of any Interest Period:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means (including by means of an Interpolated Rate) do not exist for ascertaining the relevant Eurodollar Rate for such Interest Period; or

(ii) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of any Facility that the relevant Eurodollar Rate determined or to be determined for such Interest Period, as applicable, will not adequately and fairly reflect the cost to such Lenders of making or maintaining their affected Eurodollar Loans under such Facility during such Interest Period; then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.

(b) If such notice is given with respect to the Eurodollar Rate applicable to Eurodollar Loans under any Facility, (x) any such Eurodollar Loan requested to be made under such Facility on the first day of such Interest Period shall be made as a Base Rate Loan, (y) any Base Rate Loans under such Facility that were to have been Converted on the first day of such Interest Period to Eurodollar Loans shall not be so Converted and shall continue as Base Rate Loans and (z) any outstanding Eurodollar Loans under such Facility shall be Converted on the first day of such Interest Period to Base Rate Loans. Until such notice has been revoked by the Administrative Agent, no further Eurodollar Loans under such Facility shall be made or Continued as such, nor shall the Borrower have the right to Convert Loans under such Facility into such Type.

(c) The Administrative Agent shall promptly revoke (i) any such notice pursuant to clause (a)(i) above if the Administrative Agent determines that adequate and reasonable means exist for ascertaining the relevant Eurodollar Rate for the applicable Interest Period and (ii) any such notice pursuant to clause (a)(ii) above upon receipt of notice from the requisite Lenders under the applicable Facility necessary to give such notice in clause (a)(ii) that the relevant circumstances described in such clause (a)(ii) have ceased to exist.

4.16 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, Continue Eurodollar Loans as such and Convert Base Rate Loans to Eurodollar Loans shall forthwith be suspended to the extent necessary for such Lender to avoid any such unlawful action until such Lender notifies the Administrative Agent that it is lawful to make or maintain Eurodollar Loans as contemplated by this Agreement, provided, however, that notwithstanding the suspension contemplated by this clause (a), the commitment of such Lender hereunder to make Base Rate Loans shall continue to be in effect, and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be Converted automatically to available and lawful Interest Periods, if any, or Base Rate Loans, at the option of the Borrower, on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such Conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.14.

4.17 Replacement of Lenders. If (a)(i)(A) the Borrower is required to pay any additional amount to or indemnify any Lender pursuant to Section 4.11 or (B) any Lender requests compensation under Section 4.10, and (ii) in the case of Section 4.11, a Lender has declined to designate a different Applicable Lending Office, (b) any Lender invokes Section 4.16, (c) any Lender becomes a Defaulting Lender, or (d) any Lender has failed to consent to a proposed amendment, waiver or other modification that, pursuant to the terms of Section 11.1, requires the consent of all the Lenders, or all affected Lenders, and with respect to which the Required Lenders shall have granted their consent, then, in each case, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may, at the sole cost and expense of the Borrower, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions and obligations contained in Section 11.7), all of its interests, rights (other than its existing rights to payments pursuant to Sections 4.10 and 4.11) and obligations under this Agreement and the other Loan Documents (or all of its interests, rights and obligations in respect of the Loans or Commitments that are the subject of the related amendment, waiver or other modification) to an assignee that shall assume such obligations and become a Lender pursuant to the terms of this Agreement and the other Loan Documents; provided that (i) the transferring Lender shall have received payment of an amount equal to (A) the outstanding principal of its Loans, accrued interest thereon, and accrued fees payable to it hereunder, from the Assignee and (B) any additional amounts (including indemnity payments) payable to it hereunder from the Borrower and (ii) in the case of a transferring Lender that is also an Issuing Lender, the Letters of Credit issued by such transferring Lender shall have been cash collateralized or backed by a letter of credit or other credit support from a Non-Defaulting Lender or other bank reasonably acceptable to the transferring Lender, in each case, on terms and conditions reasonably satisfactory to such transferring Lender; provided, further, that, if, upon such demand by the Borrower, such Lender elects to waive its request for additional compensation pursuant to Sections 4.10 or 4.11, or consents to the proposed amendment, waiver or other modification, the demand by the Borrower for such Lender to so assign all of its rights and obligations under this Agreement shall thereupon be deemed withdrawn. Nothing in this Section 4.17 shall affect or postpone any of the rights of any Lender or any of the Obligations of the Borrower under any of the foregoing provisions of Sections 4.10, 4.11 or 4.16 in any manner. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interest hereunder in the circumstances contemplated by this Section 4.17.

4.18 Defaulting Lender. Notwithstanding any other provision in this Agreement to the contrary, if at any time a Lender becomes a Defaulting Lender, the following provisions shall apply so long as any Lender is a Defaulting Lender:

(a) If any Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Loans or its participation interests in Swing Line Loans or Letters of Credit which results in its Extensions of Credit under any Facility being less than its Commitment Percentage of the Total Extensions of Credit under such Facility, then payments (including principal, interest and fees) to such Defaulting Lender will be suspended until such time as all amounts due and owing to the Lenders under such Facility have been equalized in accordance with such Lenders’ Commitment Percentages of the Total Extensions of Credit under such Facility. Further, if at any time prior to the acceleration or maturity of the Obligations under any Facility with respect to which a Defaulting Lender is a Lender at such time, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of a Letter of Credit under such Facility, the Administrative Agent shall apply such payment first to the Loans and participations in Letters of Credit and, if applicable, Swing Line Loans, under such Facility and for which such Defaulting Lender shall have failed to fund its pro rata share to non-Defaulting Lenders under such Facility until such time as such Defaulting Lender’s obligation to fund such Loans and/or participations is satisfied in full or each Lender under such Facility is paid its Commitment Percentage of the Total Extensions of Credit under such Facility. After acceleration or maturity of the Obligations under any Facility to which a Defaulting Lender is a Lender, subject to the first sentence of this Section 4.18(a), all principal will be paid ratably as provided in Section 4.9(a).

(b) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the Available Commitments of such Defaulting Lender pursuant to Section 2.8;

(ii) with respect to any L/C Participation Obligation, Refunded Swing Line Loan or Swing Line Participation Amount (collectively, “Participation Obligations”) of such Defaulting Lender that exists at the time a Lender becomes a Defaulting Lender or thereafter:

(A) all or any part of such Defaulting Lender’s pro rata portion of all Participation Obligations under each Facility to which such Defaulting Lender is a Lender shall be reallocated among the Non-Defaulting Lenders under such Facility in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment under such Facility) but only to the extent that (x) the sum of all Non-Defaulting Lenders’ Available Commitments under such Facility is greater than zero and (y) each such Non-Defaulting Lender’s Available Commitment under such Facility is greater than zero;

(B) if the reallocation described in clause (ii)(A) above cannot, or can only partially, be effected, then the Borrower shall within three (3) Business Days following notice by the Administrative Agent to the Borrower (1) Cash (100%) Collateralize such Defaulting Lender’s portion of the Letters of Credit under the applicable Facility (after giving effect to any partial reallocation pursuant to clause (ii)(A) above) for so long as such Letters of Credit are outstanding and (2) after giving effect to any partial reallocation pursuant to clause (ii)(A) above, if such Defaulting Lender is a Working Capital Facility Lender, repay the non-reallocated amount of each Swing Line Loan for so long as such Refunded Swing Line Loan and Swing Line Participation Amount are outstanding;

(C) if the Participation Obligations of the Non-Defaulting Lenders under the relevant Facility are reallocated pursuant to clause (ii)(A) above or Cash (100%) Collateralized or repaid pursuant to clause (ii)(B), then the fees payable to the Lenders under such Facility pursuant to Section 2.8 shall be adjusted or reduced, as applicable, in accordance with such Non-Defaulting Lenders’ Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment under such Facility); and

(D) if any Defaulting Lender’s portion of the Participation Obligations under any Facility is neither Cash (100%) Collateralized nor reallocated pursuant to this Section 4.18(b)(ii), then, without prejudice to any rights or remedies hereunder of the Lenders and Issuing Lenders under such Facility and, in the case of the Working Capital Facility, the Swing Line Lender, all commitment and commission fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment under such Facility that was utilized by the Participation Obligations under such Facility) and letter of credit fees payable under Section 3.5(a) with respect to such Defaulting Lender’s portion of the Letters of Credit under such Facility shall be payable to the Issuing Lenders under such Facility and, in the case of the Working Capital Facility, the Swing Line Lender, until such Participation Obligations are Cash (100%) Collateralized, reallocated and/or repaid in full.

(c) So long as any Lender under any Facility is a Defaulting Lender, (i) no Issuing Lender under such Facility shall be required to issue, amend or increase any Letter of Credit under such Facility, unless it is satisfied that the exposure of the L/C Participants in respect of such Letter of Credit will be 100% covered by the Commitments of the Non-Defaulting Lenders under such Facility and/or cash collateral will be provided by the Borrower in accordance with Section 4.18(b), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders under such Facility in a manner consistent with Section 3.6 (and Defaulting Lenders shall not participate therein), and (ii) if the Defaulting Lender is a Working Capital Facility Lender, the Swing Line Lender shall not be required to advance any Swing Line Loan, unless it is satisfied that the remaining Working Capital Facility Lenders’ exposure in respect of such Swing Line Loan will be 100% covered by the Working Capital Facility Commitments of the Non-Defaulting Lenders under the Working Capital Facility.

(d) So long as any Lender is a Defaulting Lender, such Defaulting Lender shall not be a Qualified Counterparty with respect to any Commodity OTC Agreements or Financial Hedging Agreements, or a Qualified Cash Management Bank with respect to a Cash Management Bank Agreement, entered into while such Lender is a Defaulting Lender.

(e) In the event that the Administrative Agent, the Borrower and each Issuing Lender under a Facility in which a Defaulting Lender is a Lender, and, in the case of the Working Capital Facility, the Swing Line Lender, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Participation Obligations under such Facility shall be readjusted to reflect the inclusion of such Defaulting Lender’s Commitment under such Facility, and on such date each Lender under such Facility shall purchase at par such of the Loans, funded Participation Obligations and Commitments under such Facility as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans, funded Participation Obligations and Commitments in accordance with its Commitment Percentage with respect to such Facility.

SECTION 5	REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and provide other extensions of credit hereunder and, with respect to the Issuing Lenders, to issue the Letters of Credit, the Loan Parties hereby jointly and severally represent and warrant to each Agent and each Lender as of the Closing Date and each Borrowing Date that:

5.1 Financial Condition. (a) Each of the financial statements delivered pursuant to Section 6.1(r) and Section 7.1 (other than the Annual Budgets, the Operating Forecasts and the financial statements delivered pursuant to Sections 6.1(r)(iv) and (v)) present fairly in all material respects the financial condition of the Persons covered by such financial statements as at such date, and have been prepared in accordance with GAAP or GAAP adjusted on an Economic Basis plus or minus any Allowed Reserve, as applicable, in each case applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein and, with regard to the non-annual financial statements, subject to normal year-end adjustments and the absence of footnotes).

(b) The Annual Budgets and the Operating Forecasts have been prepared in good faith under the direction of a Responsible Person of the General Partner. The Annual Budgets and the Operating Forecasts were based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(c) Except as set forth on Schedule 5.1(c) hereto, neither the MLP nor any of its consolidated Subsidiaries has, at the date of the most recent balance sheet referred to in Section 5.1(a), any material Guarantee Obligation, contingent liability or liability for taxes, or any material long-term lease or unusual forward or long-term commitment, including any material interest rate or foreign currency swap or exchange transaction or other financial derivative which is not reflected in the foregoing statements or in the notes thereto.

(d) The Pro Forma Financial Statements have been prepared giving effect (as if such events had occurred on such date) to (i) the Extensions of Credit to be made on the Closing Date and the use of proceeds thereof, (ii) the consummation of the IPO and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at June 30, 2013, assuming that the events specified in the preceding sentence had actually occurred at such date

(e) The Projections have been prepared based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(f) During the period from December 31, 2012 to and including the Closing Date, there has been no sale, transfer or other disposition by any Loan Party or any of their respective consolidated Subsidiaries of any material part of their respective business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of such Loan Party and its consolidated Subsidiaries at December 31, 2012, other than those sales, transfers, dispositions and acquisitions listed on Schedule 5.1(f).

5.2 No Change. Since December 31, 2012, there has been no Material Adverse Effect.

5.3 Existence; Compliance with Law. Each of the Loan Parties (a) is duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has the corporate (or analogous) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Power; Authorization; Enforceable Obligations. Each of the Loan Parties has the corporate (or analogous) power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and, if applicable, to borrow hereunder, and, if applicable, has taken all necessary corporate (or analogous) action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Except for (a) the filing of Uniform Commercial Code financing statements and equivalent filings for foreign jurisdictions and the taking of applicable actions referred to in Section 5.16 and (b) the filings or other actions listed on Schedule 5.4 (and including such other authorizations, approvals, registrations, actions, notices or filings as have already been obtained, made or taken and are in full force and effect), no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person, including the FERC, to which the Borrower or other Loan Party is subject, is required in connection with the borrowings hereunder or with the execution, delivery, validity or enforceability of the Loan Documents to which the Loan Parties are a party; provided that approval by the FERC may be required for the transfer of direct or indirect ownership or control of FERC Contract Collateral; provided, further, that no approval of the FERC is required for the granting of the security interest in the FERC Contract Collateral to the Administrative Agent pursuant to the Security Documents. As of the Closing Date, the only contracts comprising FERC Contract Collateral of the Loan Parties and their respective Subsidiaries as to which further consent of the FERC may be required in connection with the exercise of remedies by the Administrative Agent under the Loan Documents are contracts for the transportation and storage of certain Eligible Commodities. This Agreement has been, and each other Loan Document to which any Loan Party is a party will be, duly executed and delivered on behalf of such Loan Party. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which any of the Loan Parties is a party, the borrowings hereunder and the use of the proceeds thereof (i) will not violate any Requirement of Law, including any rules or regulations promulgated by the FERC, in any material respect or where a waiver has not been obtained, in each case to the extent applicable to or binding upon such Loan Party or its Properties, (ii) will not violate a material Contractual Obligation (including, for the avoidance of doubt, Governing Documents) of any of the Loan Parties, except where such violation could not reasonably be expected to have a Material Adverse Effect and (iii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than Liens created by the Security Documents in favor of the Administrative Agent and Liens permitted by Section 8.3).

5.6 No Material Litigation. No litigation or proceeding to which a Loan Party is party before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Loan Party or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, (b) with respect to any of the transactions contemplated by or occurring simultaneously with the entering into of any of the Loan Documents in which such litigation or proceeding is material and has a reasonable basis in fact, or (c) which could, after giving effect to any insurance, bond or reserve, reasonably be expected to have a Material Adverse Effect.

5.7 No Default. No Loan Party is in default under or with respect to any Contractual Obligation in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8 Ownership of Property; Liens. Except for matters disclosed on the title reports and surveys, including minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title could not reasonably be expected to have a Material Adverse Effect, each Loan Party has defensible title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its tangible personal property, and none of such property is subject to any Lien except as permitted by Section 8.3.

5.9 Intellectual Property. Each Loan Party owns, is licensed to use or has a common law or contractual right to access and use, all material trademarks, tradenames, copyrights, patents, technology, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”) except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.9, no claim has been asserted nor is pending by any Person challenging or questioning the use by any such Loan Party of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, except any claim that could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Loan Parties does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of any Loan Party has or could reasonably be expected to have a Material Adverse Effect.

5.11 Taxes. (a) Each Loan Party and each of its Subsidiaries has timely filed or caused to be filed all material Tax returns required to be filed and has timely paid all material Taxes due and payable by it or imposed with respect to any of its property and all other material fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Loan Parties).

(b) There are no Liens for Taxes and no claim is being asserted with respect to Taxes, except for statutory liens for Taxes not yet due and payable or for Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and, in each case, with respect to which reserves in conformity with GAAP have been provided on the books of the MLP.

5.12 Federal Regulations. No part of the proceeds of any Loan or Letter of Credit will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U, or for any purpose which violates, or which would be inconsistent with, the provisions of the regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation U.

5.13 ERISA. Neither a Reportable Event nor a failure to satisfy the minimum funding requirements of Section 412 or 430 of the Code has occurred during the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur with respect to any Single Employer Plan, no Plan is reasonably expected to be in “at risk” status within the meaning of Section 430 of the Code and each Plan (including, to the knowledge of the Loan Parties, a Multiemployer Plan or a multiemployer welfare plan maintained pursuant to a collective bargaining agreement) has complied in all respects with the applicable provisions of ERISA, the Code and the constituent documents of such Plan, except for instances of non-compliance that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred during such six-year period or is reasonably expected to occur (other than a termination described in Section 4041(b) of ERISA), and no Lien in favor of the PBGC or a Plan has arisen during such six-year period or is reasonably expected to arise. Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Except to the extent that such liability could not reasonably be expected to have a Material Adverse Effect, (i) neither the Loan Parties nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and (ii) the

Loan Parties would not become subject to any liability under ERISA if a Loan Party or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the knowledge of the Loan Parties, no such Multiemployer Plan is in Reorganization, Insolvent or terminating or is reasonably expected to be in Reorganization, become Insolvent or be terminated or is, or is reasonably expected to be in endangered, seriously endangered or critical status, in each case within the meaning of Section 432 of the Code. Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the aggregate liabilities of the Loan Parties and each Commonly Controlled Entity for the provision of post-retirement benefits to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) do not, in the aggregate, exceed the total assets under all such Plans allocable to such benefits except as disclosed in the financial statements of the Loan Parties. Neither the Loan Parties nor any Commonly Controlled Entity has engaged in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code in connection with any Plan that would subject any Loan Party to liability under ERISA and/or Section 4975 of the Code that could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (1) Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS covering such plan’s most recently completed five-year remedial amendment cycle in accordance with Revenue Procedure 2007-44, I.R.B. 2007-28, indicating that such Plan is so qualified and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently pending before the Internal Revenue Service and, to the knowledge of the Borrower, nothing has occurred subsequent to the issuance of the most recent determination letter which would cause such Plan to lose its qualified status; (2) no liability to the PBGC (other than required premium payments) or the IRS with respect to any Plan, any Plan or Single Employer Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Loan Party or any Commonly Controlled Entity; (3) no Event of Default under Section 9.1(h) hereof has occurred and neither the Borrower nor any Commonly Controlled Entity is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an Event of Default; and (4) each of the Loan Parties’ Commonly Controlled Entities have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

5.14 Investment Company Act; Other Regulations. None of the Loan Parties is required to register as an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940. The Loan Parties are not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits their ability to incur Indebtedness.

5.15 Subsidiaries. Schedule 5.15 sets forth as of the Closing Date the names of all direct or indirect Subsidiaries of the MLP, their respective forms of organization, their respective jurisdictions of organization, the total number of issued and outstanding shares or other interests of Capital Stock thereof, the classes and number of issued and outstanding shares or other interests of Capital Stock of each such class, and with respect to the MLP, the name of each holder of general partnership interests thereof and the number of general partnership interests held by each such holder.

5.16 Security Documents. (a) The provisions of the Security Documents are effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien in all right, title and interest of each Loan Party party thereto in the “Collateral” described therein, subject to any Liens permitted by Section 8.3.

(b) When any stock certificates representing Pledged Collateral are delivered to the Administrative Agent, and proper financing statements or other applicable filings listed in Schedule 5.16 have been filed in the offices in the jurisdictions listed in Schedule 5.16, the Pledge Agreement shall constitute a perfected first Lien on, and security interest in, all right, title and interest of each Loan Party party thereto in the “Pledged Collateral” described therein, subject to any Liens permitted by Section 8.3.

(c) When proper financing statements or other applicable filings listed in Schedule 5.16 have been filed in the offices in the jurisdictions listed in Schedule 5.16, the security interest granted under the Security Agreement shall constitute a perfected first Lien on, and security interest in, all right, title and interest of the Borrower and those Loan Parties party thereto in the portion of the “Collateral” described therein that consists of assets included in the Borrowing Base hereunder, which can be perfected by such filing, subject to any Permitted Borrowing Base Liens.

(d) When an Account Control Agreement has been entered into with respect to each Pledged Account, the Security Agreement shall constitute a perfected first Lien on, and security interest in, all right, title and interest of the Loan Party thereto in the portion of the “Collateral” described therein that consists of Pledged Accounts, prior and superior in right to any other Person, subject to any Permitted Cash Management Liens.

5.17 Accuracy and Completeness of Information. All factual information, reports and other papers and data with respect to the Loan Parties furnished pursuant to this Agreement and the other Loan Documents, and all factual statements and representations made in writing, to the Agents, the Arrangers or the Lenders by any Loan Party or on behalf of any Loan Party at its direction, were, at the time the same were so furnished or made, when taken together with all such other factual information, reports and other papers and data previously so furnished and all such other factual statements and representations previously so made in writing, complete and correct in all material respects, to the extent necessary to give the Agents, the Arrangers and the Lenders true and accurate knowledge of the subject matter thereof in all material respects, and did not, as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances in which the same were made. The projections and pro forma information contained in the materials referenced above were based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by the Agents, the Arrangers and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount; provided, however, that the representation and warranty in this Section 5.17 shall not cover (x) the financial information addressed in Section 5.1 or Section 7.1 or (y) any reports that were prepared by any Agent, any Arranger, any Lender or any advisor thereof (whether or not such advisor’s fees were paid by any Loan Party), but shall apply to any information, reports, other papers or data that were approved by any Loan Party for inclusion in any such report.

5.18 Labor Relations. No Loan Party is engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending or, to the best knowledge of each Loan Party, threatened against a Loan Party before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or, to the knowledge of any Loan Party, threatened, (b) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of each Loan Party, threatened against a Loan Party, and (c) no union representation question existing with respect to the employees of a Loan Party and, to the knowledge of any Loan Party, no union organizing activities are taking place with respect to any thereof.

5.19 Insurance. As of the Closing Date, each Loan Party has, with respect to its properties and business, insurance covering the risks, in the amounts, with the deductible or other retention amounts, and with the carriers, listed on Schedule 5.19, which insurance meets the requirements of Section 7.5 hereof and Section 5(q) of the Security Agreement as of the Closing Date.

5.20 Solvency. (a) As of the Closing Date, and each other Borrowing Date, immediately after giving effect to Loans and Letters of Credit to be made, issued or provided on such date, (i) the amount of the “present fair saleable value” of the assets of each of the MLP and its Subsidiaries, taken as a whole, the MLP and the Borrower will, as of such time, exceed the amount of all “liabilities of each of the MLP and its Subsidiaries, taken as a whole, the MLP and the Borrower, contingent or otherwise”, such quoted terms are determined in accordance with applicable federal and state Laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of each of the MLP and its Subsidiaries, taken as a whole, the MLP and the Borrower will be greater than the amount that will be required to pay the liabilities of each of the MLP and its Subsidiaries, taken as a whole, the MLP and the Borrower on their respective debts as such debts become absolute and matured, (iii) none of the MLP and its Subsidiaries, taken as a whole, the MLP or the Borrower will have an unreasonably small amount of capital with which to conduct their respective businesses, and (iv) each of the MLP and its Subsidiaries, taken as a whole, the MLP and the Borrower will be able to pay their respective debts as they mature. For purposes of this Section 5.20, “debt” means “liability on a claim”, “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

5.21 Use of Letters of Credit and Proceeds of Loans. (a) The proceeds of the Loans shall be used (x) on the Closing Date, to repay outstanding obligations under the Existing Credit Agreement and the Wells Fargo Credit Agreement, and (y) thereafter only (i) to finance the Loan Parties’ purchase, storage and sale of Petroleum Products, Natural Gas Products, Coal Products, carbon credits, RINs, wood pellets, asphalt and such other energy products as the Required Lenders may approve from time to time (such approval not to be unreasonably withheld) (collectively, “Product”), (ii) to finance (x) maintenance Capital Expenditures, (y) solely with respect to Acquisition Facility Acquisition Extensions of Credit, the acquisition of Acquisition Assets and (z) solely with respect to the Working Capital Facility, and in an aggregate amount not to exceed $10,000,000 expended for such purpose outstanding at any time (as to all Working Capital Facility Extensions of Credit), non-maintenance Capital Expenditures, (iii) for hedging related to the purchase, storage and sale of Product, (iv) for the general working capital purposes of the Loan Parties, (v) to finance the carrying of accounts receivable, (vi) for the payment of contractual margin calls (with respect to exchange-traded contracts, over-the-counter contracts and otherwise) or establishment of reserves in connection therewith, (vii) for the making of Restricted Payments to the extent permitted by Section 8.5 below, (viii) to support certain working capital requirements related to the Loan Parties’ marketing activities and (ix) to pay any fees and expenses payable to the Lenders, the Agents and any other Secured Parties, and not for any other purpose.

(b) Letters of Credit shall be used only (i) for the general working capital purposes of the Loan Parties, (ii) to facilitate and finance the purchase of Product for resale or storage, (iii) to secure the obligations of any Loan Party under any contract or agreement or in connection with any legal requirement or governmental permit, such as transportation obligations, bonding obligations, performance and margin-related obligations related to hedging of Product and (iv) to support (x) maintenance Capital Expenditures, (y) solely with respect to Acquisition Facility Acquisition Extensions of Credit, the acquisition of Acquisition Assets and (z) solely with respect to the Working Capital Facility, and in an aggregate amount not to exceed $10,000,000 for such purpose outstanding at any time (with respect to all Working Capital Facility Extensions of Credit), non-maintenance Capital Expenditures, and not for any other purpose.

5.22 Environmental Matters. Except as set forth on Schedule 5.22:

(a) To the best of each Loan Party’s knowledge and belief, such knowledge and belief being that of a reasonable person who had conducted due diligence and good faith inquiry, the facilities and properties owned, leased or operated by the Loan Parties (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(b) To the best of each Loan Party’s knowledge and belief, such knowledge and belief being that of a reasonable person who had conducted due diligence and good faith inquiry, (i) except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect, the Properties and all operations at the Properties are in compliance, and have, for the lesser of the last five years or for the duration of their ownership, lease, or operation by Loan Parties, been in compliance in all material respects with all applicable Environmental Laws and Environmental Permits, and (ii) there is no contamination at, under or about the Properties or violation of any Environmental Law or Environmental Permit with respect to the Properties or the business at the Properties operated by Loan Parties (the “Business”) which could materially interfere with the continued operation of the Properties or materially impair the fair saleable value thereof. All Environmental Permits necessary in connection with the ownership and operation of each Loan Party’s business have been obtained and are in full force and effect, except where any such failure to obtain and maintain in full force and effect (individually or in the aggregate) has not had and is not reasonably likely to result in a Material Adverse Effect. Without limiting the foregoing, all material permits, registrations, licenses or similar authorizations or notifications required to construct and operate bulk storage tanks and other bulk storage facilities at the Properties are in effect.

(c) No Loan Party has received any written notice of violation, alleged violation, non-compliance, liability or potential liability pursuant to Environmental Laws or Environmental Permits with regard to any of the Properties or the Business, nor do the Loan Parties have knowledge or reason to believe that any such notice will be received or is being threatened, except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in a Material Adverse Effect.

(d) To the best of each Loan Party’s knowledge and belief, such knowledge and belief being that of a reasonable person who had conducted due diligence and good faith inquiry, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Loan Party, threatened, under any Environmental Law to which any Loan Party is or will be named as a party with respect to any of the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements or liens outstanding under any Environmental Law with respect to any of the Properties or the Business, except insofar as such proceeding, action, decree, order or other requirement or lien, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(f) There has been no release or threat of release of Materials of Environmental Concern at or from any of the Properties arising from or related to the operations of any Loan Party in connection with any of the Properties or otherwise in connection with the Business and, to the knowledge of each Loan Party, no other Person has released Materials of Environmental Concern at or from the Properties, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

5.23 Risk Management Policy. The Risk Management Policy has been duly adopted in accordance with the internal risk policies of the Borrower, is in full force and effect with respect to all Loan Parties, and has been previously delivered to the Administrative Agent (for distribution to the Lenders) and certified by a Responsible Person of the Borrower as being a true and correct copy and in full force and effect, and the Risk Management Policy in effect as of the Closing Date is attached hereto as Exhibit I.

5.24 AML Laws. (a) None of the Loan Parties and none of their respective Subsidiaries are, and to their knowledge none of their respective Affiliates are, in violation of any Requirement of Law relating to terrorism or money laundering (collectively, “AML Laws”), including, but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (“USA PATRIOT Act”).

(b) None of the Loan Parties, none of their respective Subsidiaries and, to their knowledge, none of their respective Affiliates and no broker or other agent of any Loan Party, that is, in each case, acting or benefiting in any capacity in connection with the Loans, is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order or any other applicable the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) regulation;

(ii) a Person owned or controlled by, or acting on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order or any other applicable OFAC regulation;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any applicable AML Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or other applicable OFAC regulations; or

(v) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by OFAC at its official website, currently available at www.treas.gov/offices/enforcement/ofac/ or any replacement website or other replacement official publication of such list.

(c) None of the Loan Parties, and to their knowledge no broker or other agent of any Loan Party acting in any capacity in connection with the Loans, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or other applicable OFAC regulations, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable AML Law.

If any Loan Party acquires or forms any Subsidiary, each of the foregoing representations and warranties referring to any Subsidiary of a Loan Party shall be thereafter deemed modified to cover, on a prospective basis, the Loan Parties and their respective Subsidiaries (including such Loan Party’s newly acquired or formed Subsidiary), mutatis mutandis.

SECTION 6	CONDITIONS PRECEDENT

6.1 Conditions Precedent. The effectiveness of this Agreement is subject to the satisfaction or waiver of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received:

(i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, each Agent, the Co-Syndication Agents, the Co-Documentation Agents and each Lender set forth on Schedule 1.0;

(ii) the Guarantee, executed and delivered by a duly authorized officer of each party thereto;

(iii) the Security Agreement, executed and delivered by a duly authorized officer of each party thereto;

(iv) the Pledge Agreement, executed and delivered by a duly authorized officer of each party thereto;

(v) [reserved];

(vi) [reserved];

(vii) a Mortgage and Security Agreement for each Mortgaged Property located in the United States, executed and delivered by a duly authorized officer of the applicable Loan Party securing the total amount of the Obligations, provided, however, that with respect to any Mortgaged Property located in a jurisdiction which imposes mortgage recording taxes or similar fees, that the amount secured thereby may be limited to an amount not less than 100% of the appraised value of the land and improvements constituting such Mortgaged Property which is subject to the Mortgage and Security Agreement;

(viii) the Perfection Certificate, executed and delivered by a duly authorized officer of each Loan Party;

(ix) for each Working Capital Facility Lender requesting the same, a Note of the Borrower substantially in the form of Exhibit A-1 and conforming to the requirements hereof and executed by a duly authorized officer of the Borrower;

(x) [reserved];

(xi) for each Swing Line Lender requesting the same, a Note of the Borrower substantially in the form of Exhibit A-2 and conforming to the requirements hereof and executed by a duly authorized officer of the Borrower;

(xii) for each Acquisition Facility Lender requesting the same, a Note of the Borrower substantially in the form of Exhibit A-3 and conforming to the requirements hereof and executed by an authorized officer of the Borrower; and

(xiii) each of the Account Control Agreements, executed and delivered by a duly authorized officer of each party thereto.

(b) Secretary’s Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by (i) the President or any Vice President and the Secretary or any Assistant Secretary on behalf of such Person, or, if applicable, of the general partner or managing member or members of such Person, on behalf of such Person, or (ii) in the case of any such Person that is a limited liability company or limited partnership that does not have any such officers, the general partner, in the case of a limited partnership, or, in the case of a limited liability company, the managing member or members of such Person, on behalf of such Person.

(c) Borrowing Base Report; Marked-to-Market Report; Position Report. The Co-Collateral Agents shall have received a pro forma Borrowing Base Report showing the Borrowing Base as of a date not greater than 20 calendar days prior to the Closing Date, modified on a pro forma basis to give effect to the IPO, the distribution of the IPO Distributed Assets and any Extensions of Credit to be made or continued on the Closing Date, and the latest Marked-to-Market Report and Position Report required to be delivered pursuant to the Existing Credit Agreement as of the Closing Date, in each case, with appropriate insertions and supporting schedules and dated the Closing Date, reasonably satisfactory in form and substance to the Co-Collateral Agents, and executed by a Responsible Person of the Borrower.

(d) Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or analogous body) of each Loan Party authorizing as applicable to such Person (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Security Documents, certified on behalf of such Person by the Secretary or an Assistant Secretary of such Person, or, if applicable, of the general partner or managing member or members of such Person, as of the Closing Date, which certification shall be included in the certificate delivered in respect of such Person pursuant to Section 6.1(b), shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(e) Incumbency Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Person or, if applicable, of the general partner or managing member or members of such Person, executing any Loan Document, or having authorization to execute any certificate, notice or other submission required to be delivered to the Administrative Agent or a Lender pursuant to this Agreement, which certificate shall be included in the certificate delivered in respect of such Person pursuant to Section 6.1(b), shall be reasonably satisfactory in form and substance to the Administrative Agent, and shall be executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Person, or, if applicable, of the general partner or managing member or members of such Person, on behalf of such Person.

(f) Organizational Documents. The Administrative Agent shall have received true and complete copies of the Governing Documents of each Loan Party, certified as of the Closing Date as complete copies thereof by the Secretary or an Assistant Secretary of such Person, or, if applicable, of the general partner or managing member or members of such Person, on behalf of such Person, which certification shall be included in the certificate delivered in respect of such Person pursuant to Section 6.1(b) and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(g) Good Standing Certificates. The Administrative Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of each Loan Party (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(h) Consents, Licenses and Approvals. The Administrative Agent shall have received a certificate of a Responsible Person of the Borrower either (i) attaching copies of all consents, authorizations and filings referred to in Section 5.4 (other than the Mortgage and Security Agreements and any Uniform Commercial Code financing statement filed pursuant to the Security Documents), and stating that such consents, licenses and filings are in full force and effect or (ii) stating that no such consents, licenses or approvals are so required.

(i) Borrower’s Certificate. The Administrative Agent shall have received a certificate substantially in the form of Exhibit S signed by a Responsible Person of the Borrower, stating on behalf of the Borrower that:

(i) The representations and warranties contained in Section 5 are true and correct in all material respects on and as of such date, as though made on and as of such date;

(ii) No Default or Event of Default exists; and

(iii) There has not occurred since December 31, 2012 a Material Adverse Effect.

(j) Fees. The Administrative Agent, the Co-Collateral Agents, the Arrangers and the Lenders shall have received the fees (including reasonable fees, disbursements and other charges of counsel to the Agents) to be received on the Closing Date referred to herein and in the Fee Letter and, to the extent invoiced at least two Business Days prior to the Closing Date (or such lesser time as agreed by the Borrower) all reasonable out-of-pocket costs and expenses incurred by the Agents and the Lead Arranger in connection with the negotiation of the Loan Documents and due diligence with respect thereto.

(k) Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

(i) the executed legal opinion of Vinson & Elkins LLP, counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and in accordance with customary opinion practice;

(ii) the executed legal opinion of the General Counsel of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and in accordance with customary opinion practice;

(iii) the executed legal opinion of Pillsbury Winthrop Shaw Pittman LLP with respect to the Mortgaged Properties located in New York, in form and substance reasonably satisfactory to the Administrative Agent and in accordance with customary opinion practice; and

(iv) an executed legal opinion of local counsel to the Loan Parties with respect to each Mortgaged Property, in form and substance reasonably satisfactory to the Administrative Agent and in accordance with customary opinion practice.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require in accordance with customary opinion practice.

(l) Collateral and Risk Management Practices. The Administrative Agent shall have completed a satisfactory collateral and risk management practices review of all of the assets of the Loan Parties that comprise each asset category set forth in the definitions of “Borrowing Base” (which review shall be satisfied by the delivery to the Administrative Agent of the collateral and risk management practices review report performed by BNP Paribas with a borrowing base date of January 31, 2013 and field visit of March 12-15, 2013).

(m) Risk Management Policy. The Administrative Agent and the Lenders shall have received a copy of the Risk Management Policy, including position and other limits, which shall be satisfactory in content and form to the Administrative Agent.

(n) Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, under the Uniform Commercial Code and equivalent legislation in all relevant jurisdictions and all customary judgment and tax Lien searches for financing transactions of this nature in all applicable jurisdictions, which may have been filed with respect to personal property of the Loan Parties, and the results of such search shall be reasonably satisfactory to the Administrative Agent.

(o) Actions to Perfect Liens. All filings, recordings, registrations and other actions, including the filing of financing statements on form UCC-1, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents, shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent or the title insurance company issuing the policy referred to in Section 6.1(u) (the “Title Insurance Company”) in proper form for filing, registration or recordation.

(p) Pledged Collateral; Stock Powers; Pledged Interests; Pledged Notes; Pledged Chattel Paper. The Administrative Agent shall have received:

(i) the certificates representing the shares or other equity interests (to the extent such equity interests are certificated) pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate, executed in blank by a duly authorized officer of the pledgor thereof;

(ii) all promissory notes, if any, and other instruments, in each case, in a principal amount in excess of $2,500,000 and pledged pursuant to the Pledge Agreement, each endorsed in blank by a duly authorized officer of the pledgor thereof; and

(iii) the original counterpart of all chattel paper, if any, in a principal amount in excess of $2,500,000 and pledged pursuant to the Security Agreement, duly endorsed in a manner satisfactory to the Administrative Agent and containing a legend, if required by the Administrative Agent, that it is the original counterpart of such chattel paper.

(q) Issuer Consent. Each Issuer (as defined in the Pledge Agreement) referred to in the Pledge Agreement shall have delivered an acknowledgement of and consent to such Pledge Agreement, executed by a duly authorized officer of such Issuer, in substantially the form appended to such Pledge Agreement.

(r) Financial Statements. The Administrative Agent and the Lenders shall have received each of the following:

(i) the audited consolidated balance sheet of the Borrower and its Subsidiaries for each of the fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012 and the related consolidated statements of income, stockholders’ equity and cash flows for the applicable Fiscal Year ended on each such date, audited by Ernst & Young LLP, prepared in accordance with GAAP, in each case applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein);

(ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2013 and June 30, 2013 and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for the portion of the Fiscal Year ended on each such date, in each case prepared in accordance with GAAP adjusted on an Economic Basis plus or minus any Allowed Reserve, as applicable, certified by a Responsible Person of the Borrower, as being fairly presented in all material respects (subject to normal year end audit adjustments and the absence of footnotes);

(iii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the last date of each calendar month ended subsequent to June 30, 2013 and at least 30 days prior to the Closing Date, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for each such month and the portion of the Fiscal Year ending on each such date in each case prepared in accordance with GAAP adjusted on an Economic Basis plus or minus any Allowed Reserve, as applicable, certified by a Responsible Person of the Borrower, as being fairly presented in all material respects (subject to normal year end audit adjustments and the absence of footnotes);

(iv) a projected income statement and balance sheet (the “Projections”) for the MLP and its consolidated Subsidiaries for each Fiscal Year ending after the Closing Date and on or prior to December 31, 2018, in each case prepared in accordance with GAAP adjusted on an Economic Basis plus or minus any Allowed Reserve, and accompanied by such information as the Agent may reasonably request to confirm the tax, legal and business assumptions made in such projections; and

(v) a pro forma consolidated balance sheet and related pro forma consolidated statement of income (the “Pro Forma Financial Statements”) of the MLP and its consolidated Subsidiaries for the twelve (12) month period ending on June 30, 2013, after giving effect to the IPO and any Extensions of Credit to be made on the Closing Date (as if such transactions had occurred as of June 30, 2013 (in the case of the balance sheet) or at the beginning of such period (in the case of the statement of income)), in each case (A) prepared in accordance with GAAP adjusted on an Economic Basis plus or minus any Allowed Reserve and (B) satisfactory in content and form to the Administrative Agent.

(s) Insurance. The Administrative Agent shall have received (i) evidence in form and substance reasonably satisfactory to it that all of the insurance-related requirements of Section 7.5 hereof and Section 5(q) of the Security Agreement shall have been satisfied and (ii) evidence that the premiums then due and payable on each insurance policy have been paid.

(t) Appraisals; Surveys. The Administrative Agent shall have received (i) real property appraisals with respect to each Mortgaged Property from an appraiser reasonably acceptable to the Administrative Agent and (ii) current or existing ALTA/ACSM surveys with respect to each Mortgaged Property reasonably acceptable to the Administrative Agent and which is sufficient for the title insurance company to remove the survey exception for each Mortgage Policy and to issue such survey-dependent endorsements as are requested by the Administrative Agent.

(u) Title Insurance Policy. The Administrative Agent shall have received, with respect to each Mortgage and Security Agreement intended to encumber Mortgaged Property, a policy or policies of title insurance insuring the Lien of the Mortgage and Security Agreement on such Mortgaged Property, in an amount equal to, for any fee mortgage policy, the aggregate of the land value and insurable building and improvements value of such Mortgaged Property (or such lesser amount as may be acceptable to Administrative Agent), and for any leasehold mortgage policy, an agreed upon value of the leasehold estate reasonably acceptable to Administrative Agent (the “Mortgage Policies”), issued by a nationally recognized title insurance company insuring the Lien of such Mortgage and Security Agreement as a valid first Lien on the Mortgaged Property described therein, free of all other Liens that are not expressly permitted under this Agreement, containing no general survey exception or mechanics lien exception and issued together with such endorsements and affirmative coverage as the Administrative Agent may reasonably request.

(v) Solvency. The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit V from either the chief financial officer of the MLP or the General Partner.

(w) Copies of Recorded Documents. The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in Section 6.1(u).

(x) Environmental Reports. An American Society for Testing & Materials E1527-05 compliant Phase I Environmental Site Assessment (“ESA”), inclusive of 40 CFR 312 representations for each Mortgaged Property, prepared by an environmental consultant reasonably acceptable to the Administrative Agent, in form, scope, and substance reasonably satisfactory to the Administrative Agent, together with a letter from the environmental consultant permitting the Agents and the Lenders to rely on the environmental assessment as if addressed to and prepared for each of them.

(y) PATRIOT Act. The Administrative Agent shall have received, no later than five (5) days prior to the Closing Date, all documentation and other information requested by the Administrative Agent that are required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(z) Flood Determination. The Administrative Agent and Lenders shall have received, in form and substance reasonably acceptable to the Administrative Agent, (i) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged

Property and (ii) for each Mortgaged Property that is located in a flood zone, (A) flood acknowledgements executed by the Borrower, (B) flood insurance, in an amount reasonably satisfactory to the Administrative Agent, (1) maintained with a financially sound and reputable insurer, (2) covering buildings and contents for such Mortgaged Property and (3) naming the Administrative Agent, as mortgagee and (C) evidence of the payment of premiums then due and payable for the flood insurance required by clause (B).

(aa) Axel Johnson Acknowledgment. The Administrative Agent shall have received a copy of the acknowledgment of Axel Johnson Inc. to the subordination provisions applicable to any Axel Johnson Subordinated Indebtedness.

(bb) Concurrent Transactions. (i) The IPO shall have been, or shall be concurrently with the effectiveness hereof, consummated yielding Net Cash Proceeds to the MLP of not less than the aggregate face value of the IPO Distributed Assets at the time of the distribution thereof.

(ii) The Indebtedness outstanding under the Existing Credit Agreement shall have been, or shall be concurrently with the effectiveness hereof, paid in full (and any letters of credit outstanding thereunder shall have becomes Letters of Credit hereunder), the Administrative Agent shall have received a payoff letter in respect thereof and any Liens in respect thereof shall have been, or shall be concurrently with the effectiveness hereof, terminated.

(iii) The Indebtedness outstanding under the Wells Fargo Credit Agreement shall have been, or shall be concurrently with the effectiveness hereof, paid in full and the Administrative Agent shall have received a payoff letter in respect thereof.

(cc) Outside Date. The Closing Date shall occur on or before December 15, 2013.

(dd) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

6.2 Conditions to Each Credit Extension. The obligation of each Lender to make any Loan requested to be made by it on any date (including its initial Loan, if any) and the agreement of the Issuing Lenders to issue or provide any Letter of Credit (including the initial Letters of Credit, if any) is subject to the satisfaction or waiver of the following conditions precedent:

(a) Borrowing Notice. The Administrative Agent shall have received a Borrowing Notice or Letter of Credit Request pursuant to Section 2.5 or Section 3.3, as the case may be.

(b) Representations and Warranties. Each of the representations and warranties made by the Borrower and the other Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of such date as if such representation and warranty was made on and as of such date, except to the extent any such representation and warranty relates solely to a specified prior date, in which case such representation and warranty shall have been true and correct in all material respects as of such specified date.

(c) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(d) Borrowing Base Report. The Co-Collateral Agents shall have timely received a Borrowing Base Report for the most recent period for which such Borrowing Base Report is required to be delivered in accordance with Section 6.1(c) or Section 7.2(c), as applicable.

(e) Borrowing Availability. After giving effect to such extension of credit requested to be made on such date,

(i) the sum of the Total Working Capital Facility Extensions of Credit and the Total Acquisition Facility Working Capital Extensions of Credit shall not exceed the Borrowing Base as of such date,

(ii) the Total Acquisition Facility Acquisition Extensions of Credit shall not exceed the Eligible Acquisition Asset Value,

(iii) the Total Acquisition Facility Extensions of Credit shall not exceed the aggregate Acquisition Facility Commitments,

(iv) the Total Working Capital Facility Extensions of Credit shall not exceed the aggregate Working Capital Facility Commitments,

(v) such extension of credit shall not result in any Applicable Sub-Limit being exceeded,

(vi) with respect to any such extension of credit under the Acquisition Facility, the Loan Parties shall be in compliance with the covenants set forth in Section 8.1 calculated on a Pro Forma Basis, and

(vii) the Administrative Agent shall have received a certificate of a Responsible Person of the Borrower (such certificate, the “Availability Certification”) certifying as to the satisfaction of each of the specific conditions set forth in Sections 6.2(b) and (c) and clauses (i)-(vi) of Section 6.2(e) as of such date.

(f) [Working Capital Facility Extensions of Credit. If, at the time the Borrower requests any Working Capital Facility Extension of Credit hereunder, the then outstanding principal balance of all Working Capital Facility Extensions of Credit (including the face amount of any Working Capital Facility Letters of Credit) is less than $[        ] (such requested Working Capital Facility Extension of Credit, a “Working Capital Taxable Advance”), Borrower shall cause to be recorded in the appropriate land records a supplemental instrument in form and substance satisfactory to the Administrative Agent which evidences that each Mortgage covering real property located in the State of New York secures such Working Capital Taxable Advance, and Borrower shall pay all applicable mortgage recording tax on that portion of the Working Capital Taxable Advance which equals the difference between such then outstanding principal balance of the Working Capital Facility Extensions of Credit prior to the Working Capital Taxable Advance and $[        ]. Before such Working Capital Taxable Advance is made, the Borrower shall furnish the Administrative Agent with a recorded, stamped copy of such supplemental instrument and evidence satisfactory to the Administrative Agent that all applicable mortgage recording tax due in connection with such Working Capital Taxable Advance has been paid.

(g) Acquisition Facility Extensions of Credit. If, at the time the Borrower requests any Acquisition Facility Extension of Credit hereunder, the then outstanding principal balance of all Acquisition Facility Extensions of Credit (including the face amount of any Acquisition Facility Letters of Credit) is less than $[        ] (such requested Acquisition Facility Extension of Credit, an “Acquisition Facility Taxable Advance”), Borrower shall cause to be recorded in the appropriate land records a supplemental instrument in form and substance satisfactory to the Administrative Agent which evidences that each Mortgage covering real property located in the State of New York secures such Acquisition Facility Taxable Advance, and Borrower shall pay all applicable mortgage recording tax on that portion of the Acquisition Facility Taxable Advance which equals the difference between such then outstanding principal balance of the Acquisition Facility Extensions of Credit prior to the Acquisition Facility Taxable Advance and $[        ]. Before such Acquisition Facility Taxable Advance is made, the Borrower shall furnish the Administrative Agent with a recorded, stamped copy of such supplemental instrument and evidence satisfactory to the Administrative Agent that all applicable mortgage recording tax due in connection with such Acquisition Facility Taxable Advance has been paid.]1

SECTION 7	AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, commencing on the Closing Date and continuing so long as any of the Commitments remain in effect or any amount is owing to any Lender or the Agents hereunder or under any other Loan Document (except contingent indemnification and expense reimbursement obligations for which no claim has been made), each Loan Party shall:

7.1 Financial Statements. Furnish to the Administrative Agent (for distribution to each Lender):

(a) as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year of the MLP commencing with the Fiscal Year ending on December 31, 2013, a copy of the audited consolidated balance sheet of the MLP and its consolidated Subsidiaries as at the end of such year, in each case with the related consolidated statements of income and retained earnings and cash flows for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous year (or, with respect to the Fiscal Year ending on December 31, 2013, the figures for the Borrower and its consolidated Subsidiaries), reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after (i) the end of the fiscal quarter ending September 30, 2013, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income and retained earnings and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP and setting forth in comparative form the figures for the previous year, certified by a Responsible Person of the Borrower as being fairly presented in all material respects (subject to normal year end audit adjustments and the absence of footnotes) and (ii) the end of each subsequent fiscal quarter of the MLP (except for the fiscal quarter ending on December 31 of each fiscal year), the unaudited consolidated balance sheet of the MLP and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income and retained earnings and cash flows for such quarter and the portion of the fiscal year

[1]	To be discussed.

through the end of such quarter (it being understood that the financials for any portion of the year prior to the Closing Date shall be for the Borrower and its consolidated Subsidiaries), prepared in accordance with GAAP and setting forth, beginning with the fiscal quarter ending on March 31, 2014, in each case in comparative form the figures for the previous year (or, with respect to any fiscal quarter ending on or prior to September 30, 2014, the figures for the Borrower and its consolidated Subsidiaries for the previous year), certified by a Responsible Person of the Borrower as being fairly presented in all material respects (subject to normal year end audit adjustments and the absence of footnotes);

(c) as soon as available, but in any event not later than 30 days after the end of each calendar month, the unaudited consolidated and consolidating balance sheet of the MLP and its consolidated Subsidiaries as at the end of such calendar month and the related unaudited consolidated and consolidating statements of income and the unaudited consolidated retained earnings and cash flows for such month and the portion of the Fiscal Year through the end of such month (it being understood that the financials for any portion of the year prior to the Closing Date shall be for the Borrower and its consolidated Subsidiaries), prepared in accordance with GAAP adjusted on an Economic Basis plus or minus any Allowed Reserve, as applicable, and setting forth, beginning with the first calendar month ending after the Closing Date, in each case in comparative form the figures for the previous year (or, with respect to any calendar month ending on or prior to the date that is the first anniversary of the Closing Date, the figures for the Borrower and its consolidated Subsidiaries for the previous year), certified by a Responsible Person of the Borrower, as being fairly presented in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

(d) as soon as available, but in any event not later than 60 days after the commencement of each Fiscal Year of the Borrower, the Annual Budget for such Fiscal Year;

(e) as soon as available, but in any event not later than 30 days after the end of each calendar month, (i) the Operating Forecast for the next succeeding calendar month and (ii) a comparison of actual performance (as to income) of the MLP and its consolidated Subsidiaries against the Operating Forecast for such calendar month;

(f) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a Reconciliation Summary for the annual financial statements delivered pursuant to Section 7.1(a); and

(g) concurrently with the delivery of the financial statements referred to in Section 7.1(c), a Reconciliation Summary for the monthly financial statements delivered pursuant to Section 7.1(c).

All such financial statements (other than the Annual Budgets and the Operating Forecasts) shall present fairly in all material respects the financial condition of the Persons covered by such financial statements as at such date and shall be prepared in reasonable detail and, except as noted herein, in accordance with GAAP or GAAP adjusted on an Economic Basis plus or minus any Allowed Reserve, as applicable, applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and, with regard to the non-annual financial statements, subject to normal year-end adjustments and the absence of footnotes). The Annual Budgets and the Operating Forecasts shall have been prepared in good faith under the direction of a Responsible Person of the General Partner and based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. Information required to be delivered pursuant to this Section 7.1 shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy statements containing such information, shall have been posted and shall remain available on a website maintained by the SEC (such reports or proxy statements, the “SEC Filings”), provided that the Borrower shall have notified (which may be made by facsimile or electronic mail) the Administrative Agent of the posting of any such information pursuant to Section 7.7(l). In addition, and notwithstanding any other provision of this Section 7.1, to the extent any SEC Filing shall have been certified by a Responsible Officer of the MLP, no further certification by the Borrower shall be required under this Section 7.1 with respect to the information contained in such SEC Filing; provided, that the MLP hereby allows the Administrative Agent and the Lenders to rely upon such certification as if such certification had been made to the Administrative Agent and the Lenders.

7.2 Certificates; Other Information. Furnish to the Administrative Agent (for distribution to the Lenders, including, if requested by a Lender, through posting on Intralinks or other web site in use to distribute information to the Lenders):

(a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements, if such accountants are willing to provide such certificate (provided, that if such independent certified public accountants are unwilling to provide such certificate, and such certificate is customarily given by independent certified public accountants of nationally recognized standing in the market, the Loan Parties shall engage another certified public accountant willing to provide such certificate), stating in substance that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default arising out of the financial covenants in Section 8.1, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in Section 7.1(c), a certificate of a Responsible Person of the Borrower substantially in the form of Exhibit O (such a certificate, a “Compliance Certificate”) (A) stating that such Responsible Person has obtained no knowledge of any Default or Event of Default, in each case except as specified in such certificate, (B) stating the Loan Parties are in material compliance with the Risk Management Policy and (C) showing in detail the calculations supporting such Person’s certification of the Loan Parties’ compliance with the requirements of Sections 8.1(a) and 8.7 and, if such period ends on a date which is also the end date of a fiscal quarter, the requirements of Sections 8.1(b), (c) and (d);

(c) (w) within seven (7) Business Days after the last day of each calendar month, a Borrowing Base Report for the Loan Parties dated the last day of such calendar month, (x) within seven (7) Business Days after each Semi-Monthly Reporting Date at any time that (i) either (A) the Borrowing Base Availability or (B) the Acquisition Facility Working Capital Sub-Limit, plus, the aggregate Working Capital Facility Commitments, minus, the Total Working Capital Facility Extensions of Credit, minus, the Total Acquisition Facility Working Capital Extensions of Credit is less than or equal to $35,000,000, (ii) both (A) the sum of the Total Working Capital Facility Extensions of Credit and the Total Acquisition Facility Working Capital Extensions of Credit exceeds $725,000,000 (or if a Working Capital Facility Increase has been effected, the Working Capital Facility Commitments less $25,000,000) and (B) the Borrowing Base Availability is less than or equal to $50,000,000 or (iii) an Event of Default shall have occurred and be continuing, a Borrowing Base Report dated as of the applicable Semi-Monthly Reporting Date, (y) within seven (7) Business Days following any request by the Co-Collateral Agents, a Borrowing Base Report for the Loan Parties dated the date of such request and (z) at any time and from time to time, as the Borrower may determine in its sole, absolute discretion, a Borrowing Base Report for the Loan Parties dated as of a date within the seven (7) Business Days preceding delivery thereof to the Co-Collateral Agents;

(d) as soon as available, but in any event not later than seven (7) Business Days after each Semi-Monthly Reporting Date, a Marked-to-Market Report and Position Report, as of the applicable Semi-Monthly Reporting Date, in form reasonably acceptable to the Co-Collateral Agents, certified by the Borrower;

(e) if any such report described in clauses (b), (c) or (d) above is not reasonably satisfactory in form and substance to the Administrative Agent or the Co-Collateral Agents, as applicable, the Borrower shall promptly deliver such information supplementing such report as the Administrative Agent or the Co-Collateral Agents, as applicable, may reasonably request;

(f) concurrently with the delivery of the financial statements referred to in Section 7.1, a written briefing on any material overdue Account Receivables or any other material impairment in the value of the assets of the Loan Parties;

(g) upon request by the Administrative Agent, copies of any Employee Benefit Plan and related documents, reports and correspondence;

(h) [reserved];

(i) promptly, and at least one (1) Business Day after the initial execution and delivery thereof by the parties thereto, (i) notice of the entrance into any document or agreement governing any Indebtedness incurred by any Loan Party pursuant to Section 8.2(h) having a principal amount equal to or in excess of $10,000,000 or that is a note (other than a promissory note evidencing commercial Indebtedness), debenture, bond or other like obligation, together with a certificate of a Responsible Person of the Borrower stating that such Indebtedness complies with the terms of Section 8.2(h), and (ii) true, correct and complete copies of any material documents and agreements governing any Indebtedness incurred by any Loan Party pursuant to Section 8.2(h) having a principal amount in excess of $50,000,000 or that is a note (other than a promissory note evidencing commercial Indebtedness), debenture, bond or other like obligation; and

(j) promptly, such additional financial and other information regarding the Loan Parties as any Lender may from time to time reasonably request.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on its books.

7.4 Conduct of Business and Maintenance of Existence. (i) Continue to engage in business of the same general type as now conducted by it or as described in Section 8.13 and preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 8.4 or where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (ii) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

7.5 Maintenance of Property; Insurance. (i) Keep substantially all its property useful and necessary in its business in good working order and condition in all material respects (excepting ordinary wear and tear and the effect of events or circumstances as to which such property is covered by insurance or as to which funds have been reserved); (ii) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, which insurance shall name the Administrative Agent for the ratable benefit of the Secured Parties as lender loss payee, in the case of property insurance, as an additional insured, in the case of liability insurance, and as an additional insured and recipient of a mortgagee endorsement, in the case of environmental liability insurance, as its interests may appear; (iii) furnish to the Administrative Agent (for distribution to the Lenders through posting on Intralinks or other web site in use to distribute information to the Lenders), upon request, full information as to the insurance carried, evidence of the underlying policy, the related cover note and all addenda thereto; and (iv) promptly pay all insurance premiums.

7.6 Inspection of Property; Books and Records; Discussions. At the sole expense of the Loan Parties: (i) keep books of records and accounts in conformity with GAAP that present fairly the financial condition of the MLP and its consolidated Subsidiaries covered thereby and (ii) within three (3) Business Days of the date agreed or requested therefor, permit representatives of the Agents to (x) visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice during normal business hours once during each twelve (12) month period following the Closing Date (or more often at the Co-Collateral Agents’ discretion exercised in good faith); provided that, during the continuance of an Event of Default, such visits and inspections may occur at any time, and (y) discuss the business, operations, properties and financial and other condition of the Loan Parties with officers and employees of the Loan Parties and with its independent certified public accountants to the extent consistent with the national policies of such independent certified public accountants, upon reasonable notice during normal business hours. Information obtained by the Agents pursuant to this Section 7.6 shall be shared with a Lender upon the request of such Lender.

7.7 Notices. Promptly give notice to the Administrative Agent (for distribution to the Lenders, including, if requested by a Lender, through posting on Intralinks or other web site in use to distribute information to the Lenders) of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Loan Party or (ii) litigation, investigation or proceeding which may exist at any time between any Loan Party and any Governmental Authority, which in either case could reasonably be expected to have a Material Adverse Effect;

(c) (i) any litigation or administrative or arbitration proceeding to which any Loan Party is a party in which the amount involved is $5,000,000 or more and not covered by insurance, segregated cash reserves or bonds, or in which injunctive or similar relief is sought or (ii) any Lien on any of the Collateral (other than Liens created hereby or Liens permitted on Collateral pursuant to Section 8.3);

(d) the following events: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a determination that a plan is in “at risk” status within the meaning of Section 430 of the Code, a failure to make any required contribution to a Plan when such contributions have become due, the creation of any Lien in favor of the PBGC or a Plan, a determination that a multiemployer plan is in endangered, seriously endangered or critical status, in each case within the meaning of Section 432 of the Code, or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan in which the Borrower or any other Loan Party is reasonably expected to have a liability in excess of $5,000,000 or (ii) the institution of proceedings or the taking of any other action by the PBGC to terminate any Single Employer Plan;

(e) the Borrowing Base Availability becoming less than or equal to $35,000,000;

(f) the Acquisition Facility Working Capital Sub-Limit, plus, the aggregate Working Capital Facility Commitments, minus, the Total Working Capital Facility Extensions of Credit, minus, the Total Acquisition Facility Working Capital Extensions of Credit becoming less than or equal to $35,000,000;

(g) the sum of the Total Working Capital Facility Extensions of Credit and the Total Acquisition Facility Working Capital Extensions of Credit exceeding the Borrowing Base;

(h) the Total Acquisition Facility Acquisition Extensions of Credit exceeding the Eligible Acquisition Asset Value;

(i) both (1) the sum of the Total Working Capital Facility Extensions of Credit and the Total Acquisition Facility Working Capital Extensions of Credit exceeding $725,000,000 (or if a Working Capital Facility Increase has been effected, the Working Capital Facility Commitments less $25,000,000) and (2) the Borrowing Base Availability becoming less than or equal to $50,000,000;

(j) the occurrence of any event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral;

(k) a Material Adverse Effect; and

(l) any filing made by the Borrower or any Guarantor with the SEC of any annual, regular, periodic or special report or registration statement which the Borrower or Guarantor files with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Person setting forth details of the occurrence referred to therein and stating what action the Loan Parties propose to take with respect thereto.

7.8 Environmental Laws. (a) Comply with, and direct or obtain agreement, to the extent that any lease existing as of the Closing Date allows and in all cases pursuant to terms that shall be contained in all leases renewed or entered into after the Closing Date, compliance by all tenants and subtenants, if any, with, any and all applicable Environmental Laws and obtain and maintain, and direct all tenants and subtenants to obtain and comply with and maintain, any and all Environmental Permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect. Without limiting the foregoing, comply in all material respects with all material permits, registrations, licenses or similar authorizations or notifications required to construct and operate bulk storage tanks and other bulk storage facilities at the Properties.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, compliance and other actions, required under Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

7.9 Periodic Audit of Borrowing Base Assets. Permit the Co-Collateral Agents or any other designee of the Co-Collateral Agents to perform, or to have an independent inspector mutually reasonably acceptable to the Borrower and the Required Lenders perform, a periodic due diligence inspection, test and review of all of the assets of the Loan Parties that comprise each asset category set forth in the definitions of “Borrowing Base” and the Borrower’s internal controls, credit and risk practices and trading book on a mutually convenient Business Day once during each twelve (12) month period following the Closing Date (or more often at the Co-Collateral Agents’ discretion exercised in good faith), the results of which shall be reasonably satisfactory to the Co-Collateral Agents in all material respects and provided by the Co-Collateral Agents to each Lender; provided, however, the Co-Collateral Agents or any other designee of the Co-Collateral Agents shall be entitled to perform additional due diligence inspections, tests and reviews of such inventory and accounts receivable on Business Days at any time and/or frequency that the Co-Collateral Agents or the Required Lenders deem necessary at any time during the occurrence and continuance of an Event of Default; provided, further, that the expense of all such due diligence inspections, tests and reviews shall be borne exclusively by the Borrower.

7.10 Risk Management Policy. (a) Keep the Risk Management Policy in full force and effect and conduct its business in compliance with the Risk Management Policy.

(b) The Borrower shall provide at least ten (10) Business Days’ prior written notice to the Administrative Agent (for distribution to the Lenders through posting on Intralinks) of any proposed amendment, modification, supplement or other change to such Risk Management Policy, which proposed amendment, modification, supplement or other change must be approved by the Administrative Agent (which may require the approval of the Supermajority Lenders at its reasonable discretion; provided, that (i) subject to the following clause (ii), failure of a Lender to respond to any request by the Administrative Agent for approval within ten (10) Business Days after receipt of such request shall be deemed an approval of such proposed amendment, modification, supplement or other change and (ii) the Administrative Agent may, in its sole discretion, extend such ten (10) Business Day period if the Administrative Agent determines that any such proposed amendment, modification, supplement or other change requires additional review by any Lender) if it relates to modifications to stop loss position limits, or contract or commodity traded limits (including outright position limits). The Borrower shall provide to the Administrative Agent (for distribution to the Lenders, including, if requested by a Lender, through posting on Intralinks or other web site in use to distribute information to the Lenders), within ten (10) days of the effectiveness of any such amendment, modification, supplement or other change, such revised Risk Management Policy in its entirety.

7.11 Collections of Accounts Receivable. Pursuant to and in accordance with Section 3(c) of the Security Agreement, (i) instruct each Account Debtor of an Account Receivable to make all payments to the applicable Loan Party in respect of such Account Receivable to a Controlled Account, (ii) with respect to any items sent directly to a Loan Party by an Account Debtor, hold such items in trust for the Secured Parties and promptly deposit such items into a Controlled Account and (iii) otherwise comply with Section 3 of the Security Agreement.

7.12 Taxes. Each Loan Party and each of its Subsidiaries shall timely file or cause to be filed all material Tax returns required to be filed by it and shall timely pay all material Taxes due and payable by it or imposed with respect to any of its property and all other material fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes, fees or other charges, the amount or validity of which is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Loan Party).

7.13 Additional Collateral; Further Actions.

(a) In the event that any such Loan Party acquires or forms any additional Subsidiary (other than an Exempt CFC or any Subsidiaries thereof), shall:

(i) cause such additional Subsidiary to become a party to the applicable Security Documents and Guarantee;

(ii) if such additional Subsidiary holds any Capital Stock of any Subsidiary (other than an Exempt CFC or any Subsidiaries thereof), cause such additional Subsidiary to execute such pledge agreements or addenda to the applicable Pledge Agreement, each in form and substance satisfactory to the Administrative Agent, and take such other action as shall be necessary or advisable (including the filing of financing statements on Form UCC-1 and the delivery of pledge agreements) in order to perfect the pledge of all of the Capital Stock of such Subsidiary in favor of the Administrative Agent for the benefit of the Secured Parties;

(iii) cause such additional Subsidiary to deliver to the Administrative Agent and the Lenders all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; including the USA PATRIOT Act;

(iv) if effective to perfect a Lien on such accounts in the applicable jurisdiction or otherwise requested by the Administrative Agent in its sole discretion, cause an Account Control Agreement for each Deposit Account (other than any Excluded Account), Securities Account and Commodity Account of such additional Subsidiary to be executed and delivered by such Subsidiary and the bank, broker or other Person maintaining such Deposit Account, Securities Account or Commodity Account to the extent required by the Security Agreement;

(v) at the request of the Administrative Agent, solely with respect to any real property having a value equal to or in excess of $500,000, (A) cause any such additional Subsidiary that owns a fee simple or material leasehold estate in real property located in the United States to (i) prepare, execute and deliver a mortgage or deed of trust, as applicable, (if and to the extent permissible under the terms of the lease) in substantially the same form as the Mortgage and Security Agreement together with any Form UCC-1 financing statements required by the Administrative Agent and (ii) deliver a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination and with respect to each such real property that is located in a flood zone, flood acknowledgements, flood insurance and evidence of the payment of premiums then due and payable for such flood insurance, in each case in form and substance reasonably satisfactory to the Administrative Agent and subject to the requirements set forth in Section 6.1(z), and (B) cause any such Subsidiary that owns a fee simple or material leasehold estate in such real property located outside of the United States to prepare, execute and deliver all mortgage or security documentation determined by the Administrative Agent to be sufficient to create and/or perfect a Lien in favor of the Administrative Agent on such real property, and to take such other actions as the Administrative Agent shall request in order to create and/or perfect a Lien in favor of the Administrative Agent on such real property of such Subsidiary and cause such Subsidiary to deliver a mortgage title insurance policy (only for such real property located in the United States), survey (only for such real property located in the United States) and appraisal of the real property, in each case in form and substance reasonably satisfactory to the Administrative Agent subject to the matters and in the form required by Sections 6.1(t) and (u); and

(vi) take any other action as shall be necessary or advisable (including the filing of financing statements on Form UCC-1 and any other filing necessary to maintain the perfection of the security interest in the applicable jurisdiction) to cause such Lien described in this Section 7.13(a) to be a Perfected First Lien on all right, title and interest of such Collateral.

(b) The Administrative Agent shall be entitled to receive legal opinions of one or more counsel to the Borrower and such additional Subsidiary addressing such matters as the Administrative Agent may reasonably request and as is customary opinion practice, including the enforceability of each Security Document to which such additional Subsidiary becomes a party and the pledge of the Capital Stock of such Subsidiary, and the creation, validity and perfection of the Liens so granted by such Subsidiary and the Borrower and/or other Loan Parties to the Administrative Agent for the benefit of the Lenders.

(c) (i) With respect to any fee simple or material leasehold estate in real property having a value equal to or in excess of $500,000 of any of the Loan Parties located in the United States which were not Mortgaged Properties on the Closing Date, including pipelines, identified by the Administrative Agent or with respect to any such property acquired by any Loan Party after the Closing Date, the applicable Loan Party shall, upon the request of the Administrative Agent, prepare, execute and deliver a mortgage or deed of trust, as applicable (if and to the extent permissible under the terms of the lease), in substantially the same form as the Mortgage and Security Agreement together with any Form UCC-1 financing statements required by the Administrative Agent, and with respect to any fee simple or leasehold estate in real property of any of the Loan Parties (other than an Exempt CFC or any Subsidiaries thereof) located outside the United States, the applicable Loan Party shall prepare, execute and deliver all mortgage or security documentation determined by the Administrative Agent to be sufficient to create and/or perfect a Lien in favor of the Administrative Agent on such real property, and take such other actions as the Administrative Agent shall request in order to create and/or perfect a Lien in favor of the Administrative Agent on any Mortgaged Property of such Loan Party; and (ii) with respect to any Mortgaged Property having a value equal to or in excess of $500,000 of any Loan Party (whether or not mortgaged on the Closing Date or thereafter), the applicable Loan Party shall, upon the request of the Administrative Agent, cause such Loan Party to deliver a mortgagee’s title insurance policy (only for a Mortgaged Property located in the United States), survey (only for a Mortgaged Property located in the United States) and appraisal of such Mortgaged Property, in each case in form and substance reasonably satisfactory to the Administrative Agent subject to the matters and in the form required by Sections 6.1(t) and (u) hereof, (iii) upon the request of the Administrative Agent, the Borrower shall deliver legal opinions of one or more counsel to the applicable Loan Party with respect to each Mortgage and Security Agreement and each non-United States mortgage and collateral document (in each case, covering real property having a value equal to or in excess of $500,000), addressing such matters as the Administrative Agent may reasonably request and is customary opinion practice, including the enforceability of such Security Documents, and the creation, validity and perfection of the Liens so granted by the applicable Loan Party and (iv) with respect to any Mortgaged Property located in the United States and having a value equal to or in excess of $500,000 of any Loan Party (whether or not mortgaged on the Closing Date or thereafter), the applicable Loan Party shall deliver, upon the request of the Administrative Agent, a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination and if such Mortgaged Property is located in a flood zone, flood acknowledgements, flood insurance and evidence of the payment of premiums then due and payable for such flood insurance, in each case in form and substance reasonably satisfactory to the Administrative Agent and subject to the requirements set forth in Section 6.1(z).

(d) Upon request of the Administrative Agent (which request shall not be made unless the Administrative Agent has a reasonable basis to make such request with respect to one or more Mortgaged Properties), the Loan Parties shall promptly order and, upon completion, provide the Administrative Agent, an American Society for Testing & Materials E1527-05 compliant Phase I Environmental Site Assessment (“ESA”), inclusive of 40 CFR 312 representations for each such Mortgaged Property, prepared by an environmental consultant reasonably acceptable to the Administrative Agent, in form, scope and substance reasonably satisfactory to the Administrative Agent, together with a letter from the environmental consultant permitting the Agents and the Lenders to rely on the environmental assessment as if addressed to and prepared for each of them. The Administrative Agent may, upon the receipt of a Phase I ESA and after consultation with the Borrower regarding the results of such Phase I ESA and the recommendations therein, require the delivery of further environmental assessments or reports to the extent such further assessments or reports are recommended in the Phase I ESA or the Administrative Agent has a reasonable basis to require such further assessments or reports.

7.14 Use of Proceeds. Use the entire amount of the proceeds of the Loans and the Letters of Credit as set forth in Section 5.21.

7.15 Cash Management. Maintain all of the Pledged Accounts of the Loan Parties at a Cash Management Bank.

7.16 New Business Valuations of Approved Acquisition Assets. If at any time any Approved Acquisition Asset has been destroyed or damaged in any material respect or any other event or condition has occurred that results in a material adverse change in the value of any Approved Acquisition Asset, (a) the Borrower shall promptly notify the Administrative Agent thereof, and permit the Administrative Agent, in its sole discretion, and at sole expense of the Borrower and the other Loan Parties, to obtain a new Business Valuation of such Approved Acquisition Asset and (b) without derogating from the Borrower’s obligations to provide notification pursuant to clause (a) above, if the Administrative Agent otherwise becomes aware of any such destruction, damage, event or condition without notification from the Borrower, the Administrative Agent shall be permitted, in its sole discretion, upon notice to and at the sole expense of the Borrower and the other Loan Parties, to obtain a new Business Valuation of such Approved Acquisition Asset, provided that in the case of clause (a) or (b), a new Business Valuation shall not be required if the Borrower has agreed to remove the affected Approved Acquisition Asset from the calculation of the Eligible Acquisition Asset Value.

7.17 [Reserved].

7.18 AML Laws. Comply with each of representations and warranties under Section 5.24.

SECTION 8	NEGATIVE COVENANTS

The Borrower hereby agrees that, commencing on the Closing Date and continuing so long as any of the Commitments remain in effect or any amount is owing to any Lender or any Agent hereunder or under any other Loan Document (except contingent indemnification and expense reimbursement obligations for which no claim has been made), no Loan Party shall, directly or indirectly:

8.1 Financial Condition Covenants.

(a) Minimum Consolidated Net Working Capital. Permit, as of the last day of any calendar month (commencing with the first calendar month ending after the Closing Date), the Consolidated Net Working Capital to be less than the Minimum Consolidated Net Working Capital Amount applicable as of such day in accordance with the definitions thereof.

(b) Minimum Consolidated Fixed Charge Coverage Ratio. Permit, as of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2013), for the twelve (12) month period ending on such day, the Consolidated Fixed Charge Coverage Ratio to be less than the Minimum Consolidated Fixed Charge Coverage Ratio.

(c) Maximum Consolidated Senior Secured Leverage Ratio. Permit, as of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2013), for the twelve (12) month period ending on such day, the Consolidated Senior Secured Leverage Ratio to exceed the Maximum Consolidated Senior Secured Leverage Ratio applicable as of such day in accordance with the definition thereof.

(d) Maximum Consolidated Total Leverage Ratio. Permit, as of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2013), for the twelve (12) month period ending on such day, the Consolidated Total Leverage Ratio to exceed the Maximum Consolidated Total Leverage Ratio applicable as of such day in accordance with the definition thereof.

8.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, or permit any preferred stock to be issued or outstanding, except:

(a) Indebtedness of such Loan Party under this Agreement and the other Loan Documents;

(b) (i) any Intercompany Subordinated Indebtedness and (ii) any Axel Johnson Subordinated Indebtedness;

(c) Indebtedness in respect of purchase money security interests, Financing Leases or Synthetic Leases; provided that the aggregate amount of Indebtedness incurred pursuant to this Section 8.2(c) in any Fiscal Year shall not exceed $30,000,000;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 8.2, or any refinancings, refundings, renewals or extensions thereof (such refinanced, refunded, renewed or extended Indebtedness, “Permitted Refinancing Indebtedness”); provided that (i) the stated amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension (except to the extent of non-cash interest), (ii) such refinancing, refunding, renewal or extended Indebtedness shall (A) not have a stated final maturity prior to the final maturity date of the Indebtedness being refinanced, refunded, renewed or extended and (B) have an average life to maturity equal to or greater than such Indebtedness, (iii) the terms of such refinancing, refunding, renewal or extension, taken as a whole, shall not be more restrictive than the terms of such Indebtedness, (iv) any guarantee entered into in connection with such refinancing, refunding, renewal or extension that is not a refinancing of an existing guarantee of such Indebtedness shall not be permitted under this Section 8.2(d) and (v) if the Indebtedness being refinanced, refunded, renewed or extended is subordinated, such Permitted Refinancing Indebtedness shall be subordinated to at least the same extent, and on terms at least as favorable to the Lenders, as the Indebtedness being refinanced, refunded, renewed or extended;

(e) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Indebtedness (other than credit or purchase cards) is extinguished within one (1) Business Day after notification to any Loan Party of its incurrence;

(f) Indebtedness under one or more Contango Facilities in an amount outstanding at any time not to exceed $125,000,000 in the aggregate;

(g) limited recourse Indebtedness of the Borrower or any Loan Party to any Governmental Authority in respect of a capital project financing provided by such Governmental Authority, but only so long as (i) such funding accounts for 100% of the capital costs of such project in excess of any Investment by the Borrower or such Loan Party, (ii) the recourse to the Borrower or such Loan Party, as applicable, with respect to such Indebtedness is limited to its interest in the project financed by such Indebtedness and proceeds from the operation of such project, (iii) the aggregate principal amount of all such Indebtedness at any time outstanding shall not exceed $20,000,000 and (iv) the terms of such Indebtedness are reasonably satisfactory to the Administrative Agent; and

(h) additional unsecured Indebtedness of the Loan Parties in an aggregate principal amount (for all Loan Parties) not to exceed $250,000,000 at any one time outstanding; provided, that (i) the terms of such unsecured Indebtedness shall not be more restrictive, in the aggregate to the Loan Parties, than the terms, conditions, covenants and defaults contained in the Loan Documents, (ii) the terms of such unsecured Indebtedness shall permit Obligations under the Loan Documents in a principal amount at least equal to 115% of the combined aggregate amount of the Working Capital Facility Commitments in effect as of the date the documentation for any such unsecured Indebtedness is entered into and the Acquisition Facility Commitments in effect as of the date the documentation for any such unsecured Indebtedness is entered into without meeting any financial ratio test (including any incurrence test) contained in the documentation for such unsecured Indebtedness, (iii) the Weighted Average Life to Maturity of such unsecured Indebtedness shall be at least ninety-one (91) days after the Maturity Date, (iv) the maturity date of such unsecured Indebtedness shall be at least six (6) months after the Maturity Date, (v) such unsecured Indebtedness shall not be guaranteed by any Subsidiary of the MLP that is not the Borrower or a Guarantor; and (vi) no Default or Event of Default shall have occurred and be continuing as of the date of incurrence or refinancing of such unsecured Indebtedness (or would occur as a result thereof) and as of such date, the Loan Parties would be in compliance with the covenants set forth in Section 8.1 calculated on a Pro Forma Basis as of such date assuming the incurrence of such unsecured Indebtedness.

Notwithstanding the foregoing, in no event shall any Indebtedness of (i) any Loan Party, on the one hand, owing to (ii) the MLP or any Subsidiary or any Affiliate of the MLP, on the other hand, be permitted hereunder other than pursuant to Section 8.2(b).

8.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of such Loan Party, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s Liens, or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings or which have been bonded over or otherwise adequately secured against;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation or in connection with casualty insurance;

(d) deposits or bonds to secure (i) the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds and (ii) indemnities, performance and similar bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Permitted Cash Management Liens;

(f) easements, rights-of-way, restrictions and other similar title exceptions and encumbrances, landlords’ and lessors’ Liens on rented premises and restrictions on transfers of leases, each incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, secure obligations that do not constitute Indebtedness, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Loan Parties;

(g) Liens arising from precautionary or unauthorized Uniform Commercial Code financing statements;

(h) Liens created pursuant to the Security Documents and the other Loan Documents;

(i) First Purchaser Liens;

(j) netting and other offset rights granted by any Loan Party to counterparties under Commodity Contracts and Financial Hedging Agreements on or with respect to payment and other obligations owed by such Loan Party to such counterparties;

(k) Liens in existence on the Closing Date that are listed, and the property subject thereto described, on Schedule 8.3;

(l) Liens on cash and short-term investments deposited as collateral by a Loan Party under any Commodity Contract or Financial Hedging Agreement with the counterparty (or counterparties) thereto;

(m) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.1(i) or securing appeal or other surety bonds related to such judgments;

(n) Liens of the account bank on currency, Cash Equivalents, commodities or Commodities Contracts of the Loan Parties deposited in, or credited to, any Controlled Account that are subject to an Account Control Agreement; provided that, such Liens are specifically permitted by such Account Control Agreement or arise by operation of law;

(o) Liens securing Indebtedness of the Loan Parties permitted by Section 8.2(f); provided that such Liens do not at any time encumber any property other than the inventory, forward contracts and receivables related to the Cash and Carry Transactions financed by such Indebtedness;

(p) Liens securing Indebtedness of the Loan Parties permitted by Section 8.2(g);

(q) restrictions under federal and state securities laws on the transfer of securities;

(r) Liens constituting purchase money security interests (including mortgages, conditional sales, Financing Leases and any other title retention or deferred purchase devices) in real property, interests in leases or personal property existing or created on the date on which such property is acquired; provided, however, that (i) each such security interest shall attach solely to the particular item of property so acquired, and the principal amount of Indebtedness secured thereby shall not exceed the cost (including all such Indebtedness secured thereby, whether or not assumed) of such item of property; and (ii) the Indebtedness secured thereby was incurred, and permitted, pursuant to Section 8.2(c);

(s) Liens securing the Maine Dock Liability Obligations and the Office Building Obligations in connection with the incurrence of such liabilities; provided, however, that each such Lien shall attach solely to the property acquired; and

(t) Liens on assets not included in the Borrowing Base securing obligations of the Loan Parties in an amount not to exceed $2,500,000 in the aggregate at any one time outstanding.

Notwithstanding anything to the contrary contained in this Agreement or any Security Document (including any provision for, reference to, or acknowledgement of, any Lien or Permitted Borrowing Base Lien or Permitted Cash Management Lien), nothing herein and no approval by the Administrative Agent or Lenders of any Lien, Permitted Borrowing Base Lien or Permitted Cash Management Lien (whether such approval is oral or in writing) shall be construed as or deemed to constitute a subordination by the Administrative Agent or the Lenders of any security interest or other right, interest or Lien in or to the Collateral or any part thereof in favor of any Lien, Permitted Borrowing Base Lien or Permitted Cash Management Lien or any holder of any Lien, Permitted Borrowing Base Lien or Permitted Cash Management Lien.

8.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets of such Loan Party, except for the following, in each case so long as, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing:

(a) the merger, consolidation, amalgamation or liquidation of any Subsidiary into the Borrower in a transaction in which the Borrower is the surviving or resulting entity;

(b) the merger, consolidation, amalgamation or liquidation of any Wholly-Owned Subsidiary into or with a Wholly-Owned Subsidiary or the merger, consolidation, amalgamation or liquidation of any Person into a Wholly-Owned Subsidiary or pursuant to which such Person will become a Wholly-Owned Subsidiary in a transaction in which the resulting or surviving entity is a Wholly-Owned Subsidiary (it being understood that if any Person involved is a Loan Party, the surviving entity shall be a Loan Party);

(c) the conveyance, sale, lease, assignment, transfer or disposal of all, or substantially all, of the property, business or assets of a Loan Party to another Loan Party;

(d) sales or other Dispositions permitted under Section 8.6 (other than Section 8.6(h)); and

(e) any inactive Subsidiary may be liquidated.

8.5 Restricted Payments. Declare or pay any dividend (other than distributions payable solely in common Capital Stock of the MLP) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of any Loan Party or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of any Loan Party (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions, being herein called “Restricted Payments”); provided that:

(a) the MLP at any time may make Restricted Payments payable solely in common Capital Stock of the MLP;

(b) any Loan Party that is a Subsidiary of the MLP may make Restricted Payments to the MLP or any other Loan Party that owns Capital Stock of such Loan Party;

(c) the MLP may make Restricted Payments up to the amount of Net Cash Proceeds received by the MLP as a result of the underwriters’ exercise of the “green shoe” option after the closing of, and with respect to, the IPO within five (5) Business Days after receipt by the MLP of such Net Cash Proceeds;

(d) the MLP may (i) redeem, repurchase or otherwise acquire or retire for value its Capital Stock or (ii) pay, settle, exercise, redeem, repurchase, or exchange any other award constituting a Restricted Payment, in the case of clauses (i) and (ii), that is held or received by current or former officers, directors or employees (or their estates or beneficiaries under their estates or their immediate family members), of the General Partner and the MLP or any of its Subsidiaries pursuant to any equity subscription agreement, equity plan, equity option agreement, unitholders’ agreement, incentive plan or similar agreement under which such Capital Stock was issued or such award made; provided that the aggregate cash consideration paid therefor in any calendar year after the Closing Date does not exceed an aggregate amount of $2,500,000 (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years);

(e) the following shall be permitted: (i) any repurchase of Capital Stock deemed to occur upon the exercise of units, options or other rights to the extent such Capital Stock represents a portion of the exercise price of those units, options or other rights; (ii) any repurchase or other acquisition of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of equity options, warrants, incentives or other rights to acquire Capital Stock; and (iii) any payment of cash made in lieu of the issuance of fractional units upon the exercise of units, options, or other rights or the conversion or exchange of Capital Stock of any such Person; provided that the aggregate cash consideration paid pursuant to this clause (e) in any calendar year after the Closing Date does not exceed an aggregate amount of $2,500,000; and

(f) the MLP may make Restricted Payments (including quarterly distributions contemplated under the MLP Partnership Agreement) if at the time of such Restricted Payment and after giving effect thereto, no Event of Default has occurred and is continuing and the Loan Parties are in compliance with the covenants set forth in Section 8.1 calculated on a Pro Forma Basis after giving effect to such Restricted Payment.

8.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including Accounts Receivable and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell or permit the issuance or sale of any shares of such Subsidiary’s Capital Stock to any Person other than any Loan Party or any Wholly-Owned Subsidiary, except:

(a) the sale or other disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale or other disposition of any property in the ordinary course of business;

(c) the sale of Eligible Commodities and Eligible RINs in the ordinary course of business;

(d) sales or other dispositions of Investments permitted under Section 8.8 in the ordinary course of business;

(e) leases or subleases of real property not material to the business of any Loan Party entered into in the ordinary course of business;

(f) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(g) any Disposition of Acquisition Assets so long as at the time of and after giving effect to such Disposition, Total Acquisition Facility Acquisition Extensions of Credit (after giving effect to any repayment of the Acquisition Facility occurring in connection with such Disposition) do not exceed the Eligible Acquisition Asset Value, and no Default or Event of Default shall have occurred and be continuing;

(h) sales or other Dispositions permitted under Section 8.4 (other than Section 8.4(d));

(i) any Disposition by a Loan Party to another Loan Party;

(j) any Disposition occurring on the Closing Date pursuant to any agreement listed on Schedule 8.10;

(k) any Restricted Payment permitted by Section 8.5;

(l) any of the following: (i) the termination or unwinding of any Financial Hedging Agreement or Commodity OTC Agreement; (ii) the surrender, modification, release or waiver of contract rights; or (iii) the settlement, release, modification, waiver or surrender of contract, tort or other claims of any kind; and

(m) any payment to an Axel Johnson Affiliate in amounts equal to the collections received by the Borrower or any Subsidiary on any Accounts Receivable included in the IPO Distributed Assets.

8.7 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise): (i) Capital Expenditures made with respect to the maintenance or improvement of assets or property then owned by any Loan Party in excess of $25,000,000 in the aggregate in any Fiscal Year; or (ii) Capital Expenditures made with respect to any acquisition of any additional assets or property in a single transaction in excess of $55,000,000, provided that the aggregate amount of such Capital Expenditures for all such acquisitions of additional assets or property in any Fiscal Year shall not exceed $100,000,000.

8.8 Limitation on Investments, Loans and Advances. Make any Investment in any Person, except:

(a) extensions of trade credit in the ordinary course of business (including, for the avoidance of doubt, ordinary course extensions of credit under Commodity Contracts and Financial Hedging Agreements made in accordance with the Risk Management Policy);

(b) Investments in Cash Equivalents;

(c) Investments by any Loan Party in any other Loan Party;

(d) Investments consisting of cash and Cash Equivalents posted as collateral to satisfy margin requirements with counterparties of Commodity Contracts or Financial Hedging Agreements of the Borrower or any Loan Party;

(e) Investments (including debt obligations and equity securities) received in connection with the bankruptcy, insolvency, arrangement or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f) Investments in existence on the Closing Date and listed on Schedule 8.8, together with any renewals and extensions thereof, so long as the principal amount of such renewal or extension does not exceed the original principal amount of such Investment;

(g) payroll, travel and other loans or advances to, or Guarantee Obligations issued to support the obligations of, current or former officers, directors, and employees of the General Partner, the MLP or any Subsidiary, in each case in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

(h) any Investment resulting from pledges and deposits permitted by Section 8.3(c), (d), (l) and (m);

(i) any Investment using the proceeds of any issuance of common Capital Stock of the MLP; and

(j) any other Investment if at the time of such Investment and after giving effect thereto, no Default or Event of Default has occurred and is continuing and the Loan Parties are in compliance with the covenants set forth in Section 8.1 calculated on a Pro Forma Basis.

8.9 Limitation on Payments or Modifications of Junior Debt Instruments. (a) Except as provided in clause (b) of this Section 8.9, amend, modify or change, or consent or agree to any material amendment, modification or change to any of the terms of any Intercompany Subordinated Indebtedness, any Axel Johnson Subordinated Indebtedness, or any other Indebtedness that is subordinated in right of payment to the Obligations, is secured on a junior Lien basis on the Collateral or is unsecured (the foregoing Indebtedness, “Junior Indebtedness”) (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate, increase the non-cash portion of the rate or extend the date for payment of interest thereon or that would relax or waive any covenant therein or (in the case of any Intercompany Subordinated Indebtedness or Axel Johnson Subordinated Indebtedness) which would modify any term relating to such Indebtedness not addressed in Exhibit H-1 or Exhibit H-2, as applicable, that could not reasonably be expected to be adverse to the interests of the Lenders), (b) amend the subordination provisions of any Intercompany Subordinated Indebtedness, Axel Johnson Subordinated Indebtedness or any other Junior Indebtedness that is subordinated in right of payment to the Obligations without the consent of the Required Lenders, (c) make any voluntary payment, prepayment, repurchase or redemption of, or otherwise optionally or voluntarily defease or segregate funds with respect to, any Junior Indebtedness, provided that such payments shall be permitted (subject to clause (d) of this Section 8.9) so long as no Default or Event of Default has occurred and is continuing and the Loan Parties are in compliance with the covenants set forth in Section 8.1 calculated on a Pro Forma Basis or (d) make any payment on any Junior Indebtedness in violation of any subordination provisions applicable thereto.

8.10 Limitation on Transactions with Affiliates. Engage in any transaction with any Affiliate or Subsidiary unless such transaction is (i) otherwise permitted under this Agreement and (ii) on terms no less favorable in all material respects to such Loan Party than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate or Subsidiary; provided, however, that this Section 8.10 shall not apply to:

(a) any payment or other transaction pursuant to any agreement in effect on the Closing Date and listed on Schedule 8.10 (or any renewal thereof that is not materially adverse to the Lenders);

(b) an Eligible Kildair Transaction;

(c) any payment or transaction by one Loan Party with one or more other Loan Parties;

(d) any Restricted Payment that is permitted to be made pursuant to Section 8.5;

(e) any payment to an Axel Johnson Affiliate in amounts equal to the collections received by the Borrower or any Subsidiary on Accounts Receivable included in the IPO Distributed Assets;

(f) any issuance of common Capital Stock of the MLP; or

(g) any Axel Johnson Subordinated Indebtedness and any payment with respect thereto permitted hereunder.

8.11 Accounting Changes. Make any significant change in its accounting treatment or reporting practices, except as required by GAAP, or change its Fiscal Year without the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed). At the end of any calendar year during which any such change has occurred, the affected Loan Party shall prepare and deliver to the Administrative Agent (for distribution to the Lenders through posting on Intralinks or other web site in use to distribute information to the Lenders) an explanatory statement, in form and substance reasonably satisfactory to the Administrative Agent, reconciling the previous treatment or practice with the new treatment or practice.

8.12 Limitation on Negative Pledge Clauses. Enter into, or permit to exist, with any Person any agreement which effectively prohibits or limits the ability of a Loan Party to create, incur, assume or suffer to exist any Lien upon or otherwise transfer any interest in any of its property, assets or revenues as Collateral, whether now owned or hereafter acquired, other than:

(a) this Agreement;

(b) the Loan Documents;

(c) agreements evidencing Indebtedness permitted to be incurred under Section 8.2(c) and (g), any industrial revenue bonds, purchase money security interests or Financing Leases permitted by this Agreement, and agreements relating to the Maine Dock Liability Obligations and the Office Building Obligations (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby);

(d) leases, contracts and agreements containing restrictions on assignment entered into in the ordinary course of business;

(e) licensing agreements or management agreements with customary provisions restricting assignment, entered into in the ordinary course of business;

(f) joint venture agreements containing customary and standard provisions regarding ownership and distribution of the assets or equity interests of such joint venture;

(g) agreements that neither restrict the Agents’ or any Secured Party’s ability to obtain first priority liens on Collateral included in the Borrowing Base or in the calculation of Eligible Acquisition Asset Value nor restrict in any material respect the Agents’ or any Secured Party’s ability to exercise the remedies available to them under applicable Law and the Security Documents, subject to Liens permitted hereunder; provided that in no event shall such agreements restrict the payment of the Loans and other Obligations;

(h) agreements entered into by a Loan Party with a third party customer or supplier of such Loan Party in the ordinary course of business with respect to a transaction that places restrictions on a portion of the cash of such Loan Party in an amount reasonably related to the amount of such transaction on terms consistent with the past practice of such Loan Party;

(i) Materials Handling Contracts and other agreements entered into in the ordinary course of business with commodity storage, transportation and/or processing facilities that prohibit Liens on the commodities that are the subject thereof and which shall not be included in the Borrowing Base;

(j) Commodity Contracts and Financial Hedging Agreements not included in the Borrowing Base and containing restrictions on the assignment thereof; provided that, for the avoidance of doubt, to the extent any such prohibition, restriction or limitation is ineffective as a matter of law, the account receivable deriving from or the proceeds of such contract or agreement may be included in the Borrowing Base;

(k) agreements purporting to prohibit the existence of any Liens upon, or transferring of any interest in, any Excluded Asset (as such term is defined in the Security Agreement); and

(l) agreements with respect to assets not included in the Borrowing Base, the aggregate value of such assets at any one time outstanding not to exceed $5,000,000.

8.13 Limitation on Lines of Business. Enter into any business except for those lines of business in which the Loan Parties are engaged on the date of this Agreement, and any activities reasonably related, complementary or incidental thereto.

8.14 Governing Documents. Amend its Governing Documents in any manner that could reasonably be expected to be materially adverse to the interests of the Lenders and the Agents without the prior written consent of the Required Lenders, which shall not be unreasonably withheld, conditioned or delayed.

8.15 Limitations on Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower or (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under this Agreement, (ii) any restrictions existing under the other Loan Documents and (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

SECTION 9	EVENTS OF DEFAULT

9.1 Events of Default. If any of the following events shall occur and be continuing:

(a) (i) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms thereof or hereof, or (ii) any Loan Party shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any of the other Loan Documents, when such interest or other amount becomes due in accordance with the terms thereof or hereof, and in the case of this clause (ii), the same shall remain unremedied for a period of three (3) Business Days; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is identified as such and contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Any Loan Party shall (i) default in the observance or performance of any covenant contained in any of Sections 7.1(a) (annual financial statements), (c) (monthly financial statements), (f) (annual Reconciliation Summary) and (g) (monthly Reconciliation Summary), 7.2 (other than Sections 7.2(e), (g) and (i)), 7.4, 7.6, 7.7(a), (b), (e)-(h) or 8 of the Agreement or Sections 5(a), (c), (d), (g), (h), (i), (j), (n)(i), (n)(iii), (p) or (t) of the Security Agreement or (ii) default in the observance or performance, in any material respect, of any covenant contained in Section 5(q) of the Security Agreement; or

(d) Any Loan Party shall default in the observance or performance of any covenant contained in Section 7.10 for a period of four (4) Business Days; or

(e) Any Loan Party shall default in the observance or performance of any other obligation applicable to it contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a), (b), (c) and (d) of this Section 9), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (x) such Loan Party having knowledge of such default or (y) notice thereof from the Administrative Agent to the Borrower; or

(f) Any Loan Party shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Loans or Reimbursement Obligations) or in the payment of any Guarantee Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, if the aggregate amount of the Indebtedness and/or Guarantee Obligations of any Loan Party in respect of which such default or defaults shall have occurred is at least $10,000,000; (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or such Guarantee Obligation (in each case involving the amounts specified in clause (A) above) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity (other than with respect to Indebtedness that is, by its terms, callable upon demand) or such Guarantee Obligation to become payable; or (C) default in the observance or performance of any obligation (payment or otherwise) under a Financial Hedging Agreement or a Commodity OTC Contract that would allow the counterparty thereof to exercise a right to terminate its position under such Financial Hedging Agreement or Commodity OTC Contract, if the aggregate net exposure with regard to all such positions is in excess of $10,000,000; or

(g) (i) Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement, liquidation, winding-up or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief with regard to all or any substantial part of its assets, which shall not have been vacated, discharged, or stayed or bonded pending appeal within forty-five (45) days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h) (i) Any Person that is a fiduciary, party-in-interest or disqualified person with respect to a Plan shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving such Plan; (ii) any failure to satisfy the minimum funding requirements of Section 412 or 430 of the Code, whether or not waived, shall occur with respect to any Plan, a Plan shall be determined to be “at risk” status within the meaning of Section 430 of the Code or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity; (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iv) any Single Employer Plan shall terminate pursuant to Section 4041(c) or 4042 of ERISA; (v) the Loan Parties or any Commonly Controlled Entity incur any liability in connection with a complete or partial withdrawal from, or the Insolvency, Reorganization or termination of, a Multiemployer Plan or a determination that any Multiemployer Plan is or is expected to be endangered, seriously endangered or in critical status, in each case within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA, or any Loan Party or any Commonly Controlled Entity fails to make any required contributions to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (vi) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (vii) the failure by any Loan Party or any of its Commonly Controlled Entities to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (viii) the withdrawal by any Loan Party or any of their respective Commonly Controlled Entities from any Single Employer Plan with two or more contributing sponsors or the termination of any such Single Employer Plan resulting in liability to any Loan Party or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (ix) the imposition of liability on any Loan Party or any of their respective Commonly Controlled Entities pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (x) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any of their respective Commonly Controlled Entities of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan; (xi) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against any Loan Party or any of their respective Commonly Controlled Entities in connection with any Plan; (xii) receipt from the IRS of notice of the failure of any Single Employer Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Single Employer Plan (or any other Plan) to qualify for exemption from taxation under Section 501(a) of the Code; (xiii) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Single Employer Plan; or (xiv) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (xiv) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(i) One or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (to the extent not paid or covered by insurance) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(j) (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than, in each case, by reason of the express release thereof pursuant to Section 11.5); or

(k) The Guarantee shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 11.5), to be in full force and effect or any Loan Party shall so assert; or

(l) [Reserved];

(m) Any agreement or provision pertaining to the subordination of any Axel Johnson Subordinated Indebtedness or Intercompany Subordinated Indebtedness under a subordination agreement shall cease, for any reason, to be in full force and effect, while such Indebtedness is outstanding; or

(n) Any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) of this Section 9 with respect to the Borrower, the Commitments shall immediately and automatically terminate and the Loans and Reimbursement Obligations (except as provided in the following paragraph) hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans and, except as provided in the following paragraph, Reimbursement Obligations hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to all outstanding Letters of Credit with respect to which demand for payment shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time Cash Collateralize the aggregate then-undrawn and unexpired amount of such Letters of Credit. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, the Lenders, the L/C Participants and the other Secured Parties, a security interest in such Cash Collateral to secure all obligations of the Borrower under this Agreement and the other Loan Documents and all other Obligations. Cash Collateralized amounts shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and fees owing with respect to such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes and any other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the Notes and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower. The Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Lenders, the Lenders, the L/C Participants and the other Secured Parties, such further documents and instruments as the Administrative Agent may reasonably request to evidence the creation and perfection of the security interest in such Cash Collateral account.

SECTION 10	THE AGENTS

10.1 Appointment. (a) Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

(b) Each Qualified Counterparty and each Qualified Cash Management Bank, pursuant to the terms of the applicable Hedging Agreement Qualification Notification and/or by accepting the grant by the Loan Parties of the security interest in the Collateral pursuant to the Security Documents, hereby irrevocably designates and appoints the Agents as the agents of such Qualified Counterparty or Qualified Cash Management Bank under this Agreement and the other Loan Documents, and each such Qualified Counterparty and Qualified Cash Management Bank irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Qualified Counterparty or Qualified Cash Management Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3 Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates (each, an “Agent-Related Person”) shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document (including in any audit prepared by the Administrative Agent’s internal auditor pursuant to Section 6.1(l)) or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower or any other Loan Party), independent accountants and other experts selected by such Agent with reasonable care. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater percentage of Lenders as shall be required therefor under Section 11.1) as it deems appropriate or as otherwise required by Section 11.1 or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such greater percentage of Lenders as shall be required therefor under Section 11.1) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all future holders of the Loans and all other Obligations.

10.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, or the Borrower or any other Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until an Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of the Borrower or any Loan Party or any audit performed by the Administrative Agent’s internal auditor pursuant to Section 6.1(l), shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties and made its own decision to extend credit to the Borrower hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Co-Collateral Agents hereunder or under any of the other Loan Documents, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other Loan Party which may come into the possession of such Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates. Without limiting the generality of the foregoing, no Agent shall have any duty to monitor the Collateral used to calculate the Borrowing Base or the reporting requirements or the contents of reports delivered by the Borrower. Each Lender assumes the responsibility of keeping itself informed at all times.

10.7 Indemnification. The Lenders agree to indemnify each Agent and each other Agent-Related Person on an after-Tax basis in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans and Reimbursement Obligations and the cash collateralization of the L/C Obligations) be imposed on, incurred by or asserted against such Agent or such Agent-Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent’s or such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section 10.7 shall survive the payment of the Loans, Reimbursement Obligations and all amounts payable hereunder and the cash collateralization of the L/C Obligations.

10.8 Agents in Their Individual Capacity. Each Agent and its Subsidiaries and Affiliates may make loans and other extensions of credit to, accept deposits from and generally engage in any kind of business with the Borrower and the other Loan Parties and their Subsidiaries and Affiliates as though such Agent were not an Agent hereunder and under the other Loan Documents. With respect to the Loans and other extensions of credit made by it hereunder, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9 Successor Agents. (a) The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Co-Collateral Agents, the Borrower and the Lenders. If the Administrative Agent shall resign as the Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders (unless no

Lender is willing to act as the Administrative Agent, in which case the Administrative Agent may be any Person approved by the Required Lenders) a successor Administrative Agent for the Lenders, which successor Administrative Agent shall be approved by the Borrower (which approval shall not be unreasonably withheld and shall not be required during the continuance of an Event of Default), whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans or other Obligations. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Administrative Agent hereunder and under the other Loan Documents until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(b) Either or both Co-Collateral Agents may resign as a Co-Collateral Agent upon thirty (30) days’ notice to the Administrative Agent, the other Co-Collateral Agent (if any), the Borrower and the Lenders. Upon any such resignation, the remaining Co-Collateral Agent (the “Sole Remaining Co-Collateral Agent”) shall perform all of the functions of the Co-Collateral Agents and the retiring Co-Collateral Agent shall be discharged from its duties and obligations hereunder. If both Co-Collateral Agents shall resign substantially simultaneously or the Sole Remaining Co-Collateral Agent shall resign, then the Required Lenders shall appoint from among the Lenders (unless no Lender is willing to act as a Co-Collateral Agent, in which case the Co-Collateral Agent may be any Person approved by the Required Lenders) a successor Co-Collateral Agent for the Lenders, who shall be the sole successor Co-Collateral Agent hereunder (the “Sole Successor Co-Collateral Agent”) and which Sole Successor Co-Collateral Agent shall be approved by the Borrower (which approval shall not be unreasonably withheld and shall not be required during the continuance of an Event of Default), whereupon such Sole Successor Co-Collateral Agent shall succeed to the rights, powers and duties of the Co-Collateral Agents and the term “Co-Collateral Agents” shall mean such Sole Successor Co-Collateral Agent effective upon such appointment and approval, and the former Co-Collateral Agents’ rights, powers and duties as Co-Collateral Agents shall be terminated, without any other or further act or deed on the part of such former Co-Collateral Agents or any of the parties to this Agreement or any holders of the Loans or other Obligations. After any retiring Co-Collateral Agent’s resignation as Co-Collateral Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Co-Collateral Agent under this Agreement and the other Loan Documents. If no successor Co-Collateral Agent has accepted appointment as Co-Collateral Agent by the date which is thirty (30) days following a retiring Sole Remaining Co-Collateral Agent’s notice of resignation or the substantially simultaneous retiring of both Co-Collateral Agents, the resignation of the retiring Co-Collateral Agent(s) shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Co-Collateral Agent(s) hereunder and under the other Loan Documents until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.10 Collateral Matters. (a) The Administrative Agent is authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) The Lenders, and each Qualified Counterparty and each Qualified Cash Management Bank (pursuant to the terms of the applicable Hedging Agreement Qualification Notification and/or by accepting the grant by the Loan Parties of the security interest in the Collateral pursuant to the Security Documents), irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments, and payment in full of all Loans and all other Obligations known to the Administrative Agent and payable under this Agreement or any other Loan Document (except indemnification obligations for which no claim has been made and of which no Responsible Person of any Loan Party has knowledge or any obligations owed under a Commodity OTC Agreement with a Qualified Counterparty, any Financial Hedging Agreement with a Qualified Counterparty or any Cash Management Bank Agreement with a Qualified Cash Management Bank); (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale, transfer or other disposition permitted hereunder; (iii) constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to any Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by a Loan Party to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the portion of the Lenders required by Section 11.1. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.10; provided that the absence of any such confirmation for whatever reason shall not affect the Administrative Agent’s rights under this Section 10.10.

(c) The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

10.11 The Co-Collateral Agents; Co-Documentation Agents and the Co-Syndication Agents. (a) Notwithstanding anything to the contrary set forth herein, all determinations of the Co-Collateral Agents under the Loan Documents shall be made jointly by the Co-Collateral Agents, provided that, in the event that the Co-Collateral Agents cannot agree on any matter to be determined by the Co-Collateral Agents, the determination shall be made by the individual Co-Collateral Agent asserting, in its discretion exercised in good faith, the more conservative credit judgment or declining to permit the requested action for which consent is being sought by the applicable Loan Party. This provision shall be binding upon any successor to a Co-Collateral Agent.

(b) None of any Co-Documentation Agent or any Co-Syndication Agent, in their respective capacities as such, shall have any duties or responsibilities, nor shall any such Person in such capacity incur any liability under this Agreement or the other Loan Documents.

SECTION 11	MISCELLANEOUS

11.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents with the Loan Parties party thereto for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights and obligations of the Lenders or of the Loan Parties party thereto hereunder or thereunder or (b) waive or consent to any departure from, prospectively, concurrently or retrospectively, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver or consent and no such amendment, supplement or modification shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan or payment Obligation hereunder or any installment thereof (other than any such Obligation to pay any interest or letter of credit commission at the rate set forth in Section 4.2(c)), or extend the due date for any Reimbursement Obligation, or reduce the stated rate of any interest or fee payable hereunder (other than the rates of interest or fees set forth in Section 4.2(c)) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the additional written consent of each Lender affected thereby, or

(ii) increase any percentage in the definition of “Borrowing Base” or otherwise amend or modify the definition of “Borrowing Base” or any direct or indirect component definition thereof that has the effect of increasing the Borrowing Base Availability, in each case without the written consent of the Supermajority Lenders; or

(iii) amend or modify the definition of “Eligible Commodities” or any component definition thereof that has the effect of adding commodities thereto without the written consent of the Supermajority Lenders; or

(iv) consent to any changes to the Risk Management Policy which are materially adverse to the Lenders without the written consent of the Supermajority Lenders;

(v) amend, modify or waive any provision of this Section 11.1 or change the percentage specified in the definition of Required Lenders or Supermajority Lenders, or consent to the assignment or transfer by any Loan Party of any of their rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all of the Lenders, or

(vi) consent to the release by the Administrative Agent of all or substantially all of the Collateral or release any guarantor from its Guarantee Obligations under the Guarantee or provide for the Collateral or the Guarantee to no longer secure or guarantee all Obligations ratably, without the written consent of all of the Lenders, except to the extent such release is permitted or required under this Agreement, or

(vii) amend, modify or waive any provision of Section 4.7(d) or (e), Section 4.9(a) or (b) or Section 11.8, or Section 8(b) of the Security Agreement, without the written consent of all the Lenders affected thereby, or

(viii) amend, modify or waive any provision of Section 10, or any other provision affecting the rights, duties or obligations of any Agent, without the written consent of any Agent directly affected thereby, or

(ix) amend, modify or waive any provision of Section 3, or any provision of Section 11.7(c) affecting the right of the Issuing Lenders to consent to certain assignments thereunder, without the written consent of the Issuing Lenders or any other provision affecting the rights, duties or obligations of any Issuing Lenders, without the additional written consent of any Issuing Lender directly affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans and other Obligations. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

11.2 Notices.

(a) General. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by overnight courier or delivery by hand, when delivered, (b) in the case of delivery by mail, three (3) Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been electronically confirmed, addressed as follows in the case of the Borrower, the Administrative Agent and the Co-Collateral Agents, and as set forth in Schedule 1.0 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Sprague Operating Resources LLC Two International Drive Suite 200 Portsmouth, New Hampshire 03801 Attention: Paul Scoff, Esq. Fax: (603) 430-5324

The Administrative Agent:	JPMorgan Chase Bank, N.A., as Administrative Agent 277 Park Avenue, 22nd Floor New York, New York 10172 Attention: Dan Bueno

The Co-Collateral Agents:	If to JPMorgan Chase Bank, N.A., as Co- Collateral Agent:

JPMorgan Chase Bank, N.A., as Co- Collateral Agent 277 Park Avenue, 22nd Floor New York, New York 10172 Attention: Dan Bueno

If to BNP Paribas, as Co-Collateral Agent:

[ ]

provided that any notice, request or demand to or upon any Agent, the Issuing Lenders or the Lenders pursuant to Section 2.5, 2.6, 3.3, 3.6, 3.7, 4.1, 4.3, 4.6, 4.7, or 4.9 shall not be effective until received.

(b) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used to deliver any notice hereunder.

(c) The Platform. THE BORROWER HEREBY ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT WILL MAKE AVAILABLE TO THE LENDERS MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER HEREUNDER (COLLECTIVELY, “BORROWER MATERIALS”) BY POSTING THE BORROWER MATERIALS ON INTRALINKS OR ANOTHER SIMILAR ELECTRONIC SYSTEM (THE “PLATFORM”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent or any other Agent-Related Person have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or any Agent’s transmission of Borrower Materials through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower, the Guarantors or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its securities for purposes of United States Federal or state securities laws.

(d) Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly and in good faith believed to be given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly and believed in good faith to be given by or on behalf of the Borrower. All telephonic notices to and other communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein and in the other Loan Documents provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

11.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5 Release of Collateral and Guarantee Obligations. (a) Upon any sale or other transfer of any Collateral that is permitted under the Loan Documents by any Loan Party or a sale of all of the assets of, or all of the Capital Stock of, a Subsidiary in a transaction that is permitted under the Loan Documents (other than a sale, transfer or other disposition to another Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.10 hereof, the security interest in such Collateral shall automatically terminate and Administrative Agent shall execute and a deliver a termination or satisfaction of any Mortgage and Security Agreement affecting such Collateral, in proper form for recording.

(b) Upon any sale or other transfer of all of the Capital Stock of any Loan Party that is permitted or consented to under the Loan Documents (other than a sale or transfer to another Loan Party), the Guarantee of such Loan Party shall automatically be released and terminated.

(c) Upon termination of the Commitments and payment in full of the Loans and all other Obligations payable under this Agreement or any other Loan Document (except indemnification obligations for which no claim has been made and of which no Responsible Person of any Loan Party has knowledge) and the termination or expiration of all Letters of Credit, the pledge and security interest granted pursuant to this Agreement and the other Loan Documents shall automatically terminate and all rights to the Collateral shall revert to the applicable Loan Party. Upon any such termination or pursuant to any termination or release as described in Section 11.5(a), the Administrative Agent will, at the applicable Loan Party’s expense, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

11.6 Payment of Costs and Expenses. The Borrower agrees (a) to pay or reimburse each Agent and the Lead Arranger for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities and the development, preparation, negotiation, execution, delivery and administration of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of one firm of counsel to the Agents and the Lead Arranger, one regulatory counsel to the Agents and the Lead Arranger and a single firm of local counsel in each applicable jurisdiction, (b) to pay or reimburse each Lender, the Swing Line Lender, each Issuing Lender, each Agent and the Lead Arranger, for all its documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the documented fees and disbursements of counsel to each Lender, the Lead Arranger, the Swing Line Lender and each Issuing Lender and of counsel to the Agents, (c) to pay or reimburse the Agents and the Lead Arranger for their documented costs and expenses incurred in connection with inspections performed pursuant to Section 7.9 and audits performed pursuant to Section 6.1(l), and any other due diligence performed in connection with this Agreement and the other Loan Documents, including the reasonable and documented fees and disbursements of counsel to the Agents (including the fees and expenses of Simpson Thacher & Bartlett LLP), (d) to pay, indemnify, and hold each Lender, the Swing Line Lender, the Issuing Lenders, each Agent and the Lead Arranger harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (except to the extent the Borrower has otherwise indemnified such Person for such taxes under Section 4.11(b)), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent (including the determination of whether or not any such waiver or consent is required) under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) on a net after-Tax basis, to pay, indemnify, and hold each Lender, the Issuing Lenders, the Agents and the Arrangers, and each of their respective officers, employees, directors, trustees, agents, advisors, affiliates, partners and controlling persons (each, an “Indemnitee”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable and documented fees and expenses of one firm of counsel for all Indemnitees, taken as a whole, and if necessary, one regulatory counsel and a single firm of local counsel in each appropriate jurisdiction for all Indemnitees, taken as a whole (and in the case of an actual or perceived conflict of interest, by another firm of counsel for the affected Indemnitee)) other than Taxes (as to which Section 4.10 and Section 4.11 shall govern) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, and any such other documents or the use or proposed use of proceeds of the Facilities, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Loan Parties and any of their Subsidiaries, or any of the Properties, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (x) are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any Related Person thereof, (y) are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from a material breach of the obligations of such Indemnitee or any Related Person thereof or (z) result from any proceeding that is solely among Indemnitees (other than any proceeding against any Agent or Arranger or Person fulfilling a similar role in respect of the Facilities in its capacity or in fulfilling its role as such) and does not involve an act or omission by the Borrower or any of its Affiliates. The agreements in this Section 11.6 shall survive repayment of the Loans, Reimbursement Obligations and all other amounts payable hereunder.

11.7 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any purported such assignment or transfer by the Borrower without such consent of each Lender shall be null and void).

(b) Any Lender may, in accordance with applicable Law, at any time sell to one or more banks, financial institutions or other entities (other than the Borrower or any of its Subsidiaries or Affiliates) (individually, a “Participant” and, collectively, the “Participants”) (so long as no Default or Event of Default has occurred and is continuing, only to a Person other than an Ineligible Participant) participating interests in any Loan or Reimbursement Obligation owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents (a “Participation”). In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan, Reimbursement Obligation or other interest for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, except with respect to Section 4.10 and 4.11, under which the Participant has certain rights with respect thereto. In no event shall any Participant under any such Participation have any right to approve any amendment to or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or the stated rate of interest on, the Loans, Reimbursement Obligation or any fees payable hereunder, or postpone the date of the final maturity of the Loans or Reimbursement Obligations, in each case to the extent subject to such Participation (and, for the avoidance of doubt, the Borrower may exercise any rights granted to it in Section 4.17 with respect to the Lender that sold a Participation to such Participant to the extent that the direction by such Participant to such Lender to not consent to any such amendment would cause the applicable Lender to be subject to the provisions of Section 4.17). The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid during an Event of Default, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable Law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.8(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of, and be bound by the obligations imposed on the Lenders in, Sections 4.10, 4.11 and 4.14 with respect to its Participation in the Commitments and the Loans and other extensions of credit hereunder outstanding from time to time as if it were a Lender; provided, that no Participant shall be entitled to receive any greater payments under Sections 4.10, 4.11 and 4.14, with respect to its participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from change in Law that occurs after the Participant acquired the applicable participation and the Participant agrees to be subject to the provisions of Section 4.17, as if it were an assignee under paragraph (c) of this Section. Each Lender that sells a participation agrees to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.17 with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender may, in accordance with applicable Law, at any time and from time to time assign to any Lender or any Subsidiary, Affiliate or Approved Fund thereof, or, with the consent of the Administrative Agent, and, in the case of an assignment of the Acquisition Facility Commitments, the Acquisition Facility Issuing Lenders, and, in the case of an assignment of the Working Capital Facility Commitment, the Working Capital Facility Issuing Lenders and the Swing Line Lender, and, so long as no Event of Default has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed), to any other Person (other than the Borrower or any of its Subsidiaries or Affiliates) (the “Assignee”), all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F, appropriately completed (an “Assignment and Acceptance”), executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or any Subsidiary, Affiliate or Approved Fund thereof, by the Administrative Agent, and, in the case of an assignment of the Acquisition Facility Commitments, the Acquisition Facility Issuing Lenders, and, in the case of an Assignment of the Working Capital Facility Commitment, the Working Capital Facility Issuing Lenders and the Swing Line Lender, and, so long as no Event of Default has occurred and is continuing and the Borrower is not deemed to consent to such assignment, the Borrower) and attaching the Assignee’s relevant tax forms, administrative details and wiring instructions, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) each such assignment to an Assignee (other than any Lender) shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (other than in the case of (A) an assignment of all of a Lender’s interests under this Agreement or (B) an assignment to another Lender, a Subsidiary, an Affiliate or an Approved Fund of such assigning Lender), unless otherwise agreed by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (such amount to be aggregated in respect of assignments by to any Lender and the affiliates or Approved Funds thereof), (ii) in the case of an assignment by a Lender to a Bank CLO managed by such Lender or an affiliate of such Lender, unless such assignment to such Bank CLO has been consented to by the Administrative Agent, and in the case of an assignment of the Acquisition Facility Commitments, the Acquisition Facility Issuing Lenders, and, in the case of an Assignment of the Working Capital Facility Commitment, the Working Capital Facility Issuing Lenders, and the Swing Line Lender, and, so long as no Event of Default has occurred and is continuing and the Borrower is not deemed to consent to such assignment, the Borrower (such consent not to be unreasonably withheld or delayed), the assigning Lender shall retain the sole right to approve any amendment, waiver or other modification of this Agreement or any other Loan Document; provided that the Assignment and Acceptance between such Lender and such Bank CLO may provide that such Lender will not, without the consent of such Bank CLO, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to Section 11.2, and (iii) each Assignee shall comply with the provisions of Section 4.11(e). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph (c) and paragraph (e) of this Section 11.7, (x) the consent of the Borrower shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when any of the events described in Section 9.1(g) shall have occurred and be continuing and (y) the Borrower shall be deemed to have consented to any assignment that requires consent of the Borrower pursuant to the terms hereof unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.7 shall be treated for purposes of this Agreement as a sale by such Lender of a Participation in such rights and obligations in accordance with Section 11.7(b).

(d) The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders (including all Assignees and successors) and the Commitments of, and principal amounts (and stated interest) of the Loans and other Obligations owing to, each Lender from time to time. The entries made in the Register shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error), and the Borrower, the Administrative Agent and the Lenders may (and, in the case of any Loan or other Obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other Obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary; provided, however, that the failure of the Administrative Agent to maintain the Register, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans and other extensions of credit hereunder made to the Borrower by such Lender in accordance with the terms of this Agreement. Any assignment of any Loan or other Obligation hereunder, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The parties intend for the Loans or other Obligations to be in registered form for tax purposes and this provision shall be construed in accordance with that intent.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender (or any Subsidiary, Affiliate or Approved Fund thereof), by the Administrative Agent, and, in the case of an assignment of the Acquisition Facility Commitments, the Acquisition Facility Issuing Lenders, and, in the case of an assignment of the Working Capital Facility Commitment, the Working Capital Facility Issuing Lenders and the Swing Line Lender and, so long as no Event of Default has occurred and is continuing and the Borrower is not deemed to consent to such assignment, the Borrower), together with payment to the Administrative Agent by the assigning Lender of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the applicable Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

(f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee (so long as no Default or Event of Default has occurred and is continuing, other than an Ineligible Participant) in each case, any and all financial information in such Lender’s possession concerning the Borrower, the other Loan Parties and their Subsidiaries and Affiliates which has been delivered to such Lender by or on behalf of the Borrower or the other Loan Parties pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower or other Loan Parties in connection with such Lender’s credit evaluation of the Borrower, the other the Loan Parties and their Subsidiaries or Affiliates prior to becoming a party to this Agreement; provided that such Transferee or prospective Transferee shall have agreed to be bound by the provisions of Section 11.16 hereof.

(g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.7 concerning assignments of Loans and other extensions of credit hereunder and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including (i) any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable Law and (ii) any pledge or assignment by a Lender which is a fund to its trustee for the benefit of such trustee and/or its investors to secure its obligations under any indenture or Governing Documents to which it is a party; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding the foregoing, any Lender may, with notice to, but without consent of, the Borrower and the Administrative Agent, and in accordance with the definition of “Conduit Lender” set forth in Section 1.1 hereof and the terms of this Section 11.7(h), designate a Conduit Lender and fund any of the Loans or Unreimbursed Amounts which such Lender is obligated to make or pay hereunder by causing such Conduit Lender to fund such Loans or Unreimbursed Amounts on behalf of such Lender. Any Conduit Lender may assign any or all of the Loans or Unreimbursed Amounts it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.7(c). The Borrower, each Lender and each Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar Law in connection with any obligation of such Conduit Lender under the Loan Documents, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. In addition, notwithstanding the foregoing, any Conduit Lender may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans or Reimbursement Obligations to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such Conduit Lender to support the funding or maintenance of Loans or Reimbursement Obligations by such Conduit Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans and its Reimbursement Obligations to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such Conduit Lender. This clause (h) may not be amended without the written consent of any Conduit Lender directly affected thereby.

11.8 Adjustments; Set-off. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans or Reimbursement Obligations with regards to either Facility, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender under such Facility, if any, in respect of such other Lender’s Loans or Reimbursement Obligations under such Facility, or interest thereon, except to the extent specifically provided hereunder, such Benefited Lender shall purchase for cash from the other Lenders under such Facility a participating interest in such portion of each such other Lender’s Loans or Reimbursement Obligations under such Facility, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders under such Facility; except that with respect to any Lender that is a Defaulting Lender by virtue of such Lender failing to fund its Commitment Percentage of any Loan or Participation Obligation, such Defaulting Lender’s pro rata share of the excess payment shall be allocated to the Lender (or the Lenders, pro rata) that funded such Defaulting Lender’s Commitment Percentage thereof; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor . The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans or Reimbursement Obligations may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, during the existence of an Event of Default, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off or application.

11.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission or electronic mail transmission in portable document format of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic mail in portable document format shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11 Integration. This Agreement and the other Loan Documents represent the agreement of the parties hereto with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.13 Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Loan Parties as the case may be, at their address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.14 Acknowledgements. Each Loan Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Agents nor any Lender has any fiduciary relationship with or duty to the Loan Parties arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrower and the other Loan Parties, on one hand, and Agents and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

11.15 Waivers of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16 Confidentiality. (a) Each Lender Party shall use its best efforts to (i) keep confidential (and shall cause its directors, officers, employees, representatives, agents, professional advisors or auditors (collectively, “Representatives”) to keep confidential) all information that such Lender Party receives from or on behalf of the Loan Parties other than information that is identified by any of the Loan Parties as being non-confidential information (all such information that is not so identified being “Confidential Information”); provided that nothing in this Section 11.16 shall prevent any Lender Party from (A) disclosing, subject to the terms and requirements of this Section 11.16, such information to a Subsidiary or an Affiliate or its or their Representatives, (B) disclosing Confidential Information in connection with the exercise of any remedy hereunder, (C) using Confidential Information solely for purposes of evaluating and administering the Loans and the Loan Documents, (D) disclosing Confidential Information to a Participant, an Assignee or a potential Transferee, in each case in accordance with Section 11.7(f) or (E) to the National Association of Insurance Commissioners or any similar organization and (ii) subject to Section 11.16(d), not disclose Confidential Information to Representatives of its Trading Business. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 11.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

(b) Notwithstanding anything in this Section 11.16 to the contrary, any Confidential Information may be disclosed by any Lender Party or any Representative (the affected Lender Party or Representative being the “Disclosing Party”) if the Disclosing Party is compelled by judicial process or is required by Law or regulation or is requested to do so by any examiner or any other regulatory authority or recognized self-regulatory organization including the New York Stock Exchange, the Federal Reserve Board, the New York State Banking Department and the Securities & Exchange Commission, in each case having or asserting jurisdiction over the Disclosing Party.

(c) The obligations of each Lender Party and its Representatives under this Section 11.16 with respect to Confidential Information shall not apply to (i) any Confidential Information which, as of the date of disclosure by such Lender Party or its Representatives, is in the public domain or subsequently comes into the public domain other than as a result of a breach of the obligations of such Lender Party or its Representatives hereunder, or (ii) any Confidential Information that was or becomes available to such Lender Party or its Representatives from a person or source that is or was not, to the knowledge of such Lender Party or its Representatives, bound by a confidentiality agreement with any Loan Party or otherwise prohibited from transferring such information to any other Person, or (iii) any Confidential Information which was or becomes available to such Lender Party or its Representatives without any obligation of confidentiality prior to its disclosure by or on behalf of the Loan Parties or (iv) any Confidential Information that was developed by such Lender Party or its Representative without the use of information provided by any Loan Party.

(d) Notwithstanding anything herein to the contrary, any Lender Party may disclose Confidential Information to those Representatives of its Trading Business, solely to the extent (i) such disclosure is (A) advisable, in the good faith discretion of such Lender Party, to assist such Lender Party in protecting and enforcing its rights under any Loan Document and other credit facilities which such Lender Party or any of its Subsidiaries or Affiliates has with the applicable Loan Party (or any of its Subsidiaries or Affiliates) and (B) relevant to such assistance, (ii) such Representatives have been advised of, and agree to, the confidential nature, and restrictions on use, of such Confidential Information and need to know same in connection with providing such assistance, and (iii) such Confidential Information is not used for any purpose other than that set forth in this Section 11.16.

(e) Each of the Lender Parties acknowledges that (a) the Confidential Information may include material non-public information concerning the Loan Parties and their related parties or their respective securities, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.17 Specified Laws. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Specified Laws, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the names and addresses of the Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Specified Laws.

11.18 [Reserved].

11.19 Additional Borrowers. At any time and from time-to-time after the Closing Date, the Borrower may request that any of its Subsidiaries become a borrower under this Agreement (each Subsidiary which becomes a borrower pursuant to the terms of this Section 11.19, an “Additional Borrower”). Such Subsidiary shall become an Additional Borrower with effect on and from the date on which the Administrative Agent notifies the Borrower that each of the following has been satisfied (which date shall be within ten (10) Business Days after each Lender has received the documents referred to in Section 11.19(e):

(a) the Administrative Agent receives a duly completed and executed Joinder Agreement, substantially in the form of Exhibit U;

(b) each Lender has approved of such Additional Borrower;

(c) the Borrower confirms that no Default or Event of Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower and each of the representations and warranties relating to the Additional Borrower and the Loan Parties (other than the representations and warranties set forth in Sections 5.1, 5.4, 5.6, 5.7, 5.17 and 5.20) is true and not misleading in any material respect (except that any representation and warranty that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) as if made on date of accession of Additional Borrower;

(d) the Subsidiary is incorporated, organized or formed in the United States of America or another jurisdiction approved by the Supermajority Lenders;

(e) the Administrative Agent has received all of the documents and other evidence referred to in Section 6.1(b) and Sections 6.1(d) through 6.1(g) in relation to that Additional Borrower together with a legal opinion in respect of the Additional Borrower from a law firm qualified to issue legal opinions with respect to the jurisdiction of incorporation, organization or formation, each in form and substance reasonably satisfactory to the Administrative Agent;

(f) the Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, of the Uniform Commercial Code (if relevant), judgment and tax Lien filings, and all customary searches for financing transactions of this nature in all applicable jurisdictions, which may have been filed with respect to personal property of such Additional Borrower, and the results of such search shall be reasonably satisfactory to the Administrative Agent;

(g) the Co-Collateral Agents and each Lender shall have received copies of a collateral and risk management review (the “Additional Borrower Collateral Risk Review”), in form and substance satisfactory to the Co-Collateral Agents, of all of the assets of such Additional Borrower that would comprise each asset category set forth in the definition of “Borrowing Base”, prepared by Co-Collateral Agents’ internal or external collateral and risk manager; provided, however, that (i) the Additional Borrower Collateral Risk Review shall be completed (or in the event it is not completed, be deemed completed) by a date no later than the date twenty-one (21) calendar days following the Borrower’s request that a Subsidiary become an Additional Borrower, which such request may not be made more than sixty (60) calendar days prior to the date such Subsidiary shall become an Additional Borrower and (ii) prior to the completion of the Additional Borrower Collateral Risk Review, the Co-Collateral Agents may, in their sole discretion, count the assets of such Additional Borrower in the calculation of the Borrowing Base;

(h) the Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 7.5 hereof and Section 5(q) of the Security Agreement shall have been satisfied with respect to such Additional Borrower;

(i) each Lender shall have received all of the documents referred to in Section 6.1(y) with respect to that Additional Borrower and has confirmed to the Administrative Agent that such documents are in form and substance reasonably satisfactory to such Lender;

(j) such Additional Borrower becomes a Grantor; and

(k) such Additional Borrower appoints the Borrower to act on its behalf as the agent for such Additional Borrower hereunder and under the other Loan Documents and authorizes the Borrower to take such actions on its behalf and to exercise such powers as are delegated to the Borrower by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, and the Borrower accepts such appointment (which appointment shall not be terminated or revoked without the consent of the Administrative Agent and the Required Lenders).

The Agents, the Borrower and any Additional Borrowers shall be permitted to amend this Agreement and the other Loan Documents solely as necessary or advisable to permit the Additional Borrower to borrow hereunder and as otherwise required or advisable in connection therewith.

11.20 Joint and Several Liability. Upon entry into this Agreement by an Additional Borrower, all Loans, upon funding, shall be deemed to be jointly funded to and received by the Borrower Parties. Each Borrower Party jointly and severally agrees to pay, and shall be jointly and severally liable under this Agreement for, all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared, or disbursed by or among the Borrower Parties themselves, or the manner in which an Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower Party shall be liable for all amounts due to an Agent and/or any Lender under this Agreement, regardless of which Borrower Party actually receives Loans or other Extensions of Credit hereunder or the amount of such Loans and Extensions of Credit received or the manner in which such Agent and/or such Lender accounts for such Loans or other Extensions of Credit on its books and records. Each Borrower Party’s Obligations with respect to Loans and other Extensions of Credit made to it, and such Borrower Party’s Obligations arising as a result of the joint and several liability of such Borrower Party hereunder, with respect to Loans and other Extensions of Credit made to the other Borrower Parties hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower Party. The Borrower Parties acknowledge and expressly agree with the Agents and each Lender that the joint and several liability of each Borrower Party is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrower Parties and is not required or given as a condition of Extensions of Credit to such Borrower Party. Each Borrower Party’s obligations under this Agreement shall be separate and distinct obligations. Each Borrower Party’s obligations under this Agreement shall, to the fullest extent permitted by Law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower Party or of any Note or other document evidencing all or any part of the Obligations of any other Borrower Party, (ii) the absence of any attempt to collect the Obligations from any other Borrower Party, any Guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by an Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower Party or any Guarantor, or any part thereof, or any other agreement now or hereafter executed by any other Borrower Party or any Guarantor and delivered to an Agent and/or any Lender, (iv) the failure by an Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower Party or any Guarantor, (v) an Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower Party, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of an Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower Party under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower Party. With respect to any Borrower Party’s Obligations arising as a result of the joint and several liability of the Borrower Parties hereunder with respect to Loans or other Extensions of Credit made to any of the other Borrower Parties hereunder, such Borrower Party waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender now has or may hereafter have against any other Borrower Party, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower Party to an Agent and/or any Lender. Upon any Event of Default, the Agents may proceed directly and at once, without notice, against any Borrower Party to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower Party or any other Person, or against any security or collateral for the Obligations. Each Borrower Party consents and agrees that the Agents shall be under no obligation to marshal any assets in favor of any Borrower Party or against or in payment of any or all of the Obligations. Each Borrower Party further acknowledges that credit extended to each Borrower Party hereunder will directly or indirectly benefit each other Borrower Party.

11.21 Contribution and Indemnification among the Borrower; Subordination. Each Borrower Party is obligated to repay the Obligations as joint and several obligor under this Agreement. To the extent that any Borrower Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower Party hereunder or other Obligations incurred directly and primarily by any other Borrower Party (an “Accommodation Payment”), then the Borrower Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrower Parties in an amount, for each of such other Borrower Parties, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower Party’s Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrower Parties. As of any date of determination, the “Allocable Amount” of each Borrower Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower Party hereunder without (a) rendering such Borrower Party “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section 11.21 shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section 11.21 shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

11.22 Express Waivers by Borrower Parties in Respect of Cross Guaranties and Cross Collateralization. Each Borrower Party agrees as follows:

(a) Each Borrower Party hereby waives: (i) notice of acceptance of this Agreement; (ii) notice of the making of any Loans, the issuance of any Letter of Credit or any other financial accommodations made or extended under the Loan Documents or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to such Borrower Party’s right to make inquiry of the Administrative Agent to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of any other Borrower Party or of any other fact that might increase such Borrower Party’s risk with respect to such other Borrower Party under the Loan Documents; (v) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments among the Loan Documents; and (vi) all other notices (except if such notice is specifically required to be given to such Borrower Party hereunder or under any of the other Loan Documents to which such Borrower Party is a party) and demands to which such Borrower Party might otherwise be entitled.

(b) Each Borrower Party hereby waives the right by statute or otherwise to require an Agent or any other Secured Party to institute suit against any other Borrower Party or to exhaust any rights and remedies which an Agent or any other Secured Party has or may have against any other Borrower Party. Each Borrower Party further waives any defense arising by reason of any disability or other defense of any other Borrower Party (other than the defense that the Obligations shall have been fully and finally performed and paid) or by reason of the cessation from any cause whatsoever of the liability of any such Borrower Party in respect thereof.

(c) Each Borrower Party hereby waives and agrees not to assert against an Agent or any Lender: (i) any defense (legal or equitable), set-off, counterclaim, or claim which such Borrower Party may now or at any time hereafter have against any other Borrower Party or any other party liable under the Loan Documents; (ii) any defense, set-off, counterclaim, or claim of any kind or nature available to any other Borrower Party against an Agent or any Lender, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by an Agent or any Lender under any applicable law; and (iv) the benefit of any statute of limitations affecting any other Borrower Party’s liability hereunder.

(d) Each Borrower Party consents and agrees that, without notice to or by such Borrower Party and without affecting or impairing the obligations of such Borrower Party hereunder, the Agents may (subject to any requirement for consent of any of the Lenders to the extent required by this Agreement), by action or inaction: (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Loan Documents; (ii) release all or any one or more parties to any one or more of the Loan Documents or grant other indulgences to any other Borrower Party in respect thereof; (iii) amend or modify in any manner and at any time (or from time to time) any of the Loan Documents; or (iv) release or substitute any Person liable for payment of the Obligations, or enforce, exchange, release, or waive any security for the Obligations or any Guarantee of the Obligations.

(e) Each Borrower Party represents and warrants to the Agents and the Lenders that, as of the date of entry of any Additional Borrower into this Agreement, such Borrower Party is currently informed of the financial condition of all other Borrower Parties and all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower Party further represents and warrants that, as of the date of entry of such Borrower Party into this Agreement, such Borrower Party has read and understands the terms and conditions of the Loan Documents. Each Borrower Party agrees that none of the Agents or any Lender has any responsibility to inform any Borrower Party of the financial condition of any other Borrower Party or of any other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

11.23 Limitation on Obligations of Borrower Parties. In the event that in any action or proceeding involving any state or foreign corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, the obligations of any Borrower Party, including for the obligations of any other Borrower Party, under this Agreement shall be held or determined to be void, avoidable, invalid or unenforceable (including because of Section 548 of the Bankruptcy Code or any applicable state or Federal Law relating to fraudulent conveyances or transfers), then, notwithstanding any other provision of this Agreement to the contrary, the amount of such liability of a Borrower Party shall, without any further action by any Loan Party, Agent or Lender, be automatically limited and reduced to the highest amount that is valid and enforceable (such highest amount determined hereunder being the relevant Borrower’s “Maximum Liability”); provided that nothing contained in this Section 11.23 shall limit the liability of any Borrower Party to repay Loans made directly or indirectly to or for the benefit of that Borrower Party or any Subsidiary of that Borrower Party (including Loans advanced to any other Borrower Party and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower Party or any of its Subsidiaries), Obligations relating to Letters of Credit issued for the direct or indirect benefit of such Borrower Party or any of its Subsidiaries, and all interest, fees, expenses and other related Obligations under the Loan Documents with respect thereto, for which such Borrower Party shall be primarily liable for all purposes hereunder. This Section 11.23 with respect to the Maximum Liability of each Borrower Party is intended solely to preserve the rights of the Agents and the Lenders to the maximum extent not subject to avoidance under applicable Law, and no Loan Party nor any other person or entity shall have any right or claim under this Section 11.23 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Borrower Party hereunder shall not be rendered void, voidable, invalid or unenforceable under applicable Law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SPRAGUE OPERATING RESOURCES LLC, as Borrower

By:
Name:
Title:

[Signature Page to Credit Agreement]

AGENTS AND LENDERS: JPMORGAN CHASE BANK, N.A., as Administrative Agent, Co-Collateral Agent, Working Capital Facility Issuing Lender, Acquisition Facility Issuing Lender, Swing Line Lender and Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

BNP PARIBAS, as a Co-Collateral Agent and Lender

By:
Name: Title:

By:
Name: Title:

[Signature Page to Credit Agreement]

[ ], as [ ]

By:
Name: Title:

[Signature Page to Credit Agreement]

[ ], as [ ]

By:
Name: Title:

[Signature Page to Credit Agreement]

[ ], as [ ]

By:
Name: Title:

[Signature Page to Credit Agreement]

[ ], as [ ]

By:
Name: Title:

[Signature Page to Credit Agreement]

Schedule 1.0

to Credit Agreement

LENDERS, COMMITMENTS AND APPLICABLE LENDING OFFICES

Lender	Working Capital Facility Commitment	Acquisition Facility Commitment	Total Commitment	Applicable Lending Office

JPMorgan Chase Bank, N.A.	$59,522,250.00	$19,840,750.00	$79,363,000.00

BNP Paribas	$59,522,250.00	$19,840,750.00	$79,363,000.00	787 Seventh Avenue 9th Floor New York, NY 10019

RBS Citizens, National Association	$59,522,250.00	$19,840,750.00	$79,363,000.00

Natixis, New York Branch	$59,522,250.00	$19,840,750.00	$79,363,000.00

Wells Fargo Bank, N.A.	$59,522,250.00	$19,840,750.00	$79,363,000.00

Standard Chartered Bank	$51,377,100.00	$17,125,700.00	$68,502,800.00

Societe Generale	$51,377,100.00	$17,125,700.00	$68,502,800.00

Cooperatieve Centralie Raiffeisenboerenleenbank, B.A. “Rabobank Nederland”, New York Branch	$40,725,750.00	$13,575,250.00	$54,301,000.00

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$40,725,750.00	$13,575,250.00	$54,301,000.00

Lender	Working Capital Facility Commitment	Acquisition Facility Commitment	Total Commitment	Applicable Lending Office

Sovereign Bank, N.A.	$40,725,750.00	$13,575,250.00	$54,301,000.00

Credit Agricole Corporate and Investment Bank	$28,186,500.00	$9,395,500.00	$37,582,000.00

Bank of America, N.A.	$25,062,000.00	$8,354,000.00	$33,416,000.00

Barclays Bank PLC	$25,062,000.00	$8,354,000.00	$33,416,000.00

BMO Harris Bank N.A.	$25,062,000.00	$8,354,000.00	$33,416,000.00

TD Bank, N.A.	$23,182,350.00	$7,727,450.00	$30,909,800.00

RB International Finance (USA), LLC	$20,049,600.00	$6,683,200.00	$26,732,800.00

People’s United Bank, N.A.	$15,000,000.00	$5,000,000.00	$20,000,000.00

Royal Bank of Canada	$13,877,100.00	$4,625,700.00	$18,502,800.00

Raymond James Bank, N.A.	$12,531,000.00	$4,177,000.00	$16,708,000.00

Blue Hills Bank	$11,250,000.00	$3,750,000.00	$15,000,000.00

Webster Bank	$9,398,250.00	$3,132,750.00	$12,531,000.00

First Niagara Bank, N.A.	$9,398,250.00	$3,132,750.00	$12,531,000.00

Israel Discount Bank of New York	$9,398,250.00	$3,132,750.00	$12,531,000.00

Total	$750,000,000	$250,000,000	$1,000,000,000

Schedule 1.1(A)

to Credit Agreement

APPROVED INVENTORY LOCATIONS

New Bedford Terminal	TRT Terminal
30 Pine Street	740 Washington Street
New Bedford, MA 02740	Quincy, MA 02169

Portland Terminal
92 Cassidy Point Drive
Portland, Maine 04102

Throughput Locations

Legal Name Per Throughput Agreement	Physical Address	Office Address
121 Point Breeze Management Corporation	6310 West Passyunk Avenue, Philadelphia, PA 19153	6310 West Passyunk Avenue, Philadelphia, PA 19153

Arc Terminals Holding LLC (former Motiva Brooklyn)	23 Paidge Avenue; Brooklyn, NY 11222	3000 Research Forest Drive, Suite 250; The Woodlands, TX 77381

B & B Petroleum, Inc.	1 Brownstone Avenue; Portland CT 06480	1 Brownstone Avenue; Portland CT 06480

Bigelow Oil Company, Inc.	50 Tower Road; Newton Upper Falls, MA 02164	50 Tower Road; Newton Upper Falls, MA 02164

BP Products North America Inc.	125 Apollo Street; Brooklyn, NY 11222	28301 Ferry Road; Warrenville, IL 60555

Buckeye Terminals, LLC	50 Burbank Road, Wethersfield, CT 06109	Five TEK Park, 9999Hamilton Blvd.; Breinigsville, PA 18031

Buckeye Terminals, LLC	County Route 37 & River Road; Brewerton, NY 13029	5002 Buckeye Rd; Emmaus, PA 18049

Buckeye Terminals, LLC	5198 Buckeye Road; Macungie, PA 18062	5002 Buckeye Rd; Emmaus, PA 18049

Buckeye Terminals, LLC	9586 River Road Route 49; Marcy, NY 13403	5002 Buckeye Rd; Emmaus, PA 18049

Buckeye Terminals, LLC	37 Wurz. Avenue; Utica, NY 13502	5002 Buckeye Rd; Emmaus, PA 18049

Buckeye Terminals, LLC	3121 Shippers Road; Vestal, NY 13850	5002 Buckeye Rd; Emmaus, PA 18049

Carbo Industries Inc.	1 Bay Boulevard; Lawrence, NY 11559	1 Bay Boulevard; Lawrence, NY 11559

Champagne’s Energy	845 Old Post Road; Arundel, ME 04046	845 Old Post Road; Arundel, ME 04046

Citgo Petroleum Corporation	4801 South Woods Ave; Linden, NJ 07036	1293 Eldridge Parkway; Houston, TX 77077

Depot Place Terminal, Inc.	17 Depot Place; Unionville, CT 06085	17 Depot Place; Unionville, CT 06085

Dominion Energy Manchester Street, Inc.	Manchester Street Station, Providence, RI 02903	40 Point Street; Providence, RI 02903

Duck Island Terminal, Inc.	1463 Lamberton Road; Trenton, NJ 08611	1463 Lamberton Road; Trenton, NJ 08611

Dutch Hill Terminals, LLC	568 Paulson Avenue; Clifton, NJ 07011	568 Paulson Avenue; Clifton, NJ 07011

Edgemont Garage & Oil Co.	115 W. Main Street; Merrimac, MA 01860	115 W. Main Street; Merrimac, MA 01860

ExxonMobil Oil Corp.	52 Beachum Street; Everett, MA 02149	3225 Gallows Road; Fairfax, VA 22037

Frank Bros. Fuel Corp.	7 Belford Avenue; Bay Shore, NY 11706	7 Belford Avenue; Bay Shore, NY 11706

Fred M. Schildwachter & Sons, Inc.	1400 Ferris Place, Bronx, NY 10461	1400 Ferris Place, Bronx, NY 10461

General Utilities, Inc.	82 Arlington Ave.; St. James, NY 11780	100 Fairfield Avenue; Plainfield, NY 11803

General Utilities, Inc.	48 Brooklyn Avenue; Massapequa, NY 11758	100 Fairfield Avenue; Plainfield, NY 11803

General Utilities, Inc.	3 Washington Pkwy; Hicksville, NY 11801	100 Fairfield Avenue; Plainfield, NY 11803

General Utilities, Inc.	201 Union Blvd.; West Islip, NY 11795	100 Fairfield Avenue; Plainfield, NY 11803

General Utilities, Inc.	98 E. Montauk Highway; Hampton Bays, NY 11946	100 Fairfield Avenue; Plainfield, NY 11803

George T. Taylor &Son, Inc.	152 Broad Brook Road; Broad Brook, CT 06016	152 Broad Brook Road; Broad Brook, CT 06016

Global Companies LLC (assigned from Warex Terminals Corp)	1184 River Road, New Windsor, NY 12553-6728	800 South Street, Suite 200, Waltham, MA 02454-9161

Grafton Upton Rail Care, LLC	25 Maple Avenue; Upton, MA 01568	25 Maple Avenue; Upton, MA 01568

Hess Corporation (assigned from Stuyvesant Fuel Terminal Co, LLC)	1040 East 149th Street; Bronx, NY 10455	1 Hess Plaza; Woodbridge, NJ 07095

L.E. Belcher, Inc.	615 St. James Avenue, Springfield, MA 01109	615 St. James Avenue, Springfield, MA 01109

Lewisy Fuel Oil, Inc.	549 Larkfield Road, East Northport, NY 11731	549 Larkfield Road, East Northport, NY 11731

Motiva Enterprises LLC	111 State Street; Sewaren, NJ 07077-1440	PO Box 2099; Houston, TX 77252-2099

New Hyde Park Oil Terminal, Inc.	1900 Plaza Avenue; New Hyde Park, NY 11040	1900 Plaza Avenue; New Hyde Park, NY 11040

NuStar Logistics, L.P. & NuStar Pipeline Operating Partnership L.P.	3700 South Wood Avenue, Linden, NJ 07036	2330 North Loop 1604 West, San Antonio, TX 78248

Oswego Oil Service Corporation	45 Intersection Street, Hempstead, NY 11550	45 Intersection Street, Hempstead, NY 11550

Peterson Oil Service (should be Peterson’s Oil Service, Inc.)	75 Crescent Street; Worchester, MA 01604 14 Putnam Lane; Worchester, MA 01604	75 Crescent Street; Worchester, MA 10604

Plains Products Terminal LLC	3rd Steet, Billings Road; Paulsboro, NJ 08066	333 Clay Street, Suite 1600; Houston, TX 77022

Plains Products Terminal LLC	1630 S. 51st Steet; Philadelphia, PA 19153	333 Clay Street, Suite 1600; Houston, TX 77022

Romanelli & Son, Inc.	88 East Hoffman Avenue; Lindenhurst, NY 11757	88 East Hoffman Avenue; Lindenhurst, NY 11757

Savage Sevices Corporation	123 Rodman Road; Auburn, ME 04210	6430 South 3000 East, Suite 600; Salt Lake City, UT 84121

Scalzo Utilities	115 West 11th Street; Huntington Station, NY 11746	115 West 11th Street; Huntington Station, NY 11746

Shore Properties. LLC	One Private Road; East Moriches, NY 11940	Route 112; PO Box 684, Patchogue, NY 11772

Sunoco Partners Marketing & Terminals L.P.	436 Doremus Ave., Newark, NJ 07105	1818 Market Street, Suite 1500, Phila. PA 19103

Swezey Fuel Co., Inc.	51 Rider Avenue; Patchogue, NY 11772	51 Rider Avenue; Patchogue, NY 11772

Taylor & Murphy, Inc.	188 Lexington Street; Waltham, MA 02154	188 Lexington Street; Waltham, MA 02154

Transflo Terminal Services, Inc.	One Exchange Street Extension; Albany, NY 12205	6735 Southpoint Drive South, J-975; Jacksonville, FL 32216

Transflo Terminal Services, Inc.	454 York Street; Elizabeth, NJ 07201	6735 Southpoint Drive South, J-975; Jacksonville, FL 32216

Transflo Terminal Services, Inc.	19 Walkup Drive; Westborough, MA 01581	6735 Southpoint Drive South, J-975; Jacksonville, FL 32216

Windsor Fuel Co., Inc.	80 Windsor Ave.; Mineola, NY 11501-1922	80 Windsor Ave.; Mineola, NY 11501-1922

Schedule 1.1(B)

to Credit Agreement

CASH MANAGEMENT BANKS

JPMORGAN CHASE BANK, N.A.

J.P. MORGAN SECURITIES LLC

JPMORGAN SECURITIES SAFEKEEPING

BNP PARIBAS

BNP PARIBAS PRIME BROKERAGE, INC.

CITIGROUP GLOBAL MARKETS INC.

NEWEDGE USA, LLC

RBS CITIZENS, NATIONAL ASSOCIATION

TD BANK, N.A.

SOVEREIGN BANK

WELLS FARGO BANK, N.A.

Schedule 1.1(C)

to Credit Agreement

ELIGIBLE FOREIGN COUNTERPARTIES

A/S DAMPSKIBSSELSKABET TORM

AET INC LIMITED

ANCORA SHIPPING BV

ANDRIAKI SHIPPING

ARMADA (SINGAPORE) PTE LTD

BALTSHIP A/S

BARCLAYS BANK PLC

BBC CHARTERING & LOGISTICS

BEBEKA

BP AMOCO EXCHANGE

BP SHIPPING LIMITED

BRITISH AIRWAYS PLC

BSL AGENCIES MONACO SAM

BUNKERNET LTD.

CLIPPER GROUP AS

COCKETT MARINE OIL LTD

COLUMBIA SHIP MANAGEMENT

CSSA CHARTERING AND SHIPPING SERVICES SA

DALKIA ENERGY SERVICES LLC

DANNEBROG REDERI A/S

DELTA TANKERS LTD.

DONNELLY TANKER MANAGEMENT LTD

DYNACOM TANKER MANAGEMENT

EIGER SHIPPING S.A.

EITSEN BULK AS

EITZEN CHEMICAL A/S

ES BOCES-TRANS LOC #2

GAC BUNKER FUELS (USA) L.L.C.

GEARBULK (UK) LTD

GEMINI TANKERS, LLC

GORTHON LINES AB

GREENI TRADING OY

HAMPTON BERMUDA LTD.

INGENIO SAN RAFAEL DE PUCTE SA CV

LAURITZEN BULKERS A/S

MITSUI OSK LINES LTD.

MONJASA A/S

MST MINERALIEN SCHIFFART

NEREUS SHIPPING SA

NORWEGIAN OIL TRADING AS

ODFJELL SEACHEM AS

ONEGO SHIPPING & CHARTERING

ONEGO SHIPPING & CHARTERING B.V.

OSG SHIPMANAGEMENT (GR) LTD

OW BUNKER & TRADING AS

PACC CONTAINER LINE PTE LTD

PDVSA PETROLEO Y GAS S

PENINSULA PETROLEUM LTD

PP&L / SUNBURY

PRAXIS ENERGY AGENTS S.A.

PROJECTOR (UK) LIMITED

PT KALTIM PRIMA COAL

ROTTNEROS BRUK AB

RUDDER SAM

SBI SEA BUNKERING INTERNATIONAL BV

SCANDINAVIA BUNKERING

SCORPIO PARAMAX TANKER POOL LTD.

SHELL INTERNATIONAL TRADING & SHIPPING C

SKS TANKERS, LTD.

SMT SHIPMANAGEMENT & TRANSPORT LIMITED

SPLIETHOFF’S BEVRACHTINGSKANTOOR BV

ST SHIPPING & TRANSPORT INC.

STATOILHYDRO ASA

STENA OIL AB

TANKER PACIFIC MANAGEMENT

THENAMARIS, INC.

TORVALD KLAVENESS GROUP

TRAFIGURA BEHEER BV

TRAFIGURA DERIVATIES LTD

TRANSATLANTIC SERVICES AB

TRECAN COMBUSTION LIMITED

TTS SHIPPING, LTD.

U-SEA BULK AS

UTANSJO BRUK AB

VALLVIKS BRUK AB

WESTERN BULK CARRIERS KS

WINDSOR EXCHANGE

Schedule 1.1(D)

to Credit Agreement

INDEPENDENT ENTITY SCHEDULE

Customer ID	Customer Name	Parent Customer ID	Parent Customer Name
80562000	BP CANADA ENERGY COMPANY	87006000	BP. PLC

80641000	BP CANADA ENERGY MARKETING CORP.	87006000	BP. PLC

80690000	BP CORPORATION NORTH AMERICA INC.	87006000	BP. PLC

80074000	BP ENERGY CO	87006000	BP. PLC

65090000	BP NORTH AMERICA PETROLEUM	87006000	BP. PLC

46972000	BP SHIPPING LIMITED	87006000	BP. PLC

80134000	CARGILL INCORPORATED	87013000	CARGILL, INC.

80705000	CARGILL LIMITED	87013000	CARGILL, INC.

47025000	CHEVRON CANADA RESOURCES	87014000	CHEVRON CORPORATION

60056000	Chevron Products Company	87014000	CHEVRON CORPORATION

80702000	CHEVRON TEXACO NATURAL GAS	87014000	CHEVRON CORPORATION

80636000	CONOCO CANADA LIMITED	87018000	CONOCOPHILLIPS

80111000	CONOCOPHILLIPS COMPANY	87018000	CONOCOPHILLIPS

21842000	Con Edison Energy, Inc.	87093000	CONSOLIDATED EDISON, INC.

24588000	Con Edison Kero & H2 Only	87093000	CONSOLIDATED EDISON, INC.

80565000	CONSOLIDATED EDISON ENERGY, INC.	87093000	CONSOLIDATED EDISON, INC.

80119000	CONSTELLATION ENERGY COMMODITIES GROUP,	87019000	CONSTELLATION GROUP, INC.

84824000	CONSTELLATION NEW ENERGY GAS DIV LLC	87019000	CONSTELLATION GROUP, INC.

80729000	DYNEGY CANADA MARKETING AND TRADE	87325000	Dynegy Holdings, Inc.

80777000	Dynegy Gas Imports	87325000	Dynegy Holdings, Inc.

80017000	DYNEGY MARKETING AND TRADE	87325000	Dynegy Holdings, Inc.

60010000	EXXON COMPANY USA (INC)	87782000	Exxonmobil Corp

65017000	EXXONMOBIL OIL CORP	87782000	Exxonmobil Corp

20380000	Getty Petroleum Marketing, Inc.	87763000	OAO LUKOIL

21328000	Getty Terminals/P.T. Petro	87763000	Getty Petroleum Marketing Inc

26284000	Lukoil North America LLC	87763000	Getty Petroleum Marketing Inc

49477000	Kingston Oil Supply Corp.	87763000	Getty Petroleum Marketing Inc

90423000	PT Petro Corp.	87763000	Getty Petroleum Marketing Inc

Customer ID	Customer Name	Parent Customer ID	Parent Customer Name
83260000	AMERADA HESS	87036000	HESS CORPORATION

60000000	Hess Corporation	87036000	HESS CORPORATION

60048000	Hess Energy Trading Co. LLC	87036000	HESS CORPORATION

47088000	IRVING OIL COMMERCIAL GP	87282000	Irving Oil

20171000	Irving Oil Corp	87282000	Irving Oil

46986000	IRVING OIL LIMITED	87282000	Irving Oil

65067000	IRVING OIL TERMINALS CORP	87282000	Irving Oil

24743000	NRG POWER MARKETING INC	87106000	NRG POWER MARKETING, INC.

80683000	NRG POWER MARKETING LLC	87106000	NRG POWER MARKETING, INC.

84243000	NRG Power Marketing LLC (Oswego)	87106000	NRG POWER MARKETING, INC.

65216000	Shell Canada Products Ltd	87290000	Royal Dutch Shell, plc

80762000	Shell Energy North America	87290000	Royal Dutch Shell, plc

83303000	SHELL ENERGY NORTH AMERICA (CANADA) INC.	87290000	Royal Dutch Shell, plc

46984000	Shell International Trading & Shipping C	87290000	Royal Dutch Shell, plc

60113000	Shell Trading (US) Company	87290000	Royal Dutch Shell, plc

42697000	Santa Buckley Energy, Inc.	57645	Santa Holding Co

84129000	Santa Fuel, Inc	57645	Santa Holding Co

83144000	SEMPRA ENERGY SOLUTIONS	87068000	SEMPRA ENERGY

66202000	Sempra Oil Trading LLC	87068000	SEMPRA ENERGY

44653000	Tambrands Manufacturing, Inc.	87056000	Proctor & Gamble Company

83178000	The Gillette Company	87056000	Proctor & Gamble Company

Schedule 1.1(E)

to Credit Agreement

MORTGAGED PROPERTY

1.	Albany Terminal, NY

540 Riverside Avenue

East Greenbush, NY 12144

2.	Rensselaer Terminal, NY

(Adjacent to Albany Terminal)

58 Riverside Avenue

Rensselaer, NY 12144

3.	Avery Lane Terminal, NH

194 Shattuck Way

Newington, NH 03801

4.	Bridgeport Terminal, CT

250 Eagles Nest Road

Bridgeport, CT 06607

241 Seaview Avenue Rear

and Lordship Blvd.

Stratford, CT 06615

5.	Everett Terminal, MA

43 Beacham Street

Everett, MA 02149

6.	Merrill’s Marine Terminal, ME (leased)

92 Cassidy Point Drive

Portland, ME 04102

7.	Mt. Vernon Terminal, NY

40 Canal Street

Mt. Vernon, NY 10550

8.	Oswego Terminal, NY

One West Van Buren Street

Oswego, NY 13126

9.	Providence Terminal, RI

144 Allens Avenue

Providence, RI 02903

10.	Quincy Terminal, MA

728 Southern Artery

Quincy, MA 02169

11.	River Road Terminal, NH

372 Shattuck Way

Newington, NH 03801

12.	Searsport Terminal, ME

P.O. Box 435

Mack Point – Trundy Road

Searsport, ME 04974

13.	South Portland Terminal, ME

59 Main Street

South Portland, ME 04106

14.	Stamford Terminal, CT

10 Water Street

Stamford, CT 06902

15.	TRT Terminal (Leasehold)[1]

740 Washington Street

Quincy, MA 02169

[1]	Leasehold mortgage will not be delivered as of the Closing Date; Borrower will use commercially reasonable efforts to deliver the leasehold mortgage.

Schedule 2.2

to Credit Agreement

WIRE INSTRUCTIONS FOR WORKING CAPITAL FACILITY LOANS, ACQUISITION FACILITY LOANS AND SWING LINE LOANS

Sprague Operating Resources LLC

Bank: JP Morgan Chase Bank

ABA: 021000021

Reference: Sprague Operating Resources LLC

Account #: XXXXXXXXXX

Swift: CHASUS33

Schedule 3.1

to Credit Agreement

EXISTING WORKING CAPITAL FACILITY LETTERS OF CREDIT2

Issuing Bank	Amount	Issue Date	Expiration Date
BNP Paribas	$5,000,000	06/14/2010	10/31/2013
BNP Paribas	$3,000,000	06/09/2010	11/30/2013
BNP Paribas	$180,000	04/22/2011	03/28/2014
BNP Paribas	$4,600,000	02/04/2013	03/31/2014
BNP Paribas	$500,000	02/28/2013	05/31/2014
BNP Paribas	$96,000	06/01/2010	10/31/2013
BNP Paribas	$1,050,000	06/16/2010	01/31/2014
BNP Paribas	$75,000	04/02/2012	01/31/2014
BNP Paribas	$146,000	07/09/2010	04/30/2014
BNP Paribas	$142,000	06/12/2012	04/30/2014
BNP Paribas	$50,000	07/09/2010	04/30/2014
BNP Paribas	$1,035,000	06/22/2010	05/31/2014
BNP Paribas	$75,000	07/08/2010	07/08/2014
BNP Paribas	$500,000	06/23/2010	07/31/2014
Natixis	$3,478,750	12/20/2010	12/28/2013

[2]	To be updated as of the Closing Date.

Schedule 3.2

to Credit Agreement

EXISTING ACQUISITION FACILITY LETTERS OF CREDIT3

None.

[3]	To be updated as of the Closing Date.

Schedule 5.1(c)

to Credit Agreement

LIABILITIES

Sprague Operating Resources LLC Swap Exposures as of 8/31/2013:

	Net Interest Rate Swap Exposure
Lender	Asset	Liability
RBS Citizens, N.A.	—	(874,925)
BNP Paribas	—	—
Wells Fargo Bank, N.A.	—	(1,827,504)
Standard Chartered	—	—
Sovereign Bank	—	(525,048)
Natixis	—	(654,970)
Rabobank	—	(316,627)
Societe Generale	—	(210,467)

Total	—	(4,409,540)

Schedule 5.1(f)

to Credit Agreement

SALES, TRANSFERS, DISPOSITIONS AND ACQUISITIONS

I. As of the Closing Date, the Borrower is distributing to Axel Johnson, Inc. or any Subsidiary thereof (excluding the Loan Parties) the assets set forth below:

1.	Employee-related assets, including office equipment, building and similar overhead items

2.	IPO Distributed Assets

3.	100% of the equity interests in Kildair Service Ltd.

4.	100% of the equity interests in Ekotek Inc.

5.	100% of the assets comprising the terminal located in Bucksport, Maine at Route 15 River Road, Bucksport, ME 04416, Hancock County

6.	100% of the assets comprising the terminal located in Portsmouth, New Hampshire at 290 Gosling Road, Portsmouth, NH 03801, Rockingham County

7.	100% of the assets comprising the terminal located in Oceanside, New York at 3624 Hampton Road, Oceanside, NY 11572, Nassau County

8.	100% of the equity interests in Sprague New York Properties LLC

9.	100% of the equity interests in Sprague Massachusetts Properties LLC

10.	The note receivable for $71,600,000[4] from Sprague Energy Canada, Ltd. associated with its acquisition of equity interests in 9047-1137 Quebec Inc. from Jean Delangis and Fiducie des Enfants Delangis.

II. Sprague Connecticut Properties LLC acquired the Bridgeport Terminal, consisting of real and personal property located at 250 Eagles Nest Road, Bridgeport, CT 06607 and 241 Seaview Avenue Rear and Lordship Blvd., Stratford, CT 06615, as well as related contracts and permits, in connection with the Purchase and Sale Agreement, dated as of July 30, 2013, between Sprague Connecticut Properties LLC and Motiva Enterprises LLC.

[4]	Amount including accrued interest as of July 31, 2013.

Schedule 5.4

to Credit Agreement

CONSENTS AND AUTHORIZATIONS

1.	The filing of a Mortgage and Security Agreement in the applicable jurisdiction for each Mortgaged Property listed on Schedule 1.1(E).

2.	Payment of recording taxes in the State of New York.

Schedule 5.9

to Credit Agreement

INTELLECTUAL PROPERTY

None.

Schedule 5.15

to Credit Agreement

SUBSIDIARIES AND GENERAL PARTNER OF THE MLP

Subsidiaries:

Name	Form of Organization	Jurisdiction of Organization	Total Number of Issued Shares or Other Interests of Capital Stock	Total Number of Outstanding Shares or Other Interests of Capital Stock	Classes of Capital Stock	Total Number of Issued Shares or Other Interests of Capital Stock of Each Class	Total Number of Outstanding Shares or Other Interests of Capital Stock of Each Class

Sprague Operating Resources LLC	Limited Liability Company	Delaware	N/A	N/A	N/A	N/A	N/A

Sprague Energy Solutions Inc.	Corporation	Delaware	1,000	1,000	1	1,000	1,000

Sprague Terminal Services LLC	Limited Liability Company	Delaware	N/A	N/A	N/A	N/A	N/A

Sprague Resources LP	Limited Partnership	Delaware	N/A	N/A	N/A	N/A	N/A

Sprague Connecticut Properties LLC	Limited Liability Company	Delaware	N/A	N/A	N/A	N/A	N/A

General Partnership Interests of the MLP:

Sprague Resources GP LLC owns 100% of the general partnership interests of Sprague Resources LP.

Schedule 5.16

to Credit Agreement

FILING JURISDICTIONS

UCC-1 Financing Statements:

1.	Sprague Operating Resources LLC: Secretary of State of the State of Delaware

2.	Sprague Energy Solutions Inc.: Secretary of State of the State of Delaware

3.	Sprague Terminal Services LLC: Secretary of State of the State of Delaware

4.	Sprague Connecticut Properties LLC: Secretary of State of the State of Delaware

5.	Sprague Resources LP: Secretary of State of the State of Delaware

Copyright Security Interest Filings:

1.	Sprague Operating Resources LLC: United States Copyright Office

Schedule 5.19

to Credit Agreement

INSURANCE

1.	Commercial General Liability

Carrier:	Zurich

Policy Term:	June 1, 2013 to June 1, 2014

Policy No.:	GLO 6516297 22

Coverages:	To pay those sums that the insured becomes legally obligated to pay to third parties because of Bodily Injury, Property Damage, Personal Injury and Advertising Injury resulting from a covered loss and occurring during the policy period.

Policy Limit:	$4,000,000 General Aggregate Limit (Other than Products / Completed Operations)
2,000,000 Products/Completed Operations Aggregate Limit
2,000,000 Each Occurrence
2,000,000 Each Person – Personal & Advertising Injury Limit
1,000,000 Any One Fire – Damages to Premises Rented to You
10,000 Any One Person – Medical Expense Limit
1,000,000 General Aggregate – Employee Benefits Liability
1,000,000 Each Employee – Employee Benefits Liability

Deductibles:	$2,000,000

2.	Automobile Liability

Carrier:	Zurich

Policy Term:	June 1, 2013 to June 1, 2014

Policy No.:	BAP 6516296 22

Coverages:	To pay all sums the insured legally must pay as damages because of third party bodily injury or third party property damage to which this insurance applies, caused by an accident and resulting from the ownership, maintenance or use of a covered auto. Physical damage to the vehicle is self-insured.

Policy Limit:	$2,000,000 Bodily Injury & Property Damage – Coverage Symbol “1” – Combined Single Limit Bodily Injury & Property Damage

Personal Injury Protection – Coverage Symbol “5” – Minimum limits required by law

Uninsured Motorists – Coverage Symbol “6” – Minimum limits required by law Underinsured Motorists – Coverage Symbol “6” – Minimum limits required by law

Deductible:	$250,000 Per Occurrence

3.	Workers’ Compensation & Employer’s Liability

Carrier:	Zurich

Policy Term:	June 1, 2013 to June 1, 2014

Policy No.:	WC 6756088 21 (Deductible – All other States) WC 6516131 23 (Retro – NJ, WI, MA)

Coverages:	Workers’ Compensation provides statutory medical and indemnity benefits to employees of the Named Insured arising out of bodily injury resulting from an accident or disease caused or aggravated by conditions of employment occurring during the policy period. Employer’s Liability provides protection for the employer from employee liability claims for injuries not covered by statutory Workers’ Compensation Laws.

Policy Limit:	Coverage A: Workers Compensation Statutory Benefits

Coverage B: Employer’s Liability
$5,000,000 Each Accident – Bodily Injury by Accident
5,000,000 Policy Limit – Bodily Injury by Disease
5,000,000 Each Employee – Bodily Injury by Disease

Deductible:	$500,000

4.	Umbrella Liability

Carrier:	Zurich

Policy Term:	June 1, 2013 to June 1, 2014

Policy No.:	AUC 948585502

Coverages:	To pay on behalf of the insured, damages the insured becomes legally obligated to pay by reason of liability imposed by law because of bodily injury, property damage, personal injury or advertising injury resulting from a covered loss and occurring during the policy period. Coverage applies excess of primary liability policies, or excess of self-insured retentions where no primary liability coverage exists, unless otherwise excluded.

Limits:	$10,000,000 Per Occurrence
10,000,000 Products Completed Operations Aggregate
10,000,000 General Aggregate
250,000 Casualty Business Crisis Aggregate Limit

Retention:	$25,000

5.	Excess Bumbershoot Liability

Carrier:	Lloyd’s of London

Policy Term:	June 1, 2013 to June 1, 2014

Policy No.:	PP1308095

Coverages:	This policy is to indemnify the insured in respect of their legal and or contractual liability to third parties which they may incur by reason of their operations as port authorities and/or terminal operators and/or any companies as presently or hereinafter constituted over which the insured exercises active management control and as per underlying policy(ies)

Limits:	$100,000,000 Each Occurrence
100,000,000 Aggregate Where Applicable

Excess of underlying insurance and Self Insured Retentions as listed on the lead umbrella and terminal operator’s legal liability policies.

Retention:	$25,000 Any One Accident

6.	Excess Bumbershoot Liability

Carrier:	Lloyd’s of London

Policy Term:	June 1, 2013 to June 1, 2014

Policy No.:	PP1308096

Coverages:	This policy is to indemnify the insured in respect of their legal and or contractual liability to third parties which they may incur by reason of their operations as port authorities and/or terminal operators and/or any companies as presently or hereinafter constituted over which the insured exercises active management control and as per underlying policy(ies)

Limits:	$100,000,000 Each Occurrence
100,000,000 Aggregate Where Applicable

Excess of $100,000,000 which is in turn excess of underlying insurance and Self Insured Retentions as listed on the lead umbrella and terminal operator’s legal liability policies.

Retention:	Nil

7.	Marine Cargo / Stockthroughput

Carrier:	National Union Fire Insurance Company of Pittsburgh PA

Policy Term:	June 1, 2013 – June 1, 2014 (continuous until cancelled)

Policy No.:	051767769

Coverage:	Voyage: To cover all Shipments and / or Storage Risks made by, for, or to the Assured for their own account as Principal, or as Agents for others and in which they have an insurable interest; or for the account of others from whom instructions to insure have been received prior to any known or reported loss, damage, or accident, and prior to arrival of vessel.

Conveyances:	By all conveyances.

Limits:	$30,000,000 Any one vessel or aircraft
3,000,000 Any one vessel subject to an On-Deck bill of lading
17,500,000 Any one steel barge, any one tow
1,000,000 Any one inland transit (not connecting) conveyance
Per Schedule Per any one named Warehouse location on file with these Assurers
1,000,000 Per any one unnamed Warehouse location (not on file with these Assurers), but subject to an aggregate limit of $5,000,000 and one occurrence.
15,000,000 Sub-limit flood, earthquake, earth subsidence, and Named Windstorm per location

Deductibles:	$50,000 Per Occurrence each warehouse or oil storage tank

$2,500 Any one occurrence or series of occurrences arising out of one event, with the exception of General Averages and Salvage charges and total loss which are payable in full

8.	Terminal Operators Legal Liability

Carrier:	Starr Indemnity & Liability Company

Policy Term:	June 1, 2013 – June 1, 2014

Policy No.:	MASILNY000343-13

Coverage:	To cover 100% interest in the legal and /or contractual liability, subject to contract approval, of the Assured arising out of the premises and/or operation, including products hazard or completed operations hazard and independent contractors, of scheduled US locations only. Including worldwide any associated operations, including products and completed operations.

Limits:	$3,000,000 Per Occurrence, CSL, Inclusive of Legal Fees

Deductibles:	$75,000 Per Occurrence

9.	Aviation Products

Carrier:	Allianz Global Risk US Insurance Company

Policy Term:	June 1, 2013 – June 1, 2014

Policy No.:	A1GA000544213AM

Coverage:	Bodily Injury or property damage arising out of the possession, use, consumption or handling of any goods or products manufactured, constructed, altered, repaired, serviced, treated, sold, supplied or distributed by the Insured or his employees after such Aviation goods or Aviation products have ceased to be in the possession or under the control of the Insured.

Limits:	$2,000,000 Aircraft Liability
2,000,000 War-Risk Liability Write-back
5,000 Medical Payments – Per Passenger

Deductible:	Nil

10.	Aircraft Products / Completed Operations & Grounding Liability

Carrier:	Allianz Global Risk US Insurance Company

Policy Term:	June 1, 2013 – June 1, 2014

Policy No.:	A1PR000124113AM

Coverage:	Bodily Injury or property damage arising out of the products hazard or the completed operations hazard. Loss of use of completed aircraft occurring after delivery to and acceptance for flight operations by a purchaser or operator of such aircraft, and caused by a grounding following an occurrence arising out of the products or completed operations hazard.

Limits:	$100,000,000 Bodily Injury or Property Damage per Occurrence
$100,000,000 Each Grounding and Annual Aggregate
$100,000,000 Combined Aggregate

Deductible:	Nil

11.	Pollution Legal Liability

Carrier:	Navigators Specialty Insurance Company

Policy Term:	June 1, 2012 – June 1, 2015

Policy No.:	CH12ECP0A2GDFNC

Coverage:	Third-party claims for on-site and off-site bodily injury, property damage or clean-up costs for non-owned locations. Pollution conditions resulting from transported cargo.

Limits:	$5,000,000 Each Incident Limit
$6,000,000 Aggregate

Deductible:	$100,000 Each Incident

12.	Underground Storage Tank – Run-Off

Carrier:	Zurich

Policy Term:	October 1, 2010 to April 1, 2014

Policy No.:	USC 9425950 01

Coverages:	Protects owners and operators of underground storage tanks (USTs) by providing financial resources to pay for cleanup of spills and/or leaks from their tanks.

Limits:	$2,000,000 Each Claim
2,000,000 Total for All Claims

Deductibles:	$5,000 Each Claim

13.	Business Travel Accident Program (Sprague Operating Resources, LLC)

Carrier:	Zurich

Policy Term:	January 1, 2013 to January 1, 2014

Policy No.:	GTU 5464774

Eligible Classes:	Class I: All employees of the Policyholder not included in any other Class. 5 x Base Annual Earnings to a maximum of $500,000. Permanent Total Disability Benefit = 5 x base Annual Earnings to a maximum of $500,000.

Class II: Outside Directors, Trustees and Consultants on file with the Policyholder. $250,000.

Enhanced Benefits:	All Classes Higher Education Benefit
All Classes Accidental Dismemberment
All Classes Day Care Benefit
All Classes Felonious Assault Benefit
All Classes Seat Belt Benefit
Class I & II Family Traveling With Employee on Business / Relocation Trips

All Classes Permanent and Total Disability Benefit
All Classes Extra-Ordinary Commutation Coverage
All Classes Travel Assistance Coverage
All Classes 24 Hour Accident Protection While on Business Trip Excluding Policyholder Owned or Leased Aircraft H-14

Schedule 5.22

to Credit Agreement

ENVIRONMENTAL MATTERS

None.

Schedule 8.2

to Credit Agreement

EXISTING INDEBTEDNESS

Indebtedness pursuant to Lease and Purchase Option dated as of November 8, 2004 between Merrill Industries Inc., as lessor, and Sprague Operating Resources LLC, as lessee, in an approximate principal amount equal to $3,514,355 as of August 31, 2013.

Schedule 8.3

to Credit Agreement

EXISTING LIENS

Debtor	Secured Party	Description of Collateral	Filing Date	Jurisdiction
Sprague Operating Resources LLC (f.k.a. Sprague Energy Corp.)	RBS Asset Finance, Inc.	Equipment under a Master Equipment Lease, dated as of 12/30/04, including 4150TM Trackmobile	6/5/2007	Delaware

Sprague Operating Resources LLC (f.k.a. Sprague Energy Corp.)	Irving Oil Terminals Inc.	Liquid asphalt throughput by Irving in accordance with terminalling subcontract	5/11/2009	Delaware, Maine

Sprague Operating Resources LLC (f.k.a. Sprague Energy Corp.)	Cisco Systems Capital Corporation	Certain software, appliances and systems provided by Cisco	8/3/2009	Delaware

Sprague Operating Resources LLC (f.k.a. Sprague Energy Corp.)	Caterpillar Financial Services Corporation (file # 10072226 and file # 10072242)	One Caterpillar 980H wheel loader, S/N JMS05552	1/7/2011	Delaware

Sprague Operating Resources LLC (f.k.a. Sprague Energy Corp.)	Konica Minolta Business Solutions U.S.A., Inc.	Office equipment and products leased from Konica	1/21/2011	Delaware

Sprague Operating Resources LLC	De Lage Landen Financial Services	Hercules trackmobile rail car movers, S/N LGN993160413	5/22/2013	Delaware

Schedule 8.8

to Credit Agreement

INVESTMENTS

Promissory Note dated as of March 21, 2009 by Patriot Fuels, Inc., as debtor and Sprague Operating Resources LLC as payee, in an outstanding amount of $1,124,482 as of August 31, 2013.

Schedule 8.10

to Credit Agreement

TRANSACTIONS WITH AFFILIATES

1. Services Agreement, dated on or about the Closing Date, by and among Sprague Resources GP LLC, Sprague Resources LP, Sprague Resources Holdings LLC and Sprague Energy Solutions Inc.

2. Contribution, Conveyance and Assumption Agreement, dated on or about the Closing Date, by and among Sprague Resources LP, Sprague Resources GP LLC, Axel Johnson Inc., Sprague Resources Holdings LLC, Sprague Operating Resources LLC, Sprague International Properties LLC and Sprague Canadian Properties LLC and the other transfer documents related thereto.

3. First Amended and Restated Agreement of Limited Partnership of Sprague Resources LP, dated on or about the Closing Date.

4. Terminal Operating Agreement, dated on or about the Closing Date, by and among Sprague Massachusetts Properties LLC, Sprague Resources Holdings LLC and Sprague Operating Resources LLC.

5. Omnibus Agreement, dated on or about the Closing Date, by and among Axel Johnson Inc., Sprague Resources Holdings LLC, Sprague Resources LP and Sprague Resources GP LLC.

Exhibit A-1

to Credit Agreement

FORM OF WORKING CAPITAL FACILITY NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
, 201

FOR VALUE RECEIVED, SPRAGUE OPERATING RESOURCES LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to              or its registered assigns (the “Working Capital Facility Lender”), at the times specified in the Credit Agreement (referred to below), in lawful money of the United States of America, in immediately available funds, the principal amount of             , or such lesser principal amount of Working Capital Facility Loans made by the Working Capital Facility Lender as may then be outstanding from time to time under the Credit Agreement.

The undersigned further agrees to pay interest in like money on the unpaid principal amount hereof from time to time commencing from the date of disbursement at the rates per annum and on the dates as provided in the Credit Agreement until paid in full (both before and after judgment).

The holder of this Note is authorized to record on the schedules attached hereto and made a part hereof, the date, Type and amount of each Working Capital Facility Loan made by the Working Capital Facility Lender pursuant to Section 2.1 of the Credit Agreement, each Conversion of all or a portion thereof to another Type pursuant to Section 4.3 of the Credit Agreement and the date and amount of each payment or prepayment of principal thereof. Each such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that, failure of the Working Capital Facility Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower under this Note or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto, and the Working Capital Facility Lender is entitled to the benefits thereof, is secured as provided for therein, and is subject to optional and mandatory prepayment in whole or in part as provided therein. Capitalized terms used herein but not defined herein shall have the meanings provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

The Borrower expressly waives diligence, presentment, protest, demand and other notices of any kind, except as required by the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.7 OF THE CREDIT AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SPRAGUE OPERATING RESOURCES LLC

By:
Name:
Title:

Schedule A

to Working Capital Facility Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Schedule B

to Working Capital Facility Note

LOANS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

Exhibit A-2

to Credit Agreement

FORM OF SWING LINE NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
, 201

FOR VALUE RECEIVED, SPRAGUE OPERATING RESOURCES LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to JPMorgan Chase Bank, N.A. or its registered assigns (the “Swing Line Lender”), at the times specified in the Credit Agreement (referred to below), in lawful money of the United States of America, in immediately available funds, the principal amount of             , or such lesser principal amount of Swing Line Loans as may then be outstanding from time to time under the Credit Agreement.

The undersigned further agrees to pay interest in like money on the unpaid principal amount hereof from time to time commencing from the date of disbursement at the rates per annum and on the dates as provided in the Credit Agreement until paid in full (both before and after judgment).

The holder of this Note is authorized to record on the schedules attached hereto and made a part hereof, the date, and amount of each Swing Line Loan made by the Swing Line Lender pursuant to Section 2.3 of the Credit Agreement, and the date and amount of each payment or prepayment of principal thereof. Each such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that, failure of the Swing Line Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower under this Note or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, , as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto, and the Swing Line Lender is entitled to the benefits thereof, is secured as provided for therein, and is subject to optional and mandatory prepayment in whole or in part as provided therein. Capitalized terms used herein but not defined herein shall have the meanings provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

The Borrower expressly waives diligence, presentment, protest, demand and other notices of any kind, except as required by the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.7 OF THE CREDIT AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SPRAGUE OPERATING RESOURCES LLC

By:
Name:
Title:

Schedule A

to Swing Line Note

LOANS AND REPAYMENTS OF SWING LINE LOANS

Date	Amount of Swing Line Loans	Amount of Principal of Swing Line Loans Repaid	Unpaid Principal Balance of Swing Line Loans	Notation Made By

Exhibit A-3

to Credit Agreement

FORM OF ACQUISITION FACILITY NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
, 201

FOR VALUE RECEIVED, SPRAGUE OPERATING RESOURCES LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to              or its registered assigns (the “Acquisition Facility Lender”), at the times specified in the Credit Agreement (referred to below), in lawful money of the United States of America, in immediately available funds, the principal amount of             , or such lesser principal amount of Acquisition Facility Loans made by the Acquisition Facility Lender as may then be outstanding from time to time under the Credit Agreement.

The undersigned further agrees to pay interest in like money on the unpaid principal amount hereof from time to time commencing from the date of disbursement at the rates per annum and on the dates as provided in the Credit Agreement until paid in full (both before and after judgment).

The holder of this Note is authorized to record on the schedules attached hereto and made a part hereof, the date, Type and amount of each Acquisition Facility Loan made by the Acquisition Facility Lender pursuant to Section 2.4 of the Credit Agreement, each Conversion of all or a portion thereof to another Type pursuant to Section 4.3 of the Credit Agreement and the date and amount of each payment or prepayment of principal thereof. Each such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that, failure of the Acquisition Facility Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower under this Note or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto, and the Acquisition Facility Lender is entitled to the benefits thereof, is secured as provided for therein, and is subject to optional and mandatory prepayment in whole or in part as provided therein. Capitalized terms used herein but not defined herein shall have the meanings provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

The Borrower expressly waives diligence, presentment, protest, demand and other notices of any kind, except as required by the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.7 OF THE CREDIT AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SPRAGUE OPERATING RESOURCES LLC

By:
Name:
Title:

Schedule A

to Acquisition Facility Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Schedule B

to Acquisition Facility Note

LOANS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

Exhibit B

to Credit Agreement

FORM OF SECURITY AGREEMENT

[Provided Separately]

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of [                    ], 2013, made by each party listed on Schedule I hereto (together with each Person which may, from time to time, become party hereto as a Grantor, each a “Grantor”, collectively, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (, in such capacity, the “Administrative Agent”) for the Secured Parties as described and defined below.

RECITALS

WHEREAS, pursuant to the Credit Agreement, dated as of September [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SPRAGUE OPERATING RESOURCES LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the Administrative Agent and the other agents parties thereto, the Lenders have severally agreed to make loans to and participate in letters of credit issued on behalf of, and certain Lenders (the “Issuing Lenders”) have agreed to issue letters of credit for the account of, the Borrower upon the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the premises and to induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower, and the Issuing Lenders to issue their letters of credit, under the Credit Agreement, and for other good, fair and valuable consideration and reasonably equivalent value, the receipt and sufficiency of which are hereby acknowledged by each Grantor, each Grantor hereby agrees with the Administrative Agent, on behalf of and for the ratable benefit of the Secured Parties, as follows:

1. Defined Terms.

(a) Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement; the following terms which are defined in the UCC are used herein as so defined: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Documents, Equipment, Farm Products, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Proceeds, Securities Account and Supporting Obligations; and the following terms shall have the following meanings:

“Account Control Agreement”: (i) with respect to any Deposit Account, a control agreement in a form reasonably satisfactory to the Administrative Agent, as amended, supplemented or otherwise modified from time to time; (ii) with respect to any Securities Account, a control agreement in a form reasonably satisfactory to the Administrative Agent, as amended, supplemented or otherwise modified from time to time; and (iii) with respect to any Commodity Account, a control agreement in a form reasonably satisfactory to the Administrative Agent, as amended, supplemented or otherwise modified from time to time.

“Account Transaction”: as defined in Section 5(j).

“Administrative Agent”: as defined in the Preamble hereto.

“Bankruptcy Code”: the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Law”: the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, receivership or similar law affecting creditors’ rights generally.

“Borrower”: as defined in the Recitals hereto.

“Cash Management Account”: a Controlled Account maintained at a Cash Management Bank.

“Collateral”: as defined in Section 2 of this Security Agreement.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 3(c) or 8 of this Security Agreement.

“Contract”: any contract to which a Pledgor is a party, other than the Loan Documents.

“Controlled Account”: each Pledged Account that is subject to an Account Control Agreement.

“Copyrights”: as defined in the definition of “Intellectual Property” in this Section 1(a).

“Credit Agreement”: as defined in the Recitals hereto.

“Deposit Account”: a “deposit account” as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with any depositary institution.

“DIP Financing”: as defined in Section 10(c)(ii).

“Enforcement Actions”: as defined in Section 9(b).

“Excluded Assets”: (i) Capital Stock of Exempt CFCs (or of any Subsidiaries of Exempt CFCs) of any Grantor not pledged or required to be pledged pursuant to the Pledge Agreement; (ii) any property to the extent that such grant of a security interest is prohibited by any Requirements of Law, requires a consent not obtained of any Governmental Authority or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property (other than any of the foregoing issued by a Grantor), any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law; (iii) any assets that are subject to a purchase money Lien or capital lease permitted under the Credit Agreement to the extent the documents relating to such purchase money Lien or capital lease do not permit such assets to be subject to the security interests created hereby; (iv) the Grantors’ office space leased in White Plains, New York, Lawrence, New York and Portsmouth, New Hampshire; (v) the Newington Electric Pipeline; (vi) Accounts Receivable included in the IPO Distributed Assets; and (vii) the Excluded Accounts.

“FERC Contract Collateral”: contracts of any Grantor and the books and records related thereto, in each case, that constitute Collateral, that, by their nature, require a filing with the FERC (whether such filing is made for notice purposes only or is intended to receive acceptance by FERC of such filing or approval by FERC of the requests set forth therein) in order for the Administrative Agent to be able to exercise the remedies set forth in Section 9.

“FERC Sub-Agent”: as defined in Section 11(a).

“Grantors”: as defined in the Preamble hereto.

“Grantor’s Intellectual Property”: at any time, with respect to any Grantor, all Intellectual Property used (but not owned) or licensed by such Grantor at such time.

“Incidental Rights”: (a) all books and records relating to the Collateral, (b) all indemnities, guaranties or warranties relating to any type of the Collateral to the extent a security interest is permitted to be granted therein pursuant to the UCC and (c) all governmental filings, permits, approvals or licenses relating to the ownership, use or occupancy of the Inventory that constitutes Collateral to the extent that (i) a security interest may be granted therein under applicable Law, (ii) the granting of a security interest therein would not result in the violation, termination, suspension or limitation thereof or otherwise violate applicable Law and (iii) the granting of a security interest therein would not require the prior approval of or prior notice to any Governmental Authority under applicable Law, which notice or approval has not been made or obtained.

“Insolvency Proceeding”: as to any Grantor, any of the following: (a) any case or proceeding with respect to such Person under any Bankruptcy Law or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Grantor, (b) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Grantor or any of its assets, (c) any proceeding for liquidation, dissolution or other winding up of the business of such Grantor, (d) any assignment for the benefit of creditors or (e) any marshalling of assets of such Grantor.

“Intangible Asset”: as defined in the definition of “Excluded Assets” in this Section (a).

“Intellectual Property”: all (i) trademarks, collective marks, certification marks, trade names, corporate names, company names, business names, fictitious business names, domain names, service marks, logos, brand names, trade dress, designs and all other source identifiers, and the rights in any of the foregoing which arise under applicable law, the goodwill of the business symbolized thereby or associated with each of them, all registrations and applications in connection therewith and all renewals of any of the foregoing, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof (“Trademarks”); (ii) inventions and discoveries whether patentable or not, invention disclosures, patentable designs, all letters patent and design letters patent of the United States or any other country and all applications for letters patent or design letters patent of the United States or any other country, including applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and all reissues, renewals, divisions, continuations, continuations in part, revisions and extensions of any of the foregoing (“Patents”); (iii) trade secrets or confidential information, including confidential technical and business information, know-how, show-how, processes, schematics, algorithms, concepts, ideas, inventions, business methods, research and development, formulae, drawings, prototypes, models, designs, customer and supplier information and lists, software, including source code, object code, user interface, or other confidential proprietary intellectual property, and all additions and improvements to, and books and records describing or used in connection with, any of the foregoing (“Trade Secrets”), (iv) all published and unpublished works of authorship whether copyrightable or not, databases and other compilations of information, software, including source code, object code, user interface, algorithms and the like, or other confidential proprietary intellectual property, and all additions and improvements to, and books and records describing or used in connection with, any of the foregoing, including user manuals and other training documentation related thereto, arising under the laws of the United States or any other country, all registrations and applications for copyrights under the laws of the United States or any other country, including registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and all derivative works, renewals, extensions, restorations and reversions of any of the foregoing (“Copyrights”), (v) all other intellectual property to the extent entitled to legal protection as such, including products under development and methodologies therefor, and (vi) all claims for, and rights to sue for, past, present or future infringement, misappropriation, dilution or other impairment or violation of any of the foregoing and all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing.

“Intellectual Property Licenses”: any and all agreements, whether written or oral, to which any Grantor is a party and pursuant to which (i) any third Person is granted a license in or right to use any Owned Intellectual Property, or (ii) any Grantor is granted a license in or right to use any Intellectual Property of a third Person.

“Issuing Lenders”: as defined in the Recitals hereto.

“Lenders”: as defined in the Recitals hereto.

“Material Contracts”: the contracts and agreements integral to operating the business of the Loan Parties listed on Schedule IV hereto, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to damages arising out of, or for, breach or default in respect thereof and (iii) all rights of any Grantor to perform and to exercise all remedies thereunder.

“Owned Intellectual Property”: at any time, with respect to any Grantor, all Intellectual Property owned by such Grantor at such time.

“Patents”: as defined in the definition of “Intellectual Property” in this Section 1(a).

“Permitted Liens”: Liens permitted on the Collateral pursuant to the Credit Agreement.

“Pledged Accounts”: all Commodity Accounts, Deposit Accounts (other than Excluded Accounts) and Securities Accounts of any Grantor.

“Post-Petition Claims”: means interest, fees, costs, expenses and other charges that, pursuant to the Loan Documents or any Cash Management Bank Agreement, Commodity OTC Agreement or Financial Hedging Agreement, continue to accrue after the commencement of an Insolvency Proceeding, to the extent such interest, fees, expenses and other charges are allowed or allowable under Bankruptcy Law or in an Insolvency Proceeding.

“Receivable”: any right to payment for goods sold, leased, licensed, assigned or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Security Agreement”: this Security Agreement, as amended, supplemented or otherwise modified from time to time.

“Senior Obligations”: all Obligations other than the Subordinated Obligations.

“Senior Parties”: collectively, the Secured Parties, solely with respect to the Senior Obligations.

“Subordinated Obligations”: the portion of the Obligations arising under any (a) Cash Management Bank Agreement to a Qualified Cash Management Bank (other than such Obligations to the extent secured by property of any Loan Party held in a Cash Management Account with such Cash Management Bank), (b) Commodity OTC Agreement to a Qualified Counterparty (other than such Obligations to the extent secured by property of any Loan Party consisting of cash or short-term investments deposited as collateral by such Loan Party with such Qualified Counterparty pursuant to the terms of such Commodity OTC Agreement) or (c) Financial Hedging Agreement to a Qualified Counterparty (other than such Obligations to the extent secured by property of any Loan Party consisting of cash or short-term investments deposited as collateral by such Loan Party with such Qualified Counterparty pursuant to the terms of such Financial Hedging Agreement).

“Subordinated Parties”: collectively, the Cash Management Banks and Qualified Counterparties, solely in such capacities and with respect to Subordinated Obligations.

“Trade Secrets”: as defined in the definition of “Intellectual Property” in this Section 1(a).

“Trademarks”: as defined in the definition of “Intellectual Property” in this Section 1(a).

“UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York or, as the context requires, any other applicable jurisdiction.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles owned by any Grantor and covered by a certificate of title law of any State and all tires and other appurtenances to any of the foregoing.

(b) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement, and Section, Schedule, Annex and Exhibit references are to this Security Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2. Grant of Security Interest. As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, each Grantor hereby grants to the Administrative Agent on behalf and for the ratable benefit of the Secured Parties a security interest in all of its right, title and interest in, to and under all personal property and other assets, whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), including:

(i)	all Accounts;

(ii)	all Chattel Paper;

(iii)	all Commercial Tort Claims described on Schedule VI hereto (as such Schedule VI may be from time to time supplemented pursuant to Section 5(l));

(iv)	all Commodity Accounts;

(v)	all Contracts;

(vi)	all Deposit Accounts;

(vii)	all Documents;

(viii)	all Equipment;

(ix)	all General Intangibles;

(x)	all Incidental Rights;

(xi)	all Instruments;

(xii)	all Intellectual Property and Intellectual Property Licenses;

(xiii)	all Inventory;

(xiv)	all Investment Property;

(xv)	all Letter-of-Credit Rights;

(xvi)	all Payment Intangibles

(xvii)	all Securities Accounts, and all Investment Property held therein or credited thereto;

(xviii)	all Vehicles;

(xix)	all Goods and other property not otherwise described above;

(xx)	all books and records pertaining to any and/or all of the Collateral; and

(xxi)	to the extent not otherwise included, all Proceeds and products of any and all of the foregoing, all Supporting Obligations in respect of any of the foregoing, and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, that the Collateral shall not include the Excluded Assets.

3. Certain Matters Respecting Receivables and Material Contracts.

(a) Communication with and Notice to Receivable Obligors and Contracting Parties. The Administrative Agent in its own name or in the name of any one or more of the Grantors may, at any time in the course of any audit pursuant to Section 7.9 of the Credit Agreement, in consultation with the Borrower, communicate with Account Debtors on the Receivables and parties to the Material Contracts to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any such Receivables or Material Contracts. Each Grantor shall notify Account Debtors on the Receivables that the Receivables have been collaterally assigned to the Administrative Agent on behalf and for the ratable benefit of the Secured Parties.

(b) Analysis of Receivables. The Co-Collateral Agents shall have the right to make test verifications of the Receivables in any manner and through any medium that they reasonably consider advisable at any time during an Event of Default or in the course of any audit pursuant to Section 7.9 of the Credit Agreement, in consultation with the Borrower, and each Grantor shall furnish all such assistance and information as the Co-Collateral Agents may require in connection therewith. At any time during an Event of Default or in the course of any audit pursuant to Section 7.9 of the Credit Agreement, in consultation with the Borrower, upon the Co-Collateral Agents’ request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(c) Collections on Receivables. The Grantors shall instruct and shall use commercially reasonable efforts to cause the Account Debtor on each Receivable to remit all amounts owing in respect of such Receivable to a Cash Management Account. Any amounts in respect of any Receivable collected by any Grantor, (i) shall be promptly deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Administrative Agent if required, in a Cash Management Account, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor. All Proceeds constituting collections of Receivables while held by the Administrative Agent (or by any Grantor in trust for the Administrative Agent and the other Secured Parties) shall continue to be collateral security for all of the Obligations and shall not constitute payment thereof until applied as hereinafter provided. At the Administrative Agent’s reasonable request, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to such Grantor’s Receivables, including, without limitation, all original orders, invoices and shipping receipts.

4. Representations and Warranties. Each Grantor hereby represents and warrants as of the Closing Date and each Borrowing Date that:

(a) Title; No Other Liens. Except for the Liens granted to the Administrative Agent on behalf and for the ratable benefit of the Secured Parties pursuant to this Security Agreement and the other Permitted Liens, such Grantor owns each item of the Collateral pledged by it free and clear of any and all Liens or claims of others. No security agreement, financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as may have been filed in favor of the Administrative Agent, on behalf and for the ratable benefit of the Secured Parties, pursuant to this Security Agreement or as may be filed to secure a Permitted Lien.

(b) Perfected First Priority Liens. Upon the filing of UCC-1 financing statements in the applicable jurisdictions and, with respect to each Pledged Account, upon the execution and delivery of an Account Control Agreement with respect to such Pledged Account, the Liens granted pursuant to this Security Agreement other than Liens on Vehicles shall constitute perfected Liens (with respect to Intellectual Property, if and to the extent perfection may be achieved by the filing of UCC-1 financing statements and/or security agreements substantially in the form of Annex A, Annex B or Annex C, as applicable, in the United States Patent and Trademark Office or the United States Copyright Office) in favor of the Administrative Agent, on behalf and for the ratable benefit of the Secured Parties, in the Collateral as collateral security for the Obligations, which Liens will be prior to all other Liens on the Collateral of such Grantor, subject to Permitted Borrowing Base Liens, Permitted Cash Management Liens and First Purchaser Liens and which are enforceable as such against all creditors of such Grantor and any Person purporting to purchase such Collateral from such Grantor.

(c) Receivables. The amount represented by such Grantor to the Administrative Agent from time to time as owing by each Account Debtor or by all Account Debtors in respect of such Grantor’s Receivables will at such time be the correct amount actually owing by such Account Debtor or Account Debtors thereunder. No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper in a principal amount that is greater than $2,500,000 that has not been delivered to the Administrative Agent. As of the Closing Date, the place where such Grantor keeps its records concerning such Grantor’s Receivables is the address set forth opposite such Grantor’s name on Schedule I.

(d) Material Contracts. No consent of any party (other than such Grantor) to any Material Contract such Grantor is party to is required, or purports to be required, in connection with the execution, delivery and performance of this Security Agreement. Each Material Contract such Grantor is party to is in full force and effect and constitutes a valid and legally enforceable obligation of the parties thereto, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and general equitable principles (whether considered in a proceeding in equity or at law). No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the execution, delivery, validity or enforceability of any of the Material Contracts such Grantor is party to by any party thereto other than those which have been duly obtained, made or performed, are in full force and effect and do not subject the scope of any such Material Contract to any material adverse limitation, either specific or general in nature. Neither such Grantor nor (to the best of such Grantor’s knowledge) any other party to any Material Contract such Grantor is party to is in default or is likely to become in default in the performance or observance or any of the terms thereof in any manner that, in the aggregate, could reasonably be expected to have a Material Adverse Effect. Such Grantor has fully performed all its material obligations under each Material Contract such Grantor is party to. The right, title and interest of such Grantor in, to and under each Material Contract such Grantor is party to are not subject to any defense, offset, counterclaim or claim which could reasonably be expected to have a Material Adverse Effect, nor have any of the foregoing been asserted or alleged against such Grantor as to any such Material Contract. Such Grantor has delivered to the Administrative Agent a complete and correct copy of each Material Contract such Grantor is party to, including all amendments, supplements and other modifications thereto. No amount payable to such Grantor under or in connection with any Material Contract such Grantor is party to is evidenced by any Instrument or Chattel Paper that has not been delivered to the Administrative Agent.

(e) Inventory and Equipment. As of the Closing Date, the Inventory and the Equipment of such Grantor as of the Closing Date are kept at the locations listed on Schedule III hereto. All of said locations are owned by such Grantor except for locations (i) which are leased by the Grantor as lessee and designated in Part (b) of Schedule III and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment or pursuant to a throughput or other storage arrangement as designated in Part (c) of Schedule III.

(f) Location. As of the Closing Date, such Grantor’s location (for purposes of Section 9-307 of the UCC) is, and for the four (4) months preceding the Closing Date has been, at the place specified for such Grantor on Schedule I. As of the Closing Date, such Grantor, if not a “registered organization” as defined in the UCC, is so designated on Schedule I and has only one place of business, the location of which is at the place specified for such Grantor on Schedule I.

(g) Name; Type and Jurisdiction of Organization; Organizational and Identification Number. As of the Closing Date, (i) the exact legal name of such Grantor is as specified for such Grantor on Schedule I; (ii) such Grantor has not done business under a previous name, assumed name or trade name or changed its name in the prior twelve (12) months, except for the Borrower, which was formerly known as Sprague Energy Corp and (iii) the type of entity of such Grantor, its state of organization, the organizational number issued to it by its state of organization and its federal employer identification number are set forth on Schedule I.

(h) Farm Products. None of the Collateral of such Grantor constitutes, or is the Proceeds of, Farm Products.

(i) Insurance Policies. As of the Closing Date, none of the Collateral of such Grantor constitutes an interest or claim in or under any policy of insurance or contract for annuity, except to the extent the same constitutes Proceeds.

(j) Intellectual Property.

(i) Schedule II is a true, correct and complete list setting forth all Intellectual Property registered by, issued to, or applied for by each Grantor, and, for each listed item (as applicable) the application or registration numbers and dates, and the name of the current registered owner and/or registrar of domain names;

(ii) Schedule II sets forth a true, correct and complete list of all material written Intellectual Property Licenses of each Grantor and true and complete copies of each such license have been made available by the Grantors to the Administrative Agent prior to the Closing Date. Such Intellectual Property Licenses are enforceable by the Grantors, either alone or in the aggregate, in accordance with their terms, except to the extent that enforcement may be limited by applicable law. No Grantor has in the past year received any written notice alleging any breach or default by any Grantor of any such Intellectual Property Licenses, and (A) no Grantor is in breach or default of any such Intellectual Property Licenses, (B) to the knowledge of the Grantors, no counterparty to any such Intellectual Property Licenses is in breach or default of any such Intellectual Property Licenses and (C) no defense, offset, deduction or counterclaim exists under any Intellectual Property License in favor of any third party or such counterparty which could reasonably be expected to have a Material Adverse Effect;

(iii) (A) all of each Grantor’s Owned Intellectual Property set forth on Schedule II is subsisting, unexpired and has not been abandoned or allowed to lapse; (B) to the knowledge of any Grantor, all of such Grantor’s Owned Intellectual Property is valid and enforceable; and (C) no Grantor has within the past year received any written notice or claim challenging the validity, enforceability, registration or use of such Grantor’s Owned Intellectual Property;

(iv) all necessary registration, maintenance and renewal fees in connection with such Grantor’s material Owned Intellectual Property have been paid and all necessary documents and certificates in connection with such Grantor’s Owned Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or applicable foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or renewing such Grantor’s Owned Intellectual Property;

(v) the Grantors, either individually or in the aggregate, exclusively own free and clear of all Liens (other than Permitted Liens) or have the right to use all of each Grantor’s material Owned Intellectual Property. All of such Grantor’s rights pertaining to such Grantor’s Intellectual Property shall survive unchanged immediately following the applicable closing and the consummation of the transactions contemplated by this Security Agreement;

(vi) with respect to Intellectual Property other than Patents, none of such Grantor’s material Owned Intellectual Property nor the conduct of any Grantors’ business infringes, misappropriates, or otherwise violates Intellectual Property owned by any third party. No Grantor has within the past three years received any written notice or written claim asserting any of the foregoing;

(vii) with respect to Intellectual Property other than Patents, to the knowledge of such Grantor, none of such Grantor’s material Owned Intellectual Property is being infringed,

misappropriated or otherwise violated by any third party. No Grantor has (A) within the past three years received any written notice or written claim asserting any of the foregoing, or (B) entered into any agreement granting any other third party the exclusive right to bring infringement actions with respect to, or otherwise exclusively to enforce rights with respect to, any of such Grantor’s Owned Intellectual Property;

(viii) to the knowledge of such Grantor, none of such Grantor’s Patents is being infringed, misappropriated or otherwise violated by any third party and none of such Grantor’s business infringes, misappropriates, or otherwise violates Patents owned by any third party. No Grantor has within the past six years received any written notice or written claim asserting infringement, misappropriation, or other violations of the Intellectual Property owned by any third party;

(ix) no holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel, invalidate or question the validity of, or any of such Grantor’s rights in, any of such Grantor’s Owned Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect;

(x) to the knowledge of any Grantor, no holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel, invalidate or question the validity of, or any of such Grantors’ rights in, any of such Grantor’s Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect;

(xi) no action or proceeding is pending, or, to the knowledge of any Grantor, threatened, on the date hereof (A) seeking to limit, cancel, invalidate or question the validity of any of such Grantor’s material Owned Intellectual Property or any Grantors’ ownership interest therein or use thereof, or (B) which, if adversely determined, would have a Material Adverse Effect on the use, transfer, licensing or value of any such Grantor’s Owned Intellectual Property;

(xii) each Grantor has taken reasonable steps to protect its rights in, and confidentiality of all material Trade Secrets, and any other confidential information owned, used or held by such Grantor, including a policy that employees, licensees, contractors, and other third parties with access to Trade Secrets or other confidential information safeguard and maintain the secrecy and confidentiality of such Trade Secrets and confidential information. To such Grantor’s knowledge, such Trade Secrets have not been used, disclosed to or discovered by any third party except pursuant to valid and appropriate non-disclosure, license or any other appropriate contract which has not been breached;

(xiii) except as permitted under the Credit Agreement, none of the Grantors have conveyed, pledged or otherwise transferred ownership of, or granted or agreed to grant any exclusive license of or right to use, or granted joint ownership of, any such Grantor’s Owned Intellectual Property to any third party; and

(xiv) the consummation of the transactions contemplated by the Loan Documents will not cause to be provided or licensed to any third party, or give rise to any rights of any third party with respect to, any software source code that is such Grantor’s Owned Intellectual Property. Grantors have implemented reasonable disaster recovery and back-up plans with respect to information technology systems that are included within such Grantor’s Intellectual Property.

(k) Vehicles. As of the Closing Date, the aggregate book value of all Vehicles owned by all Grantors is less than $5,000,000.

(l) Governmental Obligors. As of the Closing Date, none of the obligors on any Receivable that constitutes Collateral, and none of the parties to any Contract that constitutes Collateral, is a Governmental Authority except for (i) with respect to Receivables or Contracts not included in a Borrowing Base because all actions required under all applicable Assignment of Claims Acts have not been taken to approve and permit the assignment of rights to payment thereunder or thereon to the Administrative Agent, the obligors thereon or parties thereto, (ii) with respect to Receivables or Contracts included in a Borrowing Base as to which all actions required under all applicable Assignment of Claims Acts have been taken to approve and permit the assignment of rights to payment thereunder or thereon to the Administrative Agent, for the ratable benefit of the Secured Parties, the obligors thereon or parties thereto, and (iii) with respect to any other Receivables or Contracts, in each case, that constitute Collateral, those obligors and parties thereof so long as the requirements of Section 5(m) have been satisfied with respect to such Receivables or Contracts.

(m) Deposit Accounts, Commodity Accounts and Securities Accounts. All Pledged Accounts with respect to such Grantor are listed on Schedule V, including the institution at which such Deposit Account, Securities Account or Commodity Account is established, the purpose thereof, the name thereon, and the account number thereof. Each Pledged Account is a Controlled Account.

(n) Additional Representations and Warranties. Each representation and warranty set forth in Section 5 of the Credit Agreement and applicable to any Grantor is incorporated herein by reference as if fully set forth herein.

5. Covenants. The Grantors hereby jointly and severally agree that, so long as any of the Commitments remain in effect or any amount is owing to any Secured Party hereunder or under any other Loan Document (except contingent indemnification and expense reimbursement obligations for which no claim has been made), each Grantor shall:

(a) Maintenance of Perfected Security Interests; Further Documentation; Pledge of Instruments and Chattel Paper. Such Grantor shall maintain the security interest created by this Security Agreement as a perfected security interest having at least the priority described in Section 4(b) hereof and shall defend such security interest against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver such further instruments and documents and take such further action as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Security Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing statements, financing change statements or amendments to financing statements or continuation statements under the UCC or any similar personal property security legislation in effect in any jurisdiction with respect to the Liens created hereby, (ii) the filing of any recordation of security interest documents with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other applicable office or agency of another country or political subdivision thereof and (iii) in the case of Investment Property, Deposit Accounts (other than Excluded Accounts) and any other relevant Collateral, taking any actions (including, without limitation, entering into, and using its best efforts to cause any relevant third party to enter into, one or more Account Control Agreements) necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable UCC) with respect thereto. Upon the request of the Administrative Agent during the continuance of an Event of Default, each Grantor shall enable the Administrative Agent to obtain control of each Letter-of-Credit Right of such Grantor by (A) assigning such Letter-of-Credit Right to the Administrative Agent, (B) causing the issuing bank of the related letter of credit to consent to such assignment and (C) causing the related letter of credit to be advised by the Administrative Agent. Each Grantor also hereby authorizes the Administrative Agent to file any such financing statements, financing change statements or amendments to financing statements or continuation statements without the signature of such Grantor to the extent permitted by applicable law. Any such financing statement may, at the option of the Administrative Agent, describe the property covered thereby as “all assets” or “all personal property” of such Grantor, or may use a similar description; provided, however, that the Administrative Agent shall amend any such description to the extent reasonably necessary to accommodate Excluded Assets. A carbon, photographic or other reproduction of this Security Agreement shall be sufficient as a financing statement for filing in any jurisdiction. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Chattel Paper in a principal amount that is greater than $2,500,000 or any Certificated Security, such Instrument, Chattel Paper or Certificated Security shall be promptly delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Security Agreement; provided, however, that any other such Instrument or Chattel Paper shall be held by such Grantor in trust for the Administrative Agent.

(b) Maintenance of Records. Such Grantor will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including, without limitation, a record of all payments received and all credits granted with respect to the Accounts.

(c) [Reserved].

(d) Compliance with Laws, etc. Such Grantor will comply with all Requirements of Law applicable to the Collateral or any part thereof or to the operation of such Grantor’s business except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that each Grantor may obtain waivers or contest any Requirement of Law in any reasonable manner which shall not, in the sole opinion of the Administrative Agent, adversely affect the Administrative Agent’s, or the Lenders’ or the Issuing Lender’s rights or the priority of its Liens on the Collateral.

(e) Compliance with Terms of Material Contracts, etc. Such Grantor will perform and comply with all its obligations under the Material Contracts and all its other Contractual Obligations relating to the Collateral unless (i) the subject of a good faith dispute or (ii) such failure to perform or comply could not reasonably be expected to have a Material Adverse Effect.

(f) Payment of Obligations. Such Grantor will pay promptly when due all material Taxes, assessments and governmental charges or levies imposed upon the Collateral, as well as all material claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if (i) the validity thereof is being contested in good faith by appropriate proceedings and (ii) such charge is adequately reserved against on such Grantor’s books in accordance with GAAP.

(g) Limitation on Liens on Collateral. Such Grantor will not create, incur or suffer to exist, will defend the Collateral against, and will take such other reasonable action as is necessary to remove, any Lien or claim on or to the Collateral, other than the Liens created hereby and other than Permitted Liens, and will defend the right, title and interest of the Secured Parties in and to any of the Collateral against the claims and demands, other than in respect of Permitted Liens, of all Persons whomsoever.

(h) Limitations on Dispositions of Collateral. Such Grantor will not sell, transfer, lease or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so except for sales, transfers and other dispositions of Collateral permitted under the Credit Agreement.

(i) Control of Pledged Accounts. Such Grantor agrees that, subject to Section 8(a) or otherwise with the consent of the Administrative Agent in its sole discretion (exercised in good faith), at no time shall it hold any funds or any other assets in any Pledged Account that is not a Controlled Account.

(j) Assets in Pledged Accounts. Such Grantor agrees that at any time after the occurrence and during the continuance of an Event of Default in respect of which the Administrative Agent has exercised any remedies in respect of any Collateral in any Controlled Account, including without limitation, giving any instruction to a bank, securities intermediary or other Person maintaining a Controlled Account, such Grantor will not, and will not cause or permit any of its agents, representatives or other Persons to withdraw any cash (or, with respect to any Securities Account or Commodity Account, withdraw, transfer, sell, redeem, pledge, rehypothecate or otherwise deliver or dispose of any assets in such account) from any Controlled Account (each an “Account Transaction”) without the prior written consent of the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, (i) the Administrative Agent shall be entitled to instruct the applicable bank, securities intermediary or other Person maintaining any Controlled Account to not execute any Account Transaction without the prior written consent of the Administrative Agent and (ii) any amounts in any Controlled Account may be withdrawn by the Administrative Agent and applied as provided in Section 8(b). Such Grantor agrees that it will not transfer assets out of any Securities Accounts or Commodity Accounts, or transfer any Securities Accounts or Commodity Accounts to another securities intermediary, unless such Grantor, the Administrative Agent, and the substitute securities intermediary have entered into an Account Control Agreement. No arrangement contemplated hereby or by any Account Control Agreement in respect of any Securities Accounts, Commodity Accounts or other Investment Property shall be modified by such Grantor without the prior written consent of the Administrative Agent (such consent to be exercised in good faith). Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may notify any securities intermediary to liquidate the applicable Securities Accounts and/or Commodity Accounts or any related Investment Property maintained or held thereby and remit the proceeds thereof to an account specified by the Administrative Agent (including any Collateral Account). For the avoidance of doubt, and notwithstanding anything to the contrary in any Account Control Agreement or any other Loan Document, including this Security Agreement, the Administrative Agent shall not exercise any remedies in respect of any Collateral in any Controlled Account, including without limitation, giving any instruction (including any shifting control, or other like, notice) to a bank, securities intermediary or other Person maintaining a Controlled Account, or withdrawing or transferring any funds or assets from a Controlled Account, unless in each case an Event of Default has occurred and is continuing.

(k) Inventory Evidenced by Documents.

(i) Such Grantor shall cause any negotiable Documents evidencing any Inventory of such Grantor (A) if being held by the ultimate purchaser thereof, to be (1) issued to the order of the Administrative Agent and (2) delivered to the Administrative Agent and (B) if otherwise, to be duly endorsed in a manner satisfactory to the Administrative Agent (provided that any bill of lading issued for such Inventory shall be duly endorsed to the extent that it has been issued to or endorsed to such Grantor (without further endorsement)), to be held as Collateral pursuant to this Security Agreement.

(ii) Unless otherwise agreed by the Administrative Agent in its reasonable discretion, such Grantor shall, within 60 days after the Closing Date, provide to the bailee or consignee of any such Inventory of such Grantor that is evidenced by a non-negotiable Document or that is not evidenced by any Document a written notice of the Lien created by this Security Agreement, such notice to be substantially in the form of Annex E or such other form otherwise acceptable to the

Administrative Agent and duly executed and delivered by such Grantor and the Administrative Agent; provided that such Grantor shall use commercially reasonable efforts to have such notices acknowledged by such bailee or consignee as described therein; provided, further that, delivery of such a notice pursuant to this Section (k)(ii) with respect to any contract for the storage of Inventory that constitutes Collateral shall be deemed a delivery of such a notice with respect to any and all Documents evidencing any additional Inventory that constitutes Collateral, delivered to such bailee or consignee at any time pursuant to such contract. The Administrative Agent hereby agrees not to deliver a “Control Notice” (as defined in Annex E) to any bailee or consignee of any Inventory of any Grantor pursuant to any notice referred to in the preceding sentence unless an Event of Default has occurred and is continuing.

(l) Additional Commercial Tort Claims. If at any time such Grantor has any Commercial Tort Claims for an amount in controversy in excess of $2,500,000 that constitute Collateral which are not described on Schedule VI hereto, such Grantor shall as soon as reasonably practicable provide to the Administrative Agent a supplement to Schedule VI, describing such additional Commercial Tort Claims. Upon delivery of such supplement, Schedule VI shall be deemed modified to the extent provided in such supplement.

(m) Certain Government Receivables. With respect to Receivables or Contracts, in each case, that constitute Collateral, to which the counterparty or obligor is (i) a Governmental Authority, such Grantor shall, as soon as reasonably practicable after the request by the Administrative Agent, take any commercially reasonable actions under any Assignment of Claims Act required to permit or approve the assignment of the rights to payment thereunder or thereon to the Administrative Agent on behalf of and for the benefit of the Secured Parties; provided, that the Administrative Agent shall not make such request with respect to any Receivables or Contracts that are not included in the calculation of the Borrowing Base to the extent that the value of all such Receivables and Contracts to which the counterparty or obligor is a Governmental Authority that have not been perfected under an Assignment of Claims Act is less than $5,000,000 at any one time outstanding unless an Event of Default shall have occurred and be continuing or (ii) a Governmental Authority of a State within the United States, such Grantor shall, as soon as reasonably practicable, give notice to the Administrative Agent if such Governmental Authority has not, or has ceased to, waive all claims of sovereign immunity with respect to such Receivable or Contract by statute, applicable case law, contract or otherwise.

(n) Limitations on Modifications of Material Contracts and Agreements Giving Rise to Receivables; Exercise of Rights; Notices. Such Grantor will not (i) other than in accordance with its standard operating practices and customary market practice in markets similar to those in which such Grantor operates, amend, modify, terminate or waive any provision of any Material Contract or any agreement giving rise to a Receivable in any manner which could reasonably be expected to materially adversely affect the value of such Material Contract or such Receivable as Collateral, (ii) other than in accordance with its standard operating practices and customary market practice in markets similar to those in which such Grantor operates, fail to exercise promptly and diligently each and every material right which it may have under each Material Contract and each agreement giving rise to a Receivable (other than any right of termination) or (iii) fail to deliver to the Administrative Agent a copy of each material demand, notice or document received by it relating in any way to any Material Contract or any agreement giving rise to a Receivable that questions the validity or enforceability of such Material Contract or Receivables constituting more than 5% of the aggregate amount of the Receivables indicated in the latest Borrowing Base Report within three (3) Business Days after receipt by such Grantor thereof.

(o) Maintenance of Equipment. Such Grantor will maintain each item of Equipment in good operating condition, ordinary wear and tear and immaterial impairments of value and damage by the elements excepted, and will provide all maintenance, service and repairs in accordance with its standard operating practices and customary market practice in markets similar to those in which such Grantor operates.

(p) Limitations on Discounts, Compromises, Extensions of Receivables. Other than in accordance with its standard operating practices and customary market practice in markets similar to those in which such Grantor operates, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise, compound or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, or (iv) allow any credit or discount whatsoever on any Receivable.

(q) Maintenance of Insurance. Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory, Equipment and Vehicles against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Administrative Agent in amounts comparable to amounts of insurance coverage obtained by similar businesses of similar size acting prudently and (ii) insuring each Grantor and the Administrative Agent (for the benefit of the Lenders, the Issuing Lenders and the other Secured Parties) against liability for personal injury and property damage relating to such Inventory, Equipment and Vehicles, such policies to be in such form and amounts and having such coverage as shall be comparable to forms, amounts and coverage, respectively, obtained by similar businesses of similar size acting prudently, with losses payable to any Grantor and the Administrative Agent (for the benefit of the Lenders, the Issuing Lenders and the other Secured Parties) as their respective interests may appear or, in the case of liability insurance, showing the Administrative Agent (for the benefit of the Lenders, the Issuing Lenders and the other Secured Parties) as additional insured parties. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof (unless the policy of the applicable insurance company shall be not to provide such assurance), (ii) name the Administrative Agent as insured party and loss payee, (iii) include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Administrative Agent. Each Grantor shall deliver to the Administrative Agent a report of a reputable insurance broker with respect to such insurance when available during each calendar year and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

(r) Further Identification of Collateral. Such Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

(s) Notices. Such Grantor will advise the Administrative Agent promptly, in reasonable detail, at its address set forth in the Credit Agreement, (i) of any Lien (other than Liens created hereby or Permitted Liens) on, or claim asserted against, any of the Collateral and (ii) of the occurrence of any event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the Liens created hereunder.

(t) Changes in Locations, Name, etc. Such Grantor will not (i) without ten (10) Business Days’ prior written notice to the Administrative Agent, change its location (for purposes of Section 9-307 of the UCC) from that specified in Section 4(f) or remove its books and records concerning the Receivables from the location specified in Section 4(c), (ii) without ten (10) Business Days’ prior written notice to the Administrative Agent, permit any of the Inventory or Equipment to be kept at a location other than those listed on Schedule III hereto or otherwise in such other locations in the United States as notified to the Administrative Agent other than while in transit to such locations or for repairs, (iii) without ten (10) Business Days’ prior written notice to the Administrative Agent, change its name, identity or structure or (iv) unless thirty (30) days written notice to such effect shall have been given and any filing under the UCC as the Administrative Agent may reasonably request to maintain the perfected security interest granted hereto has been made, reorganize under the laws of another jurisdiction or as a different type of entity. Notwithstanding the foregoing, no Grantor shall be required to give any notice to the Administrative Agent in respect of its move after the Closing Date to new office space located at 185 International Drive, Portsmouth, New Hampshire.

(u) Intellectual Property.

(i) Each Grantor, as applicable, (either itself or through licensees) shall (A) continue to use each material Trademark on each and every product or in connection with each and every service identified in its respective applications or registrations in order to maintain such Trademark in full force free from any claim of abandonment for non-use, except such Trademarks that such Grantor decides, in its reasonable good faith business judgment and consistent with its past practices, to abandon, (B) maintain the quality of products and services offered under such Trademark consistent with its best past standards, (C) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, and (D) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become abandoned, invalidated or impaired in any way.

(ii) Except as otherwise permitted herein, each Grantor (either itself or through licensees) shall not do any act, or omit to do any act, whereby any of such Grantor’s material Owned Intellectual Property may become forfeited, invalidated or abandoned or dedicated to the public, or placed or fall in public domain.

(iii) Whenever any Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any applicable office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence and/or perfect the Administrative Agent’s security interest in any applicable Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(iv) Each Grantor, as applicable, shall take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any applicable office or agency in any other country or political subdivision thereof, to maintain, pursue and enforce each application relating to any of such Grantor’s material Owned Intellectual Property (and to obtain the relevant registration) and to maintain each registration of such Grantor’s material Owned Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, except for applications and registrations that such Grantor decides, in its reasonable good faith business judgment and consistent with its past practices, to abandon or allow to expire.

(v) Each Grantor (either itself or through licensees) shall not perform any act or use any of such Grantor’s Owned Intellectual Property to knowingly infringe the intellectual property rights of any third party.

(vi) In the event that any Grantor’s material Owned Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (A) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (B) if such Grantor’s Owned Intellectual Property is of material economic value, promptly notify the Administrative Agent after such Grantor learns thereof and protect and/or enforce such Intellectual Property, including, as applicable, by suing for infringement, misappropriation, or dilution, seeking injunctive relief where appropriate and recovering any and all damages for such infringement, misappropriation or dilution; provided that, the Grantors shall not have any obligation to protect or enforce such Intellectual Property if the Administrative Agent provides any Grantor with a written waiver of this requirement.

(v) Vehicles. Such Grantor will maintain each Vehicle in good operating condition, ordinary wear and tear and immaterial impairments of value and damage by the elements excepted, and will provide all maintenance, service and repairs necessary for such purpose in accordance with its standard operating practices and customary market practice in markets similar to those in which such Grantor operates. If an Event of Default shall occur and be continuing, at the request of the Administrative Agent, such Grantor shall, within thirty (30) days after such request, file applications for certificates of title indicating the Administrative Agent’s first priority Lien on behalf and for the ratable benefit of the Secured Parties on the Vehicles covered by such certificates, together with any other necessary documentation, in each office in each jurisdiction which the Administrative Agent shall deem advisable to perfect their Liens on the Vehicles.

6. Agent’s Appointment as Attorney-in-Fact.

(a) Powers. Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of each Grantor and in the name of each Grantor or in its own name, from time to time in the Administrative Agent’s discretion, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Security Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of each Grantor, without notice to or assent by any Grantor, to do the following:

(i) in the name of each Grantor or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account, Instrument, Chattel Paper, General Intangible or Material Contract or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Account, Instrument, Chattel Paper, General Intangible or Material Contract or with respect to any other Collateral whenever payable;

(ii) to pay or discharge Taxes and Liens levied or placed on or threatened against the Collateral, to effect any repairs or any insurance called for by the terms of this Security Agreement and to pay all or any part of the premiums therefor and the costs thereof;

(iii) in the case of any Grantor’s Intellectual Property, to execute and deliver any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the other Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of the Grantors relating thereto or represented thereby;

(iv) to execute, in connection with any sale provided for in Section 9 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against any Grantor with respect to any Collateral; (F) to settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, to give such discharges or releases as the Administrative Agent may deem appropriate; (G) to assign any Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (H) generally, subject to any applicable FERC approvals, rules and regulations and any applicable tariffs, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent was the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and the Grantors’ expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s Liens thereon on behalf of and for the ratable benefit of the Secured Parties and to effect the intent of this Security Agreement, all as fully and effectively as the Grantors might do.

Anything in this Section 6(a) to the contrary notwithstanding, (x) the Administrative Agent agrees that it will not exercise any rights provided for in this Section 6(a) unless an Event of Default has occurred and is continuing and (y) Administrative Agent’s power of attorney over the FERC Contract Collateral, and the delegation thereof to the FERC Sub-Agent pursuant to Section 11, shall not be effective until the Administrative Agent delivers notice to such Grantor that such power of attorney is effective.

Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable.

The power of attorney conferred hereby on the Administrative Agent is solely to protect, preserve and realize upon its security interest in the Collateral. This power of attorney shall neither create any agency on the part of the Administrative Agent in favor of any Grantor, nor any fiduciary obligations or relationship on the part of any Secured Party for the benefit of any Grantor.

(b) No Duty on Administrative Agent’s or other Secured Parties’ Part. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers. The

Administrative Agent and each Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither they nor any of their officers, directors, shareholders, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

7. Performance by Administrative Agent of Grantors’ Obligations; Use of Collateral. If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, only upon the occurrence and during the continuance of an Event of Default and at its option, but without any obligation to do so, may itself perform or comply, or otherwise cause performance or compliance, with such agreement. Notwithstanding anything herein to the contrary, so long as none of (a) an Event of Default of the type described in Section 9.1(g) of the Credit Agreement shall have occurred, (b) any other Event of Default shall have occurred and be continuing pursuant to which the Administrative Agent shall be exercising remedies pursuant to Section 9 hereof or (c) any other Event of Default shall have occurred and be continuing and the Administrative Agent shall have provided notice to a Grantor, each Grantor may use, commingle and dispose of all or any part of the Collateral in the ordinary course of its business, subject to the provisions of the Credit Agreement and the provisions of this Security Agreement.

8. Proceeds.

(a) In addition to the rights of the Administrative Agent and the Secured Parties specified in Section 3(c) with respect to payments of Receivables, it is agreed that all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by the Grantors in trust for the Administrative Agent and the Secured Parties, segregated from other funds of the Grantors, and shall, promptly upon receipt by any Grantor, be deposited and held in a Controlled Account (or, to the limit allowed, in an Excluded Account). Any and all such Proceeds held in a Controlled Account (or by any Grantor in trust for the Administrative Agent and the Secured Parties) shall continue to be held as collateral security for the Obligations and shall not constitute payment thereof until applied as provided in Section 8(b). Cash or any other property held in a Controlled Account shall not be transferred to any Deposit Account, Securities Account or Commodity Account of any Grantor that is not a Controlled Account or an Excluded Account.

(b) If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election (or at the direction of the Required Lenders), the Administrative Agent shall apply all or any part of the Proceeds constituting Collateral, whether or not held in any Collateral Account, and any Proceeds of any Pledge Agreement, the Guarantee or any other Loan Document, or otherwise received by the Administrative Agent, against the Obligations (whether matured or unmatured), such application to be in the following order:

(i) First, to pay incurred and unpaid fees and expenses of the Issuing Lenders and Agents under the Loan Documents;

(ii) Second, to the Administrative Agent, for application by it towards payment of all amounts then due and owing and remaining unpaid in respect of interest and fees pro rata among the Secured Parties according to the amounts of such Obligations (other than the Subordinated Obligations) then due and owing and remaining unpaid to the Secured Parties;

(iii) Third, to the Administrative Agent, for application by it towards (i) payment of all principal on all Loans then outstanding and all Unreimbursed Amounts then outstanding and (ii) Cash Collateralizing any outstanding Letters of Credit, pro rata among the Secured Parties according to the amounts of the Obligations to be so paid or Cash Collateralized under this clause (iii) owing to the Secured Parties;

(iv) Fourth, to the Administrative Agent, for application by it towards payment of all other amounts then due and owing and remaining unpaid in respect of the Obligations (other than the Subordinated Obligations), pro rata among the Secured Parties according to the amounts of such Obligations (other than the Subordinated Obligations) then due and owing and remaining unpaid to the Secured Parties;

(v) Fifth, to the Administrative Agent, for application by it towards prepayment of the Obligations (other than the Subordinated Obligations), pro rata among the Secured Parties according to the amounts of the Obligations (other than the Subordinated Obligations) being so prepaid then held by the Secured Parties;

(vi) Sixth, to the Administrative Agent, for application by it towards payment of all amounts then due and owing and remaining unpaid in respect of the Subordinated Obligations and prepayment of the remaining Subordinated Obligations, pro rata among the Subordinated Parties according to the amounts of the Subordinated Obligations then due and owing and remaining unpaid or being so prepaid then held by the Subordinated Parties; and

(vii) Seventh, any balance of such Proceeds remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated, shall be paid over to the applicable Grantor or to whomsoever else may be lawfully entitled to receive the same.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

9. Remedies.

(a) If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to it in this Security Agreement, the Loan Documents (including all of the Security Documents) and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, all rights and remedies of a secured party under the UCC. In such circumstances, without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may transfer all or any part of the Collateral into the Administrative Agent’s name or the name of its nominee or nominees, and/or may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Secured Party or elsewhere upon such terms and conditions (including by lease or by deferred payment arrangement) as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk and/or may take such other actions as may be available under applicable law. The Administrative Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, auction or closed tender, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived or released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select (on its behalf and on behalf of the Secured Parties), whether at any Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties arising out of the exercise by the Administrative Agent hereunder, including, without limitation, documented fees and disbursements of counsel, to the payment in whole or in part of the Obligations, in such order as provided in Section 8(b), and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615 of the UCC, or required pursuant to clause (vi) of Section 8(b), need the Administrative Agent account for the surplus, if any, to the Grantors. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by the Administrative Agent or any other Secured Party of any of its rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations (including the documented fees and disbursements of counsel employed by the Administrative Agent or any Secured Party to collect such deficiency to the extent provided therefor in Section 11.6 of the Credit Agreement).

(b) With respect to FERC Contract Collateral, (i) only the FERC Sub-Agent shall take any of the actions described in Section 9(a) (“Enforcement Actions”), (ii) the FERC Sub-Agent shall not take any Enforcement Actions until the FERC Sub-Agent delivers a notice to the Administrative Agent and such Grantor that it thereafter may take Enforcement Actions, (iii) the FERC Sub-Agent shall take such Enforcement Actions at it determines are advisable, in consultation with the Administrative Agent, but without obligation to follow direction of the Administrative Agent or the Required Lenders and (iv) any such enforcement actions shall be subject to any applicable FERC approvals, rules and regulations and any applicable tariffs.

10. Subordination Provisions.

(a) Who May Exercise Remedies.

(i) Subject to subsection (ii) below, until the date on which all Senior Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have been terminated, the Senior Parties will have the exclusive right to:

(A) commence and maintain an Enforcement Action or exercise rights with respect to a Lien, credit bid their debt, make any set-off, sue or participate in any suit, action or proceeding to enforce payment or collection or enforce any redemption or mandatory prepayment obligation, or commence any judicial enforcement of rights and remedies;

(B) subject to Section 19 hereof and Section 10.10 and 11.5 of the Credit Agreement, make determinations regarding the release or Disposition of, or restrictions with respect to, the Collateral; and

(C) otherwise enforce the rights and remedies of a secured creditor under the UCC and the Bankruptcy Laws of any applicable jurisdiction.

(ii) Notwithstanding Section 10(a)(i), a Subordinated Party may:

(A) file a proof of claim or statement of interest, vote on a plan of reorganization (including a vote to accept or reject a plan of partial or complete liquidation, reorganization, arrangement, composition or extension), and make other filings, arguments and motions, with respect to the Subordinated Obligations and the Collateral in any Insolvency Proceeding commenced by or against any Grantor, in each case in accordance with this Security Agreement;

(B) take action to create, perfect, preserve or protect its Lien on the Collateral, so long as such actions are not adverse to the priority status in accordance with this Security Agreement of Liens on the Collateral securing the Senior Obligations or Senior Parties’ rights to exercise remedies;

(C) file necessary pleadings in opposition to a claim objecting to or otherwise seeking the disallowance of a Subordinated Obligation or a Lien securing the Obligation; and

(D) join (but not exercise any control over) a judicial foreclosure or Lien enforcement proceeding with respect to the Collateral initiated by the Administrative Agent on behalf of the Senior Parties, to the extent that such action could not reasonably be expected to materially interfere with the Enforcement Action, but no Subordinated Party may receive any proceeds thereof unless expressly permitted herein.

(iii) Except as otherwise expressly set forth in this Section 10(a), Subordinated Parties may exercise rights and remedies as unsecured creditors, other than initiating or joining in an involuntary case or proceeding under the Bankruptcy Code with respect to a Grantor against a Grantor that has guaranteed or granted Liens to secure the Subordinated Obligations, in accordance with the terms of the Loan Documents and the Cash Management Bank Agreements, Commodity OTC Agreements or Financial Hedging Agreements to which the Subordinated Party is a party and applicable law; provided, that any judgment Lien obtained by a Subordinated Party as a result such exercise of rights will be included in the Collateral and be subject to this Security Agreement for all purposes (including in relation to the Senior Obligations).

(b) Manner of Exercise.

(i) Subject to the terms of the Loan Documents, a Senior Party may take any Enforcement Action:

(A) in any manner in its sole discretion in compliance with applicable law;

(B) without consultation with or the consent of any Subordinated Party;

(C) regardless of whether an Insolvency Proceeding has been commenced;

(D) regardless of any provision of any Cash Management Bank Agreement, Commodity OTC Agreement or Financial Hedging Agreement; and

(E) regardless of whether such exercise is adverse to the interest of any Subordinated Party.

(ii) The rights of a Senior Party to enforce any provision of this Security Agreement or any other Loan Document will not be prejudiced or impaired by:

(A) any act or failure to act of any Grantor, or

(B) noncompliance by any Person other than such Senior Party with any provision of this Security Agreement, any other Loan Document or any Cash Management Bank Agreement, Commodity OTC Agreement or Financial Hedging Agreement,

regardless of any knowledge thereof that any Senior Party or the Administrative Agent may have or otherwise be charged with.

(iii) No Subordinated Party will contest, protest or object to, or take any action to hinder, and each waives any and all claims with respect to, any Enforcement Action by a Senior Party.

(iv) Subject to the terms of the Loan Documents and the applicable Cash Management Bank Agreements, Commodity OTC Agreements or Financial Hedging Agreements, following the date on which the Senior Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have been terminated, a Subordinated Party may take any Enforcement Action:

(A) in any manner in its sole discretion in compliance with applicable law;

(B) regardless of whether an Insolvency Proceeding has been commenced; and

(C) regardless of any provision of any Loan Document (other than this Security Agreement).

(v) Following the date on which the Senior Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have been terminated, the rights of a Subordinated Party to enforce any provision of this Security Agreement, any other Loan Document or any Cash Management Bank Agreement, Commodity OTC Agreement or Financial Hedging Agreement to which it is party to will not be prejudiced or impaired by:

(A) any act or failure to act of any Grantor or any other Subordinated Party; or

(B) noncompliance by any Person other than such Subordinated Party with any provision of this Security Agreement, any other Loan Document or any Cash Management Bank Agreement, Commodity OTC Agreement or Financial Hedging Agreement to which it is party;

regardless of any knowledge thereof that any Subordinated Party or the Administrative Agent may have or otherwise be charged with.

(c) Use of Cash Collateral and DIP Financing.

(i) Until the date on which the Senior Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have been terminated, if an Insolvency Proceeding has commenced, no Subordinated Party will, or will direct the Administrative Agent to, contest, protest or object to, any use, sale or lease of “cash collateral” (as defined in section 363(a) of the Bankruptcy Code) if the Administrative Agent, on behalf of the Senior Parties, has consented in writing to such use, sale or lease; provided, that the Subordinated Parties will have the right to seek adequate protection permitted by Section 10(f) and if such adequate protection is not granted, the Subordinated Parties will have the right to object under this Section 10(c) solely on such basis.

(ii) Until the date on which the Senior Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have been terminated, if an Insolvency Proceeding has commenced, no Subordinated Party will, or will direct the Administrative Agent to, contest, protest or object to, the Borrower or any other Grantor obtaining credit or incurring debt secured by Liens on the Collateral pursuant to section 364 of the Bankruptcy Code (or similar Bankruptcy Law) (each, a “DIP Financing”) if the Administrative Agent, on behalf of the Senior Parties, has consented in writing to such DIP Financing; provided, that the Subordinated Parties will have the right to seek adequate protection permitted by Section 10(f), and if such adequate protection is not granted, the Subordinated Parties will have the right to object under this Section 10(c) solely on such basis.

(iii) The amount of any customary “carve-out” or other similar administrative priority expense or claim consented to in writing by the Administrative Agent, on behalf of the Senior Parties, to be paid prior to the payment in full of the Senior Obligations (i) will be deemed to be, for purposes of Section 10(c)(i), a use of cash collateral at the time consented to by the Administrative Agent, on behalf of the Senior Parties, and (ii) will not be deemed to be, for purposes of Section 10(c)(ii), a principal amount of DIP Financing at the time consented to by the Administrative Agent, on behalf of the Senior Parties.

(iv) No Subordinated Party may, directly or indirectly, seek to provide DIP Financing to the Borrower or other Grantor secured by Liens equal or senior in priority to the Liens securing any Senior Obligations; provided, that nothing in this Section 10(c)(iv) shall prohibit any Subordinated Party which is also a Senior Party from offering to provide or from providing a DIP Financing to the extent permitted under Section 10(c)(ii); provided further that, if one or more of Senior Parties do not offer to provide a DIP Financing to the extent permitted under Section 10(c)(ii), then the Subordinated Parties may seek to provide such DIP Financing permitted under Section 10(c)(ii), secured by Liens equal or senior in priority to the Liens securing any Senior Obligations, and the Senior Parties may object thereto.

(d) Sale of Collateral. In its capacity as the holder of a Lien on the Collateral, no Subordinated Party will, or will direct the Administrative Agent to, contest, protest or object to, and each Subordinated Party will be deemed to have consented to, pursuant to section 363(f) of the Bankruptcy Code (or similar Bankruptcy Law), a sale, lease, exchange, transfer or other disposition of any Collateral free and clear of its Liens or other interests under section 363 of the Bankruptcy Code (or similar Bankruptcy Law), if the Administrative Agent, on behalf of the Senior Parties, has consented in writing to such Disposition; provided, that the Liens of the Subordinated Parties attach to any net proceeds of such Disposition with the same priority and validity as the Liens held by the Subordinated Parties on the assets disposed of in such Disposition, and any such Liens will remain subject to the terms of this Security Agreement. Notwithstanding the foregoing, the Subordinated Parties may raise objections to any Disposition of Collateral that could be raised in an Insolvency Proceeding by unsecured creditors generally so long as not otherwise inconsistent with the terms of this Security Agreement.

(e) Relief from the Automatic Stay. Until the date on which the Senior Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have been terminated, no Subordinated Party will, or will direct the Administrative Agent on its behalf to, seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral, without the prior written consent of the Administrative Agent, on behalf of the Senior Parties, or oppose any request by the Administrative Agent, on behalf of the Senior Parties, for relief from the automatic stay or any other stay in any Insolvency Proceeding.

(f) Adequate Protection. No Subordinated Party will, or will direct the Administrative Agent on its behalf to, contest, protest or object to (x) any request by a Senior Party for “adequate protection” (within the meaning of the Bankruptcy Code or any similar Bankruptcy Law); or (y) any objection by a Senior Party to any motion, relief, action or proceeding based on a Senior Party claiming a lack of adequate protection.

Notwithstanding the foregoing provisions in this Section 10(f), in any Insolvency Proceeding:

(i) except as permitted in this Section 10(f), the Subordinated Parties may not seek or request adequate protection and may not seek relief from the automatic stay imposed by section 362 of the Bankruptcy Code (or similar Bankruptcy Law) or other relief based upon a lack of adequate protection;

(ii) if the Senior Parties (or any subset thereof) are granted adequate protection in the form of additional Collateral in connection with any motion described in Section 10(c), then the Administrative Agent, on behalf of the Subordinated Parties, may seek or request adequate protection in the form of a Lien on such additional or replacement Collateral for the benefit of the Subordinated Parties, which Lien will be subordinated to the Liens at any time securing the Senior Obligations and any DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Subordinated Obligations are so subordinated to the Senior Obligations under this Security Agreement; and

(iii) any claim of any Subordinated Party under section 507(b) of the Bankruptcy Code (or similar Bankruptcy Law) will be subordinate in right of payment to any claim of the Senior Parties under section 507(b) of the Bankruptcy Code (or similar Bankruptcy Law); provided, that the Subordinated Parties will be deemed to have agreed pursuant to section 1129(a)(9) of the Bankruptcy Code (or any similar Bankruptcy Law) that any such junior claims may be paid under any plan of reorganization in any form, having a value on the effective date of such plan equal to the allowed amount of such claims.

(g) No Waiver. Subject to Section 10(a)(i) and (iii), nothing contained herein will prohibit or in any way limit a Senior Party from objecting in any Insolvency Proceeding or otherwise to any action taken by a Subordinated Party, including the seeking by any Subordinated Party of adequate protection or the asserting by a Subordinated Party of any of its rights and remedies under the Loan Documents or any Cash Management Bank Agreements, Commodity OTC Agreements or Financial Hedging Agreements to which it is a party or otherwise.

(h) Post-Petition Claims.

(i) Neither the Administrative Agent on behalf of any Subordinated Party, nor any other Subordinated Party, will oppose or seek to challenge any claim by a Senior Party for allowance or payment in any Insolvency Proceeding of Senior Obligations consisting of

Post-Petition Claims, to the extent of the value of the Senior Parties’ Lien on the Collateral, without regard to the existence of the Lien of the Administrative Agent for the benefit of the Subordinated Party on the Collateral.

(ii) Neither the Administrative Agent on behalf of any Senior Party, nor any other Senior Party, will oppose or seek to challenge any claim by a Subordinated Party for allowance and any payment permitted under Section 10(f) in any Insolvency Proceeding of Subordinated Obligations consisting of Post-Petition Claims, to the extent of the value of the Lien of the Administrative Agent for the benefit of the Subordinated Party on the Collateral (after taking account of the existence of the Lien of the Administrative Agent for the benefit of the Senior Parties on the Collateral).

(i) Waiver. Each Subordinated Party waives any claim it may hereafter have against any Senior Party arising out of the election of any Senior Party of the application of section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency Proceeding.

(j) Separate Grants of Security and Separate Classification. Each Subordinated Party and each Senior Party acknowledges and agrees that because of, among other things, their differing rights in the Collateral, the Subordinated Obligations, to the extent deemed to be “secured claims” within the meaning of section 506(b) of the Bankruptcy Code (or any similar Bankruptcy Law), are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization in an Insolvency Proceeding. No Subordinated Party will seek in any Insolvency Proceeding to be treated as part of the same class of creditors as Senior Parties and will not oppose or contest any pleading by Senior Parties seeking separate classification of their respective secured claims.

(k) Effectiveness in Insolvency Proceedings. The provisions of this Section 10, which the Secured Parties agree constitutes a “subordination agreement” under section 510(a) of the Bankruptcy Code, will be effective before, during and after the commencement of an Insolvency Proceeding. All references herein to any Grantor will include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor in any Insolvency Proceeding. The relative rights of the Senior Parties and the Subordinated Parties in respect of any Collateral or proceeds thereof shall continue after the filing of such petition on the same basis as prior to the date of such filing, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.

(l) No Third Party Beneficiaries. No Person (including, without limitation, any Loan Party) is a third-party beneficiary of the provisions of this Section 10, except that the Senior Parties and Subordinated Parties which are not parties hereto shall be entitled to the benefits of the provisions of this Section 10. This Section 10 shall be binding upon the Senior Parties and Subordinated Parties and each Senior Party and Subordinated Party shall be deemed to have agreed to the terms hereof, by virtue of its acceptance of the benefits of the Senior Obligations and the Subordinated Obligations, respectively. No other creditor of any Grantor has any rights under this Section 10, and no Grantor or other Loan Party may rely on the terms hereof. Nothing in this Section 10 impairs the Obligations of the Borrower and the other Grantors to pay principal, interest, fees and other amounts as provided in, or otherwise comply with the provisions of, the Loan Documents, the Cash Management Bank Agreements, the Commodity OTC Agreements or the Financial Hedging Agreements.

11. Appointment of FERC Sub-Agent.

(a) In connection with the FERC Contract Collateral, the Administrative Agent may designate and appoint a sub-agent (in such capacity, the “FERC Sub-Agent”), which appointment and designation shall be effective upon written notice of the same to the Lenders and the Grantors, to take actions on behalf of the Administrative Agent and, upon the effectiveness of such appointment and designation, hereby authorizes the FERC Sub-Agent to take any action in connection with the FERC Contract Collateral required under this Security Agreement or otherwise permitted thereunder, without any further consent or instruction of the Administrative Agent or the Required Lenders.

(b) If at any time the FERC Sub-Agent determines in good faith that its status as FERC Sub-Agent may adversely affect the FERC Sub-Agent or any of its affiliates, the FERC Sub-Agent may resign and/or release the security interest in the FERC Contract Collateral whether or not a new FERC Sub-Agent is appointed. Any release of the security interest in the FERC Contract Collateral pursuant to this Section 11 shall not constitute a Default or an Event of Default or a breach of any representation, warranty, covenant or agreement made by any Grantor in this Security Agreement or made by any Grantor in any other Loan Document.

12. Grant of License to Use Patent, Trademark and Copyright Collateral. For the purpose of enabling the Administrative Agent to exercise rights and remedies under Section 9 hereof at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense any of the Copyrights, Patents and Trademarks, now owned or hereafter acquired by any Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored. The use of such license by the Administrative Agent shall be exercised, at the option of the Administrative Agent for any purpose appropriate in connection with the exercise of remedies hereunder, only upon the occurrence and during the continuance of an Event of Default; provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default. The Administrative Agent agrees to apply the net proceeds received from any license as provided in Section 8 hereof.

13. Limitation on Duties Regarding Presentation of Collateral.

(a) The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. None of the Administrative Agent nor any Secured Party nor any of their respective directors, officers, employees, agents or advisors shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers. The Administrative Agent and other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees, agents or advisors shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

(b) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts (that constitute Collateral) and neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any Receivable or under any Contract, in each case, that constitutes Collateral, by reason of or arising out of this Security Agreement or the receipt by the Administrative Agent or any Secured Party of any payment relating to such Receivable or Contract pursuant hereto, nor shall the Administrative Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable or under or pursuant to any Contract, in each case, that constitutes Collateral, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Receivable or under any Contract, in each case, that constitutes Collateral, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

14. Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

15. Notices. (a) Notices, requests and demands to or upon the Administrative Agent or the Borrower shall be effected in the manner set forth in Section 11.2 of the Credit Agreement and (b) notices, requests and demands to or upon any other Grantor shall be effected in the manner set forth in Section 14 of the Guarantee.

16. Waivers by Grantor. Each Grantor waives, to the maximum extent permitted by law, demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, or any other notice or formalities of any kind (except notice of the time and place of public or private sale of the Collateral and any notice specifically provided herein, or in the other Loan Documents) to or upon such Grantor or any other Person (all and each of which are hereby expressly waived) with respect to the Obligations, and waives notice of the amount of the Obligations outstanding at any time.

17. Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Security Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement shall, as between the Administrative Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

18. Indemnification. Each Grantor agrees, jointly and severally, to (i) save the Administrative Agent and each Secured Party harmless from, any and all liabilities, costs and expenses (including, without limitation, reasonable and documented fees and expenses of counsel) with respect to, or resulting from, any delay in paying, any and all Other Taxes which may be payable or determined to be payable with respect to any of the Collateral and (ii) indemnify each Secured Party as set forth in Section 11.6(e) of the Credit Agreement (or as may be applied to such Grantor pursuant to Section 12(b) of the Guarantee). The agreements in this Section 18 shall survive the termination of this Security Agreement and the payment of the Loans, Reimbursement Obligations and all other amounts payable under the Loan Documents.

19. Termination and Release.

(a) In addition to, and not in limitation of, the release provisions contained in Sections 10.10 and 11.5 of the Credit Agreement, this Security Agreement (including as to any power of attorney, authorization or agency granted herein) and all other security interests granted hereby shall terminate when all the Obligations have been paid in full (other than inchoate claims in respect of indemnities for which no claim has been made or is known to any Grantor at the time all other Obligations have been paid in full), no Letters of Credit remain outstanding (unless such Letters of Credit have been Cash Collateralized) and the Commitments no longer remain in effect.

(b) In connection with any termination or release pursuant to paragraph (a) or Sections 10.10 or 11.5 of the Credit Agreement, the Administrative Agent shall promptly execute and deliver to each Grantor, at such Grantor’s expense, all UCC termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release, and will duly assign and transfer to such Grantor, such of the Collateral that may be in the possession of the Administrative Agent and has not theretofore been sold or otherwise applied or released pursuant to this Security Agreement. Any execution and delivery of documents pursuant to this Section 19 shall be without recourse to or representation or warranty by the Administrative Agent or any other Secured Party.

20. Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

21. Paragraph Headings. The paragraph headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

22. No Waiver; Cumulative Remedies. None of the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 23 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or any other such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

23. Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each Grantor and the Administrative Agent (subject to the Administrative Agent’ obtaining the requisite consents of any applicable Secured Parties pursuant to Section 11.1 of the Credit Agreement and, solely to the extent such instrument waives, amends, supplements or otherwise modifies Section 10, the written consent of each Subordinated Party adversely affected thereby); provided that any provision of this Security Agreement may be waived by the Administrative Agent in a written instrument executed by the Administrative Agent (subject to the Administrative Agent’s obtaining the requisite consents of the applicable Secured Parties pursuant to Section 11.1 of the Credit Agreement and, solely to the extent such instrument waives, amends, supplements or otherwise modifies Section 10, the written consent of each Subordinated Party adversely affected thereby); provided further that, reasonable updates and modifications to the schedules hereto shall not require the consent of the Administrative Agent or any other Secured Party. This Security

Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent, and the other Secured Parties and their respective successors and assigns. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

24. Additional Grantors. Each Subsidiary of any Loan Party which is required pursuant to Section 7.13 of the Credit Agreement to become party to this Security Agreement shall become a Grantor for all purposes of this Security Agreement upon execution and delivery by such Subsidiary of a Supplement in the form of Annex D hereto.

25. Submission to Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Security Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address set forth in (a) Section 11.2 of the Credit Agreement, with respect to the Borrower or (b) Section 15 of the Guarantee, with respect to each other Grantor, or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

26. Waiver of Certain Damages. Each Grantor and the Administrative Agent (on behalf of themselves and each Secured Party) hereby waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in Section 25 any special, exemplary, punitive or consequential damages.

27. WAIVER OF JURY. EACH OF THE GRANTOR AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

28. Counterparts. This Security Agreement may be executed by one or more of the parties to this Security Agreement on any number of separate counterparts (including by facsimile transmission or other electronic transmission of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Security Agreement by facsimile transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Security Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Grantor has caused this Security Agreement to be duly executed and delivered as of the date first above written.

SPRAGUE OPERATING RESOURCES LLC, as a Grantor

By:
Name:
Title:

SPRAGUE ENERGY SOLUTIONS INC., as a Grantor

By:
Name:
Title:

SPRAGUE TERMINAL SERVICES LLC, as a Grantor

By:
Name:
Title:

SPRAGUE CONNECTICUT PROPERTIES LLC, as a Grantor

By:
Name:
Title:

SPRAGUE RESOURCES LP, as a Grantor

By:
Name:
Title:

Signature Page to Security Agreement

Schedule I

NAMES, FORM OF ORGANIZATION, AND LOCATION (AND JUSTIFICATION THEREFOR) OF GRANTORS

Name of Grantor	Type of Organization	Jurisdiction of Organization/Formation	Organizational Identification Number	Location of Records

-Sch. I-1-

Schedule II

INTELLECTUAL PROPERTY

-Sch. II-1-

Schedule III

INVENTORY AND EQUIPMENT

(a) Properties Owned by the Grantor:

(b) Properties Leased by the Grantor

(Include Landlord’s Name):

(c) Public Warehouses or other Locations pursuant to Bailment or Consignment Arrangements

(include name of Warehouse Operator or other Bailee or Consignee):

-Sch. III-1-

Schedule IV

MATERIAL CONTRACTS

-Sch. IV-1-

Schedule V

DEPOSIT ACCOUNTS, SECURITIES ACCOUNTS AND COMMODITY ACCOUNTS

-Sch. V-1-

Schedule VI

COMMERCIAL TORT CLAIMS

-Sch. VI-1-

ANNEX A

FORM OF

PATENT SECURITY AGREEMENT

PATENT SECURITY AGREEMENT (this “Agreement”), effective as of             , 20    , is made by each of the signatories hereto (the “Grantors”) in favor of JPMORGAN CHASE BANK, N.A. ,having its principal place of business at                     , as Administrative Agent (in such capacity, the “Administrative Agent”), under the Credit Agreement, dated as of [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SPRAGUE OPERATING RESOURCES LLC (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, the Administrative Agent and the other agents party thereto.

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make loans to, and the Issuing Lenders have agreed to issue letters of credit for the account of, the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Grantors and the other grantors thereunder have executed and delivered a Security Agreement, dated as of [            ,         ], in favor of the Administrative Agent (as amended, supplemented, restated or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, the Grantors have granted to the Administrative Agent a security interest in, inter alia, certain Intellectual Property, including those Patents set forth on Exhibit A that constitute Collateral; and

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, each of the Grantors agrees, for the benefit of the Administrative Agent, as follows:

1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement and the Security Agreement, as applicable.

2. Grant of Security Interest for Obligations. Each of the Grantors hereby grants a continuing security interest in, all of such Grantor’s right, title and interest in, to and under the Patents constituting Collateral (including, without limitation, those items listed on Exhibit A hereto) (collectively, the “Patent Collateral”), to the Administrative Agent, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

3. Purpose. This Agreement has been executed and delivered by the Grantors for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office. The security interest granted hereby has been granted to the Administrative Agent in connection with the Security Agreement and is expressly subject to the terms and conditions thereof. The Security Agreement (and all rights and remedies of the Administrative Agent thereunder) shall remain in full force and effect in accordance with its terms.

4. Acknowledgment. Each of the Grantors does hereby further acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and

-Annex A-1-

provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein. In the event of any conflict between this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

5. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.

6. Governing Law. This Agreement and the right and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

-Annex A-2-

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers as of the day and year first above written.

[GRANTOR]

By:
Name:
Title:

[GRANTOR]

By:
Name:
Title:

-Annex A-3-

Exhibit A

PATENTS

Serial No. or Patent No.	Inventor	Issue or File Date	Title

PATENT LICENSES

United States Patent No.	Owner	Issue Date

PATENT APPLICATIONS

Serial No.	Owner	Nature of Interest	Filing Date

-Annex A-4-

ANNEX B

FORM OF

TRADEMARK SECURITY AGREEMENT

TRADEMARK SECURITY AGREEMENT (this “Agreement”), effective as of             , 20    , is made by each of the signatories hereto (the “Grantors”) in favor of JPMORGAN CHASE BANK, N.A., having its principal place of business at                     , as Administrative Agent (in such capacity, the “Administrative Agent”), under the Credit Agreement, dated as of [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SPRAGUE OPERATING RESOURCES LLC (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, the Administrative Agent and the other agents party thereto.

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make loans to, and the Issuing Lenders have agreed to issue letters of credit for the account of, the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Grantors and the other grantors thereunder have executed and delivered an Security Agreement, dated as of [            ,         ], in favor of the Administrative Agent (as amended, supplemented, restated or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, the Grantors have granted to the Administrative Agent a security interest in, inter alia, certain Intellectual Property, including those Trademarks set forth on Exhibit A that constitute Collateral; and

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, each of the Grantors agrees, for the benefit of the Administrative Agent, as follows:

1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement and the Security Agreement, as applicable.

2. Grant of Security Interest for Obligations. Each of the Grantors hereby grants a continuing security interest in, all of such Grantor’s right, title and interest in, to and under the Trademarks constituting Collateral (including, without limitation, those items listed on Exhibit A hereto and all goodwill related thereto) (collectively, the “Trademark Collateral”), to the Administrative Agent, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

3. Purpose. This Agreement has been executed and delivered by the Grantors for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office. The security interest granted hereby has been granted to the Administrative Agent in connection with the Security Agreement and is expressly subject to the terms and conditions thereof. The Security Agreement (and all rights and remedies of the Administrative Agent thereunder) shall remain in full force and effect in accordance with its terms.

-Annex B-1-

4. Acknowledgment. Each of the Grantors does hereby further acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein. In the event of any conflict between this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

5. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.

6. Governing Law. This Agreement and the right and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[Remainder of page intentionally left blank]

-Annex B-2-

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers as if the day and year first above written.

[GRANTOR]

By:
Name:
Title:

[GRANTOR]

By:
Name:
Title:

-Annex B-3-

Exhibit A

TRADEMARKS

Serial No. or Registration No.	Issue or File Date (Renewal Date, if Applicable)	Mark

TRADEMARK LICENSES

Serial No. or Registration No.	Owner	Issue or File Date (Renewal Date, If Applicable	Mark

TRADEMARK APPLICATIONS

Serial Number	Filing Date	Mark

-Annex B-4-

ANNEX C

FORM OF COPYRIGHT SECURITY AGREEMENT

COPYRIGHT SECURITY AGREEMENT (this “Agreement”), effective as of             , 20    , is made by each of the signatories hereto (the “Grantors”) in favor of JPMORGAN CHASE BANK, N.A., having its principal place of business at                     , as Administrative Agent (in such capacity, the “Administrative Agent”), under the Credit Agreement, dated as of [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SPRAGUE OPERATING RESOURCES LLC (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, the Administrative Agent and other agents party thereto.

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make loans to, and the Issuing Lenders have agreed to issue letters of credit for, the account of the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Grantors and the other grantors thereunder have executed and delivered an Security Agreement, dated as of [            ,         ], in favor of the Administrative Agent (as amended, restated , supplemented or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, the Grantors have granted to the Administrative Agent a security interest in, inter alia, certain Intellectual Property, including those Copyrights set forth on Exhibit A that constitute Collateral; and

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, each of the Grantors agrees, for the benefit of the Administrative Agent, as follows:

1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement and the Security Agreement, as applicable.

2. Grant of Security Interest for Obligations. Each of the Grantors hereby grants a continuing security interest in, all of such Grantor’s right, title and interest in, to and under the Copyrights constituting Collateral (including, without limitation, those items listed on Exhibit A hereto) (collectively, the “Copyright Collateral”), to the Administrative Agent, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

3. Purpose. This Agreement has been executed and delivered by the Grantors for the purpose of recording the grant of security interest herein with the United States Copyright Office. The security interest granted hereby has been granted to the Administrative Agent in connection with the Security Agreement and is expressly subject to the terms and conditions thereof. The Security Agreement (and all rights and remedies of the Administrative Agent thereunder) shall remain in full force and effect in accordance with its terms.

4. Acknowledgment. Each of the Grantors does hereby further acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the

-Annex C-1-

Copyright Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein. In the event of any conflict between this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

5. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.

6. Governing Law. This Agreement and the right and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[Remainder of page intentionally left blank]

-Annex C-2-

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized, as of the date first written above.

[NAME OF GRANTOR]

By:
Name:
Title:

[NAME OF GRANTOR]

By:
Name:
Title:

-Annex C-3-

Exhibit A

COPYRIGHTS

Registration No.	Country	Issue or File Date	Title of Work

COPYRIGHT LICENSES

Registration No.	Owner	Issue or File Date	Title of Work

COPYRIGHT APPLICATIONS

Title of Work	File Date	Application No.

-Annex C-4-

ANNEX D

ADDENDUM TO SECURITY AGREEMENT

Each of the undersigned, [NAME OF NEW SUBSIDIARY] (each a “New Grantor”, together the “New Grantors”):

(i) agrees to all of the provisions of the Security Agreement, dated as of [            ,         ] (as amended, supplemented or otherwise modified prior to the date hereof, the “Security Agreement”), made by SPRAGUE OPERATING RESOURCES LLC, and each other party listed on Schedule I thereto (together with each Person which may, from time to time, become party thereto as a Grantor, each a “Grantor”, collectively, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Secured Parties, made pursuant to the Credit Agreement, dated as of [ ], 2013, among SPRAGUE OPERATING RESOURCES LLC (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, the Administrative Agent and the other agents party thereto;

(ii) effective on the date hereof, becomes a party to the Security Agreement, as a Grantor, with the same effect as if the undersigned were an original signatory to the Security Agreement and with the representations and warranties contained therein being deemed to be made by it on and as of the date hereof;

(iii) as additional collateral security for the prompt and complete payment when due (whether at stated maturity, by acceleration or otherwise) of the Obligations and in order to induce the Lenders to make and maintain outstanding their Loans under the Credit Agreement and the other Loan Documents, hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of the property listed in Section 2 of the Security Agreement now owned or at any time hereafter acquired by such New Grantor or in which such New Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “New Grantor Collateral”);

(iv) represents and warrants that the information provided on the attached schedules disclose, with respect to it, all information that is required under the Security Agreement to be disclosed by a Grantor; and

(v) the Schedules to the Security Agreement are hereby supplemented by (a) if a supplement to any such Schedule is attached to this Supplement, by including the items listed on such supplement to such Schedule in such Schedule, and (b) if any such Schedule refers to the Collateral Certificate delivered by the Grantors on the Closing Date, by deeming incorporated in such Collateral Certificate the Supplement to Collateral Certificate delivered by the New Grantor to the Administrative Agent on the date of this Supplement.

Terms defined in the Security Agreement and the Credit Agreement shall have such defined meanings when used herein. This Addendum to Security Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

By its acceptance hereof, each undersigned New Grantor hereby ratifies and confirms its respective obligations under the Security Agreement, as supplemented hereby.

-Annex D-1-

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Addendum to Security Agreement, all as of the day and year written below.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Dated:                  , 20

ACCEPTED AND AGREED:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

-Annex D-2-

Schedule I

NAME, FORM OF ORGANIZATION AND LOCATION OF NEW GRANTOR

-Annex D-3-

Schedule II

INTELLECTUAL PROPERTY

Registration No.	Country	Issue or File Date	Description/Title	Type of Intellectual Property

INTELLECTUAL PROPERTY LICENSES

Registration No.	Owner	Issue or File Date	Description/Title	Type of Intellectual Property

INTELLECTUAL PROPERTY APPLICATIONS

Description/Title	File Date	Application No.

-Annex D-4-

Schedule III

INVENTORY AND EQUIPMENT

-Annex D-5-

Schedule IV

MATERIAL CONTRACTS

-Annex D-6-

Schedule V

DEPOSIT ACCOUNTS, SECURITIES ACCOUNTS AND COMMODITY ACCOUNTS

-Annex D-7-

Schedule VI

COMMERCIAL TORT CLAIMS

-Annex D-8-

ANNEX E

INVENTORY ACKNOWLEDGMENT CERTIFICATE

[Date]

[NAME OF BAILEE/CONSIGNEE]

[ADDRESS]

Ladies and Gentlemen:

[NAME OF GRANTOR] (the “Grantor”) hereby notifies and acknowledges to [NAME OF BAILEE/CONSIGNEE] (the “Company”) that it has granted to JPMORGAN CHASE BANK, N.A. as Administrative Agent for the benefit of the Secured Parties (the “Administrative Agent”) a security interest in all assets of the Grantor and the proceeds thereof currently held or which may be delivered from time to time to the Company at its facility located at [                                        ] (the “Product”).

The Grantor remains the owner of the Product and the Company can follow any and all instructions of the Grantor until the Company shall have received written notice from the Administrative Agent (a “Control Notice”) instructing the Company to no longer take instruction from the Grantor. After receipt of a Control Notice, the Grantor irrevocably authorizes and instructs the Company to take instructions only from the Administrative Agent with respect to the Product and any warehouse receipts or documents of title related thereto. The Company shall be fully protected in relying upon any Control Notice and any subsequent instructions from the Administrative Agent. The Grantor hereby irrevocably agrees that delivery of any or all of the Product by the Company in accordance with any such notification and instruction from the Administrative Agent shall constitute delivery of such Product to a person whose receipt was rightful as against the Grantor, notwithstanding that the Grantor is the holder or the person to which delivery is to be made under or pursuant to any warehouse receipt or other document of title.

By countersigning below, the Company (a) acknowledges the Administrative Agent’s security interest in the Product and agrees to hold the Product for the benefit of the Administrative Agent, (b) confirms that no party has advised the Company that such party claims a security interest or lien in the Product or requested the Company to hold the Product, or any portion thereof, for its benefit, and (c) agrees that, without prior notice to the Administrative Agent, the Company will not issue negotiable warehouse receipts or documents of title covering the Product.

Sincerely,

[GRANTOR], as Grantor

By:
Name:
Title:

-Annex E-1-

ACKNOWLEDGED AND AGREED:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

-Annex E-2-

ACKNOWLEDGED AND AGREED:

[NAME OF BAILEE/CONSIGNEE]

By:
Name:
Title:

INSERT CONTACT INFORMATION

-Annex E-3-

Exhibit C

to Credit Agreement

FORM OF PLEDGE AGREEMENT

[Provided Separately]

PLEDGE AGREEMENT

PLEDGE AGREEMENT, dated as of [            ,         ], made by each party listed on Schedule II hereto (each a “Pledgor” and, collectively, together with each Person which may, from time to time, become party hereto as a Pledgor, the “Pledgors”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties defined in the Credit Agreement referred to below.

RECITALS

WHEREAS, pursuant to the Credit Agreement, dated as of September [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SPRAGUE OPERATING RESOURCES LLC (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the Administrative Agent, the agents from time to time parties thereto, the Lenders have severally agreed to make loans to and participate in letters of credit issued on behalf of, and certain Lenders (the “Issuing Lenders”) have agreed to issue letters of credit for the account of, the Borrower upon the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the premises and to induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower, and the Issuing Lenders to issue their letters of credit, under the Credit Agreement, and for other good, fair and valuable consideration and reasonably equivalent value, the receipt and sufficiency of which are hereby acknowledged by each Pledgor, each Pledgor hereby agrees with the Administrative Agent, on behalf and for the ratable benefit of the Secured Parties, as follows:

1. Defined Terms.

(a) Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The following terms shall have the following meanings:

“Additional Pledged LLC Interest”: as defined in any supplement to this Pledge Agreement delivered pursuant to Section 5(e) hereof.

“Additional Pledged Partnership Interest”: as defined in any supplement to this Pledge Agreement delivered pursuant to Section 5(e) hereof.

“Additional Pledged Stock”: as defined in any supplement to this Pledge Agreement delivered pursuant to Section 5(e) hereof.

“Administrative Agent”: as defined in the Preamble hereto.

“Borrower”: as defined in the Recitals hereto.

“Collateral Account”: any account established to hold money Proceeds, maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 8 hereof.

“Credit Agreement”: as defined in the Recitals hereto.

“Issuer”: each of the Persons identified on Schedule I or a supplement thereto as an issuer of Pledged Stock, Pledged LLC Interests or Pledged Partnership Interests.

“Issuing Lenders”: as defined in the Recitals hereto.

“Lenders”: as defined in the Recitals hereto.

“Limited Liability Company”: any Issuer identified as a limited liability company on Part B of Schedule I hereto or in a supplement thereto.

“Limited Liability Company Agreement”: as to any Limited Liability Company, its certificate of formation and operating agreement or other Governing Documents, as each may be amended, supplemented or otherwise modified from time to time.

“LLC Interest”: any Limited Liability Company membership interest or economic interest.

“Partnership”: any Issuer identified as a limited or general partnership on Part C of Schedule I hereto or in a supplement thereto.

“Partnership Agreement”: as to any Partnership, its certificate of formation, if applicable, and partnership agreement or other Governing Documents, as each may be amended, supplemented or otherwise modified from time to time.

“Partnership Interest”: any partnership interest or economic interest in a Partnership.

“Permitted Liens”: Liens permitted on the Pledged Collateral pursuant to the Credit Agreement.

“Pledge Agreement”: this Pledge Agreement, as amended, supplemented or otherwise modified from time to time.

“Pledged Collateral”: the Pledged Stock, the Pledged LLC Interests, the Pledged Partnership Interests, and all Proceeds, except that the Pledged Collateral shall not include more than 65% of the total combined voting power of all classes of stock entitled to vote of any Exempt CFC.

“Pledged LLC Interest”: any and all of each Pledgor’s interests, including units of membership interest, in the Limited Liability Companies as set forth in Schedule I attached hereto and any Additional Pledged LLC Interest at any time pledged pursuant to Section 5(e), including, without limitation, all its rights to participate in the operation or management of the Limited Liability Companies and all its rights to properties, assets, member interests and distributions (except as otherwise provided herein) under the Limited Liability Company Agreements in respect of such membership interests, together with all certificates, options or rights of any nature whatsoever which may be issued or granted by any of the Issuers to any of the Pledgors in respect of the Pledged LLC Interests while this Pledge Agreement is in effect.

“Pledged Partnership Interest”: any and all of each Pledgor’s interests, including units of partnership interest, in the Partnerships as set forth in Schedule I attached hereto and any Additional Pledged Partnership Interest at any time pledged pursuant to Section 5(e), including, without limitation, all its rights to participate in the operation or management of the Partnerships and all its rights to properties, assets, partnership interests and distributions (except as otherwise provided herein) under the Partnership Agreements in respect of such Partnership Interests, together with all certificates, options or rights of any nature whatsoever which may be issued or granted by any of the Issuers to any of the Pledgors in respect of the Pledged Partnership Interests while this Pledge Agreement is in effect.

“Pledged Stock”: the shares of Capital Stock listed on Part A of Schedule I hereto, together with all stock certificates, options or rights of any nature whatsoever which may be issued or granted by any of the Issuers to any of the Pledgors in respect of the Pledged Stock while this Pledge Agreement is in effect, together with any Additional Pledged Stock at any time pledged pursuant to Section 5(e).

“Pledgors”: as defined in the Preamble hereto.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends, distributions or other income from the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests or collections with respect thereto.

“Securities Act”: the Securities Act of 1933, as amended.

“Security”: as defined in Article 8-102(15) of the UCC.

“Subordinated Obligations”: the portion of the Obligations arising under any (a) Cash Management Bank Agreement to a Qualified Cash Management Bank (other than such Obligations to the extent secured by property of any Loan Party held in a Cash Management Account with such Cash Management Bank), (b) Commodity OTC Agreement to a Qualified Counterparty (other than such Obligations to the extent secured by property of any Loan Party consisting of cash or short-term investments deposited as collateral by such Loan Party with such Qualified Counterparty pursuant to the terms of such Commodity OTC Agreement) or (c) Financial Hedging Agreement to a Qualified Counterparty (other than such Obligations to the extent secured by property of any Loan Party consisting of cash or short-term investments deposited as collateral by such Loan Party with such Qualified Counterparty pursuant to the terms of such Financial Hedging Agreement).

“Subordinated Parties”: collectively, the Cash Management Banks and Qualified Counterparties, solely in such capacities and with respect to Subordinated Obligations.

“UCC”: the Uniform Commercial Code from time to time in effect in the State of New York or, as the context requires, any other applicable jurisdiction.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Pledge Agreement shall refer to this Pledge Agreement as a whole and not to any particular provision of this Pledge Agreement, and Section, Schedule, Annex and Exhibit references are to this Pledge Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2. Pledge; Grant of Security Interest. Subject to the terms hereof, each Pledgor hereby delivers, pledges and assigns, and transfers, as appropriate, to the Administrative Agent, on behalf and for the ratable benefit of the Secured Parties, all the Pledged Collateral in which it has any right, title or interest, and hereby grants to the Administrative Agent, on behalf and for the ratable benefit of the Secured Parties, a first priority security interest in the Pledged Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

3. Transfer Powers. Concurrently with the delivery to the Administrative Agent of each certificate representing one or more shares of the Pledged Stock, Pledged LLC Interest or Pledged Partnership Interest which is a Security, each Pledgor shall deliver an undated stock power or transfer power covering such certificate, duly executed in blank with, if the Administrative Agent so requests, signature guaranteed.

4. Representations and Warranties. Each Pledgor represents and warrants that:

(a) the shares of Pledged Stock listed on Part A of Schedule I, as supplemented from time to time, constitute all the issued and outstanding shares of all classes of the Capital Stock of the Issuers and are represented by the certificates listed thereon;

(b) the Pledged LLC Interests listed on Part B of Schedule I, as supplemented from time to time, constitute all the issued and outstanding LLC Interests of all classes of the Issuers and are represented by the certificates listed thereon, if such Pledged LLC Interests are Securities;

(c) the Pledged Partnership Interests listed on Part C of Schedule I, as supplemented from time to time, constitute all the issued and outstanding Partnership Interests of all classes of the Issuers owned by each Pledgor and are represented by the certificates listed thereon, if such Pledged Partnership Interests are Securities;

(d) all the shares of the Pledged Stock, the Pledged LLC Interests and the Pledged Partnership Interests have been duly and validly issued and are fully paid and, to the extent that such shares are assessable by their nature, nonassessable;

(e) such Pledgor is the record and beneficial owner of, and has title to, the Pledged Collateral, free of any and all Liens or options in favor of, or claims of, any other Person, except the Lien created by this Pledge Agreement and Permitted Liens;

(f) upon delivery to the Administrative Agent of the certificates evidencing the Pledged Stock, the certificates evidencing the Pledged LLC Interests (to the extent these certificates or the interests evidenced thereby constitute Securities), if any, or the certificates evidencing the Pledged Partnership Interests (to the extent these constitute Securities), if any (and assuming the continuing possession by Administrative Agent of such certificates in accordance with the requirements of applicable law), the Liens granted pursuant to this Pledge Agreement shall constitute perfected Liens in favor of the Administrative Agent, on behalf and for the ratable benefit of the Secured Parties, on the Pledged Collateral as collateral security for the Obligations, which Liens will be prior to all other Liens on the Pledged Collateral of such Pledgor, other than Permitted Liens, and which are enforceable as such against all creditors of such Pledgor and any Person purporting to purchase such Pledged Collateral from such Pledgor;

(g) upon the filing of UCC-1 (or equivalent) financing statements in the jurisdictions referenced on Schedule II or in a supplement thereto, the Liens granted pursuant to this Pledge Agreement on that portion of the Pledged Collateral not perfected as described in Section 4(f) shall constitute perfected Liens in favor of the Administrative Agent, on behalf and for the ratable benefit of the Secured Parties, on such Pledged Collateral as collateral security for the Obligations, which Liens will be prior to all other Liens on such Pledged Collateral of such Pledgor and which are enforceable as such against all creditors of such Pledgor and any Person purporting to purchase such Pledged Collateral from such Pledgor;

(h) none of the Pledged LLC Interests or Pledged Partnership Interests (i) is dealt in or traded on securities exchanges or in securities markets, (ii) is by its terms expressly subject to Article 8 of the UCC, (iii) constitute an investment company security or (iv) is held in a securities account (in each case within the meaning of Section 8-103(c) of the UCC);

(i) all consents of each member in each Limited Liability Company or Partnership to the grant of the security interests provided hereby and to the transfer of the Pledged LLC Interests or Pledged Partnership Interests, as the case may be, to the Administrative Agent or its designee pursuant to the exercise of any remedies under Section 8 have been obtained and are in full force and effect;

(j) such Pledgor’s location (for purposes of Section 9-307 of the UCC) is, and for the four (4) months preceding the date hereof has been, the place specified for such Pledgor on Schedule II. Such Pledgor, if not a “registered organization” as defined in the UCC, is so designated on Schedule II and has only one place of business, the location of which is at the place specified for such Pledgor on Schedule II; and

(k) (i) the exact legal name of such Pledgor is as specified for such Pledgor on Schedule II; and (ii) such Pledgor has not changed its legal name in the twelve (12) months preceding the date hereof.

5. Covenants. Each Pledgor covenants and agrees with the Administrative Agent that, from and after the date of this Pledge Agreement until the Obligations are paid in full, no Letters of Credit remain outstanding (unless such Letters of Credit have been fully Cash Collateralized) and the Commitments have been terminated:

(a) If any Pledgor shall, as a result of its ownership of any Pledged Collateral, become entitled to receive or shall receive any stock certificate, partnership interest certificate or membership interest certificate or similar certificate evidencing such interest (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights, whether in addition to, in substitution for, as a conversion of, or in exchange for any shares of any Pledged Collateral, or otherwise in respect thereof, such Pledgor shall accept the same as the Administrative Agent’s and the Secured Parties’ agent, hold the same as collateral in trust for the Administrative Agent and the Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, and duly indorsed by such Pledgor to the Administrative Agent, if required, together with an undated stock or transfer power covering such certificate duly executed in blank and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, on behalf and for the ratable benefit of the Secured Parties, subject to the terms hereof as additional collateral security for the Obligations. Any sums paid upon or in respect of any Pledged Collateral upon the liquidation or dissolution of any of the Issuers shall be paid over to the Administrative Agent to be held by it hereunder on behalf and for the ratable benefit of the Secured Parties as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of any Pledged Collateral or any property shall be distributed upon or with respect to any Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any of the

Issuers or pursuant to the reorganization thereof, the property so distributed shall be delivered to the Administrative Agent to be held by it on behalf and for the ratable benefit of the Secured Parties, subject to the terms hereof, as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of any Pledged Collateral shall be received by any Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent and the Secured Parties segregated from other funds of such Pledgor, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld and except as permitted under the Credit Agreement, no Pledgor will (i) vote to enable, or take any other action to permit, any of the Issuers to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any of the Issuers, or (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, any Pledged Collateral, or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Pledged Collateral, or any interest therein, except for the Lien provided for by this Pledge Agreement and Permitted Liens, or (iv) enter into any agreement or undertaking restricting the right or ability of any Pledgor or the Administrative Agent to sell, assign or transfer any of the Pledged Collateral.

(c) Each Pledgor shall maintain the security interest created by this Pledge Agreement as a first, perfected security interest and shall defend such security interest against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of the Pledgors, each Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Pledge Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing statements, financing change statements or amendments to financing statements or continuation statements under the UCC or any similar personal property security legislation in effect in any jurisdiction with respect to the Liens created hereby and (ii) taking any actions necessary to enable the Administrative Agent to take delivery of the Pledged Collateral or to obtain “control” (within the meaning of the UCC) with respect thereto. If any amount payable under or in connection with any of the Pledged Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent, to be held as Pledged Collateral pursuant to this Pledge Agreement.

(d) Each Pledgor agrees, jointly and severally, to (i) pay, and to save the Administrative Agent and each Secured Party harmless from, any and all liabilities, costs and expenses (including, without limitation, reasonable and documented fees and expenses of counsel) with respect to, or resulting from, any delay in paying, any and all Other Taxes which may be payable or determined to be payable with respect to any of the Pledged Collateral or in connection with any of the transactions contemplated by this Pledge Agreement and (ii) indemnify each Secured Party as set forth in Section 11.6 of the Credit Agreement. The agreements in this Section 5(d) shall survive the termination of this Pledge Agreement and the payment of the Loans, Reimbursement Obligations and all other amounts payable under the Loan Documents.

(e) If any Pledgor shall at any time acquire any shares of Capital Stock of any Subsidiary which is not an Issuer hereunder, such Pledgor shall (i) promptly deliver such shares of Capital Stock, and all stock or other certificates evidencing the same, to the Administrative Agent to be held as additional collateral security for the Obligations hereunder, except that no more than 65% of the total combined voting power of all classes of Capital Stock entitled to vote of any Exempt CFC and the stock or other certificates evidencing the same must be delivered, (ii) promptly deliver to the Administrative Agent a supplement to this Pledge Agreement, substantially in the form of Exhibit A to this Pledge Agreement, duly completed, adding such shares of Capital Stock to Schedule I hereto, and (iii) promptly cause such Subsidiary to execute and deliver an acknowledgment and consent substantially in the form appended as Annex I to Exhibit A to this Pledge Agreement. If any Wholly-Owned Subsidiary (other than a Subsidiary that is an Exempt CFC or a Subsidiary thereof) of a Pledgor which is not a Pledgor hereunder (a “New Pledgor”) shall at any time acquire any shares of Capital Stock of any Subsidiary, such New Pledgor shall (i) promptly deliver such shares of Capital Stock, and all stock or other certificates evidencing the same, to the Administrative Agent to be held as additional collateral security for the Obligations hereunder, except that no more than 65% of the total combined voting power of all classes of Capital Stock entitled to vote of any Exempt CFC or any Subsidiary thereof and the stock or other certificates evidencing the same must be delivered, (ii) promptly deliver to the Administrative Agent a supplement to this Pledge Agreement, substantially in the form of Exhibit A to this Pledge Agreement, duly completed, including such New Pledgor as a Pledgor hereunder and adding such shares of Capital Stock to Schedule I hereto, and (iii) promptly cause such Subsidiary to execute and deliver an acknowledgment and consent substantially in the form appended as Annex I to Exhibit A to this Pledge Agreement.

(f) Such Pledgor will not (i) without ten (10) Business Days’ prior written notice to the Administrative Agent, change its location (for purposes of Section 9-307 of the UCC) from that specified in Section 4(j), (ii) without ten (10) Business Days’ prior written notice to the Administrative Agent, change its name, identity or structure or (iii) unless it shall give 30 days’ written notice to such effect to the Administrative Agent and shall have made any filing under the UCC as the Administrative Agent may reasonably request to maintain the perfected security interest granted pursuant to this Pledge Agreement, reincorporate or reorganize under the laws of another jurisdiction.

(g) Such Pledgor acknowledges and agrees that (i) to the extent each interest in any Partnership controlled now or in the future by such Pledgor and pledged hereunder is a Security, such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a Security and represented by such certificate. Such Pledgor further acknowledges and agrees that with respect to any interest in any Partnership controlled now or in the future by such Pledgor and pledged hereunder that is not a Security such Pledgor shall at no time elect to treat any such interest as a “Security”, nor shall such interest be represented by a certificate, unless such Pledgor provides prior written notification to the Administrative Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Administrative Agent pursuant to the terms hereof.

6. Cash Dividends; Voting Rights.

(a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the Pledgors of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 7 below, each Pledgor shall be permitted to receive and retain all cash distributions, dividends or preferred share redemption proceeds permitted to be paid pursuant to the terms of the Credit Agreement and to exercise all voting, corporate (with respect to Pledged Stock), member (with respect to Pledged LLC Interests) and partnership (with respect to Pledged Partnership Interests) rights with respect to the Pledged Collateral.

(b) Notwithstanding Section 6(a), each Pledgor agrees that no vote shall be cast or corporate, partnership or member right exercised or other action taken which would impair any Pledged Collateral or which would result in any violation of any provision of the Credit Agreement, this Pledge Agreement or any other Loan Document.

7. Rights of the Administrative Agent.

(a) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to any Pledgor: (i) the Administrative Agent shall have the right to receive any and all cash dividends or other cash distributions paid in respect of the Pledged Collateral and make application thereof to the Obligations in the order provided in Section 8(a) and (ii) at the request of the Administrative Agent, all shares of the Pledged Stock, all Pledged LLC Interests and all Pledged Partnership Interests shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (A) all voting, corporate or other rights pertaining to such shares of Pledged Stock at any meeting of shareholders of any of the Issuers or otherwise; (B) all members rights, powers and privileges with respect to the Pledged LLC Interests to the same extent as a member under the applicable Limited Liability Company Agreement; (C) all partnership rights, powers and privileges with respect to the Pledged Partnership Interests to the same extent as a partner under the applicable Partnership Agreement; and (D) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such shares of the Pledged Collateral as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or company structure of any of the Issuers, or upon the exercise by any Pledgor or the Administrative Agent of any right, privilege or option pertaining to such shares or interests of the Pledged Collateral, and in connection therewith, the right to deposit and deliver any and all of the Pledged Collateral with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(b) The rights of the Administrative Agent hereunder shall not be conditioned or contingent upon the pursuit by the Administrative Agent of any right or remedy against any of the Issuers or against any other Person which may be or become liable in respect of all or any part of the Obligations or against any other collateral security therefor, guarantee thereof or right of offset with respect thereto. The Administrative Agent shall not be liable for any failure to demand, collect or realize upon all or any part of the Pledged Collateral or for any delay in doing so, nor shall it be under any obligation to sell or otherwise dispose of any Pledged Collateral upon the request of any Pledgor or any other Person or to take any other action whatsoever with regard to the Pledged Collateral or any part thereof.

8. Remedies.

(a) If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election (or at the direction of the Required Lenders), the Administrative Agent shall apply all or any part of the Proceeds held in any Collateral Account in payment of the Obligations in the following order:

(i) First, to pay incurred and unpaid fees and expenses of the Issuing Lenders and Agents under the Loan Documents;

(ii) Second, to the Administrative Agent, for application by it towards payment of all amounts then due and owing and remaining unpaid in respect of interest and fees pro rata among the Secured Parties according to the amounts of such Obligations (other than the Subordinated Obligations) then due and owing and remaining unpaid to the Secured Parties;

(iii) Third, to the Administrative Agent, for application by it towards (i) payment of all principal on all Loans then outstanding and all Unreimbursed Amounts then outstanding and (ii) Cash Collateralizing any outstanding Letters of Credit, pro rata among the Secured Parties according to the amounts of the Obligations to be so paid or Cash Collateralized under this clause (iii) owing to the Secured Parties;

(iv) Fourth, to the Administrative Agent, for application by it towards payment of all other amounts then due and owing and remaining unpaid in respect of the Obligations (other than the Subordinated Obligations), pro rata among the Secured Parties according to the amounts of such Obligations (other than the Subordinated Obligations) then due and owing and remaining unpaid to the Secured Parties;

(v) Fifth, to the Administrative Agent, for application by it towards prepayment of the Obligations (other than the Subordinated Obligations), pro rata among the Secured Parties according to the amounts of the Obligations (other than the Subordinated Obligations) being so prepaid then held by the Secured Parties;

(vi) Sixth, to the Administrative Agent, for application by it towards payment of all amounts then due and owing and remaining unpaid in respect of the Subordinated Obligations and prepayment of the remaining Subordinated Obligations, pro rata among the Subordinated Parties according to the amounts of the Subordinated Obligations then due and owing and remaining unpaid or being so prepaid then held by the Subordinated Parties; and

(vii) Seventh, any balance of such Proceeds remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated, shall be paid over to the applicable Pledgor or to whomsoever else may be lawfully entitled to receive the same.

(b) If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to it in this Pledge Agreement, the Loan Documents (including all of the Security Documents) and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, all rights and remedies of a secured party under the UCC. In such circumstances, without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Pledgor, any of the Issuers or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may transfer all or any part of the Pledged Collateral into the Administrative Agent’s name or the name of its nominee or nominees, and/or may forthwith collect, receive, appropriate and realize upon the Pledged Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Pledged Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker’s board or office of the Administrative Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk and/or may take such other actions as may be available under applicable law. The Administrative Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Pledged Collateral so sold, free of any right or equity of redemption in any Pledgor, which right or equity is hereby waived or released. The Administrative Agent shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Pledged Collateral or in any way relating to the Pledged Collateral or the rights of the Administrative Agent and the other Secured Parties arising out of the exercise by the Administrative Agent hereunder, including, without limitation, documented fees and disbursements of counsel, to the payment in whole or in part of the Obligations, in such order as is provided in Section 8(a), and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615 of the UCC, or required pursuant to clause (vi) of Section 8(a), need the Administrative Agent account for the surplus, if any, to any Pledgor. To the extent permitted by applicable law, each Pledgor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by the Administrative Agent or any other Secured Party of any of its rights hereunder. If any notice of a proposed sale or other disposition of Pledged Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. Each Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of Pledged Collateral are insufficient to pay the Obligations (including the documented fees and disbursements of counsel employed by the Administrative Agent or any Secured Party to collect such deficiency to the extent provided therefor in Section 11.6 of the Credit Agreement).

9. Registration Rights; Private Sales.

(a) If the Administrative Agent shall determine to exercise its right to sell any or all of the shares of Pledged Stock, any or all of the Pledged LLC Interests or any or all of the Pledged Partnership Interests pursuant to Section 8 hereof, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock and/or the Pledged LLC Interests and/or the Pledged Partnership Interests, or that portion thereof to be sold, registered under the provisions of the Securities Act, each Pledgor will cause any or all of the Issuers to (i) execute and deliver, and cause the officers of such Issuers to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the shares of Pledged Stock and/or the Pledged LLC Interests and/or the Pledged Partnership Interests or that portion of them to be sold, under the provisions of the Securities Act, (ii) to use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the shares of Pledged Collateral, or that portion thereof to be sold, and (iii) to make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Pledgor agrees to cause the Issuers to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Each Pledgor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Collateral, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the Administrative Agent than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the Issuers to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Issuers would agree to do so.

(c) Each Pledgor further agrees to use its reasonable efforts to do or cause to be done all such other acts as may be necessary to make any sale or sales of all or any portion of the Pledged Collateral pursuant to this Pledge Agreement valid and binding and in compliance with any and all other applicable Requirements of Law. Each Pledgor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Administrative Agent and the Secured Parties, that the Administrative Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against each Pledgor, and each Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Credit Agreement.

10. Irrevocable Authorization and Instruction to Issuers. Each Pledgor hereby authorizes and instructs each Issuer to comply with any instruction received by it from the Administrative Agent in writing that (a) states that an Event of Default has occurred and is continuing and (b) is otherwise in accordance with the terms of this Pledge Agreement, without any other or further instructions from any Pledgor, and each Pledgor agrees that each Issuer shall be fully protected in so complying.

11. Agent’s Appointment as Attorney-in-Fact.

(a) Each Pledgor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent of the Administrative Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of each Pledgor and in the name of each Pledgor or in the Administrative Agent’s own name, from time to time in the Administrative Agent’s discretion, for the purpose of carrying out the terms of this Pledge Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Pledge Agreement, including, without limitation, any financing statements, endorsements, assignments or other instruments of transfer.

(b) Each Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in Section 11(a). All powers, authorizations and agencies contained in this Pledge Agreement are coupled with an interest and are irrevocable until this Pledge Agreement is terminated and the security interest created hereby is released.

(c) The power of attorney conferred hereby on the Administrative Agent is solely to protect, preserve and realize upon its security interest in the Pledged Collateral. This power of attorney shall neither create any agency on the part of the Administrative Agent in favor of any Pledgor, nor any fiduciary obligations or relationship on the part of any Secured Party for the benefit of any Pledgor.

(d) Anything in this Section 11 to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights provided for in this Section 11 unless an Event of Default has occurred and is continuing.

12. Limitation on Duties Regarding Pledged Collateral. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Pledged Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar securities and property for its own account, except that the Administrative Agent shall have no obligation to invest funds held in any Collateral Account and may hold the same as demand deposits. None of the Administrative Agent, any Secured Party or any of their respective directors, officers, employees, agents or advisors shall be liable for failure to demand, collect or realize upon all or any part of the Pledged Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Pledged Collateral upon the request of the Pledgors or any other Person or to take any other action whatsoever with regard to the Pledged Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers. The Administrative Agent and other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees, agents or advisors shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

13. Authorization of Financing Statements. Each Pledgor hereby authorizes the Administrative Agent to file financing statements with respect to the Pledged Collateral in such form and in such filing offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Pledge Agreement.

14. Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Pledged Collateral are irrevocable and powers coupled with an interest.

15. Notices. (a) Notices, requests and demands to or upon the Administrative Agent or the Borrower shall be effected in the manner set forth in Section 11.2 of the Credit Agreement and (b) notices, requests and demands to or upon any other Pledgor shall be effected in the manner set forth in Section 15 of the Guarantee.

16. Authority of Administrative Agent. Each Pledgor acknowledges that the rights and responsibilities of the Administrative Agent under this Pledge Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Pledge Agreement shall, as between the Administrative Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Pledgors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and neither the Pledgors nor any Issuer shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

17. Severability. Any provision of this Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18. Paragraph Headings. The paragraph headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

19. No Waiver; Cumulative Remedies. The Administrative Agent or any Secured Party shall not by any act (except by a written instrument pursuant to Section 20 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or any Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

20. Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Pledge Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each Pledgor and the Administrative Agent (subject to the Administrative Agent obtaining the requisite consents of any applicable Secured Parties pursuant to Section 11.1 of the Credit Agreement), provided that any provision of this Pledge Agreement may be waived by the Administrative Agent (subject to the Administrative Agent obtaining the requisite consents of any applicable Secured Parties pursuant to Section 11.1 of the Credit Agreement) in a letter or agreement executed by the Administrative Agent or by telex or facsimile transmission from the Administrative Agent; provided further that, reasonable updates and modifications to Schedule I hereto shall not require the consent of the Administrative Agent or any other Secured Party and Schedule I shall be deemed amended pursuant to any applicable Disposition permitted under the Credit Agreement. This Pledge Agreement shall be binding upon the successors and assigns of each Pledgor and shall inure to the benefit of the Administrative Agent and the Secured Parties and their respective successors and assigns. THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

21. Additional Pledgors. Each Subsidiary of a Pledgor which is required pursuant to Section 5(e) to become party to this Pledge Agreement shall become a Pledgor for all purposes of this Pledge Agreement upon execution and delivery by such Subsidiary of a Supplement in the form of Exhibit A hereto.

22. Submission to Jurisdiction; Waivers. Each Pledgor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Pledge Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Pledgor at its address set forth in (a) Section 11.2 of the Credit Agreement, with respect to the Borrower or (b) Section 15 of the Guarantee, with respect to each other Pledgor, or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

23. Waiver of Certain Damages. Each Pledgor and the Administrative Agent (on behalf of itself and each Secured Party) hereby waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in Section 22 any special, exemplary, punitive or consequential damages.

24. WAIVER OF JURY TRIAL. EACH OF THE PLEDGORS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS PLEDGE AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

25. Counterparts. This Pledge Agreement may be executed by one or more of the parties to this Pledge Agreement on any number of separate counterparts (including by facsimile transmission or other electronic transmission of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Pledge Agreement by facsimile transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Pledge Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the undersigned has caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

SPRAGUE OPERATING RESOURCES LLC

By:
Name:
Title:

SPRAGUE RESOURCES LP

By:

Name:
Title:

[Signature Page to Pledge Agreement]

ACKNOWLEDGMENT AND CONSENT

The undersigned, the Issuers referred to in the foregoing Pledge Agreement, hereby acknowledge receipt of a copy thereof and agree to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it. The undersigned agree to notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5(a) of the Pledge Agreement. The undersigned further agree that the terms of Section 9(c) of the Pledge Agreement shall apply to them, mutatis mutandis, with respect to all actions that may be required of them under or pursuant to or arising out of Section 9 of the Pledge Agreement.

SPRAGUE OPERATING RESOURCES LLC

By:
Name:
Title:

SPRAGUE ENERGY SOLUTIONS INC.

By:
Name:
Title:

SPRAGUE TERMINAL SERVICES LLC

By:
Name:
Title:

SPRAGUE CONNECTICUT PROPERTIES LLC

By:
Name:
Title:

[Signature Page to Acknowledgment and Consent to Pledge Agreement]

SCHEDULE I to

Pledge Agreement

A. DESCRIPTION OF PLEDGED STOCK

Name of Issuer	Class of Stock	Stock Certificate Number	Number of Shares	Percentage of Stock Owned by Pledgor	Pledgor

B. DESCRIPTION OF PLEDGED LLC INTERESTS

Name of Issuer	Certificate Number	Number of Interests	Percentage of LLC Interests Owned by Pledgor	Pledgor

C. DESCRIPTION OF PLEDGED PARTNERSHIP INTERESTS

Sch. I-1

SCHEDULE II to

Pledge Agreement

PLEDGORS, FILING OFFICES, LOCATION AND BASIS FOR DETERMINING LOCATION

Grantor	Form of Organization	Location of Records

Sch. II-1

EXHIBIT A to

Pledge Agreement

PLEDGE AGREEMENT SUPPLEMENT

PLEDGE AGREEMENT SUPPLEMENT, [            ,         ] (this “Supplement”), made by [NAME OF PLEDGOR], a                      [corporation] and [NAME OF PLEDGOR], a                      [corporation] (each an “Existing Pledgor” and collectively, the “Existing Pledgors”), [and by [NAME OF NEW PLEDGOR], a                      [corporation] and [NAME OF NEW PLEDGOR], a             [corporation] (each, a “New Pledgor” and collectively, the “New Pledgors”]; collectively, the Existing Pledgors and the New Pledgors are referred to herein as the “Pledgors”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) under the Credit Agreement (as defined in the Pledge Agreement referred to below) for the benefit of the Secured Parties (as so defined).

1. Reference is hereby made to that certain Pledge Agreement, dated as of [            ,         ] made by the Existing Pledgors in favor of the Administrative Agent (as amended, supplemented or otherwise modified as of the date hereof, the “Pledge Agreement”). Terms defined in the Pledge Agreement are used herein as therein defined.

2. [Each Pledgor hereby confirms and reaffirms the security interest in the Pledged Collateral granted to the Administrative Agent for the benefit of the Secured Parties under the Pledge Agreement, and, as additional collateral security for the prompt and complete payment when due (whether at stated maturity, by acceleration or otherwise) of the Obligations and in order to induce the Lenders to make their respective extensions of credit to the Borrower, and the Issuing Lenders to issue their letters of credit, under the Credit Agreement and the other Loan Documents, each Pledgor hereby delivers to the Administrative Agent, on behalf and for the ratable benefit of the Secured Parties, [all][65%] of the shares, membership or partnership interests of Capital Stock of [INSERT NAME OF ADDITIONAL ISSUER], a                      [corporation] (each, an “Additional Issuer”, together the “Additional Issuers”) listed in Schedule I hereto, together with all certificates, options, or rights of any nature whatsoever which may be issued or granted by each Additional Issuer in respect of such Capital Stock while the Pledge Agreement, as supplemented hereby, is in force (the “Additional Pledged Stock”, “Additional Pledged LLC Interests” or “Additional Pledged Partnership Interest”, as applicable, as described on such Schedule I) and hereby grants to the Administrative Agent, on behalf and for the ratable benefit of the Secured Parties, a first priority security interest in the Additional Pledged Stock, the Additional Pledged LLC Interests and the Additional Pledged Partnership Interests, as applicable, and all Proceeds thereof. From and after the date of this Supplement, as used in the Pledge Agreement as supplemented by this Supplement and for all purposes of the Pledge Agreement as so supplemented, “Pledged Stock” shall be deemed to include the Additional Pledged Stock, “Pledged LLC Interests” shall be deemed to include the Additional Pledged LLC Interests, “Pledged Partnership Interests” shall be deemed to include the Additional Pledged Partnership Interests and “Issuers” shall be deemed to include each of the Additional Issuers.]

3. [Each New Pledgor agrees to all of the provisions of the Pledge Agreement and effective on the date hereof, becomes a party to the Pledge Agreement, as a Pledgor, with the same effect as if the undersigned were an original signatory to the Pledge Agreement. Each New Pledgor, as additional collateral security for the prompt and complete payment when due (whether at stated maturity, by acceleration or otherwise) of the Obligations and in order to induce the Lenders to make their respective extensions of credit to the Borrower, and the Issuing Lenders to issue their letters of credit, under the Credit Agreement and the other Loan Documents, hereby delivers to the Administrative Agent,

Exh. A-1

on behalf and for the ratable benefit of the Lenders, [all][65%] of the shares or interests of Capital Stock of [INSERT NAME OF NEW ISSUER], a                      [corporation] (the “New Issuer”) listed in Schedule I hereto, together with all certificates, options, or rights of any nature whatsoever which may be issued or granted by the New Issuer in respect of such Capital Stock while the Pledge Agreement, as supplemented hereby, is in force (the “New Pledged Stock”, “New Pledged LLC Interests” or “New Pledged Partnership Interest”, as applicable, as described on such Schedule I) and hereby grants to the Administrative Agent, on behalf and for the ratable benefit of the Lenders, a first priority security interest in the New Pledged Stock, the New Pledged LLC Interests and the New Pledged Partnership Interests, as applicable, and all Proceeds thereof. From and after the date of this Supplement, as used in the Pledge Agreement as supplemented by this Supplement and for all purposes of the Pledge Agreement as so supplemented, “Pledged Stock” shall be deemed to include the New Pledged Stock, “Pledged LLC Interests” shall be deemed to include the New Pledged LLC Interests, “Pledged Partnership Interests” shall be deemed to include the New Pledged Partnership Interests and “Issuers” shall be deemed to include the New Issuer. Each New Pledgor has set forth such New Pledgor’s name and the applicable filing office for a financing statement covering the Pledged Collateral owned by such New Pledgor on Schedule II attached hereto.]

4. Each Pledgor hereby represents and warrants that the representations and warranties contained in Section 4 of the Pledge Agreement are true and correct in all material respects on the date of this Supplement with references therein to the “Pledged Stock” to include [the Additional Pledged Stock] and [the New Pledged Stock], with references to “Pledged LLC Interests” to include [the Additional Pledged LLC Interests] and [the New Pledged LLC Interests], with references to “Pledged Partnership Interests” to include [the Additional Pledged Partnership Interests] and [the New Pledged Partnership Interests], with references to the “Issuers” therein to include each [New Issuer] and each [Additional Issuer], and with references to the Pledge Agreement to mean the Pledge Agreement as supplemented hereby.

5. This Supplement is supplemental to the Pledge Agreement, forms a part thereof and is subject to the terms thereof. From and after the date of this Supplement, [Schedule I to the Pledge Agreement shall be deemed to include each item listed on Schedule I to this Supplement] [Schedule II to the Pledge Agreement shall be deemed to include each item listed on Schedule II to this Supplement]. This Supplement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be duly executed and delivered as of the date first above written.

[NAME OF PLEDGOR]

By
Name:
Title:

Exh. A-2

SCHEDULE I to

Supplement

A. DESCRIPTION OF ADDITIONAL PLEDGED STOCK

Name of Issuer	Class of Stock	Stock Certificate Number	Number of Shares	Percentage of Stock Owned by Pledgor	Pledgor

B. DESCRIPTION OF ADDITIONAL PLEDGED LLC INTERESTS

Name of Issuer	Class of LLC Interest	Certificate Number	Number of Interests	Percentage of LLC Interest Owned by Pledgor	Pledgor

C. DESCRIPTION OF ADDITIONAL PLEDGED PARTNERSHIP INTERESTS

Name of Issuer	Class of Partnership Interest	Certificate Number	Number of Interests	Percentage of Partnership Interest Owned by Pledgor	Pledgor

D. DESCRIPTION OF NEW PLEDGED STOCK

Name of Issuer	Class of Stock	Stock Certificate Number	Number of Shares	Percentage of Stock Owned by Pledgor	Pledgor

Schedule I to Supplement-1

E. DESCRIPTION OF NEW PLEDGED LLC INTERESTS

Name of Issuer	Class of LLC Interest	Certificate Number	Number of Interests	Percentage of LLC Interest Owned by Pledgor	Pledgor

F. DESCRIPTION OF NEW PLEDGED PARTNERSHIP INTERESTS

Name of Issuer	Class of Partnership Interest	Certificate Number	Number of Interests	Percentage of Partnership Interest Owned by Pledgor	Pledgor

Schedule I to Supplement-2

SCHEDULE II to

Supplement

NEW PLEDGORS AND FILING OFFICES

Name of New Pledgor	Filing Office

Schedule II to Supplement-1

ANNEX I to

Supplement

ACKNOWLEDGMENT AND CONSENT

The undersigned, the [New] [Additional] Issuer referred to in the foregoing Supplement to Pledge Agreement, hereby acknowledges receipt of a copy thereof and of the Pledge Agreement referred to therein and agrees to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it. The undersigned agrees to notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5(a) of the Pledge Agreement. The undersigned further agrees that the terms of Section 9(c) of the Pledge Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it under or pursuant to or arising out of Section 9 of the Pledge Agreement.

[NAME OF NEW/ADDITIONAL ISSUER]

By:
Name:
Title:

Annex I to Supplement-1

Exhibit D-1

to Credit Agreement

FORM OF SECTION 4.11 CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto. All capitalized terms used but not defined herein have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 4.11(e) of the Credit Agreement, the undersigned hereby certifies that: (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF NON-EXEMPT [LENDER][AGENT]]

By:
Name:
Title:

Date:                      , 201

Exhibit D-2

to Credit Agreement

FORM OF SECTION 4.11 CERTIFICATE

(For non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto. All capitalized terms used but not defined herein have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 4.11(e) of the Credit Agreement, the undersigned hereby certifies that: (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 201

Exhibit D-3

to Credit Agreement

FORM OF SECTION 4.11 CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto. All capitalized terms used but not defined herein have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 4.11(e) of the Credit Agreement, the undersigned hereby certifies that: (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 201

Exhibit D-4

to Credit Agreement

FORM OF SECTION 4.11 CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto. All capitalized terms used but not defined herein have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 4.11(e) of the Credit Agreement, the undersigned hereby certifies that: (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF NON-EXEMPT [LENDER][AGENT]]

By:
Name:
Title:

Date:                      , 201

Exhibit E

to Credit Agreement

FORM OF SECRETARY’S CERTIFICATE

October [    ], 2013

The undersigned, the Secretary of [INSERT LOAN PARTY] (the “Company”), does hereby certify in such capacity, and not individually, as follows pursuant to the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto, that as of the date hereof:

(1) Certificate of Incorporation/Formation. Attached hereto as “Exhibit A” is a true, correct and complete copy of the [Certificate of Incorporation/Formation] of the Company, together with any and all amendments thereto, as on file with the [Secretary of State of the State of [JURISDICTION]], and no action has been taken to amend, modify or repeal such [Certificate of Incorporation/Formation], the same being in full force and effect in the attached form as of the date hereof.

(2) Bylaws/Governing Agreements. Attached hereto as “Exhibit B” is a true, correct and complete copy of the [By-laws/Limited Liability Company Agreement] of the Company, together with any and all amendments thereto, and no action has been taken to amend, modify or repeal such [By-laws/ Limited Liability Company Agreement], the same being in full force and effect in the attached form as of the date hereof.

(3) Resolutions/Authority. Attached hereto as “Exhibit C” is a true and correct copy of the resolutions that have been duly adopted by the unanimous written consent of the [Board of Directors of the Company] dated [             ,         ], and such resolutions have not been amended, modified, revoked or rescinded in any respect since their adoption and remain in full force and effect on the date hereof.

(4) Incumbency. “Exhibit D” attached hereto sets forth the names, titles, and specimen signatures of individuals who are duly elected, qualified and acting officers of [the general partner of][the managing member of][the members of] the Company as of the date hereof, each of whom is authorized to execute and deliver on behalf of the Company the Credit Agreement and the other Loan Documents as more particularly described and defined in the resolutions attached hereto as “Exhibit C”, and any other agreements, documents, certificates or writings in connection therewith which are required of the Company to effect or evidence the Credit Agreement.

(5) Good Standing/Existence. Attached hereto as “Exhibit E” are copies of recently dated certificates issued by the Secretary of State or other appropriate authority of each jurisdiction in which the Company was formed or is qualified to do business, such certificates evidencing the good standing and existence of the Company in such jurisdictions.

IN WITNESS WHEREOF, the undersigned has hereunto executed this Secretary’s Certificate as of the day and year first above written.

Name:
Title:	Secretary

The undersigned,                                         , does hereby certify that [he][she] is the duly elected and presently incumbent                              of the Company referred to above, and in such capacity does hereby certify to the Administrative Agent that                                          is the duly elected and presently incumbent Secretary of the Company.

Name:
Title:

Exhibit A

[Certificate of Incorporation/Formation

and all amendments thereto]

Exhibit B

[By-laws/ Limited Liability Company Agreement]

Exhibit C

[Resolutions]

Exhibit D

Incumbency

Name	Office	Date	Signature

Exhibit E

[Good Standing Certificates]

Exhibit F

to Credit Agreement

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees and swing line loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is [a][an] [Subsidiary] [Affiliate]
[Approved Fund]of [identify Lender]][1]

3.	Borrower: Sprague Operating Resources LLC

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement

5.

Credit Agreement: The Credit Agreement, dated as of October [ ], 2013 (as amended, restated, supplemented or otherwise modified from time to time), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans/ Obligations for all Lenders	Amount of Commitment/Loans/ Obligations Assigned	Percentage Assigned of Commitment/Loans/ Obligations[2]
Working Capital Facility Commitment	$	$		%
Swing Line	$	$		%
Acquisition Facility Commitment	$	$		%

Effective Date:                  , 201     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

[1]	Select as applicable.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Consented to:

[JPMORGAN CHASE BANK, N.A., as a Working Capital Facility Issuing Lender, and Swing Line Lender

By:
Name:
Title:

[ ], as a Working Capital Facility Issuing Lender,

By:
Name:
Title:

By:
Name:
Title:][3]

[3]	Include for Assignments of Working Capital Facility Commitment.

[JPMORGAN CHASE BANK, N.A.,
as an Acquisition Facility Issuing Lender

By:
Name:
Title:

[ ], as an Acquisition Facility Issuing Lender,

By:
Name:
Title:

By:
Name:
Title:][4]

[Consented to:
SPRAGUE OPERATING RESOURCES LLC, as Borrower

By:
Name:
Title:][5]

[4]	Include for Assignments of Acquisition Facility Commitment.
[5]	Include if required by Section 11.7(c) of the Credit Agreement.

ANNEX 1

Credit Agreement, dated as of October [    ], 2013 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among Sprague Operating Resources LLC (the “Borrower”), the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other agents parties thereto.

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ACCEPTANCE AGREEMENT

1. Representations and Warranties.

(a) Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the MLP, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the MLP, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

(b) Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Non-U.S. Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit G

to Credit Agreement

FORM OF BORROWING BASE REPORT

Date:

Borrower:	Sprague Operating Resources LLC

For:	Credit Agreement dated as of October [ ], 2013

This report, the schedule attached as Exhibit 1 hereto and the accompanying supporting information (collectively, the “Report”) is delivered pursuant to the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.

The undersigned hereby certifies to the Administrative Agent that:

(1) such Responsible Person is the [insert title] of the Borrower;

(2) the amounts set forth on the schedule attached as Exhibit 1 hereto constitute all Collateral which has been or is being used in determining availability for an advance or letter of credit issued under the Credit Agreement as of [    ], 2013;

(3) the sum of (i) the Total Working Capital Facility Extensions of Credit plus (ii) the Acquisition Facility Working Capital Extensions of Credit, do not exceed the Borrowing Base as of the date hereof; and

(4) the information contained in this Report is true and correct in all material respects as of the date hereof, is based on information contained in the Borrower’s financial accounting records, and is all of the information required to be delivered pursuant to Section 7.2(c) of the Credit Agreement and the definition of “Borrowing Base Report” under the Credit Agreement in relation to the Borrowing Base.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT 1

CONSOLIDATED BORROWING BASE REPORT

As of [Borrowing Base Reporting Date]

COLLATERAL TYPE	Gross Value		Advance Rate	Borrowing Base Value
Eligible Cash and Cash Equivalents	[	]	100%	[	]

Eligible Tier 1 Accounts Receivable	[	]	90%	[	]

Eligible Unbilled Tier 1 Accounts Receivable	[	]	85%	[	]

Eligible Tier 2 Accounts Receivable	[	]	85%	[	]

Eligible Unbilled Tier 2 Accounts Receivable	[	]	80%	[	]

Eligible Hedged Petroleum Inventory	[	]	85%	[	]

Eligible Petroleum Inventory	[	]	80%	[	]

Eligible Hedged Natural Gas Inventory	[	]	85%	[	]

Eligible Natural Gas Inventory	[	]	80%	[	]

Eligible Coal Inventory	[	]	70%	[	]

Eligible Asphalt Inventory	[	]	70%	[	]

Prepaid Purchases	[	]	75%	[	]

Eligible Net Liquidity in Futures Accounts	[	]	85%	[	]

Eligible Exchange Receivables	[	]	80%	[	]

Eligible Short Term Unrealized Forward Gains	[	]	80%	[	]

Eligible Medium Term Unrealized Forward Gains	[	]	70%	[	]

Eligible Long Term Unrealized Forward Gains	[	]	60%	[	]

Eligible Letters of Credit Issued for Commodities Not Yet Received	[	]	80%	[	]

Paid But Unexpired Letters of Credit	[	]	100%	[	]

Eligible RINs	[	]	70%	[	]

Less

First Purchaser Lien Amount	[	]	100%	[	]

Product Taxes	[	]	100%	[	]

Swap Amounts due to Qualified Counterparties in excess of $20,000,000.00	[	]	110%	[	]

Overcollateralization Amount	[	]	100%	[	]

Total Borrowing Base				[	]

Less

EXTENSIONS OF CREDIT

COLLATERAL TYPE	Gross Value	Advance Rate	Borrowing Base Value
Working Capital Facility Letters of Credit			[	]

Working Capital Facility Loans			[	]

Acquisition Facility Working Capital Letters of Credit			[	]

Acquisition Facility Working Capital Loans			[	]

Swing Line obligations			[	]

Total Extensions of Credit for calculation			[	]

AGGREGATE BORROWING BASE AVAILABILITY			[	]

SPRAGUE OPERATING RESOURCES LLC, as Borrower

By:
Name:
Title:

Exhibit H-1

to Credit Agreement

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

INTERCOMPANY SUBORDINATION AGREEMENT, dated as of                      (as amended, supplemented or otherwise modified from time to time, this “Subordination Agreement”), by and among SPRAGUE OPERATING RESOURCES LLC, a Delaware limited liability company (the “Company” and, together with each other Loan Party (as defined in the Credit Agreement referred to below) listed on the signature pages hereof or which becomes a party hereto, each an “Obligor” and, collectively, the “Obligors”) and JPMorgan Chase Bank, N.A., as administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”) under the Credit Agreement (as hereinafter defined).

RECITALS

WHEREAS, pursuant to the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto, the Lenders have severally agreed to make Loans to and the Issuing Lenders have agreed to issue or provide Letters of Credit for the account of the Borrower upon the terms and subject to the conditions set forth therein, which Loans may be evidenced by the Notes issued by the Borrower thereunder;

WHEREAS, each Obligor has made or may make from time to time certain loans, advances or other extensions of credit to one or more of the other Obligors; and

WHEREAS, it is a covenant under Section 8.2(b) of the Credit Agreement that each Obligor enter into this Subordination Agreement with the Administrative Agent in respect of all amounts from time to time owing to such Obligor (including any interest thereon) from any other Obligor.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Defined Terms. Unless otherwise defined herein, the capitalized terms used herein which are defined in, or by reference in, the Credit Agreement shall have the meanings specified therein. In addition, as used in this Intercompany Subordination Agreement, the following terms have the following meanings:

“Payment in Full of the Senior Obligations”: (a) the indefeasible payment in full in cash of all amounts due or to become due (whether or not all or any of the Senior Obligations have been declared due and payable prior to the date on which such Senior Obligations would otherwise have become due and payable) on or in respect of all Senior Obligations, and (b) the termination of the Commitments.

“Senior Obligations”: the collective reference to the unpaid principal of and interest on the Loans, unpaid Reimbursement Obligations and interest thereon and all other Obligations (for the avoidance of doubt, including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post filing or post-petition interest is allowed in such proceeding) of any Loan Party to the Lenders, the Issuing Lenders, the Cash Management Banks, Qualified Cash Management Banks, Qualified Counterparties and the Agents (collectively, the “Lender Parties”).

“Subordinated Obligations”: with respect to any Obligor, any and all amounts from time to time owing to such Obligor (including any interest thereon) from any other Obligor.

“Subordination Event”: the Senior Obligations becoming due and payable in full, whether upon maturity, acceleration or otherwise.

2. Subordination. (a) Each Obligor agrees that the Subordinated Obligations shall be Subordinate and Junior in Right of Payment to all Senior Obligations.

(b) As used in this Subordination Agreement the term “Subordinate and Junior in Right of Payment” shall mean that:

(i) no part of the Subordinated Obligations shall have any claim to the assets of any Obligor on a parity with or prior to the claim of the Senior Obligations, and payment of all of the Subordinated Obligations is and shall be subject, subordinate and deemed junior in right of payment to the prior Payment in Full of the Senior Obligations;

(ii) upon the occurrence and during the continuance of an Event of Default, and following receipt by any Loan Party of a written notice from the Administrative Agent prohibiting the following,

(A) no Obligor will take, demand or receive from any other Obligor and no Obligor will make, give or permit, directly or indirectly, by set off, redemption, purchase or in any other manner, any payment of or security for the whole or any part of the Subordinated Obligations unless otherwise permitted by the Credit Agreement or consented to in writing by the Administrative Agent, and

(B) no Obligor will accelerate for any reason the scheduled maturities of any Subordinated Obligations unless permitted in writing by the Administrative Agent;

provided that, upon the occurrence and during the continuance of an Event of Default, no payments permitted pursuant to clause (A) above shall be made into any Deposit Account, Securities Account or Commodity Account of any Loan Party that is not a Controlled Account (in each case as defined in the Security Agreement); provided, further, that so long as no Event of Default has occurred and is continuing, each Obligor may make payments of interest on and principal of the Subordinated Obligations, including, without limitation, any payments on Subordinated Obligations consisting of customary revolving intercompany payables consistent with past practice; and

(iii) in the event of any Subordination Event, any payment or distribution of any kind or character, whether in cash, property or securities which, but for the subordination provisions of this Subordination Agreement, and subject to the proviso in the preceding subsection (ii) would otherwise be payable or deliverable upon or in respect of the Subordinated Obligations, shall instead be paid over or delivered to the Administrative Agent for application on account of the Senior Obligations, and no Obligor shall receive any such payment or distribution or any benefit therefrom.

(c) Upon the occurrence of a Subordination Event arising pursuant to Section 9.1(g) of the Credit Agreement, (i) if any Obligor shall have failed to file claims or proofs of claim with respect to the Subordinated Obligations earlier than thirty (30) days prior to the deadline for any such filing, such Obligor shall execute and deliver to the Administrative Agent such powers of attorney, assignments or other instruments as the Administrative Agent may reasonably request to file such claims or proofs of claim and (ii) unless each Lender Party shall otherwise agree in writing, until the Payment in Full of the Senior Obligations, no Obligor shall be entitled to receive any payment on account of principal of (or premium, if any) or interest on or other amounts payable in respect of the Subordinated Obligations, and to that end, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of Subordinated Obligations in any such case, proceeding, receivership, dissolution, liquidation or other winding up proceeding (such proceedings, collectively, “Insolvency Proceedings”) shall instead be paid or delivered to the Administrative Agent for application to the Senior Obligations that are due and payable until the Payment in Full of the Senior Obligations shall have first occurred.

(d) If any Insolvency Proceeding is commenced by or against any Obligor:

(i) the Administrative Agent and each other Lender Party is hereby irrevocably authorized and empowered (in its own name or in the name of the applicable Obligor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Subordinated Obligations above and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Obligations or enforcing any security interest or other lien securing payment of the Subordinated Obligations) as such Lender Party may deem necessary or advisable for the exercise or enforcement of any of the such Lender Party’s rights or interests hereunder; and

(ii) each Obligor shall duly and promptly take such action as the Administrative Agent or any other Lender Party may request in its good faith business judgment (A) to collect the Subordinated Obligations for the account of the Lender Parties and to file appropriate claims or proofs of claim in respect of the Subordinated Obligations, (B) to execute and deliver to the Lender Parties such powers of attorney, assignments, or other instruments as such Lender Parties may request in order to enable them to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Obligations and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Obligations.

(e) Should any payment or distribution or security, or the proceeds of any thereof, be collected or received by any Obligor in respect of Subordinated Obligations, and such collection or receipt is not expressly permitted hereunder prior to the payment in full of the Senior Obligations, such Obligor will, forthwith deliver the same to the Administrative Agent, to the extent practicable in precisely the form received (except for the endorsement or the assignment of the holder thereof where necessary) and, until so delivered, the same shall be held in trust by such Obligor as the property of the Lender Parties.

(f) Each Obligor waives any right that it may have to be subrogated to the rights of the Lender Parties to receive payments or distributions of assets of any other Obligor made on the Senior Obligations or to otherwise seek reimbursement, indemnity or contribution or payment of any kind from any other Obligor in respect of amounts paid to the Lender Parties in lieu of such Obligor by operation of this Subordination Agreement, until such time as the Senior Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated.

(g) Each Obligor hereby waives any and all notices of renewal, extension or accrual or increase of any of the Senior Obligations, present or future, and agrees and consents that without notice to or assent by such Obligor:

(i) the obligations and liabilities of any other Obligor or any other party or parties for or upon the Senior Obligations (and/or any promissory note(s), security document or guaranty evidencing or securing any of the same) may, from time to time, in whole or in part, be renewed, extended, modified, amended, accelerated, compromised, supplemented, terminated, sold, exchanged, waived or released or increased;

(ii) the Administrative Agent and each other Lender Party may exercise or refrain from exercising any right, remedy or power granted by the Credit Agreement, any other Loan Document or any other document creating, evidencing or otherwise related to any of the Senior Obligations or at law, in equity, or otherwise, with respect to any of the Senior Obligations or any collateral security or lien (legal or equitable) held, given or intended to be given therefor (including, without limitation, the right to perfect any lien or security interest created in connection therewith); and

(iii) any and all Collateral or other collateral security and/or Liens (legal or equitable) at any time, present or future, held, given or intended to be given for any of the Senior Obligations, and any rights or remedies of any Lender Party in respect thereof may, from time to time, in whole or in part, be exchanged, sold, surrendered, released, modified, waived or extended by such Lender Party;

in each case, as the Administrative Agent or any other Lender Party may deem advisable and all without impairing, abridging, diminishing, releasing or affecting the subordination to the Senior Obligations provided for herein.

(h) Each Obligor acknowledges and agrees that the Administrative Agent and each other Lender Party has relied upon and will continue to rely upon the subordination provided for herein in entering into the Credit Agreement.

3. Representations and Warranties. Each Obligor hereby represents and warrants that, as of the date hereof, such Obligor has no material claims against any other Obligor arising out of breach of contract or tort or otherwise.

4. Transfers of Subordinated Obligations. Each Obligor agrees that it will not assign, transfer, sell or otherwise dispose of its right, title and interest in any Subordinated Obligation to any other Person, other than an Affiliate or a Subsidiary, which transferee shall agree to the terms of this Subordination Agreement.

5. Miscellaneous. (a) No failure to exercise, and no delay in exercising, on the part of the holders, assignees and beneficiaries from time to time of the Senior Obligations, any right, power or privilege under this Subordination Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under this Subordination Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The Administrative Agent shall not be prejudiced in its right to enforce the subordination contained herein in accordance with the terms hereof by any act or failure to act on the part of any Obligor. The rights and remedies provided in this Subordination Agreement and in the other Loan Documents and in all other agreements, instruments and documents referred to in any of the foregoing are cumulative and shall not be exclusive of any rights or remedies provided by law.

(b) Each Obligor agrees to execute and deliver such further documents and to do such other acts and things as the Administrative Agent may reasonably request in order to fully effect the purposes of this Subordination Agreement.

(c) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) in the case of delivery by hand, when received, (ii) in the case of delivery by mail, when received, or (iii) in the case of delivery by facsimile transmission, when sent, and receipt has been electronically confirmed, (1) to any Obligor, as set forth below its name on the signature pages hereof, and (2) to the Administrative Agent, at its address specified in Section 11.2 of the Credit Agreement.

(d) Each Obligor agrees to give the Administrative Agent prompt notice of any default by any other Obligor in respect of the Subordinated Obligations.

(e) Each Obligor will cause each note and instrument (if any) evidencing the Subordinated Obligations to be endorsed with the following legend:

“The indebtedness evidenced by this instrument is subordinated to the prior indefeasible payment in full in cash of the Senior Obligations (as defined in the Intercompany Subordination Agreement dated as of                      by and among the [Payor][Borrower][MLP], the [Payee][Lender], certain of their affiliates and JPMorgan Chase Bank, N.A., as Administrative Agent, regarding subordination) pursuant to, and to the extent provided in, such Intercompany Subordination Agreement.”

(f) Each Obligor hereby agrees to mark its books of account in such a manner as shall be effective to give proper notice of the effect of this Subordination Agreement and will, in the case of any Subordinated Obligations not evidenced by any note or instrument, following the occurrence and continuation of an Event of Default, upon the Administrative Agent’s request, cause such Subordinated Obligations to be evidenced by an appropriate note or instrument or instruments endorsed with the above legend. Each Obligor will at its expense and at any time and from time to time promptly execute and deliver all further instruments and documents and take all further action that may be necessary or that the Administrative Agent may request in its good faith business judgment to protect any right or interest granted or purported to be granted hereunder or to enable the Lender to exercise and enforce their rights and remedies hereunder.

(g) THIS SUBORDINATION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE LENDER PARTIES AND EACH OBLIGOR UNDER THIS SUBORDINATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Subordination Agreement shall be binding upon the Administrative Agent, each Obligor and their respective successors, transferees and assigns and shall inure to the benefit of the Administrative Agent, the other Lender Parties, each Obligor and their respective successors, transferees and assigns; provided, that no Obligor may assign its rights or obligations hereunder without the prior written consent of the Administrative Agent.

(h) The subordination provisions contained herein are for the benefit of the Administrative Agent, the other Lender Parties and their respective successors and assigns as holders from time to time of Senior Obligations and may not be rescinded or canceled or modified in any way, nor, unless otherwise expressly provided for herein, may any provision of this Subordination Agreement be waived or changed without the express prior written consent thereto of the Required Lenders. Subject to the preceding sentence, this Subordination Agreement may be amended or modified only by an instrument in writing signed by the parties hereto.

(i) This Subordination Agreement may be executed by one or more of the parties to this Subordination Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Subordination Agreement to be duly executed and delivered as of the day and year first above written.

[INSERT NAME OF OBLIGOR]

By:
Name:
Title:

[INSERT NAME OF OBLIGOR]

By:
Name:
Title:

Address for Notices:
[ADDRESS]

JPMorgan Chase Bank, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit H-2

to Credit Agreement

FORM OF AXEL JOHNSON SUBORDINATION AGREEMENT

[Provided Separately]

AXEL JOHNSON SUBORDINATED NOTE

This Note has not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred in the absence of such registration or an exemption therefrom under such Act. Furthermore, this Note may not be sold or otherwise transferred other than in compliance with Section 1.4 of this Note.

This Note is, to the extent expressly described herein, subordinated to the prior payment and satisfaction of all Senior Indebtedness, as defined herein. [This Note is in satisfaction of the principal of that certain Note dated                      with a maturity date of                      in the amount of                      ($        ). That Note is hereby deemed to be fully matured and satisfied, and no further payment obligation exists with respect to the principal thereof.]

[SPRAGUE ENTITY]

U.S. $[ ]	[ , 201 ]

FOR VALUE RECEIVED, the undersigned [Sprague Entity] (the “Company”) hereby promises to pay to [Name of Axel Johnson Affiliate], a [jurisdiction of formation] [entity type] (in such capacity as payee, the “Investor”), or its registered assigns (collectively, the “Noteholder”), at the Company’s principal office, or at such other place as the Noteholder shall from time to time have designated to the Company in writing, on [                 , 201  ] (the “Maturity Date”), [                    ] United States Dollars (U.S. $[        ]). Interest will accrue daily (computed on the basis of a 360-day year) on the principal amount hereof from time to time unpaid to and including the maturity hereof at a rate per annum equal to [    ]%. Interest shall be payable in arrears on [                    ], [                    ], [                    ] and [                    ], commencing on [                 , 201  ], on the date of any prepayment of this Note (in whole or in part), and at maturity, whether by acceleration or otherwise. Interest payable after maturity of this Note (by acceleration or otherwise) shall be payable upon demand.

1.	PAYMENT PROVISIONS.

The Company covenants that so long as this Note is outstanding:

1.1. Payment at Maturity of Note. Subject to the restrictions contained in the Credit Agreement and in Section 3 below, on the Maturity Date, or on any accelerated maturity of this Note, the Company will pay the entire principal amount of this Note then outstanding, together with all accrued and unpaid interest hereon.

1.2. Voluntary Prepayments. Subject to the restrictions contained in the Credit Agreement and in Section 3 below, the Company may at any time and from time to time prepay all or any part of the principal amount of this Note, without premium or penalty. Upon each prepayment of this Note, in whole or in part, the Company will pay to the Noteholder the principal amount to be prepaid and any unpaid interest accrued thereon to the prepayment date. From and after the date such payment is actually made, interest on the principal amount so prepaid shall cease to accrue.

1.3. Manner and Time of Payment. All payments made by the Company pursuant to this Note shall be made without defense, set off or counterclaim, in same day funds and delivered to the holder of this Note not later than Noon (New York time) on the date such payment is due, with such payment to be made in the same manner as that provided for payment of interest herein; provided that funds received by such holders after Noon (New York time) shall be deemed to have been paid by the Company on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such additional period shall be included in the computation of the payment of interest hereunder.

1.4. Transfer.

(a) Transfer of Note. The Noteholder shall have the right to sell, assign, transfer or negotiate all or part of this Note to one or more of its Axel Johnson Affiliates. In the case of any sale, assignment, transfer or negotiation of all or part of this Note authorized under this Section 1.4, the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were the Noteholder with respect to such Note or the loans evidenced thereby.

(b) Registration of Transfer. The Company shall keep at its principal office a register in which the Company shall provide for the registration of this Note and for the transfer of the same. Upon surrender for registration of transfer of this Note at the principal office of the Company, the Company shall, at its expense, promptly execute and deliver one or more new Notes of like tenor and of a like principal amount, registered in the name of such transferee or transferees and, in the case of a transfer in part, a new Note in the appropriate amount registered in the name of such transferor.

(c) Transferee. In connection with any sale, assignment or transfer of this Note, the transferor shall give notice to the Company and the Administrative Agent of the identity of the transferee.

2.	EVENTS OF DEFAULT.

If one or more of the following events (herein referred to as “Events of Default”) shall occur and be continuing:

2.1. Payment Default. The Company shall fail to pay (i) any principal of this Note when the same becomes due and payable, whether upon maturity, prepayment, acceleration or otherwise or (ii) any interest on this Note, for a period of ten days after the same shall become due and payable or (iii) any other amount due hereunder within 30 days after demand therefore.

2.2. Bankruptcy, etc. The Company or any of its Subsidiaries (each, an “Obligor”) shall: (a) commence a voluntary case under the Bankruptcy Code or authorize, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case; (b) (i) have filed against it a petition commencing an involuntary case under the Bankruptcy Code that shall not have been dismissed within 90 days after the date on which such petition is filed, or (ii) file an answer or other pleading within such 90-day period admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided, or (iii) have entered against it an order for relief in any involuntary case commenced under the Bankruptcy Code; (c) seek relief as a debtor under any applicable law, other than the Bankruptcy Code, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief; (d) have entered against it an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation or reorganization as a debtor or any modification or alteration of the rights of its creditors or (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial portion of its property; or (e) make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint, or consent to the appointment of, or suffer to exist a receiver or other custodian for, all or a substantial portion of its property, then, (i) upon the occurrence of any Event of Default described in Section 2.2 with respect to the Company, the unpaid principal amount of this Note, together with accrued interest thereon, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, and (ii) upon the occurrence of any other Event of Default the Noteholder may, upon prior written notice to the Administrative Agent (if the Credit Agreement is then still in effect), and upon written notice to the Company, declare this Note to be due and payable, whereupon the principal amount of this Note, together with accrued interest thereon, shall automatically become immediately due and payable, without any other notice of any kind, and without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company; provided, however, that the acceleration of principal and interest with respect to this Note and the exercise of judicial and foreclosure remedies shall be subject to the restrictions in Section 3 below.

3.	SUBORDINATION

3.1. Obligations Subordinate to Senior Indebtedness. The Company covenants and agrees, and the Noteholder by its acceptance of this Note, likewise covenants and agrees, that this Note shall be subject to the provisions of this Section 3; and the Noteholder, whether a holder upon original issue or upon transfer, assignment or exchange of this Note, accepts and agrees (i) that the payment of all Note Obligations shall be subordinated and junior in right of payment to the prior payment in full of all of the Senior Indebtedness from time to time outstanding, and the Note Obligations are subordinated as a claim against the Company, any other Obligor, any guarantor of the Senior Indebtedness or any of their respective assets to the prior payment in full of the Senior Indebtedness, in each case, to the extent and in the manner hereinafter set forth and whether such claim is (a) in the ordinary course of business or (b) in the event of any Bankruptcy Event, (ii) that the subordination is for the benefit of, and shall be enforceable directly by, each holder of such Senior Indebtedness, and (iii) that each holder of such Senior Indebtedness, whether now outstanding or hereafter created, assumed or guaranteed, shall be deemed to have acquired its Senior Indebtedness in reliance upon the covenants and provisions contained in this Note including, without limitation, this Section 3.

3.2. Payment Over of Proceeds Upon Bankruptcy Event. In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, adjustment, composition or other similar case or proceeding in connection therewith, relative to the Company or any other Obligor or to their respective creditors, as such, or to their respective assets, or (ii) any liquidation, dissolution or other winding up of the Company or any other Obligor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company or any other Obligor (collectively, “Bankruptcy Events”), then and in any such event:

(a) All obligations due or to become due under or with respect to all Senior Indebtedness in such proceeding shall be paid in full, in cash, or payment thereof in a form and manner satisfactory to the holders of Senior Indebtedness then outstanding shall have been provided for, before the Noteholder is entitled to receive any payment or distribution, whether in cash, securities or other property, on account of the Note Obligations;

(b) Any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the Noteholder would be entitled but for the provisions of this Section 3, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Note Obligations shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the Administrative Agent, for the benefit of the holders of the Senior Indebtedness, or its representative, ratably according to the aggregate amounts remaining unpaid on account of the principal of, and interest on, such Senior Indebtedness held or represented by each, for application to the Senior Indebtedness to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid;

(c) In the event that, notwithstanding the foregoing provisions of this Section 3.2, the Noteholder shall have received after any such Bankruptcy Event any such payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of any other Indebtedness being subordinated to the payment of the Note Obligations before all such Senior Indebtedness is paid in full or payment thereof provided for in a form and manner satisfactory to the holders of Senior Indebtedness, then and in such event such payment or distribution shall be segregated and held in trust by the Noteholder for the benefit of the holders of the Senior Indebtedness, and shall forthwith be paid over and delivered (together with any necessary endorsements) directly to the Administrative Agent, for the benefit of the holders of such Senior Indebtedness, or its representative, ratably according to the aggregate amounts remaining unpaid on account of the principal of, and interest on, such Senior Indebtedness held or represented by each, for application to the Senior Indebtedness to the extent necessary to pay all such Senior Indebtedness in full; and

(d) The Administrative Agent, on behalf of the holders of the Senior Indebtedness, shall have the right to request the Noteholder to file and, in the event the Noteholder fails to do so within 10 days prior to any deadline fixed in such proceeding for the filing of such a claim, is hereby authorized to file a proof of claim in the form required in any Bankruptcy Event for and on behalf of the Noteholder, to accept and receive any payment or distribution which may be payable or deliverable at any time upon or in respect of the Note Obligations in an amount not in excess of the Senior Indebtedness then outstanding, including without limitation all interest and Post Petition Interest with respect thereto, and to take such other action as may be reasonably necessary to effectuate the foregoing. In any proceedings with respect to any Bankruptcy Event, the Noteholder irrevocably authorizes the Administrative Agent, on behalf of the holders of the Senior Indebtedness: (a) to vote claims comprising any Note Obligations and to accept or reject on behalf of the Noteholder any plan proposed in connection with any such Bankruptcy Event; (b) to accept and execute receipts for any payment or distribution made with respect to any such Note Obligations and to apply such payment or distribution to the payment of the Senior

Indebtedness; and (c) to take any action and to execute any instruments necessary to effectuate the foregoing, either in the name of the Administrative Agent or in the name of the Noteholder as the attorney-in-fact of the Noteholder. The Noteholder shall provide to the Administrative Agent all information and documents reasonably necessary to present such claims or seek enforcement as aforesaid.

3.3. Restricted Payments.

(a) Notwithstanding any other provision of this Note, the Company will not make, and the Noteholder will not accept or receive, any payment of any Note Obligations, whether in cash, securities or other property or by way of conversion, exchange or set-off or otherwise, and no such payment shall become due; provided, however, that the Company may make any payment of Note Obligations, and the Noteholder may accept any such payment, if at the time of such payment and after giving effect thereto, no “Default” or “Event of Default” (each as defined and used in the Credit Agreement) has occurred and is continuing and the Company is in compliance with the covenants set forth in Section 8.1 of the Credit Agreement calculated on a Pro Forma Basis.

(b) In the event that any payment shall be received by the Noteholder which is prohibited by the foregoing provisions of this Section 3.3, then in such event such payment shall be segregated and held in trust by the Noteholder for the benefit of the holders of Senior Indebtedness, and shall forthwith be paid over and delivered (together with any necessary endorsements) directly to the Administrative Agent or its representative, for the benefit of holders of the Senior Indebtedness, ratably according to the aggregate amounts remaining unpaid on account of the principal of, and interest on, such Senior Indebtedness held or represented by each, for application to the Senior Indebtedness to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness. The provisions of this Section 3.3 shall not apply to any payment with respect to which Section 3.2 would be applicable.

3.4. Manner of Exercise.

(a) Subject to the provisions of the Credit Agreement and the other Loan Documents, the Administrative Agent may take any actions to enforce Obligations under the Senior Indebtedness:

(i)	in any manner in its sole discretion in compliance with applicable law;

(ii)	without consultation with the Noteholder;

(iii)	regardless of whether a proceeding during a Bankruptcy Event has been commenced; and

(iv)	regardless of whether such exercise is adverse to the interest of the Noteholder.

(b) The rights of the Administrative Agent to enforce any provision of this Note will not be prejudiced or impaired by:

(i)	any act or failure to act of the Company; or

(ii)	noncompliance by any Person other than the Administrative Agent with any provision of this Note,

regardless of any knowledge thereof that the Administrative Agent may have or otherwise be charged with.

(c) The Noteholder, in such capacity, will not contest, protest or object to, or take any action to hinder, and it waives any and all claims with respect to, any action taken by the Administrative Agent to enforce Obligations under the Senior Indebtedness.

3.5. Remedies Standstill. Without the Administrative Agent’s prior written consent, the Noteholder shall not institute judicial or foreclosure proceedings to enforce any Note Obligations and the Noteholder shall not commence or join with any other creditor of the Obligors in commencing any proceeding against the Obligors seeking to effect an involuntary bankruptcy, receivership or similar arrangement until the acceleration of maturity of the Senior Indebtedness.

3.6. Restrictions on Acceleration. Notwithstanding any contrary provision of this Note, any Note Obligations or any Note Agreement, (a) no Note Obligations (other than payments permitted by Section 3.3(a)) shall become or be declared to be due and payable prior to the date on which the Senior Indebtedness becomes or is declared to be due and payable and (b) if any Senior Indebtedness shall have become or been declared to be due and payable prior to its stated maturity, the Note Obligations shall become immediately due and payable.

3.7. Subrogation to Rights of Holders of Senior Indebtedness. If the Noteholder pays or distributes cash, property or other assets to the Administrative Agent or another holder of Senior Indebtedness, the Noteholder will be subrogated to the rights of the Administrative Agent and/or such other holder of Senior Indebtedness, as applicable, with respect to the value of such payment or distributions; provided, that the Noteholder agrees not to assert or enforce any such rights of subrogation it may acquire as a result of any such payment or distribution until the payment in full of all Senior Indebtedness. For purposes of such subrogation, no payments or distributions to the holders of such Senior Indebtedness of any cash, property or securities to which the Noteholder would be entitled except for the provisions of this Section 3, and no payments over pursuant to the provisions of this Section 3 to the Administrative Agent, for the benefit of the holders of such Senior Indebtedness, by the Noteholder shall, as among the Company, its creditors (other than holders of such Senior Indebtedness) and the Noteholder, be deemed to be a payment or distribution by the Company to or on account of such Senior Indebtedness.

3.8. Provisions Solely to Define Relative Rights. The provisions of this Section 3 are and are intended solely for the purpose of defining the relative rights of the Noteholder on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Section 3 or elsewhere in this Note is intended to or shall (a) impair, as among the Company, its creditors (other than holders of Senior Indebtedness) and the Noteholder, the obligation of the Company, which is absolute and unconditional, to pay to the Noteholder the principal of, and interest on, and any other amount payable by the Company hereunder as and when the same shall become due and payable in accordance with its terms; or (b) affect the relative rights against the Company of the Noteholder and its creditors (other than the holders of Senior Indebtedness); or (c) except to the extent provided in Section 3.5 and 3.6 above, prevent the Noteholder from accelerating this Note and exercising all other remedies otherwise permitted by applicable law upon default under this Note, in each case subject to the notice requirements provided in Section 2 hereof, and to the rights, if any, under this Section 3 of the holders of Senior Indebtedness with respect to the turnover of assets received upon the exercise of any such remedy.

3.9. No Waiver of Subordination Provisions. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof any such holder may have or be otherwise charged with. Without in any way limiting the generality of the foregoing, the holders of Senior Indebtedness may at any time and from time to time, without the consent of or notice to the Noteholder, without incurring responsibility to the Noteholder and without impairing or releasing the subordination provided in this Section 3 or the obligations hereunder of the Noteholder to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) take security in any form for the Senior Indebtedness; (iv) release any Person liable in any manner for the collection of Senior Indebtedness; and (v) exercise or refrain from exercising or waiving any rights, powers or remedies against the Company or any other Person.

3.10. Reinstatement. The provisions of this Note shall continue to be effective or be reinstated, as the case may be, if at any time, upon the occurrence of a Bankruptcy Event or otherwise, any payment of any of the Senior Indebtedness is rescinded, invalidated, avoided, declared to be fraudulent or preferential, set aside or must otherwise be returned by any holder of Senior Indebtedness (a “Recovery”), all as though such payment had not been made. If the provisions of this Note are terminated prior to any such Recovery, the provisions of this Note will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from the date of reinstatement. Upon any such reinstatement, the Noteholder will deliver to the Administrative Agent any proceeds or other payments made by Company between the purported payment in full of the Senior Indebtedness and their reinstatement in accordance with this Section 3. The Noteholder may not benefit from any Recovery, and any distribution made to it as a result of any Recovery will be paid over to the Administrative Agent for application to the Senior Indebtedness in accordance with this Section 3.

3.11. Amendment. The subordination provisions of this Section 3 are solely for the benefit of the holders of the Senior Indebtedness and may not be rescinded, canceled, amended or modified in any way without the prior written consent of the Required Lenders to be affected by such rescission, cancellation, amendment or modification.

3.12. Refinancing. If the Company issues other indebtedness in exchange or replacement for the Senior Indebtedness, in whole or in part (a “Refinancing”), then the Senior Indebtedness will automatically be deemed not to have been discharged or paid in full for all purposes of this Section 3. Upon Noteholder’s receipt of a notice stating that the Company has entered into a new loan or credit document with respect to a Refinancing and identifying the new agent thereunder (the “New Agent”),

(a) the indebtedness and obligations under such new credit or loan documents will be treated as Senior Indebtedness for all purposes under this Note; and

(b) the New Agent under such new credit or loan documents will be Administrative Agent for all purposes under this Note.

3.13. Remedies. The Administrative Agent, on behalf of the holders of Senior Indebtedness, shall be entitled to enforce their rights under this Section 3 specifically, to recover damages by reason of any breach of any provision of this Section 3 and to exercise all other rights existing in their favor. The Noteholder and the Company each acknowledges and agrees that money damages may not be an adequate remedy for any breach of the provisions of this Section 3 and that the Administrative Agent, on behalf of holders of Senior Indebtedness, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violation of the provisions of this Section 3.

3.14. No Collateral. The Obligors shall not grant, and the Noteholder shall not demand, accept or receive, any collateral, direct or indirect, for any Note Obligation.

3.15. Payment in Full. For the purposes of this Note, no Senior Indebtedness shall be deemed to have been paid in full unless the holder thereof shall have received immediately available cash equal to the amount thereof then outstanding, all commitments to extend credit that would be Senior Indebtedness have been irrevocably terminated or have expired and the termination or cash collateralization of all letters of credit that, if drawn upon, would constitute Senior Indebtedness; provided, however, that if the holders of the Senior Indebtedness are required by reason of a judgment or order of any court or administrative authority having competent jurisdiction to repay any amounts or property received by the Administrative Agent, on behalf of the holder of the Senior Indebtedness, or the holders of the Senior Indebtedness, on account of the Obligations, and the Administrative Agent, on behalf of the holders of the Senior Indebtedness, or the holders of the Senior Indebtedness, repay or return such amounts or property, then the subordination provisions of this Note shall be reinstated retroactively with respect to the amounts so repaid or property so returned as if such amounts or property had never been received by the Administrative Agent, on behalf of the holder of the Senior Indebtedness, or the holders of the Senior Indebtedness notwithstanding any termination thereof or the cancellation of any instrument or agreement evidencing any of the Obligations.

3.16. Effectiveness during Bankruptcy Event Proceedings. The provisions of this Section 3, which the parties hereto expressly acknowledge constitute a “subordination agreement” under section 510(a) of the Bankruptcy Code, will be effective before, during and after the commencement of proceedings under a Bankruptcy Event. All references in this Note to the Company will include such Person as a debtor-in-possession and any receiver or trustee for such Person in any proceedings during a Bankruptcy Event.

3.17 Acknowledgment. The Company acknowledges that the Investor has executed that certain Acknowledgment and Agreement, dated as of October [    ], 2013, pursuant to which the Investor has acknowledged and agreed to the provisions of this Section 3, and the Company shall use its best efforts to cause any additional Noteholder to execute an Acknowledgment and Agreement in the form of Exhibit A attached hereto.

4.	DEFINITIONS.

Capitalized terms defined in the Credit Agreement and not otherwise defined in this Note shall have the meanings provided in the Credit Agreement. The following terms used in this Note shall have the following meanings:

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Credit Agreement, together with any successors or assigns thereof.

“Bankruptcy Code” means Title 11 of the United States Code and any successor statute.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York, New York, are authorized or required by law or other governmental action to close.

“Credit Agreement” shall mean the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, extended, renewed, increased, supplemented, refinanced, replaced or otherwise modified and in effect from time to time), among Sprague Operating Resources LLC, as Borrower, the lenders from time to time party thereto, the Administrative Agent and the other agents parties thereto.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Note Agreement” means any agreement pursuant to which this Note was issued and any other present or future agreement or instrument from time to time entered into among the Company or any other Obligor relating to, amending or modifying such agreement referred to above, each as from time to time in effect.

“Note Obligations” mean any and all obligations of the Company under this Note or under any Note Agreement with respect to this Note, including without limitation the obligation to pay principal, interest, expenses, attorneys’ fees and disbursements, indemnities and other amounts payable thereunder or in connection therewith or related thereto.

“Obligations” has the meaning ascribed thereto in the Credit Agreement.

“Post Petition Interest” means interest accruing in respect of Senior Indebtedness after any Bankruptcy Event at the rate applicable to such Senior Indebtedness pursuant to the Credit Agreement, whether or not such interest is allowed as a claim enforceable against the Company or any other Loan Party in a bankruptcy case under the Bankruptcy Code, and any other interest that would have accrued but for the occurrence of such Bankruptcy Event.

“Senior Indebtedness” means the Obligations and any other amounts owing to the Administrative Agent or the Lenders (as defined in the Credit Agreement) pursuant to the Credit Agreement or any other Loan Document and all interest, including without limitation Post Petition Interest, with respect to the Obligations and such other amounts.

5.	GENERAL

5.1. Amendments and Waivers. Subject to the restrictions set forth in Section 3.11, any provision of this Note may be amended, modified, terminated or waived only with the written consent of the Noteholder, the Administrative Agent and the Company. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 5.1 shall be binding upon the Noteholder at the time outstanding and each future holder thereof.

5.2. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

5.3. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be sent by facsimile, overnight courier, registered mail or certified mail. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, as applicable, (a) upon confirmation of facsimile, (b) one business day following the date sent when sent by overnight delivery or (c) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to the Company, to:

[Sprague Entity]

Two International Drive

Suite 200

Portsmouth, New Hampshire 03801

Attention: Paul Scoff, Esq.

Fax: (603) 430-5324

If to the Noteholder, to:

[Name of Axel Johnson Affiliate]

[Address of Axel Johnson Affiliate]

Attention: [                    ]

Telephone: [                    ]

Fax: [                    ]

If to the Administrative Agent, to:

JPMorgan Chase Bank, N.A.

277 Park Avenue, 22nd Floor

New York, New York 10172

Attention: Dan Bueno

Notwithstanding the foregoing, the Company or the Noteholder may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, telex, ordinary mail, or electronic mail); provided, however, that no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. The Company and the Noteholder may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

5.4. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Noteholder in the exercise of any power, right or privilege hereunder or under this Note shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Note are cumulative to and not exclusive of, any rights or remedies otherwise available.

5.5. Severability. In the event that any provision of this Note would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted by applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions of this Note are severable, and in the event any provision of this Note should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision of this Note.

5.6. Headings. The headings contained in this Note are inserted only as a matter of convenience and for reference only and in no way define, limit or describe the scope or intent of this Note.

5.7. Governing Law, etc. This Note shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the Borough of Manhattan for any actions, suits or proceedings arising out of or relating to this Note and the transactions contemplated hereby, and each of the parties hereto agrees not to commence any action, suit or proceeding relating hereto or thereto except in such courts. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Note or the transactions contemplated hereby or thereby, in the courts of the State of New York or the United States of America located in the Borough of Manhattan, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. In any action or suit to enforce any right or remedy under this Note or to interpret any provision of this Note, the prevailing party shall be entitled to recover its costs, including reasonable attorneys’ fees.

5.8. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS NOTE OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

5.9. Delivery. Delivery of an executed signature page of this Note by facsimile transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the executed copies of this Note shall be lodged with the Borrower and the Administrative Agent.

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The undersigned has caused this Note to be executed by its duly authorized officer as of the date first written above.

[SPRAGUE ENTITY]

By:
Name:
Title:

EXHIBIT A

ACKNOWLEDGMENT AND AGREEMENT

Reference is made to that certain Credit Agreement, dated as of October [    ], 2013 (as amended, restated, extended, renewed, increased, supplemented, refinanced, replaced or otherwise modified and in effect from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, as borrower (the “Borrower”), the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents parties thereto. Capitalized terms used herein not otherwise defined shall have the meaning ascribed thereto in the Credit Agreement.

The undersigned, [Name of Axel Johnson Affiliate] (the “Noteholder”), hereby acknowledges and agrees to the subordination provisions of Section 3 of each note or instrument entered into by any of the Loan Parties with respect to any Axel Johnson Subordinated Indebtedness. Further, the Noteholder shall cause each successor or assign of any of the Noteholder’s rights or obligations under any such note or instrument to execute an acknowledgment and agreement on substantially the form hereof.

This Acknowledgment and Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Acknowledgment and Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Acknowledgment and Agreement by telecopy or electronic transmission (in .pdf format) shall be effective as delivery of a manually executed counterpart of this Acknowledgment and Agreement. THIS ACKNOWLEDGMENT AND AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

The terms set forth in this Acknowledgment and Agreement are hereby agreed to:

[NAME OF AXEL JOHNSON AFFILIATE]

By:
Name:
Title:

ACKNOWLEDGED:

SPRAGUE OPERATING RESOURCES LLC

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit I

to Credit Agreement

RISK MANAGEMENT POLICY

[Provided Separately]

Sprague Operating Resources LLC

Risk Management Policy

December 5, 2011

- This information is confidential and proprietary to Sprague Operating

Resources LLC

Sprague Operating Resources LLC Risk Management Policy

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TABLE OF CONTENTS

1.	RISK MANAGEMENT PHILOSOPHY, OBJECTIVES AND PROCESS			4

	1.1	OVERVIEW		4
	1.2	RISK MANAGEMENT PHILOSOPHY		5
	1.3	RISK MANAGEMENT OBJECTIVES AND PROCESS		5

2.	ORGANIZATIONAL STRUCTURE ROLES AND RESPONSIBILITIES			7

2.1		OVERVIEW		7
2.2		BOARD OF DIRECTORS		7
2.3		RISK MANAGEMENT COMMITTEE		8
2.4		CHIEF RISK OFFICER		9
2.5		QUANTITATIVE ANALYSIS		10
2.6		CREDIT RISK		11
2.7		MIDDLE OFFICE		11
2.8		CONTRACT ADMINISTRATION		12
2.9		SUPPLY / TRADING AND MARKETING		13
		2.9.1	Front Office	13
		2.9.2	Trading and Marketing Officers	13
		2.9.3	Pricing	13
		2.9.4	Trading Leaders	14
		2.9.5	Traders	14
		2.9.6	Market Leaders	15
		2.9.7	Marketers	15
	2.10	SUPPORT FUNCTIONS		16
		2.10.1	Back Office	16
		2.10.2	Operations Accounting	16
		2.10.3	Information Technology	16
		2.10.4	Legal	17
		2.10.5	Tax	18
		2.10.6	Internal Audit	18

3.	COMPLIANCE AND ENFORCEMENT			19

	3.1	REPORTING INCIDENTS OF NON-COMPLIANCE		19
	3.2	SANCTIONS		19
		3.2.1	Examples of Sanctions	20
		3.2.2	Fraud or Willful Acts of Misrepresentation	20

4.	VALUATION, RISK MEASUREMENT AND CONTROL			22

4.1		VALUATION FREQUENCY		22
4.2		VALUATION DATA SOURCES		22
4.3		VALUATION RESERVES		22
4.4		PORTFOLIO DEFINITIONS		22
4.5		MARKET RISK LIMITS		24
4.6		POSITION LIMITS		25
4.7		STOP LOSS LIMITS		28
4.8		VALUE AT RISK LIMITS		28
4.9		CREDIT LIMITS		28

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5.	CREDIT RISK			29

6.	CONTROL PROCESSES			30
		6.1	MANAGEMENT REPORTING	30
		6.2	OFF-PREMISES / AFTER HOURS TRANSACTIONS	30
		6.3	CONFIRMATIONS	30
		6.4	PERSONAL ACCOUNTS	30
		6.5	CONTRACT SIGNATURE AUTHORIZATION	30

7.	PROCESSES FOR NEW PRODUCTS, NON-STANDARD TRANSACTIONS, AND ELECTRONIC TRADING SYSTEMS			32

	7.1	NEW PRODUCT		32
		7.1.1	Definition of New Product	32
		7.1.2	New Product Objectives	32
		7.1.3	New Product Approval Process	33
	7.2	NON-STANDARD TRANSACTION		34
		7.2.1	Definition of Non-Standard Transaction	34
		7.2.2	Non-Standard Transaction Approval Process	35
		7.2.3	Electronic Trading Systems	36

EXHIBIT 1 — APPROVED PRODUCTS LIST				38

EXHIBIT 1 — APPROVED PRODUCTS LIST (CONT.)				39

EXHIBIT 2 — PRODUCT DEFINITIONS				40

EXHIBIT 2 — PRODUCT DEFINITIONS (CONT.)				41

EXHIBIT 2 — PRODUCT DEFINITIONS (CONT.)				42

EXHIBIT 3 — MARKET RISK LIMIT STRUCTURE				43

EXHIBIT 4 — SAMPLE NEW PRODUCT APPROVAL FORM				44

EXHIBIT 4 — SAMPLE NEW PRODUCT APPROVAL FORM (CONT.)				45

EXHIBIT 5 — EMPLOYEE CONFIRMATION				46

EXHIBIT 6 — MANAGEMENT REPORTS & CONTROL PROCESSES				47

EXHIBIT 6 — MANAGEMENT REPORTS & CONTROL PROCESSES (CONT.)				48

ATTACHMENT 1 — SPRAGUE RISK MANAGEMENT ORGANIZATION				49

ATTACHMENT 2 — APPROVED PHYSICAL OIL PRODUCTS				50

ATTACHMENT 3 — AUTHORIZED OIL TRADERS AND INSTRUMENTS LIST				61

ATTACHMENT 4 — AUTHORIZED NAT GAS TRADERS AND INSTRUMENTS LIST				66

ATTACHMENT 5 — APPROVED MATERIALS HANDLING PRODUCTS				70

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I. RISK MANAGEMENT PHILOSOPHY, OBJECTIVES AND PROCESS

1.1	Overview

Sprague Operating Resources LLC (“Sprague” or “the Company”) is a Delaware limited liability company engaged in the purchase, storage, distribution and sale of refined petroleum products, and natural gas and also provides storage and handling services for a broad range of materials. We are one of the largest independent wholesale distributors of refined products in the Northeast United States based on aggregate terminal capacity. We own and/or operate a large network of 15 refined products and materials handling terminals strategically located throughout the Northeast. We also have access to approximately 50 third-party terminals in the Northeast through which we sell or distribute refined products.

Sprague operates its business and reports results under three business segments: refined products, natural gas and materials handling. The refined products segment purchases a variety of refined products, such as heating oil, diesel fuel, residual fuel oil, kerosene, jet fuel and gasoline (primarily from refining companies, trading organizations and producers) and sells them to our customers. The wholesale customers resell the refined products we sell to them and commercial customers consume the refined products we sell to them. The wholesale customers consist largely of home heating oil retailers and diesel fuel and gasoline resellers. The commercial customers include federal and state agencies, municipalities, regional transit authorities, large industrial companies, hospitals and educational institutions. Although for internal purposes Sprague separates its refined products and natural gas businesses into smaller components (e.g. Supply and Marketing), it consolidates results of these groups for reporting purposes.

With respect to its refined products (a.k.a. oil) and natural gas businesses, Sprague enters into a variety of transactions including exchange-traded futures and options contracts and various over-the-counter derivative instruments that may result in physical delivery or are settled financially. In order to manage the risks associated with its core business activities, Sprague has centralized its supply and trading activities into its Portsmouth, NH headquarters.

The Supply and Trading mandate consists of the following:

1.	System Related Activities: Management of commodity supply requirements and commitments (and the associated price risks) arising from the following core business activities:

a.

Refined Products (Oil) Marketing: As indicated, Sprague has an extensive network of refined products terminals along the U.S. East Coast, providing the foundation for its refined products marketing activities. As indicated, in addition to the Sprague-operated terminals, Sprague markets products from a range of 3rd-party facilities. Sprague’s annual Oil Marketing sales are nearly 30 million barrels.

b.	Refined Products (Oil) Supply: The key role of the Oil Supply group is to provide supply to support Sprague’s Oil Marketing system requirements. Included is supply at the facilities owned or operated by Sprague as well as a large number of third-party locations. A significant part of Sprague’s Oil Supply profitability is typically related to meeting system supply requirements, e.g. optimizing the timing of purchases in the physical (a.k.a. cash) markets when oil product basis levels are lower than sales that have been or will be completed by Oil Marketing. In addition, a key focus of Oil Supply is management of the hedges and associated futures / swaps contract rolls associated with the refined products inventory.

c.	Natural Gas Marketing: Sprague’s Natural Gas Marketing business is focused on delivering natural gas to industrial and commercial customers, primarily in the Northeast United States. Marketing obtains its supply exclusively from Sprague’s Natural Gas Supply group and sells natural gas via a range of contract types, including various kinds of forward contracts. Annual Natural Gas Marketing sales are over 50 BCF.

d.	Natural Gas Supply: A primary role for the Natural Gas Supply group is to procure and deliver the supply needed for Marketing’s industrial and commercial customers. All of Natural Gas Marketing’s supply requirements are met by Natural Gas Supply.

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2.	Discretionary Trading: Entering into contracts with the objective of generating profits on or from the exposure to shifts in market prices. In general, this is a limited activity at Sprague, as described below.

a.	Oil Supply: Oil Supply can take discretionary positions, including both physical and financial. These positions are generally based on capitalizing on Sprague’s analysis and assessment of the fundamental supply / demand environment and other pertinent market knowledge leading to a view of the forward market, though are not specifically required to meet system supply requirements.

b.	Natural Gas Supply: In addition to meeting Natural Gas Marketing’s requirements, Natural Gas Supply also sells natural gas to wholesale customers (resellers) as well as to gas utilities and power generation facilities. Natural Gas Supply does not undertake discretionary trading, rather focuses on meeting wholesale supply commitments in a timely and cost effective manner.

1.2	Risk Management Philosophy

It is the general philosophy of Sprague to hedge risks associated with its core business activities. Additionally, Sprague may assume risk within approved limits in order to grow the business and increase earnings. However, taking risks outside of approved limits is not permitted without prior approval of the Risk Management Committee (“RMC”).

1.3	Risk Management Objectives and Process

The objective of the risk management program at Sprague is to identify, measure, monitor, and control Sprague’s major risks (primarily market, credit and operational risk, recognizing that physical operations risks, liquidity risks, and business risks are not explicitly addressed in this policy) on a timely basis to better manage the business, thereby optimizing the Company’s financial performance. See Section 2.3 for definitions of the major risks.

Managing of these risks is achieved through determination of the Company’s financial objectives and risk tolerance, optimal allocation of risk capital to the Company’s business activities, an appropriate system of internal control systems and processes and the prudent actions of Sprague’s management, traders and staff.

Sprague’s Risk Management Policy and related documents i.e., policies, procedures, model documentation, etc. (collectively the “Risk Management and Control Documents”) establish standards for monitoring and controlling the financial risks associated with Sprague’s core businesses. The policy includes controls associated with asset optimization, hedging, marketing and discretionary trading activities. These documents codify Sprague’s control practices and therefore reduce the likelihood of sustaining material unanticipated losses. It is expected that the policy will be updated as necessary based on developments either within or outside the company. This Policy does not constitute a contract or agreement with employees or contract workers and may be modified or withdrawn at any time at the Risk Management Committee’s sole discretion, consistent with any obligations contained in Sprague’s credit facility.

The risk management process includes the following key elements:

A.	Identifying risks;

B.	Measuring and assessing risks;

C.	Establishing risk limits and guidelines;

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D.	Executing transactions and strategies properly, consistent with Sprague’s risk tolerance;

E.	Recording positions and processing transactions properly;

F.	Validating policies, guidelines, procedures, methodologies, and models on an ongoing basis; and

G.	Monitoring performance against approved limits and targets.

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2. ORGANIZATIONAL STRUCTURE ROLES AND RESPONSIBILITIES

2.1	Overview

In accordance with prevailing industry practice, lines of authority and responsibility for managing and controlling risk for trading, commercial and operations are clearly delineated. In particular, the appropriate separation between the transacting, risk monitoring/reporting and settlement/accounting functions is maintained through a three-office structure (front, middle and back offices). In addition, the Risk Analysis and Control function (“Middle Office”) will report and monitor exposures and limits independent of the commercial business functions. It is the responsibility of senior management and the RMC to ensure that appropriate segregation of duties is maintained in the context of organizational changes.

Risk monitoring of operational, health, safety and environmental matters is divided between operational line management, senior management of Sprague and the Legal Department.

Risk management and internal control are the responsibility of all Company personnel. An essential element of a strong risk control framework is the recognition by all employees of the need to carry out their responsibilities effectively and to communicate to the appropriate level of management any problems in operations, instances of non-compliance, or other violations. As it relates to Sprague’s transacting activities, prohibited activities include, but are not limited to the following:

A.	Wash sales[2], roundtrip trades, offsetting transactions, or transactions that attempt to artificially inflate volume or revenue;

B.	Transactions or strategies specifically prohibited by the various regulatory agencies having jurisdiction over our business.

Any employee that becomes aware of such behavior or is contacted by a third party and requested to engage in such behavior should report such incidents in accordance with Section 3.1 of this Policy.

2.2	Board of Directors

The Axel Johnson, Inc. (“AJI”) Board of Directors (“Board of Directors”) is ultimately responsible for overseeing all activities of Sprague. In the context of risk management oversight, this body will define the risk tolerance (overall limits) of the Company and ensure that appropriate systems, processes and internal controls are in place to measure, monitor and manage the Company’s risk exposure, in particular market, credit and operational risk.

The Board of Directors has in turn delegated authority and responsibility to the Risk Management Committee and certain Officers of the Company for the bulk of the risk oversight function (see section 2.3). Changes in the overall risk exposure limits (e.g., VaR, stop loss, outright positions) and maximum credit limits must still be approved by the Board of Directors. Note that although discussions and communication with the Board of Directors is referenced in this policy, the common approach will be for Sprague to conduct the direct communication with Axel Johnson, Inc. President or designee. Subsequent communication with other Board of Directors members will be either done directly or managed by the AJI President.

[1]

This document refers to specific positions and titles currently in place within Sprague. If the titles change due to factors such as promotions or changes in scope, the title changes would not affect the defined roles, responsibilities, etc.

[2]	FERC defines such transactions as those involving the intentional and simultaneous purchase and sale of an energy product to another company at the same price at the same delivery point

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2.3	Risk Management Committee

The Risk Management Committee (“RMC”) maintains general oversight of all risk taking and risk management activities of the Company, including:

•

Market risk related to commodity prices, foreign exchange rates and interest rates. The primary component of this risk for Sprague is the exposure to commodity price volatility and the potential for financial losses;

•	Credit risk. This risk reflects the exposure to credit quality of Sprague’s counterparties and the potential for non-performance of their obligations;

•

Physical operations risk. This risk reflects the range of exposures that are associated with Sprague’s physical operations, primarily within terminals and trucking. Key exposures include health, safety, and environmental areas as well as the risks associated with not meeting customer obligations;

•	Operational risk. This risk refers to having inadequate systems and control processes as well as explicit items such as fraud and human error;

•

Liquidity risk. This is essentially a financial risk due to uncertain liquidity, e.g., if cash outflows are too large relative to cash inflows and available credit lines. Liquidity issues can also occur due to significant ownership of assets with low liquidity; and

•	Business risk. This reflects the range of standard risks of operating a business, including factors such as uncertainty in product demand, legal risk, and regulatory risk.

The RMC has authority and responsibility for:

•	Monitoring all risk taking and risk management activities of the Company;

•	Ensuring development and communication of appropriate Risk Management and Control Policies and ensuring that such documents are updated periodically, as needed;

•	Ensuring that Risk Management and Control Documents are adhered to;

•	Ensuring that appropriate internal control processes are established and adhered to;

•	Reviewing and approving new products, trading instruments and entry into new markets;

•	Reviewing and approving proposed interest rate risk management strategy, e.g. proportion of fixed and floating instruments;

•

Monitoring adequacy of staffing of resources devoted to commercial and risk management activities and ensuring that clear lines of authority and responsibility exist for assessing, measuring, and managing risks;

•	Curtailing or suspending trading activities, if necessary due to out of compliance actions, processes or results;

•	Ensuring that RMC actions and decisions are properly documented and acted upon in a timely manner;

•	Ensuring the development of appropriate systems for recording, monitoring and reporting the results of trading and exposure management activities; and

•	Reviewing and approving all changes to the Risk Management Policy, with the following exceptions.

RMC changes requiring approval of the Board of Directors:

•	Overall risk exposure limits (e.g., VaR, stop loss, outright positions); and

•	Maximum credit limits.

The Sprague Operating Resources LLC President and CEO is authorized to appoint a Chairperson and a Secretary to the Risk Management Committee to be confirmed by the Board of Directors. The current makeup of the RMC is as follows:

•	President and CEO (committee chairperson);

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•	Chief Operating Officer / Chief Financial Officer (committee vice-chairperson);

•	General Counsel (committee secretary);

•	VP, Oil Trading, Pricing and Customer Service

•	VP, Sales

•	VP, Operations,

•	VP and Chief Information Officer; and

•	Chief Risk Officer.

Other participants can be invited for particular meetings depending on the planned topics. Potential participants include employees with direct responsibility for key elements of risk within the Company such as the VP Oil Trading, VP Natural Gas, and Managing Director(s) Sales. In addition, the AJI President and CEO is expected to be a frequent participant, depending on scheduling constraints and the planned discussion topics.

The RMC is expected to meet approximately bi-monthly, or more frequently as needed. A meeting may be conducted in person or via conference call. Five RMC members or their designees must be present in order to constitute a quorum. The members required to be present in order to constitute a quorum are:

•	Chief Risk Officer (CRO);

•	President and CEO (or designee);

•	Chief Operating Officer / Chief Financial Officer (COO / CFO) [or designee];

•	VP, Oil Trading, Pricing and Customer Service (or designee); and

•	VP, Sales (or designee).

Note that any overlap in the designees is limited to a maximum of two of the five “quorum” members, i.e. a minimum of three of the five members listed above must participate in the bi-monthly meeting either in person or by phone. If there are time sensitive issues that need to be addressed, the CRO can address directly with the President / CEO and/or the COO / CFO outside of the regular meetings. For these discussions other Sprague participants will be included as appropriate.

Agendas for each RMC meeting are determined by its members. At any time, a member has the right to call a meeting by giving advance notice to the other members. A quorum must be present for any business of the RMC to take place. RMC actions may be approved by a positive vote from the Chief Risk Officer along with a simple majority vote of the quorum and shall be recorded in the minutes of the meeting. Minutes will be taken by the Secretary and distributed to Committee members and other appropriate personnel with a copy to be kept on file in the Legal Department. If the General Counsel or a designee is not a participant at the meeting, it is the responsibility of the Chief Risk Officer to take and distribute minutes from the meeting.

2.4	Chief Risk Officer

The Chief Risk Officer assists the RMC in fulfilling its responsibilities and serves management and the Board of Directors through the following risk control responsibilities:

A.	Providing risk management oversight including identifying and classifying material risks facing the company;

B.	Establishing uniform standards within the Company for risk assessment and measurement, including reporting requirements and valuation techniques (excluding valuation standards of acquisitions / investments which are the responsibility of the COO / CFO);

C.	Developing and implementing an effective and efficient risk control infrastructure and improving the effectiveness and efficiency of internal controls;

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D.	Designing and implementing market risk and credit risk measurement methodologies, procedures, and report formats with the assistance of Front Office, Back Office and Support personnel;

E.	Overseeing model development, validation and testing processes to ensure that market and credit risks are appropriately quantified;

F.	Responding to risk assessment by assisting Front Office personnel in devising strategies for mitigation and/or transfer of risk;

G.	Validating and approving (with assistance from third parties, if necessary) valuation models/algorithms, forward price curves, price models (where market quotes are not available) and related assumptions and providing independent valuation of Supply / Trading and Marketing activities;

H.	Overseeing compliance with this Policy and related procedures and communicating any deviations and limit breaches to the RMC as appropriate;

I.	Working with Trading Leaders, ensuring that appropriate immediate and short-term portfolio actions are taken in the event that a risk limit is exceeded;

J.	Presenting the status of risk management and risk monitoring systems and processes to the RMC on a regular basis; and

K.	Leading the risk assessment of business opportunities such as acquisitions / divestments.

The Chief Risk Officer also leads the Risk Management Department (ATTACHMENT 1). This group’s primary direct risk role is for the Middle Office activities, though Insurance also reports into Risk as well as the Financial Planning and Analysis function. In addition to the Sprague organization and reporting structure, the Chief Risk Officer also has a direct reporting relationship to the Board of Directors. In this structure, the Chief Risk Officer has the ability to report any issues directly to the Board of Directors without additional Sprague review if the Chief Risk Officer considers it necessary.

2.5	Quantitative Analysis

The Supply / Trading and Marketing groups are expected to work with the Middle Office and Quantitative Analysis to develop report formats and methodologies for transaction valuation and risk measurement. The Chief Risk Officer will review and approve such formats and methodologies. The Middle Office will, in turn, use the approved methodologies and formats for accurate transaction valuation, risk measurement, and reporting.

Responsibilities include the following:

A.	Facilitating development of reports of appropriate risk measures covering Supply / Trading and Marketing activity including, but not limited to, Risk positions, MTM, option Greeks, and VaR; ;

B.	Validating valuation models through backtesting and/or other reasonable methods;

C.	Recommending improvements to risk measurement techniques;

D.	Providing independent analysis of Non-Standard deals as necessary;

E.	Developing pricing models including forward curves methodologies and new product valuations;

F.	Providing analytical support as appropriate to support Company initiatives;

G.	Coordinating with IT, Front and Middle Offices and other relevant stakeholders prior to utilizing new software to ensure stability of Information Services infrastructure; and

H.	When necessary, participating in the formal review and approval process of new products and trading instruments to ensure that they can be measured and managed.

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2.6	Credit Risk

The Credit Department is responsible for evaluating the creditworthiness of potential and existing transacting partners and establishing counterparty credit risk limits. Additional responsibilities include establishing credit risk measurement methodologies and monitoring counterparty credit exposure on a daily basis to ensure that counterparty credit limits are adhered to and utilized in a manner consistent with the Company’s risk tolerance. Refer to Sprague’s Credit Management Policy and related documentation for measurement, management and reporting of Credit Risks. The Credit function reports to Treasury.

2.7	Middle Office

The Middle Office provides a significant level of control and monitoring of the Front Office’s activities and, therefore, is independent of the Front Office, reporting to the Chief Risk Officer. The Middle Office function includes assuring data integrity through deal validation and executing the risk monitoring requirements authorized by the RMC. The important control areas and responsibilities include the following:

A.	Collecting market data (prices, volatilities, interest rates, etc.) from independent sources for mark-to-market assessment;

B.	Validating and modeling forward curves for all commodity exposures (market analysis);

C.	Ensuring that the transactions in the Company’s Trading and Risk Management System(s) accurately reflect each day’s activity by performing daily check out with the daily transaction summary from Supply / Trading and Marketing personnel and broker statements;

D.	Calculating mark-to-market and VaR on a daily basis;

E.	Monitoring compliance with risk limits;

F.	Reporting suspected violations of the Company’s Risk Management and Control Documents to the Chief Risk Officer;

G.	Identifying weaknesses and opportunities for enhancement in the control environment, developing solutions and implementing strategies;

H.	Managing the reporting of results by “book” structure to accomplish both Front and Back Office objectives;

I.	Producing and distributing reports on a daily basis showing net positions;

J.	Reporting the realized and unrealized (forward mark-to-market) P&L of executed transactions on a daily, month-to-date, and year-to-date basis; and

K.	Working with Accounting to ensure understanding of any differences in P&L reported by Risk and Accounting results;

A strong segregation of duties must exist between Trading/Marketing and Middle Office activities. The activities of the Middle Office do not replace the traders’ and marketers’ primary responsibility for assessing the risks associated with their positions and the timely and accurate recording of all transactions with written confirmations and/or on recorded phone lines in accordance with the Company’s Contract Administration and Confirmations procedures.

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2.8	Contract Administration

Contract Administration has primary responsibility for the administration and maintenance of contracts and agreements related to the trading of all approved commodities. These contracts and agreements include: (i) Master Agreements, (ii) Confirmations based upon such Master Agreements, (iii) Stand-alone Agreements, (iv) One-off Agreements, (v) ISDA Master Agreements for financial derivatives, (vi) Confirmations based upon such ISDA Master Agreements, and (vii) ISDA Long Form Confirmation Agreements for financial derivatives. Additionally, Contract Administration is responsible for the development, negotiation as appropriate, administration and maintenance of other Company contracts and agreements including, but not necessarily limited to, (i) Throughput and or Exchange Agreements, (ii) Electronic Trading Platform Agreements, (iii) Natural Gas Transportation and Storage Agreements, (iv) Assignment and Assumption Agreements, and (v) Other contracts and agreements needed and requested by various Front Office departments. Contracts Administration will work in conjunction with the Legal Department to ensure the contracts conform to all Sprague requirements.

Primary responsibilities include:

A.	Ensuring implementation of the contractual terms and conditions developed and negotiated by the Commercial and Legal departments (and consistent with guidelines provided by the Credit Department) for the above-listed contracts and ensuring the agreements are implemented in the final executed contracts;

B.	Confirming in writing all term transactions with assistance from Front Office Traders and Marketers;

C.	Collecting and monitoring third-party trade confirmations, securing assistance from the Front Office where necessary to obtain missing information;

D.	Coordinating communications and information flow between Sprague traders, marketers, credit, accounting, billing and legal groups and from counterparties;

E.	Obtaining and maintaining signed copies of daily transactions from Supply personnel confirming that all activity is complete and accurate;

F.	Initiating and monitoring the development, negotiations, review and execution of agreements and contracts;

G.	Ensuring that new and existing counterparties have the proper documentation in place;

H.	Developing and maintaining effective Contract Administration and Confirmations practices;

I.	Maintaining copies of contracts and confirmations in accordance with the document retention policy.

J.	Developing procedures for routing and approving counterparties’ contracts and making changes to the company’s standard contracts; and

K.	Maintaining various data fields in the Company’s Risk Management and Trading systems.

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2.9	Supply / Trading and Marketing

2.9.1	Front Office

Supply / Trading and Marketing (the “Front Office”) executes the Company’s risk taking and risk mitigation strategies. The Front Office’s functions include deal execution, buying and selling, and hedging of physical commodities or financial instruments. The Front Office is responsible for the initial capturing and logging of a transaction’s specific terms and conditions, as well as the support role of scheduling. The duties and responsibilities of the Front Office are described below under Trading and Marketing Officers, Pricing, Trading Leaders, Traders, Marketing Leaders and Marketers. Note that the focus of these lists is responsibilities with respect to risk management.

2.9.2	Trading and Marketing Officers

The VP Oil Trading, Pricing and Customer Service, VP Natural Gas and VP Sales (“Trading and Marketing Officers”) are responsible for overseeing and directing Front Office line managers to ensure that day-to-day operations are in compliance with the Company’s Risk Management and Control Documents. The VP Trading, Pricing and Customer Service, VP Natural Gas and VP Sales report to the Company President and CEO.

Responsibilities include the following:

A.	Ensuring that overall marketing, hedging and trading strategies are consistent with the Company’s risk tolerance, profitability targets, limit structure, and control policies;

B.	Managing and guiding Front Office line management to ensure that commodity supply commitments and requirements are achieved;

C.	Ensuring that unwanted market risk is hedged in accordance with the allocation of risk to the business;

D.	Reviewing the effectiveness of hedges on a regular basis;

E.	Directing the overall operations of various segments of the Front Office to achieve defined objectives;

F.	Describing short and long-term market views, business strategies, and corresponding risks to the Board of Directors and the RMC;

G.	Developing and communicating proposed aggregate risk limits and transacting scope to the RMC for approval;

H.	Monitoring market conditions and proactively managing positions in the context of market volatility; and

I.	Maintaining adequate depth and competency of personnel assigned to operating groups.

2.9.3 Pricing

The Front Office pricing desks (oil marketing and natural gas marketing) are responsible for creating a structure for origination deals that optimizes risk-reward profile in accordance with corporate guidelines. This is accomplished by characterizing risks (credit risk, price risk, volumetric risk, etc.) and appropriately pricing transactions to the Company’s customers.

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Responsibilities of the Front Office pricing desks include:

A.	Ensuring the integrity of transaction pricing, contract structuring and transaction confirmations;

B.	Capturing all transactions in the Company’s trade capture and risk management systems in a timely manner; and

C.	Communicating openly with Traders, Middle Office and Credit to facilitate exchange of critical information regarding markets or customers in a timely fashion.

2.9.4	Trading Leaders

Responsibilities of the V.P. Oil Trading, Pricing and Customer Service, VP Oil Supply and V.P. Natural Gas include:

A.	Overseeing all trading activities in their respective departments;

B.	Ensuring that transactions are executed in accordance with approved procedures;

C.	Ensuring the integrity of transaction pricing, contract structuring and transaction confirmations;

D.	Capturing all transactions in the Company’s trade capture and risk management systems in a timely manner;

E.	Implementing risk management strategies consistent with the Company’s overall hedging policy and approved risk limits;

F.	Developing and implementing same-commodity and cross-commodity hedges and trades to maximize profit potential within such approved limits;

G.	Ensuring traders verify and sign off on position and other appropriate risk management reports;

H.	Ensuring traders remain within their limits; and

I.	Informing the CRO of any suspected violations.

2.9.5	Traders

Responsibilities of Traders include:

A.	Signing off on End of Day reports on a daily basis as required;

B.	Inputting all executed transactions in the Company’s Trading and Risk Management System(s) on the calendar day of execution unless it is an approved exception which can apply to non-discretionary trading activity only;

C.	Following up with floor brokers as necessary to address any outstanding issues;

D.	Resolving transaction discrepancy notices received from the Middle Office or Contract Administration by the end of the following business day;

E.	Adhering to all specified limits, e.g., individual transaction authority, open position, VaR, Stop Loss, Credit;

F.	Transacting only with approved brokers and counterparties (approved credit and contracts);

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G.	Checking with Contract Administration to ensure that proper documentation is in place prior to trading; and securing approval from the Manager of Contract Administration when documentation is not in place;

H.	Checking the Approved Product List and Authorized Instruments List prior to trading to ensure that contemplated transaction falls within product or risk type approved by the RMC;

I.	Ensuring the counterparty, broker (where applicable) and transaction type have been approved for the respective counterparty;

J.	Conducting all trade execution and trade processing on Company premises utilizing the standard transaction execution script unless the activity is part of normal business practices or they are given explicit authority by their Trading Leader to do otherwise; and

K.	Informing the CRO and the appropriate Trading Leader and Trading and Marketing Officer of any known or suspected violation of this Risk Management Policy.

2.9.6	Market Leaders

Responsibilities of the VP of Sales and Market Leaders include:

A.	Overseeing all marketing activities to ensure transactions are executed in accordance with the Company’s Risk Management and Control Documents;.

B.	Establishing and optimizing a profitable portfolio of rack and contract business utilizing approved commodities, products and locations;

C.	Avoiding any participation in outright or discretionary trading;

D.	Pursuing strategies with the objective of optimizing risk to reward for all business activities;

E.	Providing sufficient advance notice of anticipated new customers, delivery locations, products or instruments to Supply / Trading and Marketing Officers, Chief Risk Officer and Middle Office;

F.	Ensuring that all marketing transactions are appropriately priced and documented in accordance with the Company’s Contract Administration and Confirmations practices; and

G.	Informing the CRO of any suspected violations.

2.9.7	Marketers

Responsibilities of Marketers include:

A.	Ensuring that all transactions are appropriately priced, taking into account the best information available with respect to all material risk factors including credit and volumetric risks. The Company recognizes that in establishing this pricing the trade-off of prices and material risks may often be based significantly on qualitative assessments;

B.	Ensuring that all transactions are appropriately documented in writing in accordance with the Company’s Risk Management and Control Documents, including the Contract Administration and Confirmations processes;

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C.	Ensuring that all transactions are executed only with pre-approved counterparties, for pre-approved products and at pre-approved locations; and

D.	Informing the CRO and the appropriate Market Leader and Trading and Marketing Officer of any known or suspected violation of this Risk Management Policy.

2.10	Support Functions

2.10.1	Back Office

The functions of the Back Office include performing processes in support of the Front Office such as accounting, invoicing, dispute resolution, broker reconciliation, accounts receivable and payable, tax reporting and management reporting. The duties and responsibilities of the Back Office are described in the support functions listed below.

2.10.2	Operations Accounting

The Operations Accounting group is responsible for management reporting, transaction processing, billing, and invoice processing. To ensure proper segregation of duties all cash settlements are processed by the Treasury Department. Moreover, Operations Accounting does not control the recording in or reconciliation of the general ledger, but provides assistance in a transparent manner to the Financial Accounting Department which determines the appropriate financial accounting treatment and disclosure for Supply / Trading and Marketing transactions and related exposures. The responsibilities of Operations Accounting encompass comprehensive support of Front Office transactional activities other than position valuation, which is performed by the Middle Office group as discussed earlier in Section 2.7. Specific responsibilities include:

A.	Facilitating the Financial Accounting Department’s understanding of Middle Office valuation and related reserves in a transparent manner;

B.	Reconciliation of broker statements with trade information captured in Sprague’s systems including to support of month-end reporting requirements;

C.	Completing any hedge accounting requirements if applicable;

D.	Providing management report(s) of monthly P&L and supporting Financial Planning and Analysis (FP&A) and Operating Groups as necessary to develop narrative explanations of significant changes in volumes, margins and mark-to-market amounts;

E.	Reviewing Risk Management & Trading System prior to billing and informing the Middle Office of discrepancies; and

F.	Producing and processing invoices based upon Supply / Trading and Marketing activity and reporting such activity to the Treasury Department for cash collection/distribution.

2.10.3	Information Technology

Responsibilities of (“IT”) include:

A.	Providing business analysis of Front/Middle/Back Office system needs, ensuring balance with the varied interests throughout the corporation;

B.	Developing business process flow, ensuring efficient, timely, and accurate information to all applicable corporate business units;

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C.	Developing design requirements for Information Services (“IS”) software development;

D.	Approving any software that interfaces or will interface with the Company’s Risk Management and Trading Systems to ensure integration and enable successful support of Supply / Trading and Marketing activities;

E.	Managing various system interfaces, providing focused direction of current support and future needs, recognizing that the business continuity needs will require adequate capital support;

F.	Ensuring all control features established in Risk Management and Trading Systems are fully functional at all times and notifying the Chief Risk Officer and appropriate Supply / Trading and Marketing Officer and Trading Leader when any control feature is not fully functional;

G.	Supporting all IT applications regardless of whether they were involved in the development or not; and

H.	Providing the RMC with updated timetables detailing system improvements that are in development and expected completion dates for each item.

IT provides critical support to the Supply / Trading and Marketing and Risk Management functions by providing:

A.	Voice and data networks;

B.	Data management;

C.	Software architecture development and support;

D.	Physical and logical security of networks, data and applications; and

E.	Business continuity:

a)	Change control;

b)	Redundancies; and

c)	Disaster recovery.

2.10.4	Legal

The Legal Department is responsible for oversight and direction of all legal matters that impact the Company as well as providing advice to Senior Management, business units and supporting departments regarding mergers, acquisitions, divestitures, human resource matters, benefit issues, insurance, contracts, litigation, regulatory compliance, legislative initiatives, new business products and markets. The General Counsel is responsible for oversight and direction of the Health, Safety and Environmental Department and developing appropriate compliance training for the Company at all levels.

Primary responsibilities include:

A.	Ensuring the Company is in compliance with all laws and regulations in the jurisdictions in which the Company operates;

B.	Ensuring the Company maintains adequate policies and procedures and training programs to comply with relevant laws and regulations pertaining to the Company’s Supply / Trading and Marketing businesses and it Operating, Financial and Human Resource units;

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C.	Developing and overseeing the Company’s Document Retention Policy as it relates to the Company’s Supply / Trading and Marketing businesses and other departments;

D.	Participating in the preparation and review of regulatory filings to ensure compliance with reporting requirements;

E.	Administering licensing programs, file renewals and new license applications with the appropriate federal, state or local agencies or private entities, e.g., marketing licenses;

F.	Drafting, negotiating and reviewing all trade agreements and contracts and ensuring compliance with all laws, regulations, Sprague Policies and changes in market practices;

G.	Advising the Contract Administration and Credit departments on applicable bankruptcy or insolvency laws;

H.	Advising the Contract Administration and Credit departments regarding the procedures necessary to ensure enforceable transactions and adequate documentation;

I.	Developing and administering Confidentiality Agreements; and

J.	Advising Commercial groups and Sprague Management on key contractual exposures.

2.10.5	Tax

Responsibilities and duties include:

A.	Determining the effect of changes in tax laws as it relates to the Company’s Trading and Marketing businesses;

B.	Developing hedge identification procedures that meet tax documentation requirements as needed;

C.	Determining the tax effect of transactions; and

D.	Determining the most efficient tax structure for transactions.

2.10.6	Internal Audit

Responsibilities and duties include:

A.	Working with management to understand and enhance as necessary key internal controls;

B.	Coordinate efforts with external auditors, especially in relation to compliance with requirements associated with Sarbanes-Oxley Act; and

C.	Lead efforts to complete independent internal financial and business process audits.

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3. COMPLIANCE AND ENFORCEMENT

All corporate officers, members of the Supply and Trading groups, marketers involved with futures / forward transactions, Middle Office staff and managerial personnel in Back Office functions involved with risk management activities are required to sign the Risk Management Policy. Signing the Employee Confirmation form for this Risk Management Policy confirms that the employee has read and understands the risk controls and standards as they relate to Sprague’s Supply / Trading and Marketing business. Signing of new Employee Confirmations will be required whenever a significant update of the Risk Management Policy is completed. The CRO will work with the various applicable managers to ensure that all pertinent staff members meet this requirement.

Compliance with these standards is an employment requirement and will be considered in each individual’s overall performance evaluation. This includes the execution of day-to-day responsibilities by all personnel discussed as having energy risk management duties, as well as compliance with the Risk Management and Control Documents in their entirety. Any incidence of non-compliance with this Policy may be considered a violation, and subject to possible sanctions as outlined in Section 3.2.

3.1	Reporting Incidents of Non-Compliance

All incidents of non-compliance and misconduct are to be reported to the Chief Risk Officer as soon as practicable after the incidence of non-compliance is detected. Failure on the part of a leader to report an incidence of non-compliance by a direct report will itself be considered a violation. Such reports must document the reason why non-compliance occurred.

All violations will be reported to the Sprague President, COO / CFO, General Counsel and Senior Commercial Manager. In addition, they will be reported to the RMC. Those violations considered fraudulent, conscious, willful and/or intentional violation of Company Policy or Procedures are considered severe and must be communicated to the RMC immediately. Note that notification of the President, COO / CFO and General Counsel meets this RMC notification requirement. Examples of such violations are described in Section 3.2.2 below.

To the extent that the Chief Risk Officer does not feel that appropriate actions have been taken to correct violations, the Chief Risk Officer is obligated to communicate these concerns to the RMC. If the condition persists, the Chief Risk Officer should concurrently notify the Sprague President and the Board of Directors.

In the case of a credit risk limit violation, please refer to the Sprague’s Credit Management Policy Manual and related documentation.

3.2	Sanctions

Any violation of this Policy may result in an employees’ termination. Nothing contained in these Guidelines alters the At-Will employment relationship between an employee and the Company. The Management of Sprague may impose whatever sanction it deems necessary for a violation of this Policy up to and including termination. Lesser sanctions, such as those discussed in this section, are also available to management for use at Sprague Management’s discretion.

In cases where non-compliance with this Policy is reported, the RMC may use an independent party to determine whether the breakdown in compliance occurred, and collect any evidence as to who was aware of the non-compliance. A meeting would then be held with the employee’s supervisor prior to discussing the issue with RMC.

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The Supply / Trading and Marketing Officers and Chief Risk Officer (“Management”) are responsible for imposing sanctions on their respective personnel for instances of non-compliance, considering recommendations by Human Resources and the Legal Department. The Chief Risk Officer will inform the Sprague President, COO / CFO, and General Counsel of all instances of non-compliance and the planned sanctions. If there is a disagreement with the planned sanctions, the Chief Risk Officer will coordinate a discussion leading to agreement on the sanctions to be put in place. The outcome of the transaction or situation is not relevant to the determination of sanctions or disciplines. Following are examples of sanctions that could be used.

3.2.1	Examples of Sanctions

Examples of possible sanctions include, but are not limited to the following:

A.	Verbal counseling to employee by supervisory personnel. A record of such counseling will be maintained in the employee’s personnel file and consideration given during annual performance evaluation process;

B.	Written warning and verbal counseling to the employee by supervisory personnel. A record will be maintained in the employee’s personnel file and consideration given during the annual performance evaluation process;

C.	Suspension from active trading for up to thirty (30) business days, including pay adjustments if deemed appropriate;

D.	Pre-approval of all transacting activity prior to execution by designated supervisory personnel;

E.	Suspension from participation in the bonus structure, incentive compensation plan, etc.; and

F.	Termination.

3.2.2	Fraud or Willful Acts of Misrepresentation

Certain severe violations are explicitly classified as such and must be reported to the RMC immediately. Employees should be made aware that violations of this magnitude would, subject only to the RMC’s discretion, result in immediate termination. Examples include but are not limited to the following:

A.	Violating a Confidentiality Agreement willfully;

B.	Transacting in physical or financial transactions for the employee’s own (or friends / family member’s) account or providing information to others for transacting on the employee’s behalf. Note that this restriction is applicable only to Sprague’s approved products, i.e. non-approved products and/or other trading instruments are not part of this restriction;

C.	Engaging in transactions knowingly that are in violation of Federal or State regulations (including but not limited to the Securities and Exchange Commission, Commodity Futures Trading Commission and Federal Energy Regulatory Commission);

D.	Falsifying transactions/positions or concealing losses deliberately; and

E.	Violating a position limit deliberately.

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Sprague may pursue legal action against those employees who conduct an illegal or criminal act(s) while employed by Sprague which, directly or indirectly, affects the Company and / or its reputation.

Notwithstanding these guidelines, management retains all rights as an At-Will employer to terminate employment with or without cause.

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4.	VALUATION, RISK MEASUREMENT AND CONTROL

4.1	Valuation Frequency

The Middle Office performs daily valuation of the Company’s Supply portfolios by marking-to-market each transaction. The valuation of those transactions that are difficult to value or are valued outside of the Risk Management and Trading Systems may be estimated for daily purposes. Such transactions must be valued at least weekly. A list of all transactions that reside outside of the Risk Management and Trading Systems will be distributed by the Middle Office Manager on a monthly basis to the Chief Risk Officer, Supply / Trading and Marketing Officers, Trading Leaders and Chief Financial Officer / Chief Operating Officer. An example of a transaction that would fit into this category is a financial derivative whose price is not readily available from standard publications or other industry sources. A digital (a.k.a. binary) option with no published pricing would be a specific example.

4.2	Valuation Data Sources

Data used for mark-to-market calculations must be accurate and consistent. All price and volatility information should be taken at approximately the same time of day (e.g.., close of day), preferably from a public data source. If such information must be provided by the Front Office, it will be periodically audited or checked by the Middle Office against the most readily available reasonable proxy.

4.3	Valuation Reserves

Market valuation reserves represent adjustments to estimates of value in order to arrive at an amount that reflects fair market value. Reserves may be required for positions in illiquid markets or for cases where subjective estimates are required. In such cases an appropriate valuation reserve will be made considering bid/ask spreads in nearby markets, the number of players in a given market, etc. Valuation reserves may also be required for complex transactions to consider fully the future costs required in fulfilling the obligations of the transaction.

A form of valuation reserve is the Credit Reserve which is intended to provide a cushion to protect against losses that may be incurred from the insolvency or default of a trading counterparty. Refer to Sprague’s Credit Policy and related documentation for more information.

The establishment of valuation reserves will be determined by the Chief Risk Officer in conjunction with the Chief Operating Officer / Chief Financial Officer.

4.4	Portfolio Definitions

All transactions will be assigned to one of eight portfolios:

1) Natural Gas

a) Supply / Trading

i)	System Supply

ii)	System Optimization

iii)	Discretionary

b) Marketing

2) Refined Products

a) Supply / Trading

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i)	System Supply

ii)	System Optimization

iii)	Discretionary

b) Marketing

A.

System Supply Portfolios: System supply transactions arise from Sprague’s management of the volume and underlying price risk associated with its inventory and/or marketing obligations. Included in this category are: Inventory; Throughputs; Exchanges; 3rd Party Storage; Purchases, Sales; Buy/Sell Transactions; Transportation Agreements and In-house transactions to balance the Marketing Portfolios. Also included in the system supply portfolio are the related financial hedges and forward spread transactions that are used to “pre-roll” inventory or as precursors to subsequent “summerfill” transactions.

B.	System Optimization Portfolios: The system optimization portfolios include a range of financial and physical transactions that are used to fine tune system operations and performance. Included in this category can be financial transaction types such as futures, swaps and options or physical activity such as volumes transported by pipeline from the U.S. Gulf Coast. These transactions can be done on either a stand-alone basis or in combinations such as spreads that result in a net balanced volume position. An example would be a Gulf Coast swap transaction put in place with the opportunity to lower the cost on an expected future product delivery requirement. Currently, the System Optimization Portfolio is only relevant for oil transactions, though if the natural gas system (e.g. inventory) grows substantially in the future, there may be a justification to isolate the system supply and optimization portfolio in natural gas also.

C.	Discretionary Portfolios: Transactions and positions taken in anticipation of profiting from a market view. In general, this is a limited activity at Sprague with no discretionary trading currently undertaken in support of the natural gas business and modest discretionary activity for oil. As discussed above, there are various transactions undertaken to procure and optimize oil supplies. There will remain some modest volume imbalances, however, since the daily hedges are based on projected sales. In addition to these modest imbalances, there may be some other positions taken within the specified position limits that are not intended as part of a system or hedging requirement. These discretionary positions can be characterized in two high level categories:

•

Outright positions, i.e. net positions that result in an unbalanced position. Although Sprague tracks the outright positions on a daily basis, it handles long and short positions differently when identifying discretionary outright positions.

•

Sprague has ongoing sales requirements as part of its sales activities. As long as the outright long position remains within the risk limits (maximum of 500 KB or 500 NYMEX contract equivalents for oil and 250 NYMEX contract equivalents for natural gas), this position is not considered discretionary, as expected sales requirements can readily consume this volume in a relatively short time period. Consistent with our understanding of tax regulations, these outright long positions are considered part of Sprague’s system / system optimization requirements.

•

In contrast, outright short positions can be discretionary. If Sprague is going to take a short discretionary position, the transaction(s) are identified as discretionary on the day the positions are taken. The profitability associated with these positions will be tracked separately as discretionary until the positions are closed out.

•

In addition to the discretionary short position trades undertaken as a specific strategy, there can be modest short volume imbalances due primarily to the projected daily sales not meeting actual customer volume requirements. These resultant positions will not be part of the discretionary portfolio, as any discretionary trades will be

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identified as such on the day the transactions are undertaken. For oil, Sprague’s approach to assess any short imbalances is to separate the refined products outright positions into three categories, i.e. distillates, gasolines, and heavy oils (primarily residual fuels). For each of these three groups, an allowable operating tolerance of 100,000 barrels is allowed. If this operating tolerance is exceeded on any day (again noting that each product group is treated separately), then Sprague will take all reasonable commercial steps to promptly balance the position within the tolerance levels, with an expectation that this balancing will generally occur by the close of the next business day. However, if it isn’t practical to balance the positions during the next business day due to market conditions or other factors, up to three business days is allowed to get the short positions within the defined operating tolerances. All positions that are part of this operating tolerance will remain part of the system / system optimization portfolios as originally classified.

•

Other discretionary oil positions are ones that are not associated with either the system supply or system optimization portfolios. As an example, a crack spread (net balanced position between crude oil and refined products such as RBOB and / or heating oil) would generally not be part of a system requirement and would be considered discretionary. Again, these positions will be specifically identified as a discretionary position on the day the trade is undertaken.

•

As indicated, there are no new discretionary natural gas positions now being taken, with the exception of ones associated with a small legacy leased storage position in the U.S. Gulf Coast. Since there are no new discretionary positions, the full natural gas Supply / Trading portfolio is used when comparing positions with the specified limits. Although no discretionary natural gas positions are taken the positions are still tracked on a daily basis. If an outright short position inadvertently exceeds 100 NYMEX contract equivalents on any day, the same general approach as used for oil will be used to balance the position within the operating tolerance. Again, the expectation is that the position will be brought within the 100 contract tolerance by the close of the next business day, with a maximum of three business days allowed to meet this requirement.

D.	Marketing Portfolios: The marketing portfolio houses all transactions associated with the Company’s marketing directly to its customers. Transactions in this portfolio include both the direct obligation to the customer as well as the hedging transactions (in-house transactions between Supply and Marketing) to maintain a balanced portfolio. The residual volume and price exposure of the marketing portfolio will be a reflection of any mismatch of the customized wholesale products, which the marketing customers require, and the standardized products available in the wholesale market for hedging. These positions will be minimal and only tracked for internal purposes, as the reported results are consolidated at the Refined Products and Natural Gas levels.

4.5	Market Risk Limits

The market risk measurement methodologies described in this section are the agreed methods for measuring and assessing market risk by the RMC. Such methodologies will be used to ensure that all significant sources of market risk are identified, quantified and reported. Furthermore, the Company has established a risk limit system consistent with the Company’s risk management philosophy as defined in section 1.2.

The aggregate limit for the amount of risk to be incurred by Sprague Resources, and the broad structure of the limits is approved by the Board of Directors. The allocation of the aggregate limit to the business units and the structure of more specific limits are approved by the RMC. The Supply / Trading and Marketing Officers determine the further allocation of risk limits across trading and marketing books.

If any of the aggregate limits of the Senior Commercial / Trading Managers are exceeded without obtaining a waiver prior to the breach, a violation occurs and the Chief Risk Officer or designee will notify the

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President and COO / CFO. Based on this discussion, the Chief Risk Officer will determine whether to convene a special meeting of the total RMC or a subset of this group to discuss a course of action with the appropriate senior commercial / trading manager(s). Depending on the results of this discussion, a determination will be made regarding any specific steps to cure the violation, either by getting the position within the approved limits (typically within the next day) or by obtaining a waiver from the President/CEO up to his control limit. As long as the aggregate level remains under the Sprague President’s limit, there is no requirement that specific actions be taken to adjust the position, though a waiver must always be granted until the position is brought within limits. System Supply and System Optimization activities (refer to Portfolio Definitions above) that are considered necessary to mitigate risk and/or meet obligations can also continue without restriction. If the losses exceed the President’s limit, the Board of Directors must also be notified. Depending on the Board of Directors response, actions may or may not be required. Any violation beyond the President/CEO’s limit must be cured by the next day unless authorization is provided by the AJI Board of Directors’ President or designee.

The following table summarizes the limit authorizations that are required and reporting frequency/responsibility:

Limit Structure	Approved By	Reporting Responsibility	Reporting Frequency

Position Limits	Board of Directors	Middle Office	Daily

Stop Loss Limit *	Board of Directors	Middle Office	Daily

Value-at-Risk*	Board of Directors	Middle Office	Daily

Specific Portfolio Limits	RMC	Middle Office	Daily

Credit Limits	Board of Directors	Director of Credit	Daily

*	Discretionary and system optimization trading only

4.6	Position Limits

The oil position limits are divided into outright positions, as well as a range of spread and individual position limits. The outright position limits refers to the net risk position, i.e. includes all physical and financial (e.g. futures and swaps) positions. Examples of outright oil positions would include the following:

•	Exchange transactions, such as Heating Oil, Gasoil, RBOB, Natural Gas, and WTI;

•	Over-the-Counter (OTC) swaps positions; and

•	Cash (physical) positions.

The outright positions for both oil and natural gas are measured on a daily basis, with the limits in place applying to the total portfolio, i.e. the combination of system supply, system optimization and discretionary positions. All of the other position limits in place apply to the combination of the system optimization and discretionary portfolios.

As per of the determination of the positions, Sprague defines “standard” hedging products. In general, basis refers to the price differential between the cash or spot price of a commodity and the price of the nearest month futures or swaps contract. Basis may reflect different time periods, qualities or locations. Consistent with common market practice, for the oil business Sprague uses basis to refer to quality differences. As indicated below, Sprague treats location spreads for oil separate from basis (quality). Note that for the natural gas business, basis typically refers to location, since quality differences are generally not pertinent.

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Similar to the oil location spreads, Sprague treats system positions with potential basis exposure differently than discretionary positions. Sprague generally runs a balanced book with the system positions largely hedged with what is considered to be the most appropriate trading instrument. The current “base” hedging instruments are as indicated below, recognizing that they may change in the future depending on product availability and considerations such as liquidity.

Oil Product Group	Base Hedging Instrument

Gasolines	NYMEX RBOB futures contract*

Ethanol	NYMEX RBOB future contract or CBOT ethanol futures contract*

Distillates	NYMEX Heating Oil (HO) futures contract*

Fuel Oils	NYH 1% Sulfur Residual Fuel Oil Swaps

*	Could also use comparable swaps contracts

There is no basis spread recorded for any system position hedged with the base hedging instrument. For fuel oil there can also periodically be a strong rationale to use an alternative instrument such as Gulf Coast 3% sulfur fuel oil swaps or crude oil (either WTI or Brent futures or swaps) as a hedge. These instruments could be preferred due to considerations such as liquidity or quality differences. If these alternative instruments are used as a hedge then a cross commodity as well as a location spread (if applicable) is recorded for the position Note, however, that up to 500,000 barrels of residual fuel oil can be hedged with crude oil without counting against the approved cross commodity and location spread limits. Any positions beyond this 500,000 barrel limit would count against the pertinent position limits.

Spreads are defined as offsetting positions which net to a balanced overall position. Although the positions offset, there can still be substantial exposure. As indicated, the oil spread position limits apply to the system optimization and discretionary trading portfolios, i.e. any activities associated with the system supply portfolio are not subject to these additional spread limits. The most notable system supply example for Sprague is the use of forward (a.k.a. deferred) spreads when the heating oil market is in a contango or carry structure. These spreads are completed in anticipation of a subsequent filling of a corresponding volume of oil inventory in the tanks, frequently called summerfill. When the oil is purchased to put in the tanks, the long position of the spread can be closed out, with the remaining short position acting as the hedge on the physical inventory. Another example of a system transaction is a “pre-roll” of the distillate inventory hedge. As indicated earlier, Sprague operates with a substantially balanced book, with the inventory hedged within limited tolerances. For light oil products, the base assumption is that inventory is hedged with the prompt month NYMEX position of the most appropriate oil commodity (see table above). As an example, during the month of December, the base distillate inventory hedge would be a corresponding volume of January NYMEX heating oil contracts. Since these January NYMEX contracts would expire at the end of December, it is necessary to exit the positions prior to month-end. The exit from these contracts is generally accomplished by either closing the position if the hedge volume is no longer needed or “rolling” it to the next month, e.g. in this case purchasing the short January contract(s) and selling a corresponding volume of February contract(s). This process whereby the prompt month hedges are “rolled” to the next month prior to expiration is considered part of the requisite system activity and the positions are included in the System Supply portfolio.

There can also be strong incentive to “pre-roll” an inventory hedge beyond the next month. For example, if the inter-month price spreads appear attractive, a pre-roll can either lock in a gain (when in contango) or limit a loss (when in backwardation) to what is considered an acceptable level. Sprague can pursue this strategy depending on the current and expected market conditions. Since these pre-rolls are pursued in

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support of the system requirements, they are also included in the System Supply positions. The position limits recognize this pre-roll option up to a maximum of three million barrels (President’s limit) and up to two additional months forward beyond the prompt month roll. Based on the example cited in the paragraph above, the January inventory hedge could be pre-rolled up to April and be considered a system supply pre-roll rather than a system optimization position. Any pre-roll beyond this time frame is considered part of the System Optimization portfolio and subject to the additional position limits imposed on the combination Discretionary plus System Optimization positions.

Note that the pre-rolls are in concept quite similar to the forward spreads discussed above. A key difference is that the pre-rolls refer to positions where the “long” side of the spread is a cash position rather than a forward month paper position.

The oil spread limits on the combination Discretionary plus System Optimization positions are divided into four categories, again with potential positions on the exchanges, OTC, or cash markets:

•	Time spreads, i.e. based on the same commodity in different time periods;

•	Location or geographical spreads, based on the same or similar (e.g. heating oil and gasoil are considered similar) commodity in different locations;

•	Basis spreads, based on a spread between the same or similar physical commodity and futures or swaps contract; and

•

Cross Commodity spreads, based on different commodities, e.g. heating oil / crude oil positions or a heating oil / natural gas spread. Note that if residual fuel oil is hedged with crude oil (WTI or Brent), no cross commodity spread is calculated as these instruments can be the preferred hedge instrument due to liquidity or other considerations.

Option trading is approved for exchange (NYMEX or ICE) and OTC options for Oil Supply / Trading. Natural Gas Supply / Trading has natural gas options trading approval, though only for system transactions.

The Oil group is authorized to trade natural gas cross commodity spreads, though only as part of a hedge. As an example, a residual fuel oil / natural gas spread trade could be used to “lock in” the economics of a capital project designed to convert fuel usage from residual fuel to natural gas. This type of transaction would be measured as part of the system trading portfolio, though would need to be specifically documented as such.

In addition to the total oil spread limits, Sprague recognizes individual spread position limits on the System Optimization plus Discretionary positions. These limits are put in place to help recognize that concentration in individual spread positions can carry additional risk compared to a more diversified portfolio.

Similar to many other companies, Sprague aggregates all forward natural gas market risk into high level components for position management and hedging purposes. This approach groups positions with similar risk profiles to establish market exposure. The position limits are based on this breakdown:

•

Fixed Position: All forward positions containing risk that is impacted by the settlement of the NYMEX Natural Gas contract. This risk can be offset using NYMEX Natural Gas futures or OTC look-alike instruments;

•	Basis Positions: Forward positions that contain risk impacted by the location differential between a published index point and the NYMEX natural gas futures settlement; and

•	Index Positions: Forward physical positions and swaps that are priced relative to a published index, e.g. Platts IFERC.

The Company utilizes VaR limits (see section 4.8), but not as the sole measure and control of market risk. In both oil and natural gas, the VaR limits are based on the system optimization plus discretionary positions only (i.e. system supply excluded). Note that the oil book can have a large system position due to the substantial physical infrastructure. The VaR associated with the oil system may not be routinely calculated, though the overall market risks are primarily monitored through the use of items such as the outright and

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basis positions, inventory levels, forward sales commitments and the product mix distribution. VaR limits are supplemented with additional risk measures and position limits with respect to particular strategies and commodities. These can include duration (tenor) limits, and limits related to specific stress tests. The structure of specific market risk limits for oil and natural gas is presented in EXHIBIT 3. In addition, the Company monitors the trends in the VaR values to help assess any major changes in the level of market risk in place. The Middle Office can propose additional or alternative limits as appropriate. Any changes which potentially increase the level of overall risk will require approval by the Board of Directors.

4.7	Stop Loss Limits

For the Oil Supply / Trading business areas, an aggregate threshold is set on cumulative margin losses for the combination of System Optimization and Discretionary positions on a monthly basis. The System Supply activities that directly support the oil system (primarily Sprague-owned terminals) requirements are not subject to a daily VaR limit. In contrast, the complete Natural Gas Supply / Trading positions are part of the daily VaR calculation, as they essentially represent the existing imbalances that exist within the daily position balancing activities, since there are no specific discretionary positions taken. For the purposes of the above thresholds, losses (or reserves) due to a counterparty’s failure to perform will be excluded. Both realized losses and unrealized (“mark to market”) losses in the Supply / Trading portfolios will be taken into account when computing the cumulative loss.

For purposes of the threshold, the losses will begin to accumulate on the first day of a calendar month. A net loss from the prior calendar month will be carried forward and added to the current month’s losses. However, gains in the prior calendar month will not carry forward to the current month for stop loss purposes. After a month occurs with a positive margin, all carryforward losses from prior months for this calculation will be reset to zero. In addition, the carryforward losses from prior months are reset to zero following any month when a Stop Loss limit is breached (i.e. a MAT occurs).

In an instance when the aggregate Stop Loss limit exceeds the President’s authority level, the Chief Risk Officer will also notify the AJI President on the background of the losses and any remedial actions.

4.8	Value at Risk Limits

In the Oil Supply area, Sprague currently applies a $1.5 million daily “Value-at-Risk” (VaR) metric to the combination of the System Optimization and Discretionary portfolios. This limit is based on a 95% confidence interval and a one-day holding period to calculate daily VaR. The Natural Gas Supply group uses a $0.75 million daily VaR for its daily Natural Gas Supply/ Trading positions, again based on a 95% confidence interval and a one-day holding period. The System Supply activities that support the Oil business (primarily Sprague-owned terminals) requirements are not subject to a daily VaR limit. In contrast, the complete Natural Gas Supply / Trading positions are part of the daily VaR calculation, as they simply represent the existing imbalances that exist within the daily position balancing activities, since there are no discretionary positions taken. If there are any instances where the daily VaR calculation is unavailable, the Middle Office will rely on the previous calculation and also consider the approximate impact of any major position or market price changes when assessing VaR compared to the approved limit.

4.9	Credit Limits

Credit limits are established and approved as per the standard Sprague Credit Management Policy and processes.

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5.	CREDIT RISK

In order to protect the capital allocated to its transacting activities, Sprague Energy Corp. has developed guidelines for measuring, monitoring and managing the inherent credit risks across the various activities of its Supply / Trading and Marketing. Refer to the Sprague Credit Policy Manual and related documentation for information pertaining to Credit Risk Management.

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6.	CONTROL PROCESSES

6.1	Management Reporting

The Board of Directors may request periodic reports prepared by the Chief Risk Officer which indicate the levels of risk being undertaken by the Company, the degree of compliance with policies, procedures and limits, and the financial performance of the various physical and financial transacting activities.

In addition, internal or external audit reports covering the Supply / Trading and Marketing and/or Risk Management functions may be reviewed by the Audit Committee of the Board of Directors and, based upon their review significant issues of concern should be drawn to the attention of the Board of Directors.

EXHIBIT 6 summarizes standard reports to be produced, their frequency, responsibility for production, and distribution.

6.2	Off-Premises / After Hours Transactions

All Natural Gas and Oil Supply Traders and Schedulers are granted authority to complete transactions within their normal course of business outside of the office and outside of normal business hours. This authority can also be extended to specific Oil Marketers or Traders that would regularly conduct futures / forward transactions outside of normal business hours. It is the responsibility of the specific employee to ensure that all transactions are entered into the appropriate commercial system as soon as practical, in all cases expected by at least the end of the next business day.

If a trader or marketer who does not fit into the category identified above and is not normally authorized to transact off-premises or after hours, he/she must receive pre-authorization from his/her Trading Leader. The Trading Leader will grant such authorization on a case by case basis and document the specific exception to this procedure.

6.3	Confirmations

The use of written confirmations and/or other appropriate documentation such as e-mail or other on-line communication tools are generally used to confirm transactions, supported if available by recorded phone lines. Exceptions must be approved and documented by the responsible Trading Leader and reported to the Chief Risk Officer. Unless there is an appropriate reason for an exception, the standard protocol is for the signed confirmations from 3rd-parties to be sent to the Contract Administration group.

6.4	Personal Accounts

Traders must not engage in trading any of the commodities listed in EXHIBIT 1 outside of their responsibilities at Sprague Energy Corp. This policy does not restrict trading of other instruments such as equities, equity options or non-approved commodities and related trading instruments. It also does not restrict trading in funds that utilize commodities in their portfolio of assets.

6.5	Contract Signature Authorization

The following information identifies the signature authority typically applicable for key contract types. Note that it is not intended to override any signature authority already provided by the Board of Directors. Also note that the Sprague President / CEO has authority to sign all of the contracts identified below and the CRO can sign all contracts listed below with the exception of ones that require COO / CFO or President / CEO approval.

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A.	Vice President of Oil Trading, Pricing and Customer Service: Signature authority for all Oil Supply / Trading Agreements, with the exception of those requiring AJI Guarantees (requires AJI signature) and margin (collateral) provisions (requires COO / CFO signature). The VP of Oil Trading, Pricing and Customer Service can delegate signature authority to the VP Oil Supply for contracts in the Oil Supply area.

B.	Vice President of Sales: Signature authority for all Oil Marketing Agreements, with the exception of those requiring AJI Guarantees (requires AJI signature) and margin (collateral) provisions (requires COO / CFO signature). The VP of Sales can delegate signature authority to the Managing Directors of Oil Marketing for contracts in their respective areas.

C.	Vice President Marketing and Materials Handling: Signature authority for all Materials Handling Agreements, with the exception of those requiring AJI Guarantees (requires AJI signature) and margin (collateral) provisions (requires COO / CFO signature).

D.

Manager of Contract Administration:[3] Signature authority for all confirmations, including ones which have been reconciled with the deal information entered by the Front Office or are electronically generated based on data entered by the appropriate member of the Front Office. Note that in practice the confirmations will typically be signed by the appropriate Front Office member with signature authority.

E.	Responsible Trader or Marketer: Review all Confirmations, including ISDA Long Form Confirmation Agreements and One-off agreements, regardless of which of the above individuals signs the agreement, which shall include a review/approval and a related signature by the responsible Trader or Marketer.

[3]

For backup purposes, if the Manager of Contract Administration is not available the Treasurer, Chief Risk Officer or Chief Operating Officer / Chief Financial Officer can sign all agreements listed under the authority of the Manager of Contract Administration.

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7.	PROCESSES FOR NEW PRODUCTS, NON-STANDARD TRANSACTIONS, AND ELECTRONIC TRADING SYSTEMS

7.1	New Product

7.1.1	Definition of New Product

A New Product is defined as any physical or financial transaction or exposure that: 1) is not listed on EXHIBIT 1: APPROVED PRODUCTS LIST; or 2) exposes Sprague to risks (e.g., Market, Liquidity, Credit, Operational, Legal, Regulatory, Accounting, Tax) to which the Company has not been previously exposed. Exposure to pre-existing approved risk types in significantly different ways (e.g., significantly different geographic location, market structure, or contract terms) would also constitute a New Product. For example, trading refined products in Singapore would constitute a new geographic location, which would require review through the new product process. Note that although adding a new customer always exposes the company to new credit risk, this stand-alone activity does not constitute a new product. An example form that can be used by the sponsor of a new product is included as EXHIBIT 4.

The APPROVED PRODUCTS LIST as shown in EXHIBIT 1 is separated into Oil, Natural Gas, and Materials Handling. In addition to the general listing of the products, more detailed matrices are included in ATTACHMENTS 2 through 5. The oil and gas product matrices in ATTACHMENTS 3 and 4 list approved instruments by trader or marketer. The approved Materials Handling products matrix in ATTACHMENT 5 is shown by terminal and based on products that have been previously, are currently, or are now under consideration for handling at specific terminals.

7.1.2	New Product Objectives

The Supply / Trading and Marketing Officers are responsible for identifying the exposures of New Products and services and ensuring that the following objectives have been met:

A.	The risks and rewards associated with the product or service are identified, analyzed and understood;

B.	Any conflicts or overlaps with existing business are identified and evaluated in relation to the new product or service before proceeding;

C.	The necessary support and control infrastructure can be put in place in a timely manner to permit smooth and well-controlled operation; and

D.	The pace of expansion is consistent with the capacity to measure, monitor and manage the associated risks.

The responsible Supply / Trading and Marketing Leader will review and consider these and other pertinent issues. If, in his/her opinion, the request meets the stated objectives and is consistent with the Company’s stated business vision and strategies, the Supply / Trading and Marketing Leader will request approval identifying the type of information included in the example New Product Approval Form (EXHIBIT 4). The Chief Risk Officer will perform a high level review of the New Product request to determine if the proposed New Product is not covered on the Approved Products list and needs to go through the New Product Process. As part of this review the CRO will discuss with the President and/or the COO / CFO as deemed necessary. The guidelines defined below will be used if the proposed product needs to go through a formal New Product Approval process.

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7.1.3	New Product Approval Process

The appropriate Supply / Trading and Marketing Officer will sponsor any New Product request. Once the sponsor has reviewed the request and desires to proceed with a formal review and request for approval, it is the responsibility of the Supply / Trading and Marketing Officer and the Chief Risk Officer to coordinate the New Product Approval process.

The following departments will generally be required to review and understand the New Product request, though in some cases the Chief Risk Officer may determine that the review of a specific department(s) is not required. Each department will be required to identify any concerns and, where appropriate, identify necessary changes to address those concerns in order to accommodate the new product:

A.	Credit

B.	Legal

C.	Tax

D.	Accounting (financial accounting, operations accounting, invoicing/billing, tax)

E.	Contract Administration

F.	Trading Leader(s)

G.	Operations (logistics, scheduling, nominations)

H.	IT

I.	Treasury

J.	Insurance

K.	Middle Office

L.	Operations

M.	Health, Safety, and Environmental

If a representative of these departments has concerns with the New Product, these concerns must be communicated to the sponsor of the transaction and the Chief Risk Officer. Among the information that may be required on the New Product Approval request are the following items:

A.	Product overview, features, benefits to Sprague (including target market, expected/upside/downside scenarios);

B.	Start-up costs (infrastructure/system changes, new hires, licenses, collateral);

C.	Description of risks (types of market risks, types of credit risks, etc.), measurement and reporting methods and required controls;

D.	Proposed limit structure (e.g. volumetric, tenor, VaR, stress, other);

E.	Source(s) of physical supply, where applicable;

F.	Transportation and/or storage requirements, where applicable;

G.	Target market, list of potential counterparties;

H.	Credit issues;

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I.	Legal issues;

J.	Tax issues;

K.	Regulatory issues;

L.	Credit support requirements (guarantee, L/C, Collateral);

M.	Liquidity issues (including cash requirements);

N.	Hedging strategy; and

O.	Exit strategy.

The responsibility for initially suggesting appropriate risk measurement methodologies, limits and controls (collectively referred to as “parameters”) for a New Product lies with the New Product sponsor. The New Product sponsor and the Chief Risk Officer will then review their understanding of the risks, rewards, related assumptions and appropriate limits. If the sponsor and the CRO are in agreement and all pertinent departments have reviewed and agreed to the New Product, it is approved subject to concurrence by the President and COO / CFO. The CRO will ensure that the President and COO / CFO are informed and in conjunction with the sponsor address any questions or concerns. Following approval by the President and COO / CFO, the product becomes part of the Approved Products list. Once the product and any pertinent parameters have been approved, the Chief Risk Officer should ensure that they are appropriately considered in report formats, as well as transaction recording processes and valuation methodologies. Some examples of offerings that would normally constitute a New Product consistent with the definition above include:

•

A marketing product that exposes the company to a different set of market risks, e.g. Oil Marketing’s Heat Curve and Free Range products were new products when first introduced. Similarly, the Natural Gas Accelerated Collar product was a new product when introduced; and

•	A Materials Handling product to be handled at a terminal that is dissimilar to past Materials Handling experience.

Ultimate responsibility for verification that risks have been identified and, mitigated where appropriate, rests with the Chief Risk Officer. This new product requirement is only required when the product in question is not part of the current portfolio, e.g., is not required when new marketing products are added that are simply different blends of existing grades in inventory or minor variations due to changing product quality regulations. Materials Handling products that are comparable to ones previously or currently handled also do not need to go through the new product approval process. In addition, if a new product is added to Sprague’s portfolio via an acquisition or other third-party mechanism (joint venture, etc.), a specific new product approval process is not required. For these situations, the new products will be evaluated as part of the transaction process.

7.2	Non-Standard Transaction

7.2.1	Definition of Non-Standard Transaction

A “Non-Standard transaction” will include multiple classes of transactions for which approval will be required before execution. The various classes of transactions falling into this category will be as follows:

A.	All transactions with tenor greater than: contract length of 24 months or position duration of 32 months;

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B.	Transactions which are outside the authority levels of the Trading Leader(s); and / or

C.	Transactions that cannot be automatically captured in Company’s Trading and Risk Management System(s).

Examples of non-standard transactions would include:

•	Natural Gas Supply Transportation deal covering five year period;

•	Individual discretionary location spread position in Oil Supply of over 400 KB; and

•	Transaction requiring mark-to-model approach (i.e. does not have transparent arms-length pricing mechanism) to provide daily valuations.

Transactions that hedge the initial non-standard transaction do not require explicit approval as long as the hedge is within the established credit and market risk limits. Other transactions that are excluded from this category include Material Handling deals (where tenor frequently exceeds the limits indicated above) and bid opportunities covering longer time periods that obtain Senior Management approval via an explicit bid process.

7.2.2	Non-Standard Transaction Approval Process

Any trader or marketer seeking approval for a non-standard transaction will be required to notify his/her Trading Leader or Market Leader. Once the responsible Trading Leader or Market Leader concurs that they wish to submit the Non-Standard Transaction for approval, either the Trading Leader or Market Leader must notify the Chief Risk Officer. Note that the CRO can also be notified directly by the trader or marketer. Depending on the details of the proposed transaction, the Chief Risk Officer will determine what additional information and review is required. The appropriate Middle Office Manager will coordinate the Non-Standard Transaction Approval process as necessary in conjunction with the Chief Risk Officer.

The requirements for assessment can vary from simply obtaining concurrence from the person(s) with the appropriate authority level, e.g. the Sprague President or the AJI President to completing a more detailed analysis. The Chief Risk Officer will coordinate the approval process. For the opportunities that require detailed analysis, the Middle Office Manager, in conjunction with the Senior Quantitative Analyst, will provide a high level risk and valuation assessment while the following departments will be included on an as needed basis as determined by the Chief Risk Officer:

A.	Credit

B.	Legal

C.	Tax

D.	Accounting

E.	Contract Administration

F.	Trading Leader(s)

G.	Operations (logistics, scheduling, nominations)

H.	IT

1.	Treasury

J.	Insurance

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K.	Middle Office

L.	Operations

M.	Health, Safety, and Environmental

If concerns arise from representatives of these departments, they should be communicated immediately to the Non-Standard Transaction Sponsor and the Chief Risk Officer or Middle Office Manager. Types of information that may be required to complete the Non-Standard Transaction evaluation include:

A.	Critical terms (term, price, volume, location, etc.)

B.	Description of transaction

C.	Notional value

D.	Cash flow analysis

E.	Source of physical supply

F.	Counterparty details

G.	Credit issues

H.	Legal issues

I.	Transmission or transportation requirements

J.	Effect on position limits

K.	Tax issues

L.	Regulatory issues

M.	Liquidity issues (including cash requirements)

N.	Hedging strategy

O.	Exit strategy

P.	Separate risk limits required

If concerns arise that cannot be resolved in a timely manner, the Supply / Trading and Marketing Officer and Chief Risk Officer will attempt to find a resolution and either: 1) proceed with the transaction; or 2) deny the request. Ultimate responsibility for determination that material issues have been adequately addressed rests with the Chief Risk Officer.

7.2.3	Electronic Trading Systems

Contract Administration shall coordinate the review and approval of new electronic trading systems by the Front Office. This approval will be granted following review of the business case (developed by the Front Office) and the control issues associated with the specific product. This process will include review by the Credit, Contracts and Legal departments, as well as the responsible Trading Leader(s), IT and the Middle Office Manager. Once approved for use by the Front Office, the Credit department will be responsible for maintaining control of the approved counterparty list and trading limits on electronic systems. Procedures for the use of Electronic Trading Systems will be maintained in the Front Office.

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EXHIBITS

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EXHIBIT 1 — APPROVED PRODUCTS LIST

I. Oil Supply and Marketing

Logistics

Barge / Ship

Pipeline

Truck

Railcar

Trading / Hedging

Futures (NYMEX and ICE)

EFPs

Fixed-for-Float Swaps

Basis Swaps

Options (Futures and OTC)

Sales / Marketing / System Supply

Buy / Sell

Thruputs

Exchange Agreements

3rd - Party Storage

Reseller

Fixed Forwards

Unpriced Guaranteed Differentials (UGDs)

Heat Curves

Downside Protection

Rack Sales

Prompts (including E-Commerce)

E-Commerce Forwards

Collars

Forward Basis

II. Natural Gas Supply and Marketing:

Logistics / Storage

Transportation

Storage

Trading / Hedging

Futures (NYMEX and ICE), Natural Gas and Oil Products

Index Swaps

Swing Swaps

Financial Basis (a.k.a. Basis Swaps)

Physical Basis

Fixed-for-Float Swaps

Options (futures and OTC)

Spreads (time, basis)

Cross Commodity Spreads

Note: ATTACHMENTS 2-5 provide more details on approved products breakdown

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EXHIBIT 1 — APPROVED PRODUCTS LIST (CONT.)

Marketing / Sales

Forwards (fixed, index, or basis)

Trigger

Caps

Collar

Accelerated Collar

III. Materials Handling

Product Name

Aggregates

Asphalt

Aviation Fuel

Calcium Chloride

Caustic Soda

Cement

China Clay

Coal

Furnace Slag

Government Petroleum

Gypsum

Heavy Lift

Iron Oxide

Logs

Lumber

Paper (rolled or bundled)

Petcoke

Pulp (baled)

Recycled Oil

Salt

Scrap

Seaweed

Sugar

Tallow

Tapioca

Urea

Veg Oil

Wood Pellets

Note: ATTACHMENTS 2-5 provide more details on approved products breakdown

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EXHIBIT 2 — PRODUCT DEFINITIONS

Note that the following definitions are in some cases in reference to specific Sprague offerings / terminology and are not considered general industry definitions

Accelerated Collar:	Specific product offered by Natural Gas to its customers. Product is more complex than a standard collar deal (see below), providing the customer upside price protection and downside price participation with potential discounts to the market price.

Basis:	Differential between the cash or spot price of a commodity and the price of the nearest futures contract. Basis may reflect different time periods, qualities / grades, or locations.

• Natural Gas Basis: Generally refers to location differences, i.e. the price of natural gas at a physical location less the prompt month natural gas futures contract.

• Oil Basis: Generally refers to quality / grade and possibly location differences, typically the price of the physical commodity less the prompt month of the most similar futures contract.

Basis Swap:	A contract in which two parties exchange cash flows linked to the difference between the price of a specific quantity of commodities at a particular physical location or quality / grade and the price of the same quantity of commodities on an organized exchange at a different physical location or of a different quality/grade.

Cap:	Contract which has a maximum price. This is generally purchased by customers that want the opportunity to benefit from expected future price declines, though want to limit their exposure to future price increases.

Collar:	Contract where the buyer is guaranteed a maximum price and the seller a minimum price. These transactions are supported by purchase and sale of options positions. A Costless Collar is where buying and selling respectively the related Call and Put are used to finance the Collar.

Downside Protection:	Contract designed to allow the customer to benefit from declining market prices. Sprague generally completes an option transaction(s) to limit the risk associated with this offering.

E-commerce	Contract offered by Oil Marketing whereby the customer purchases oil either on a prompt or forward basis via an electronic platform.

EFP *	A transaction in which two parties agree to exchange a specified amount of futures contracts for the same physical quantity of commodities, with the price of the commodities determined by reference to the market price of the futures.

Forward:	Contract that commits a party to buying or selling a specific quantity of commodities at a price specified at the origination of the contract, with delivery and settlement at a specified future date and location.

Futures:	A standardized Forward that is traded on a domestically regulated organized exchange such as the New York Mercantile Exchange (NYMEX) or Intercontinental Exchange (ICE).

Heat Curve:	Contract offered by Oil Marketing whereby the customer purchases a specified volume of heating oil over several forward months, with the monthly volume distribution reflecting the typical seasonal demand pattern.

Index:	Published price that is intended to represent the market price for that particular commodity and location for the specified time period. Different pricing services used different methodologies to establish their pricing indices.

*	Exchange of Futures for Physical

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EXHIBIT 2 — PRODUCT DEFINITIONS (CONT.)

Index Swap:	This contract essentially represents a combination of a fixed for floating swap and basis swap, with the floating component being an index price.

Option:	A contract that gives the purchaser (holder) the right, but not the obligation, to buy (call) or sell (put) a specific quantity of commodities at an agreed-on price, during a specified period or at a specified date. There are a range of option settlement alternatives, including:

	•	American Option: Option which may be exercised at any time during its lifetime, up to and including the expiration date.

	•	Asian Option: Option whose payoff depends on an average of prices for the underlying commodity over a period of time, rather than the price of the commodity on a single date. The averaging period may correspond to the entire life of the option, or may be shorter.

	•	European Option: Option which may only be exercised on its expiration date.

Over-the-Counter:	Trading of financial instruments such as commodities or derivatives directly between two parties. Regulations are more limited for OTC transactions compared to trades completed on an organized exchange.

Prompt:	Contract offered by Oil Marketing for a specified volume of oil to be lifted over a short time period (e.g. maximum of 10 days).

Rack:	Oil Marketing transaction where customer purchases oil on a non-delivered basis at a terminal loading facility or “rack”.

Spread:	Transaction that involves a corresponding purchase and sale with volumes that offset to a net zero position.

Spread Option:	Option written on the differential between the prices of two commodities, e.g.,

	A.	Basis (location) Spread: Based on the difference between the prices of the same commodity at two different locations. As indicated above, this basis definition is largely used in for natural gas transactions;

	B.	Calendar or Time Spread: Based on the difference between the price of the same commodity at two different points in time;

	C.	Processing Spread: Based on the difference between the price of inputs to, and outputs from, a production process (e.g. a crack spread);

	D.	Quality or Grade Spread: Based on the difference between the prices of different grades of the same commodity.

Swap:	A contract by which the parties agree to exchange one product for another. The products can be either physical or financial. A common type of swap is the fixed for floating swap, which can include various alternatives such as futures, basis, index, and swing swaps.

Swing Option:	Option which grants the right to take more or less of a specified commodity. The opportunity to swing up is effectively a call option on the commodity specified in the contract, and the opportunity to swing down is a put option on the commodity, subject to obligations to take certain quantities over the entire life of the contract.

Swing Swap:	Refers to a gas contract that is based on a fixed-for-floating index swap that references an average of daily prices. This is generally used for interruptible gas contracts.

Trigger:	A physical transaction that is priced at a differential to a futures or swap contract where the price can be locked in or “triggered” at a later date.

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EXHIBIT 2 — PRODUCT DEFINITIONS (CONT.)

UGD:	Unpriced Guaranteed Differential contract offered by Oil Marketing. In this contract, the customer agrees to purchase a specified volume of oil at an agreed to price differential compared to a specified futures contract price(s). The customer fixes (see trigger) the price of the futures component of the price at some point prior to expiration of the relevant futures contract.

Volatility:	Typically refers to the standard deviation of the change in value of a financial instrument with a specified time horizon. Volatility is tracked heavily in options trading. Historical volatility is based on how much prices have changed in the past, based on settlement levels. Implied volatility is a theoretical value based on the premium of an option and is intended to represent the expected level of price changes in the future. In general, increasing volatility leads to higher options prices.

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EXHIBIT 3 — MARKET RISK LIMIT STRUCTURE

Control Levels[1]	President	Senior Commercial / Trading Manager
Oil Supply Discretionary + System Optimization
*Contract Term	60 months	24 months
Term of Positions	68 months	32 months
Outright (Thousand Bbls)	500	300
Total Spreads (Thousand Bhls)
Time	2,500	1,750
Location	1,500[3]	1,000[3]
Basis	2,500	1,750
Cross Commodity	500[3]	300[3]
Individual Spread Positions (Thousand Bbls)
Time	1,250[2]	600[2]
Location	800[3]	400[3]
Basis	1,000	500
Cross Commodity (e.g. oil/gas, crude oil / resid)	500[3]	300[3]
Daily VaR (Value at Risk)	$1.5 million	$1.5 million
Oil Supply System
Seasonal Hedged Storage[4]	4,000	2,000
Hedge Pre-Roll	3,000	1,500
Natural Gas
Contract Term	60 months	24 months
Term of Positions	68 months	32 months
Total Position (10,000 MM BTU’s)
Fixed Price	250	150
Basis	2,000	1,000
Index	4,000	3,000
Individual Month Positions (10,000 MM BTU’s)
Fixed Price	125	75
Individual Month and Location Positions (10,000 MM BTU’s)
Basis	400	200
Index	700	350
Daily VaR	$1.5 million	$0.75 million
Oil and Gas

Total $ Gross Margin Loss

Daily MAT (Mgm’t Action Trigger)	$2 million	$500 K NG/$500 K Oil
Monthly MAT	$3 million	$1 million NG /$1 million Oil

[1]	Composite of overall group’s limits.
[2]	For distillates. Limits for other products are 50% of distillate levels.
[3]	Up to 500,000 barrels of residual fuel oil can be hedged with crude oil without counting against the cross commodity and location spread limits.
[4]	Hedged storage strategy will be agreed to with Sprague management prior to execution. Note: Other limits will be established as necessary in conjunction with business requirements

43

Sprague Operating Resources LLC Risk Management Policy

Privileged and Confidential -	12/5/2011

EXHIBIT 4 — SAMPLE NEW PRODUCT APPROVAL FORM

NAME OF PRODUCT:	CURRENT DATE:

Sponsor	Date

A.	PRODUCT OVERVIEW:	Describe features and benefits of this product to business unit and Sprague Energy Corp.

B.	RISK ASSESSMENT:	Describe risks, measurement and reporting methods, risk mitigation strategies and potential controls.

Credit	Date

Legal	Date

Tax	Date

Operations Accounting	Date

Contract Administration	Date

Trading Leader	Date

IT	Date

Treasury	Date

Insurance	Date

Note: Chief Risk Officer will determine which groups are required to sign-off on a new product approval form

44

Sprague Operating Resources LLC Risk Management Policy

Privileged and Confidential -	12/5/2011

EXHIBIT 4 — SAMPLE NEW PRODUCT APPROVAL FORM (CONT.)

Middle Office	Date

Physical Operations (logistics, scheduling, nominations)	Date

Terminals and Trucking	Date

Health, Safety, and Environmental	Date

C	PROJECTED IMPACT:

• Start-up Cost:

• Price Schedule:

• Accounting Treatment and Tax Implications:

• Additional IT resource requirements

D.	RECOMMENDATION:	The proposed New Product meets the New Product Objectives as outlined in the Risk Management Policy. All material risks have been identified and addressed in this document. RMC approval of this New Product request is recommended.

Trading and Marketing Officer	Date

Chief Operating Officer/Chief Financial Officer	Date

Chief Risk Officer	Date

E.	APPROVAL:

RMC Chairperson	Date

Note: Chief Risk Officer will determine which groups are required to sign-off on a new product approval form

45

Sprague Operating Resources LLC Risk Management Policy

Privileged and Confidential -	12/5/2011

EXHIBIT 5 — EMPLOYEE CONFIRMATION

Sprague Operating Resources LLC

Risk Management Policy

EMPLOYEE CONFIRMATION

As an employee of Sprague Operating Resources LLC (“Company”) or any successor thereto, I hereby acknowledge that I:

1.	Have received and read a copy of the Risk Management Policy dated December 5, 2011, and understand my responsibilities and required participation in the procedures described;

2.	Understand and agree to comply with the Risk Management Policy, as the same may be amended from time to time, and will conduct business activities in a manner consistent with its terms, philosophy and spirit;

3.	Understand that my personal involvement or direct or indirect actions resulting in violations of the Policies and Procedures constitute grounds for termination of employment and or criminal prosecution; and

4.	Agree to report all violations of the Risk Management Policy to the Chief Risk Officer.

EMPLOYEE SIGNATURE	DATE

PRINTED EMPLOYEE NAME	DATE

VICE PRESIDENT	DATE

46

Sprague Operating Resources LLC Risk Management Policy

Privileged and Confidential -	12/5/2011

EXHIBIT 6 — MANAGEMENT REPORTS & CONTROL PROCESSES

DAILY FREQUENCY
Report	Responsibility	Distribution
Daily Position Report Open volume (nominal and delta adjusted) and daily change in open volume by commodity and contract month.	Middle Office Manager	Traders RMC[1]

Daily Profit & Loss Report Includes daily, month-to-date and year-to-date profit and loss.	Middle Office Manager	Traders RMC[1]

Daily Portfolio Risk Profile VaR by risk group (i.e. natural gas and oil).	Middle Office Manager	Traders RMC[1]

[1]	Reports distributed to select RMC members

47

Sprague Operating Resources LLC Risk Management Policy

Privileged and Confidential -	12/5/2011

EXHIBIT 6 — MANAGEMENT REPORTS & CONTROL PROCESSES (CONT.)

MONTHLY FREQUENCY
Report	Responsibility	Distribution
Monthly Operations Review Including month-to-date, year-to-date profit and loss, including narrative explanations of significant changes in volumes and mark-to-market amounts	Financial Planning and Analysis in conjunction with Operations Accounting Manager	Traders RMC[1]

Manual Valuation Report List of all transactions which reside and are valued outside the Risk Management and Trading System	Sr. Quantitative Analyst	Traders RMC[1]

Monthly Limit Notice Statement of compliance or noncompliance with all limits	Chief Risk Officer	Traders RMC[1]

AS NEEDED FREQUENCY
Report	Responsibility	Distribution
Stop-Loss Limit (MAT) Report	Chief Risk Officer	Traders RMC[1]

Violation Report	Middle Office Manager	Traders RMC[1]

Other Reports as Necessary	Chief Risk Officer	To Be Determined by Chief Risk Officer

[1]	Reports distributed to select RMC members

48

ATTACHMENT 1 — Risk Management & Strategic Planning Org.

Effective Date: 12/5/2011

49

ATTACHMENT 2 – APPROVED PHYSICAL OIL PRODUCTS

Table 1 - Data Warehouse Code #2

Product Name	Product Abbreviation
HEAT	200
#2 Diesel Fuel - Dyed	201
#2 H/S Wintrzd Dsl 50/50-Dyed	203
#2 H/S Marine Prem Dsl - Dyed	204
#2 H/S Diesel - Dyed	205
#2 H/S Premium Diesel - Dyed	206
#2 H/S Wintrzd Heating Oil 70/30-Dyed	209
HeatForce Prem Heating Oil	210
#2 H/S Wntrzd Diesel 60/40 Dyed	211
#2 Oil .25% Sulfur - Dyed	214
#2 H/S Marine Dsl - Dyed	216
MGO	227
MDO	228
#2 Marine Diesel .25S w/VT - Dyed	279
#2 HS GForce Prem Heating Oil	3034
#2 H/S Heating Oil - Dyed	3039
GC Jet - HO Basis	GC Jet - HO
GC No. 2 - HO Basis	GC No. 2 - HO
30 Gallon Drum Heatforce	HF30
5 Gallon Pail Heatforce	HF5
55 Gallon Drum Heatforce	HF55
Russian Gas Oil	RGO
Undyed Heating Oil	Undyd Heat Oil

Table 2 - Data Warehouse Code #4

Product Name	Product Abbreviation
#4 Oil - 0.3% Sulfur	403
#4 Oil - 0.5% Sulfur	405
#4 Oil - 0.6% Sulfur	406
#4 Oil - 1.0% Sulfur	410
#4 Oil - 1.3% Sulfur	413
#4 Oil - 1.5% Sulfur	415
#4 Oil - 2.0% Sulfur	420
450 ( IFO 180 )	450
451 (IFO 380)	451
#4 Oil - .25 Nitrogen	4OIL-.25N
#4 Oil - .28 Nitrogen	4OIL-.28N
IFO 180	IFO 180
IFO 380	IFO 380
IFO 40	IFO 40

50

ATTACHMENT 2 – APPROVED PHYSICAL OIL PRODUCTS

Table 3 - Data Warehouse Code #5

Product Name	Product Abbreviation
#5 Oil - 0.5% Sulfur	505
#5 Oil - 0.6% Sulfur	506
#5 Oil - 0.7% Sulfur	507
#5 Oil - 1.0% Sulfur	510
#5 Oil - 1.4% Sulfur	514

Table 4 - Data Warehouse Code #6

Product Name	Product Abbreviation
#6 Oil - 0.3%	603
#6 Oil - 0.5% Sulfur	605
#6 Oil - 0.7% Sulfur	607
#6 Oil - 1.0% Sulfur	610
#6 Oil - 1.3% Sulfur	613
#6 Oil - 1.5% Sulfur	615
#6 Oil - 1.6% Sulfur	616
#6 Oil - 1.7% Sulfur	617
#6 Oil - 1.8% Sulfur	618
#6 Oil - 1.9% Sulfur	619
#6 Oil - 2.0% Sulfur	620
#6 Oil - 2.1% Sulfur	621
#6 Oil - 2.2% Sulfur	622
#6 Oil - 3% Sulfur	630
#6 Oil - 3.5% Sulfur	635
#6 Oil - 1.75% Sulfur	675
#6 Oil - 1.76% Sulfur	676
#6 Oil - 0.3% Sulfur High Pour	603HP
#6 Oil - 0.3% Sulfur Low Pour	603LP
#6 Oil - 0.5% Sulfur Low Pour	605LP
#6 Oil - 1.5% Sulfur IP	615 IP
NYH 6 1.0% - CL Basis	NYH 610 - CL

Table 5 - Data Warehouse Code BIO

Product Name	Product Abbreviation
#2 Heating Oil Dyed B-20 Bio	207
#2 Heating Oil B-2 Bio Dyed	212
#2 Heating Oil Dyed B-5 Bio	213
#2 Heating Oil Dyed B-99.9 Bio	215
#2 Heating Oil Dyed B-40 Bio	217
S15 USLD #2 40 / ULSK 40 / BIO 20	237
S500 #2 47.5 LS Dsl B-5 Clear	240
S500 #2 47.5 LS Dsl B-5 Dyed	241
S500 No.2 LS Diesel B-10 Dyed	245

51

ATTACHMENT 2 – APPROVED PHYSICAL OIL PRODUCTS

S500 No.2 LS Diesel B-10 Clear	246
#2 Heating Oil B-10 Bio Dyed	247
S500 #2 Prm 47.5 LSD B-5 Clear	248
S500 #2 Prm 47.5 LSD B-5 Dyed	249
S500 No.2 LS Diesel B-40 Dyed	265
S500 No.2 LS Diesel B-40 Clear	266
HeatForce Prem #2 Dyed B99.9 Bio	267
HeatForce Prem #2 Dyed B-2 Bio	269
HeatForce Prem #2 Dyed B-5 Bio	272
HeatForce Prem #2 Dyed B-20 Bio	275
HeatForce Prem #2 Dyed B-40 Bio	276
S15 #2 PRM ULSD CLEAR B-50	277
S15 #2 PRM ULSD DYED B-50	278
S500 No.2 RFC Pr LSD B-5 Clr	283
S500 No.2 RFC Pr LSD B-2 Clr	284
S500 No.2 LS Diesel B-20 Dyed	285
S500 No.2 LS Diesel B-2 Dyed	286
S500 No.2 LS Diesel B-2 Clear	287
S500 No.2 RFC Pr LSD B-20 Clr	288
S500 No.2 LS Diesel B-5 Dyed	289
S500 No.2 LS Diesel B-5 Clear	293
Biodiesel B-100	295
Bio Diesel (b20) - Dyed	296
S500 No.2 LS Diesel B-20 Clear	297
S500 LS Kero Dyed - B-2 Bio	300
S500 LS Kero Dyed - B-5 Bio	301
S500 LS Kero Dyed - B-20 Bio	302
S500 LS Kero Clear - B-2 Bio	303
S500 LS Kero Clear - B-5 Bio	304
S500 LS Kero Clear - B-20 Bio	305
S500 No.2 RFC Pr LSD B-2 Dyed	306
S500 No.2 RFC Pr LSD B-5 Dyed	307
S500 No.2 RFC Pr LSD B-20 Dyed	308
S15 #1ULS Diesel - B-50 Bio Clear	309
S15 ULS Kero Dyed - B-2 Bio	310
S15 ULS Kero Dyed - B-5 Bio	311
S15 ULS Kero Dyed - B-20 Bio	312
S15 ULS Kero Clear - B-2 Blo	313
S15 ULS Kero Clear - B-5 Bio	314
S15 ULS Kero Clear - B-20 Blo	315
S15 No.2 RFC Pr ULSD B-2 Dyed	316
S15 No.2 RFC Pr ULSD B-5 Dyed	317
S15 No.2 RFC Pr ULSD B-20 Dyed	318
S15 #2 ULSD Clear - B-50	324
S500 LSD 50/50 B20 CLR	326
S500 LSD 50/50 B20 DYED	327
S15 #2 ULSD Dyed - B-50	328
S15 #1ULS Diesel - B-50 Bio Dyed	329

52

ATTACHMENT 2 – APPROVED PHYSICAL OIL PRODUCTS

S15 Prem ULSD #2 B-20 Clear	337
S15 No.2 47.5 ULSD Clear B-5	340
S15 No.2 47.5 ULSD Dyed B-5	341
S15 No.2 ULS Diesel B-10 Dyed	345
S15 No.2 ULS Diesel B-10 Clear	346
S15 No.2 ULS Diesel Clear B-99.9 Bio	347
S15 No.2 Prm 47.5 ULSD Clear B-5	348
S15 No.2 Prm 47.5 ULSD Dyed B-5	349
LSD / Kero Clear B-20 Bio-blend	355
S15 #2 RdFrc Prm ULSD Clr B-10	359
S15 No.1 ULSD Clear - B-10 Bio	365
S15 No.1 ULSD Dyed - B-10 Bio	366
S15 No.2 ULS Diesel B-40 Dyed	367
S15 No.2 ULS Diesel B-40 Clear	368
S15 #2 RdFrc Prm ULSD Dyd B-10	369
S15 No. 2 Prem ULSD B-5 Clear	372
S15 No.1 ULSD B-5 Bio Clear	375
S15 No.1 ULSD Dyed - B-5 Bio	376
S15 No.1 ULSD B-20 Bio Clear	377
S15 No.1 ULSD Dyed - B-20 Bio	378
S15 No.1 ULSD Clear B-2 Bio	379
No. 1 ULS Diesel Dyed B-2 Bio	380
515 No.2 RFC Pr ULSD B-5 Clr	383
S15 No.2 RFC Pr ULSD B-2 Clr	384
S15 No.2 ULS Diesel B-20 Dyed	385
S15 No.2 ULS Diesel B-2 Dyed	386
S15 No.2 ULS Diesel B-2 Clear	387
S15 No.2 RFC Pr ULSD B-20 Clr	388
S15 No.2 ULS Diesel B-5 Dyed	389
S15 No2 56/24/B-20 ULSD Clr	391
S15 No2 56/24/B-20 ULSD Dyed	392
S15 No.2 ULS Diesel B-5 Clear	393
S15 No2 Prm 56/24/B20 ULSD Clr	394
S15 No2 Prm 56/24/B20 ULSD Dyd	395
Diesel Fuel - ULS Dyed B-20 Bio	396
S15 No.2 ULS Diesel B-20 Clear	397
S15 No2 66.5/28.5/B5 ULSD Clr	3001
S15 No2 66.5/28.5/B5 ULSD Dyed	3002
S15 No 1 ULSD Clr B-5 w/detergent	3003
S15 No. 2 ULS Diesel B-80 Clear	3004
S15 No. 2 ULS Diesel B-80 Dyed	3005
S500 NRLM Winter Dsl 25Isd/55kero/B20	3006
S15 NRLM WntrBld 25 ulsd/55 ulsk/B20	3009
HeatForce Prem #2 Dyed B-10 Bio	3010
S15 No 1 ULSD Clr B-10 w/detergent	3014
B-99.9 Heating Fuel - Clear	3015
B-99.9 Bio	3016
#2 Heating Oil .2% Dyed B-5 Bio	3017

53

ATTACHMENT 2 – APPROVED PHYSICAL OIL PRODUCTS

#2 Heating Oil .2% Dyed B-20 Bio	3018
S15 No. 2 Prem ULSD B-5 Dyed	3020
S15 ULS Kero Dyed - B-10 Bio	3022
S15 ULS Kero Clear - B-10 Bio	3023
S15 No. 1 ULSD Clear B-10 Bio	3024
S15 No. 1 ULSD Dyed B-10 Bio	3025
S15 No2 66.5/28.5/B5 Prm ULSD Clr	3026
S15 No2 66.5/28.5/B5 Prm ULSD Dyed	3027
S15 No2 54/36/B10 ULSD Clr	3028
S15 No2 54/36/B10 ULSD Dyed	3029
S15 No2 57/38/B5 ULSD Clr	3033
S15 No2 Prm 48/32/B20 ULSD Clr	3037
S15 ULS Prm Clr 40 / 40 / B-20	3038
B 100 Renewable Diesel	B 100 Renew Dsl
B 99.9 Blendstock	B 99.9 Bldsk
B-100 Biodiesel	B-100
B-100 Blendstock	B100 Blendstock
Retail BioDiesel	B2
B-5 Heating Oil	B-5 Heat
B-5 ULSD	B-5 ULSD
B-99.9 Biodiesel	B-99.9
B99.9 Renewable Diesel	B99.9 Rnw Dsl
Bio Blendstock	Bio Blendstock
Bio Heavies	Bio Heavy
Bio Heavies AFM	Bio Heavy AFM
BioHeat Blendstock	BioHeat Blndsk
Renewable Diesel	Renew Dsl

Table 6 - Data Warehouse Code CON

Product Name	Product Abbreviation
CONV Reg Gas - 87Oct	103
CONV Reg Gas - 87Oct-7.8 RVP	108
CONV Plus Gas - 89Oct	132
CONV Plus Gas 89Oct - 7.8 RVP	138
CONV Prem Gas - 91 Oct - 9.0 RVP	147
CONV Prem Gas - 91 Oct - 7.8 RVP	149
CONV Prem Gas - 93Oct	164
CONV Gas - 93Oct-7.8 RVP	169
CONV Gas - 92Octane	179
100 Low Lead Aviation Gasoline	199
CONV	CONV
LS CONV	LS CONV
MID CONV	MID CONV
PREM CONV	PREM CONV
PREM LS CONV	PREM LS CONV

54

ATTACHMENT 2 – APPROVED PHYSICAL OIL PRODUCTS

Table 7 - Data Warehouse Code DSL

Product Name	Product Abbreviation
S500 No.2 90/10 LSD Clear	218
S500 No.2 RdForce Pr LSD Clr	230
S500 No.2 RdForce Pr LSD Dyed	231
S500 No.2 Premium LSD Clear	232
S500 No.2 Premium LSD Dyed	233
S500 No.2 Prm 80/20 LSD Clear	234
S500 No.2 Prm 50/50 LSD Clear	235
S500 No.2 Prm 75/25 LSD Clear	236
S500 No.2 Prm 70/30 LSD Clear	238
S500 No.2 Prm 70/30 LSD Dyed	239
S500 No.2 Prm 60/40 LSD Clear	242
S500 No.2 Prm 90/10 LSD Clear	243
S500 No.2 80/20 LSD Dyed w/add	244
LSD	250
S500 No.2 LS Diesel Dyed	251
S500 No.2 LS Htg Fuel Dyed	252
S500 No.2 75/25 LS Diesel Clr	253
S500 No.2 80/20 LS Diesel Clr	254
S500 No.2 50/50 LS Diesel Clear	256
S500 No.2 70/30 LS Diesel Dyed	257
S500 No.2 70/30 LS Diesel Clr	258
S500 No.2 Winterized LSD Clr	260
S500 No.2 85/15 LSD Clear	261
S500 No.2 60/40 LSD Clear	262
S500 No.2 60/40 LSD Dyed	263
S500 No.2 90/10 LSD Dyed	264
Marine Diesel - L/S - Clear	280
Marine Diesel - L/S - Dyed	281
S500 No.2 Retail LS Diesel	290
S500 No.2 Wntrz 70/30 LSD Dyed	298
S500 No. 2 50/50 LS Diesel Dyed	2000
S500 HeatForce LS Htg Fuel Dyed	3007
Marine Diesel - L/S Prem Dyed	3008
LSD - OFF ROAD	LSD OFF RD

Table 8 - Data Warehouse Code ETH

Product Name	Product Abbreviation
5.7% RBOB - Summer	105
RFG/OXY 87Oct-10% Eth VOC CTRL	109
RFG/OXY 87Oct-10% Eth VT VOC CTRL	110
RFG/OXY 87Oct-10% Eth	111
RFG/OXY 87Oct-10% Eth VT	112
RFG/OXY 87Oct-5.7%Eth VOC CTRL	114

55

ATTACHMENT 2 – APPROVED PHYSICAL OIL PRODUCTS

RFG/OXY 870ct-5.7% Eth W/VT VOC CTRL	115
RFG/OXY 870ct-5.7% Eth	116
RFG/OXY 870ct-5.7%Eth VT	117
5.7% RBOB - Winter	118
10% RBOB - Summer	119
10% RBOB - Winter	120
RFG/OXY 890ct-10% Eth VOC CTRL	130
RFG RBOB Gas - 890ct.-9.0 RVP	137
RFG/OXY 890ct-10% Eth VT VOC CTRL	139
RFG/OXY 890ct-10% Eth	140
RFG/OXY 890ct-10% Eth VT	141
RFG/OXY 890ct-5.7% Eth VT VOC CTRL	142
RFG/OXY 890ct-5.7%Eth VT	143
RFG/OXY 890ct-5.7% Eth VOC CTRL	144
RFG/OXY 890ct-5.7%Eth	145
RFG/OXY 910ct-10% Eth VOC CTRL	150
RFG/OXY 910ct-10%Eth VT VOC CTRL	151
RFG/OXY 920ct-10% Eth VOC CTRL	152
RFG/OXY 920ct-10% Eth VT VOC CTRL	153
RFG/OXY 930ct-10% Eth VOC CTRL	154
RFG/OXY 930ct-10% Eth VT VOC CTRL	155
RFG/OXY 930ct-10% Eth	156
RFG/OXY 930ct-10% Eth VT	157
RFG/OXY 920ct-10% Eth	158
RFG/OXY 920ct-10% Eth VT	159
5.7% PBOB - Summer	165
RFG/OXY 910ct-10% Eth	174
RFG/OXY 910ct-10% Eth VT	180
RFG/OXY 930ct-5.7% Eth VOC CTRL	181
RFG/OXY 930ct-5.7% Eth VT VOC CTRL	182
RFG/OXY 920ct-5.7% Eth VOC CTRL	183
RFG/OXY 920ct-5.7% Eth VT VOC CTRL	184
RFG/OXY 910ct-5.7% Eth VOC CTRL	185
RFG/OXY 910ct-5.7% Eth VT VOC CTRL	186
RFG/OXY 930ct-5.7% Eth	187
RFG/OXY 930ct-5.7%Eth VT	188
E85 (85% Ethanol, 15% NL87)	191
RFG/OXY 920ct-5.7%Eth VT	192
RFG/OXY 910ct-5.7% Eth	193
RFG/OXY 910ct-5.7%Eth VT	194
5.7% PBOB - Winter	195
10% PBOB - Summer	196
10% PBOB - Winter	197
E70 (70% Ethanol, 30% NL87)	198
Ethanol E-100	1000
CONV Reg 870ct - 10% Eth	1001
CONV Prem 930ct - 10% Eth	1002
CONV MidGas 890ct - 10% Eth	1003

56

ATTACHMENT 2 – APPROVED PHYSICAL OIL PRODUCTS

CONV PremGas 91Oct - 10% Eth	1004
CBOB	CBOB
Retail #E70	E7
Retail #E85	E8
Ethanol	Ethanol
Gasoline Blendstock	Gas Blendstock
GAS BLND	GAS BLND
MID RBOB	MID RBOB
Retail Midgrade Gasoline	N+
Retail Regular Gasoline	NL
Retail Premium Gasoline	NP
PBOB	PBOB
Premium CBOB	PREM CBOB
PREM E-10	PREM E-10
RBOB	RBOB
REG E-10	REG E-10

Table 9 - Data Warehouse Code JET

Product Name	Product Abbreviation
Jet Fuel	320
Jet Fuel JP-5	325
JET	JET

Table 10 - Data Warehouse Code KER

Product Name	Product Abbreviation
Kerosene - High Sulfur - Dyed	219
S500 No.1 LS Kero Dyed	220
S500 No.1 LS Diesel Clear	221
S500 No.1 LS Kerosene Clear	222
S500 No.1 Prm LS Diesel Dyed	223
Kerosene-Dyed Ultra-K	224
S500 No. 1 LS Kero/Heating Fuel Dyed	3035
Retail Kerosene	KE
KERO	KERO

Table 11 - Data Warehouse Code LCO

Product Name	Product Abbreviation
LCO	LCO
LS LCO	LS LCO

57

ATTACHMENT 2 – APPROVED PHYSICAL OIL PRODUCTS

Table 12 - Data Warehouse Code RFG

Product Name	Product Abbreviation
Base 87	100
RFG Reg Gas - 870ct-Oxy/MTBE	101
RFG Reg Gas-87 OCT	102
RFG Reg Gas-870ct - W/VT	104
RFG Reg Gas-870ct-W/VT VOC CTRL	106
RFG Economy Gas - 870ct	107
RFG Reg Gas-870ct-VOC CTRL	113
RFG Mid Gas -890ct-Oxy/MBTE	131
RFG Mid Gas-890CT	133
RFG Mid Gas -890ct-W/VT	134
RFG MidGas-890ct-W/VT VOC CTRL	135
RFG Mid Gas -890ct-VOC CTRL	136
Oxy RFG Prem Gas-930ct-13.5RVP	160
Oxy RFG Prem Gas-930ct-9.0RVP	161
RFG Prem Gas-930CT	162
RFG Prem Gas-92OCTa	163
RFG Prem Gas-920CT W/VT	166
RFG PremGas-930ct-W/VT	167
RFG Ultra Gas - 940ct	168
RFG Prem Gas-910ct W/VT	170
RFG Prem Gas-920CT	171
RFG PremGas-930ct-W/VT VOC CTRL	172
RFG PremGas-910ct-VOC CTRL	173
RFG Prem Gas-91OCT	175
RFG Prem Gas-910CT W/VT VOC CTRL	176
RFG PremGas920CT-W/VT VOC CTRL	177
RFG PremGas-930ct-VOC CTRL	178
MID RFG	MID RFG
PREM RFG	PREM RFG
RFG	RFG

Table 13 - Data Warehouse Code ULK

Product Name	Product Abbreviation
S15 No 1 ULS Diesel Clr w/detergent	259
# 1 ULSD	270
Ultra Low Sulfur Diesel - Dyed	271
Ultra LS Diesel w/add -Clear	273
Ultra LS Diesel w/add - Dyed	274
S15 No.1 ULS Kero Dyed	319
No.1 ULS Diesel - Clear	321
S15 No.1 ULS Kerosene Clear	322
S15 No.1 Prm ULS Diesel Dyed	323
S15 No.1 ULS Diesel Clear	370
S15 No.1 ULS Diesel Dyed	371
S15 No.1 ULS Diesel w/add Clear	373
S15 No.1 ULS Diesel w/add Dyed	374
# 1 ULSK	ULSK #1

58

ATTACHMENT 2 – APPROVED PHYSICAL OIL PRODUCTS

Table 14 - Data Warehouse Code ULS

Product Name	Product Abbreviation
S15 No.2 RdForce Pr ULSD Clr	330
S15 No.2 RdForce Pr ULSD Dyed	331
S15 No.2 Premium ULSD Clear	332
S15 No.2 Premium ULSD Dyed	333
S15 No.2 Prm 80/20 ULSD Clear	334
S15 No.2 Prm 50/50 ULSD Clear	335
S15 No.2 Prm 75/25 ULSD Clear	336
S15 No.2 Prm 70/30 ULSD Clear	338
S15 No.2 Prm 70/30 ULSD Dyed	339
S15 No.2 Prm 60/40 ULSD Clear	342
S15 No.2 Prm 90/10 ULSD Clear	343
S15 No.2 80/20 ULSD Dyed w/add	344
S15 No.2 ULS Diesel Clear	350
S15 No.2 ULS Diesel Dyed	351
S15 No.2 ULS Htg Fuel Dyed	352
S15 No.2 75/25 ULS Diesel Clr	353
S15 No.2 80/20 ULS Diesel Clr	354
S15 No.2 50/50 ULS Diesel Clr	356
S15 No.2 70/30 ULS Diesel Dyed	357
S15 No.2 70/30 ULS Diesel Clr	358
S15 No.2 Winterized ULSD Clr	360
S15 No.2 85/15 ULSD Clear	361
S15 No.2 60/40 ULSD Clear	362
S15 No.2 60/40 ULSD Dyed	363
S15 No.2 90/10 ULSD Dyed	364
S15 No.2 Marine Diesel ULS Dyd	381
S15 No.2 Marine Diesel ULS Clr	382
S15 No.2 Retail ULS Diesel	390
S15 No.2 Wntrz 70/30 ULSD Dyed	398
S15 No 2 RdFrc 70/30 ULSD Clear	3011
S15 No 2 RdFrc 70/30 ULSD Dyed	3012
S15 #2 Retl ULSD-Off Rd-Co Use	3013
S15 No 2 ULS Diesel Clr w/detergent	3019
S15 No 2 ULS Dsl Dyed w/detergent	3021
S15 No 2 ULSD Clr w/detrg & cold flow	3030
S15 No.2 Winterized ULSD Dyed	3031
S15 No 2 ULSD Dyd w/detrg & cold flow	3032
S15 No.2 Wntrzd Retail ULS Diesel	3036
S15 #2 ULS Diesel Clear	3040
S15 #2 ULS Diesel Dyed	3041
S15 No. 2 80/20 ULS Diesel Dyed	3042
S15 No. 2 90/10 ULS Diesel Clear	3043

59

ATTACHMENT 2 - APPROVED PHYSICAL OIL PRODUCTS

Retail #2Diesel	D2
# 2 ULSD	ULSD #2
#2 ULSD Dyed	ULSD #2 Dyed

60

Sprague Operating Resources LLC	ATTACHMENT 3 - Authorized Oil Traders and Instruments List	Effective Date: 12/5/2011

Logistics
Employee	Position	Group	Commodity[1]	Barge	Pipeline	Truck	Railcar

Steve Scammon	VP, Trading, Pricing and Customer Service	Oil Trading, Pricing & Customer Service	Oil/NG	X	X	X	X
John Bischoff	VP, Oil Supply	Oil Supply	Oil/NG	X	X	X	X
Steve Dunn	Manager, USAC Light Products	Oil Supply	Oil/NG	X	x	x	x
Kevin Grant	Director, Business Development	Oil Supply	Oil	X	X	X	X
Shamus Martin	Manager, International Petroleum	Oil Supply	Oil/NG	X	x	x	x
Linda Theberge	Oil Trader	Oil Supply	Oil	X	X	X	X
Lindsay Perret	Scheduler	Oil Supply	Oil	X	X	X	X
Ken Fonseca	Senior Scheduler	Oil Supply	Oil	X	X	X	X
Kathy Trottner	Senior Scheduler	Oil Supply	Oil	X	X	X	X
Tom Flaherty[2]	VP, Sales	Oil Sales	Oil
David Daoust	Managing Director, Sales & E-Com	Oil Sales	Oil
Jess Albert	Pricing Analyst	Oil Sales	Oil
Natalie Hebert	Desk Marketing, E-Commerce	Oil Sales	Oil
Taylor Hudson	Programs Development Manager	Oil Sales	Oil
Hugh MacNaughton	Manager, Desk Marketing	Oil Sales	Oil
Krislyn Schweitzer	Desk Marketing, E-Commerce	Oil Sales	Oil
Kristine Sullivan	Desk Marketing Associate	Oil Sales	Oil
Bob Gilleco	Managing Director, Sales	Oil Sales	Oil
Barry Botman	Account Manager	Oil Sales	Oil
Steve Parise	Managing Director, Wholesale Accounts	Oil Sales	Oil
Mike Zampano	Director, Industrial & Asphalt Sales	Oil Sales	Oil
Burr Mosher	Director, Bid/Contract Management	Pricing and Customer Service	Oil
Tom Van De Water	Director, Pricing & Customer Service	Pricing and Customer Service	Oil

[1]	Nat Gas authorization only for specifically approved cross commodity positions
[2]	Authorization for rack and forward sales can be provided to sales staff as appropriate
[3]

In addition to 24 month contract term, term of forward positions limited to 32 months. Longer term contracts (25 to 60 months) require Sprague President (or designee if President unavailable) approval.

61

Sprague Operating Resources LLC	ATTACHMENT 3 - Authorized Oil Traders and Instruments List	Effective Date: 12/5/2011

Trading / Hedging Instruments
Employee	Position	Group	Commodity[1]	NYMEX Futures	ICE Futures	EFP’s	Fixed-for- Float Swap	Basis Swap	Futures Options	OTC Options

Steve Scammon	VP, Trading, Pricing and Customer Service	Oil Trading, Pricing & Customer Service	Oil/NG	X	X	X	X	X	X	X
John Bischoff	VP, Oil Supply	Oil Supply	Oil/NG	X	x	x	x	x	x	x
Steve Dunn	Manager, USAC Light Products	Oil Supply	Oil/NG	X	X	X	X	X	X	X
Kevin Grant	Director, Business Development	Oil Supply	Oil	X	X	X	X	X
Shamus Martin	Manager, International Petroleum	Oil Supply	Oil/NG	X	X	X	X	X	X	X
Linda Theberge	Oil Trader	Oil Supply	Oil	X	x	x	x	x	x	x
Lindsay Perret	Scheduler	Oil Supply	Oil	X	X	X	X	X	X	X
Ken Fonseca	Senior Scheduler	Oil Supply	Oil
Kathy Trottner	Senior Scheduler	Oil Supply	Oil
Tom Flaherty[2]	VP, Sales	Oil Sales	Oil
David Daoust	Managing Director, Sales & E-Com	Oil Sales	Oil	X		X
Jess Albert	Pricing Analyst	Oil Sales	Oil	X		X
Natalie Hebert	Desk Marketing, E-Commerce	Oil Sales	Oil	X		x
Taylor Hudson	Programs Development Manager	Oil Sales	Oil	X		X
Hugh MacNaughton	Manager, Desk Marketing	Oil Sales	Oil	X		X
Kristyn Schweitzer	Desk Marketing, E-Commerce	Oil Sales	Oil	X		X
Kristine Sullivan	Desk Marketing Associate	Oil Sales	Oil	X		X
Bob Gillece	Managing Director, Sales	Oil Sales	Oil
Barry Botman	Account Manager	Oil Sales	Oil
Steve Parise	Managing Director, Wholesale Accounts	Oil Sales	Oil
Mike Zampano	Director, Industrial & Asphalt Sales	Oil Sales	Oil
Burr Mosher	Director, Bid/Contract Management	Pricing and Customer Service	Oil
Tom Van De Water	Director, Pricing & Customer Service	Pricing and Customer Service	Oil	X		X

[1]	Nat Gas authorization only for specifically approved cross commodity positions
[2]	Authorization for rack and forward sales can be provided to sales staff as appropriate
[3]

In addition to 24 month contract term, term of forward positions limited to 32 months. Longer term contracts (25 to 60 months) require Sprague President (or designee if President unavailable) approval.

62

Sprague Operating Resources LLC	ATTACHMENT 3 - Authorized Oil Traders and Instruments List	Effective Date: 12/5/2011

Sales / Marketing / System Supply Instruments
Employee	Position	Group	Commodity[1]	Buy/Sell	Thruput	Exchange Agreement	3rd Party Storage	Reseller	Fixed Forward	UGD

Steve Scammon	VP, Trading, Pricing and Customer Service	Oil Trading, Pricing & Customer Service	Oil/NG	X	X	X	X
John Bischoff	VP, Oil Supply	Oil Supply	Oil/NG	X	X	X	X
Steve Dunn	Manager, USAC Light Products	Oil Supply	Oil/NG	X	X	X	X
Kevin Grant	Director, Business Development	Oil Supply	Oil	X			X		X
Shamus Martin	Manager, International Petroleum	Oil Supply	Oil/NG	X	X	X	X
Linda Theberge	Oil Trader	Oil Supply	Oil	X	X	X	X
Lindsay Perret	Scheduler	Oil Supply	Oil	X	X	X	X
Ken Fonseca	Senior Scheduler	Oil Supply	Oil			X	X
Kathy Trottner	Senior Scheduler	Oil Supply	Oil			X	X
Tom Flaherty[2]	VP, Sales	Oil Sales	Oil	X	X	X	X	X	X	X
David Daoust	Managing Director, Sales & E-Com	Oil Sales	Oil	X	X		X	X	X	X
Jess Albert	Pricing Analyst	Oil Sates	Oil	X					X	X
Natalie Hebert	Desk Marketing, E-Commerce	Oil Sales	Oil	X					X	X
Taylor Hudson	Programs Development Manager	Oil Sales	Oil	X					X	X
Hugh MacNaughton	Manager, Desk Marketing	Oil Sales	Oil						X	X
Kristyn Schweitzer	Desk Marketing, E-Commerce	Oil Sales	Oil	X					X	X
Kristine Sullivan	Desk Marketing Associate	Oil Sales	Oil	X					X	X
Bob Gillece	Managing Director, Sales	Oil Sales	Oil	X	X	X	X	X	X	X
Barry Botman	Account Manager	Oil Sales	Oil	X					X	X
Steve Parise	Managing Director, Wholesale Accounts	Oil Sales	Oil	X				X	X	X
Mike Zampano	Director, Industrial & Asphalt Sales	Oil Sales	Oil	X					X	X
Burr Mosher	Director, Bid/Contract Management	Pricing and Customer Service	Oil	X					X
Tom Van De Water	Director, Pricing & Customer Service	Pricing and Customer Service	Oil						X	X

[1]	Nat Gas authorization only for specifically approved cross commodity positions
[2]	Authorization for rack and forward sales can be provided to sales staff as appropriate
[3]

In addition to 24 month contract term, term of forward positions limited to 32 months. Longer term contracts (25 to 60 months) require Sprague President (or designee if President unavailable) approval.

63

Sprague Operating Resources LLC	ATTACHMENT 3 - Authorized Oil Traders and Instruments List	Effective Date: 12/5/2011

Sales / Marketing / System Supply Instruments
Employee	Position	Group	Commodity[1]	Heat Curve	Downside Protection	Rack and Prompt	E-Commerce Forwards	Collar	Forward Basis

Steve Scammon	VP, Trading, Pricing and Customer Service	Oil Trading, Pricing & Customer Service	Oil/NG
John Bischoff	VP, Oil Supply	Oil Supply	Oil/NG
Steve Dunn	Manager, USAC Light Products	Oil Supply	Oil/NG
Kevin Grant	Director, Business Development	Oil Supply	Oil			X
Shamus Marlin	Manager, International Petroleum	Oil Supply	Oil/NG
Linda Theberge	Oil Trader	Oil Supply	Oil
Lindsay Perret	Scheduler	Oil Supply	Oil
Ken Fonseca	Senior Scheduler	Oil Supply	Oil
Kathy Trottner	Senior Scheduler	Oil Supply	Oil
Tom Flaherty[2]	VP, Sales	Oil Sales	Oil	X	X	X		X	X
David Daoust	Managing Director, Sales & E-Com	Oil Sales	Oil	X	X	X	X	X	X
Jess Albert	Pricing Analyst	Oil Sales	Oil	X	X	X	X	X	X
Natalie Hebert	Desk Marketing, E-Commerce	Oil Sales	Oil	X	x	x	x	x	x
Taylor Hudson	Programs Development Manager	Oil Sates	Oil	X	X	X	X	X	X
Hugh MacNaughton	Manager, Desk Marketing	Oil Sales	Oil	X	X	X	X	X	X
Kristyn Schweitzer	Desk Marketing, E-Commerce	Oil Sales	Oil	X	x	x	x	x	x
Kristine Sullivan	Desk Marketing Associate	Oil Sales	Oil	X	X	X	X	X	X
Bob Gillece	Managing Director, Sales	Oil Sales	Oil	X	x	x		x	x
Barry Botman	Account Manager	Oil Sales	Oil	X	x	x		x	x
Steve Parise	Managing Director, Wholesale Accounts	Oil Sales	Oil	X	X	X		X	X
Mike Zampano	Director, Industrial & Asphalt Sales	Oil Sales	Oil	X	X	X		X	X
Burr Mosher	Director, Bid/Contract Management	Pricing and Customer Service	Oil			X	X		X
Tom Van De Water	Director, Pricing & Customer Service	Pricing and Customer Service	Oil	X	X	X	X	X	X

[1]	Nat Gas authorization only for specifically approved cross commodity positions
[2]	Authorization for rack and forward sales can be provided to sales staff as appropriate
[3]

In addition to 24 month contract term, term of forward positions limited to 32 months. Longer term contracts (25 to 60 months) require Sprague President (or designee if President unavailable) approval.

64

Sprague Operating Resources LLC	ATTACHMENT 3 - Authorized Oil Traders and Instruments List	Effective Date: 12/5/2011

Contract Term[3]
Employee	Position	Group	Commodity[1]	Next day of	Balance Month	1 Month Forward	2.8 Months Forward	7-12 Months Forward	13-18 Months Forward	19-24 Months Forward

Steve Scammon	VP, Trading, Pricing and Customer Service	Oil Trading, Pricing & Customer Service	Oil/NG		X	X	X	X	X	X
John Bischoff	VP, Oil Supply	Oil Supply	Oil/NG	X	X	X	X	X	X	X
Steve Dunn	Manager, USAC Light Products	Oil Supply	Oil/NG	X	X	X	X	X	X	X
Kevin Grant	Director, Business Development	Oil Supply	Oil	X	X	X	X	X	X	X
Shamus Martin	Manager, International Petroleum	Oil Supply	Oil/NG	X	X	X	X	X	X	X
Linda Theborge	Oil Trader	Oil Supply	Oil	X	X	X	X	X	X	X
Lindsay Perret	Scheduler	Oil Supply	Oil	X	X	X	X	X	X	X
Ken Fonseca	Senior Scheduler	Oil Supply	Oil	X	X	X	X
Kathy Trottner	Senior Scheduler	Oil Supply	Oil	X	X	X	X
Tom Flaherty[2]	VP, Sales	Oil Sales	Oil		X	X	X	X	X	X
David Daoust	Managing Director, Sales & E-Com	Oil Sales	Oil		X	X	X	X	X	X
Jess Albert	Pricing Analyst	Oil Sales	Oil		X	X	X	X	X	X
Natalie Hebert	Desk Marketing, E-Commerce	Oil Sales	Oil		X	X	X	X	X	X
Taylor Hudson	Programs Development Manager	Oil Sales	Oil		X	X	X	X	X	X
Hugh MacNaughton	Manager. Deck Marketing	Oil Sales	Oil		X	X	X	X	X	X
Kristyn Schweitzer	Desk Marketing, E-Commerce	Oil Sales	Oil		X	X	X	X	X	X
Kristine Sullivan	Desk Marketing Associate	Oil Sales	Oil		X	X	X	X	X	X
Bob Gilles°	Managing Director, Sales	Oil Sales	Oil		X	X	X	X	X	X
Barry Botman	Account Manager	Oil Sales	Oil		X	X	X	X	X	X
Steve Parise	Managing Director, Wholesale Accounts	Oil Sales	Oil		X	X	X	X	X	X
Mike Zampano	Director, Industrial & Asphalt Sales	Oil Sales	Oil		X	X	X	X	X	X
Burr Mosher	Director, Bid/Contract Management	Pricing and Customer Service	Oil		X	X	X	X	X	X
Tom Van De Water	Director, Pricing & Customer Service	Pricing and Customer Service	Oil		X	X	X	X	X	X

[1]	Nat Gas authorization only for specifically approved cross commodity positions
[2]	Authorization for rack and forward sales can be provided to sales staff as appropriate
[3]

In addition to 24 month contract term, term of forward positions limited to 32 months. Longer term contracts (25 to 60 months) require Sprague President (or designee if President unavailable) approval.

65

Sprague Operating Resources LLC	ATTACHMENT 3 - Authorized Oil Traders and Instruments List	Effective Date: 12/5/2011

Logistics/ Storage
Employee	Position	Commodity	Transport	Storage[1]

Brian Weep	VP, Natural Gas	NG	X	X
Sorter Pasalic	Director, Nat Gas Pricing and Supply	NG	X	X
Bill Nvahnv	Manager, Financial Trading	NG	X	X
Tom Withka	Trader	NG	X	X
Shaun Kennedy	Trader	NG	X	X
Andrew Ronald[2]	Manager, Nat Gas Scheduling & Logistics	NG	X	X
Marlene Manning	Team Lender, Nat Goo Logistics	NG	X	X
Elaine Moron	Team Leader, Not Gas Logistics	NG	X	X
Dan Smith	Director, Not Gas Opt; & Business Analysis	NG	X	X
Tana Ream	Manager, Nat Otis Forecasting & Asset Mgmt	NO	X	X
Mark Roberts	Managing Director, Not Gas Sales & Marketing	NG
Claude Peyrot	Director. Nat Gas Mid Market Sales	NG
Dave Pickens	Director, Nat Gas Commercial & Industrial Stiles	NG
Kevin Piotrowski	Manager. Nat Gas Desk Sales	NG

1 -	Storage includes park and loans, firm or interruptible, leased or owned.
2 -	Authority can be extended to staff as necessary
3 -	Includes NYMEX look-a-likes and Gas Daily options
4 -	Includes time, basis, and cross commodity Nat Gas / Oil futures spreads
5 -	Transactions with contract term of more than 24 months (term of positions more than 32 months) can be undertaken as hedges of transportation contracts or customer sales commitments, noting that sales to customers with contract terms of over 24 months (term of positions more than 32 months require Sprague President (or designee if President unavailable) approval.

66

Sprague Operating Resources LLC	ATTACHMENT 3 - Authorized Oil Traders and Instruments List	Effective Date: 12/5/2011

Trading I Hedging Instruments
Employee	Position	Commodity	Index / Fixed Price Futures	Physicals	Index Physicals	Swing Swaps	Financial Basis	Physical Basis	Fixed-for- Float Swaps	Futures Options	OTC Options[3]	Spreads[4]

Brian Meg	VP, Natural Goa	NG	X	X	X	X	X	X	X	X	X	X
Senor Pasalic	Director, Nat Gas Pricing and Supply	NG	X	X	X	X	X	X	X	X	X	X
Bill Nvahay	Manager, Financial Trading	NG	X	X	X	X	X	X	X	X	X	X
Tom Wilhka	Trader	NG	X	X	X	X	X	X	X	X	X	X
Shaun Kennedy	Trader	NG	X	X	X	X	X	X	X	X	X	X
Andrew Ronald[2]	Manager, Nat Gas Scheduling & Logistics	NG		X	X		X	X	X
Marlene Manning	Team Loader, Nat Gas Logistics	NG		X	X
Elaine Moran	Team Leader, Nat Gas Logistics	NG		X	X
Dan Smith	Director, Nat Gas Ops & Business Analysis	NG		X	X
Tana Ream	Manager, Nat Gas Forecasting & Asset Mgm’t	NG
Mark Roberts	Managing Director, Nat Gas Sales & Marketing	NG
Claude Peyrot	Director, Nat Gas Mid Market Sales	NG
Dave Pickens	Director, Nat Gas Commercial & Industrial Sales	NG
Kevin Piotrowski	Manager, Nat Gas Desk Sales	NG

1 -	Storage includes park and loans, firm or interruptible, leased or owned.
2 -	Authority can be extended to staff as necessary
3 -	Includes NYMEX look-a-likes and Gas Daily options
4 -	Includes time, basis, and cross commodity Nat Gas I Oil futures spreads
5 -	Transactions with contract term of more than 24 months (term of positions more than 32 months) can be undertaken as hedges of transportation contracts or customer sales commitments, noting that sales to customers with contract terms of over 24 months (term of positions more than 32 months require Sprague President (or designee if President unavailable) approval.

67

Sprague Operating Resources LLC	ATTACHMENT 3 - Authorized Oil Traders and Instruments List	Effective Date: 12/5/2011

Sales / Marketing Instruments
Employee	Position	Commodity	Forwards	Index	Trigger	Cap	Collar	Accelerated Collar

Brian Wengo	VP, Natural Gas	NG	X	X	X	X	X	X
Senor Pasalic	Director, Nat Gas Pricing and Supply	NG	X	X	X	X	X	X
Bill Nvahay	Manager. Financial Trading	NG
Tom Withka	Trader	NG
Shaun Kennedy	Trader	NG
Andrew Ronald[2]	Manager, Not Gas Scheduling & Logistics	NG
Marlene Manning	Team Leader. Nat Gas; Logistics	NG
Elaine Moran	Team Leader, Nat Gas Logistics	NG
Dan Smith	Director, Nat Gas Opt; & Business Analysis	NG
Tana Ream	Manager, Nat Gas Forecasting & Asset Mgm’t	NG
Mark Roberto	Managing Director, Nat Gas Sales & Marketing	NG	X	X	X	X	X	X
Claude Peyrot	Director, Nat Gas Mid Market Sales	NG	X	X	X	X	X	X
Dave Pickens	Director, Nat Gas Commercial & Industrial Sales	NG	X	X	X	X	X	X
Kevin Piotrowski	Manager, Nat Gas Desk Sales	NG	X	X	X	X	X	X

1 -	Storage includes park and loans, firm or interruptible, leased or owned.
2 -	Authority can be extended to staff as necessary
3 -	Includes NYMEX look-a-likes and Gas Daily options
4 -	Includes time, basis, and cross commodity Nat Gas / Oil futures spreads
5 -	Transactions with contract term of more than 24 months (term of positions more than 32 months) can be undertaken as hedges of transportation contracts or customer sales commitments, noting that sales to customers with contract terms of over 24 months (term of positions more than 32 months require Sprague President (or designee if President unavailable) approval.

68

Sprague Operating Resources LLC	ATTACHMENT 4 - Authorized Oil Traders and Instruments List	Effective Date: 12/5/2011

Contract Term[5]
Employee	Position	Commodity	Balance Next Day	of Month	1 Month Forward Forward	2.32 Months

Brian Weego	VP, Natural Gas	NG	X	X	X	X
Senor Pasalic	Director, Nat Gas; Pricing and Supply	NG	X	X	X	X
Bill Nyahay	Manager, Financial Trading	NG	X	X	X	X
Tom Withka	Trader	NG	X	X	X	X
Shaun Kennedy	Trader	NG	X	X	X	X
Andrew Ronald[2]	Manager, Nat Gas Scheduling & Logistics	NG	X	X
Marlene Manning	Team Leader, Nat Gas Logistics	NG	X	X
Elaine Moran	Team Leader. Nat Gas Logistics	NG	X	X
Dan Smith	Director, Nat Gas Ops & Business Analysis	NG	X	X	X	X
Tana Roam	Manager, Nat Gas Forecasting & Asset Mgm’t	NG	X	X
Mark Roberts	Managing Director, Nat Gas Sales & Marketing	NG	X	X	X	X
Claude Peyrot	Director, Nat Gas Mid Market Sales	NG	X	X	X	X
Dave Pickens	Director, Nat Gas Commercial & Industrial Sales	NG	X	X	X	X
Kevin Piotrowski	Manager, Nat Gas Desk Sales	NG	X	x	x	x

1 -	Storage includes park and loans, film or interruptible, leased or owned.
2 -	Authority can be extended to staff as necessary
3 -	Includes NYMEX look-a-likes and Gas Daily options
4 -	Includes time, basis, and cross commodity Nat Gas I Oil futures spreads
5 -	Transactions with contract term of more than 24 months (tens of positions more than 32 months) can be undertaken as hedges of transportation contracts or customer sales commitments, noting that sales to customers with contract terms of over 24 months (term of positions more than 32 months require Sprague President (or designee if President unavailable) approval.

69

Sprague Operating Resources LLC	ATTACHMENT 5 - Approved Materials Handling Products	Effective Date: 12/5/2011

PRODUCT NAME	Avery Lane	Everett	Oswego	Portland Merrill	Providence	Quincy	River Road	Searsport	South Portland	TRT
Aggregates				X				X
Asphalt	X	X	X		X		X	X	X
Aviation Fuel	X								X
Calcium Chloride			X					X
Caustic Soda							X	X		X
Cement							X	X
China Clay								X	X
Coal				X	X			X	X
Furnace Slag				X				X
Government Petroleum						X			X
Gypsum				X			X	X
Heavy Lift				X				X
Iron Oxide				X				X
Logs				X				X
Lumber				X				X
Paper (rolled or bundled)				X				X
Petcoke				X				X
Pulp (baled)				X				X
Recycled Oil							X
Salt				X	X		X	X	X
Scrap				X				X
Seaweed				X				X
Sugar				X
Tallow							X
Tapioca				X				X
Urea				X				X
Veg Oil										X
Wood Pellets - Bagged				X				X
Wood Pellets - Bulk								X
Wood Chips - Bulk							X	X

70

Exhibit J

to Credit Agreement

[Reserved]

Exhibit K

to Credit Agreement

FORM OF CASH COLLATERAL DOCUMENTATION FOR LETTERS OF CREDIT

FOR VALUE RECEIVED, the undersigned, SPRAGUE OPERATING RESOURCES LLC (the “Borrower”) hereby assigns, transfers and pledges to JPMORGAN CHASE BANK, N.A., as administrative agent for the benefit of the Secured Parties (the “Administrative Agent”) under the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, the Administrative Agent, and the other agents parties thereto, and grants to the Administrative Agent for the ratable benefit of the Secured Parties a security interest in, all of the Borrower’s right, title and interest in and to the following accounts maintained by the Administrative Agent (the “Accounts”):

[ ]	[ ]	[ ]
[ ]	[ ]	[ ]

or such other number as may be subsequently assigned or maintained by the undersigned with the Administrative Agent, together with any subaccounts relating thereto and together with all monies or proceeds due or to become due thereunder or deposited therein, any and all additional or renewed deposit of said monies or proceeds, any and all property of whatever kind and nature in the account or in which such monies or proceeds may be invested, and all sums due or to become due on, or with respect to, such account by way of interest, dividend, bonus, redemption or otherwise and the proceeds of all of the foregoing (all hereinafter collectively known as the “Collateral”).

This assignment, pledge, transfer and security interest is given and made to the Administrative Agent by the Borrower as collateral security for the Obligations.

The Borrower represents, warrants and covenants that: (i) the Collateral is not subject to any other security interest, except in favor of the Administrative Agent and as permitted under the Credit Agreement; and (ii) the Borrower shall not, at any time during which any Obligations are outstanding, assign, pledge or grant a security interest in any of the Collateral, except as permitted under the Credit Agreement.

The Borrower further represents and warrants that (a) it is the legal owner of the Collateral, subject to this agreement and Liens permitted under the Credit Agreement; (b) it has full power, authority and legal right to pledge and grant the security interests in and liens upon the Collateral; (c) this agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (d) no consent of any other person (including, without limitation, its stockholders or creditors) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, domestic or foreign, is required to be obtained by it in connection with the execution, delivery and performance of this agreement, other than as set forth in Section 5.4 of the Credit Agreement; and (e) the execution, delivery or performance of this agreement (i) will not violate any Requirement of Law, including any rules or regulations promulgated by the FERC, in each case to the extent applicable to or binding upon such Borrower, except where such violation could not reasonably be expected to have a Material Adverse Effect and except as set forth in Section 5.4 of the Credit Agreement and (ii) will not result in, or require, the creation or imposition of any Lien on any of its respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than as created hereunder and Liens permitted by the Credit Agreement).

The Borrower hereby irrevocably authorizes and empowers the Administrative Agent at any time, and from time to time, during the existence of any Event of Default, either in its own name or in the name of the undersigned: (i) to apply, demand, set-off, collect and receive payment of any and all monies, property or proceeds due or to become due in respect of the Collateral; (ii) to execute any and all instruments required for the application, withdrawal or repayment of the same, or any part thereof; (iii) to insert in any instrument for the application or withdrawal of funds signed by the undersigned, the date and amount due under the Collateral or any part thereof and to complete such instrument in any respect; and (iv) to have dominion and control over the Collateral in all respects and to deal with the Collateral as the sole holder thereof, and the undersigned hereby irrevocably constitutes and appoints the Administrative Agent as its attorney-in-fact to do any and all of the aforesaid. The rights of the Administrative Agent hereunder are in addition to the rights of the Administrative Agent under any other security or similar agreement. Without limitation of the foregoing, the Administrative Agent shall apply any of the Collateral for the reimbursement of all or any portion of any (i) Reimbursement Obligation with respect to any Letter of Credit that has been Cash Collateralized or (ii) L/C Participation Obligation of any Defaulting Lender with respect to any Letter of Credit that has been Cash (100%) Collateralized, in each case, pursuant to the terms of the Credit Agreement and then to any other Obligations.

The Borrower will, at its own expense, promptly execute and deliver all further instruments and documents, and take all further action, including, without limitation, the execution and filing of financing statements and amendments to financing statements under the Uniform Commercial Code that the Administrative Agent may from time to time reasonably deem necessary or desirable in order to create, perfect and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to enforce its rights and remedies hereunder with respect to any Collateral. The Administrative Agent may, at its discretion and without the undersigned’s signature where permitted by applicable law, file one or more financing statements and amendments to financing statements under the Uniform Commercial Code naming the undersigned as debtor and the Administrative Agent as secured party and indicating therein the types or describing the items of Collateral herein specified; provided, however that, the Administrative Agent shall, if practical under the circumstances, provide to the Borrower three (3) Business Days prior written notice of the right to review any such filings and the Administrative Agent shall provide the Borrower with copies of such filings.

So long as no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall release to the Borrower any cash from time to time held in the Accounts not required to be Cash Collateralized or Cash (100%) Collateralized pursuant to the Credit Agreement, including without limitation, pursuant to Sections 3.4(b), 3.6(c), 4.7, 4.18 and 9, as applicable, and upon the indefeasible payment in full in cash of all Obligations, the termination of all Letters of Credit, and the termination of all Commitments, the Administrative Agent shall release all cash held in the Accounts and delivery of such cash shall discharge in full the Administrative Agent’s obligations to the Borrower with respect to release and return of the Collateral.

The Borrower agrees to indemnify the Administrative Agent for any costs and expenses, including, without limitation, reasonable counsel’s fees and disbursements, which the Administrative Agent may incur in connection with any enforcement of its security interest, liens and other rights hereunder.

No delay on the Administrative Agent’s part in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. The rights, remedies and benefits herein expressly specified are cumulative and not exclusive of any rights, remedies or benefits that the Administrative Agent may otherwise have. This agreement shall be binding upon the assigns and successors of the Borrower (except that the Borrower may not assign this agreement without the Administrative Agent’s prior written consent) and shall constitute a continuing agreement, applying to all future as well as existing transactions in connection with the Credit Agreement or any Obligations, whether or not of the character contemplated as of the date of this agreement.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. BY ITS EXECUTION HEREOF, THE BORROWER HEREBY SUBMITS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE COUNTY OF NEW YORK, NEW YORK AND CONSENTS TO THE SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING BROUGHT AGAINST IT BY THE ADMINISTRATIVE AGENT BY MEANS OF REGISTERED MAIL TO THE ADDRESS OF THE UNDERSIGNED SET FORTH IN SECTION 11.2 OF THE CREDIT AGREEMENT. NOTHING HEREIN, HOWEVER, SHALL PREVENT SERVICE OF PROCESS BY ANY OTHER MEANS RECOGNIZED AS VALID BY LAW. NONE OF THE TERMS HEREOF MAY BE WAIVED, ALTERED OR AMENDED EXCEPT BY A WRITING DULY SIGNED BY THE BORROWER. IF ANY TERMS HEREOF SHALL BE HELD TO BE INVALID, ILLEGAL OR UNENFORCEABLE, THE VALIDITY OF ALL OTHER TERMS SHALL IN NO WAY BE AFFECTED THEREBY.

THE BORROWER HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the Borrower has caused this agreement to be executed this      day of             ,         .

SPRAGUE OPERATING RESOURCES LLC

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit L

to Credit Agreement

FORM OF MORTGAGE AND SECURITY AGREEMENT

After recording please return to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Christopher Garcia	Quincy, Massachusetts

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FILING

made by

SPRAGUE OPERATING RESOURCES LLC (formerly known as SPRAGUE ENERGY CORP.), as Mortgagor,

to

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Mortgagee

Dated as of September     , 2013

Location:

County

[Maximum Principal Amount of Obligations. Notwithstanding anything contained herein to the contrary, the maximum principal amount of Obligations secured by this Mortgage at the time of execution hereof or which under any contingency may become secured by this Mortgage at any time hereafter is                      plus all interest payable on such principal amount under the Credit Agreement and all amounts expended by Mortgagee in accordance with the Credit Agreement and this Mortgage for the payment of (a) taxes, charges, or assessments which may be imposed by law upon the premises; (b) premiums on insurance policies covering the premises; (c) expenses incurred in upholding the lien of this Mortgage, including, but not limited to (1) the expenses of any litigation to prosecute or defend the rights and lien created by this Mortgage; (2) any amount, cost or charges to which the Mortgage becomes subrogated, upon payment, whether under recognized principles of law or equity, or under express statutory authority and (3) interest at the rate of interest provided for in the Credit Agreement.]

MORTGAGE, SECURITY AGREEMENT,

ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FILING, dated as of September     , 2013, is made by SPRAGUE OPERATING RESOURCES LLC, a Delaware limited liability company (formerly known as SPRAGUE ENERGY CORP.) (“Mortgagor”), whose address is Two International Drive, Portsmouth, New Hampshire, to JPMORGAN CHASE BANK, N.A., as administrative agent under the Credit Agreement referred to below (in such capacity, together with its successors and assigns, “Mortgagee”), whose address is 277 Park Avenue, 22nd Floor, New York, New York 10172. References to this “Mortgage” or “Security Document” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

BACKGROUND

A. Reference is made to that certain Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time-to-time, the “Credit Agreement”), with Mortgagor as Borrower, the several lenders party thereto from time to time (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and BNP Paribas, as co-collateral agents, and certain other Persons named as agents therein as a party thereto. The terms of the Credit Agreement are incorporated by reference in this Mortgage as if the terms thereof were fully set forth herein. In the event of any conflict between the provisions of this Mortgage and the provisions of the Credit Agreement, the applicable provisions of the Credit Agreement shall govern and control.

B. Pursuant to the Credit Agreement, the Lenders have severally agreed to make loans to and participate in letters of credit issued for the account, and the Issuing Lenders have agreed to issue letters of credit for the account of, the Mortgagor upon the terms and subject to the conditions set forth therein.

C. It is a condition precedent to the obligation of the Lenders to make their respective Loans and the Issuing Lenders to issue their Letters of Credit to or for the account of the Mortgagor under the Credit Agreement that Mortgagor shall have executed and delivered this Mortgage, as security for the Obligations, to Mortgagee for the ratable benefit of the Secured Parties.

GRANTING CLAUSES

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations;

SUBJECT TO THE TERMS AND CONDITIONS HEREIN, MORTGAGOR DOES HEREBY IRREVOCABLY MORTGAGE, GRANT, BARGAIN, SELL, PLEDGE, ASSIGN, WARRANT, TRANSFER AND CONVEY TO MORTGAGEE, IN EACH CASE FOR THE RATABLE BENEFIT OF THE SECURED PARTIES, THE FOLLOWING PROPERTY, RIGHTS, INTERESTS AND ESTATES NOW OWNED, OR HEREAFTER ACQUIRED BY MORTGAGOR:

(a) All of the estate, right, title, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to those certain tracts of land, described in Exhibit A, attached hereto and made a part hereof (the “Land”);

(b) The rights, interests and estates created under those certain servitudes, easements, rights of way, privileges, franchises, prescriptions, licenses, leases, permits and/or other rights described in Exhibit A, attached hereto and made a part hereof, and all of Mortgagor’s right, title and interest (whether now owned or hereafter acquired by operation of Law or otherwise) in any servitudes, easements, rights of way, privileges, franchises, prescriptions, licenses, leases, permits and/or other rights in and to any land, in any county and section shown on Exhibit A even though they may be incorrectly described in or omitted from such Exhibit A relating to the Land, together with any amendments, renewals, extensions, supplements, modifications or other agreements related to the foregoing, and further together with any other servitudes, easements, rights of way, privileges, prescriptions, franchises, licenses, permits and/or other rights (whether presently existing or hereafter created and whether now owned or hereafter acquired by operation of Law or otherwise) used, held for use in connection with, or in any way related to the Land;

(c) All of Mortgagor’s right, title and interest (whether now owned or hereafter acquired by operation of Law or otherwise) in and to any and all buildings, improvements, structures, fixtures, or any other real property (collectively, the “Improvements”; together with the Land, the “Real Estate”) located on the Land;

(d) All rights, estates, powers and privileges appurtenant to the rights, interests and properties set forth in clauses (a)-(c) above;

(e) without limiting any other provision of these granting clauses, all right, title and interest of Mortgagor in, to and under all easements, rights of way, licenses, operating agreements, abutting strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and flowage rights, development rights, air rights, mineral and soil rights, plants, standing and fallen timber, and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or pertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Land to the center line thereof;

(f) all right, title and interest of Mortgagor in, to and under all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings, fittings, appliances and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Mortgaged Property (as defined below), including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, hoses, pumps, tanks, loading racks, wharves, docks, pipelines, conduits, appliances, fittings and fixtures of every kind and description held in connection with the operation of, and located on, the Mortgaged Property, and all licenses and permits of whatever nature, including, but not limited to, that now or hereafter used or held for use in connection with the Mortgaged Property, and all renewals or replacements of the foregoing or substitutions for the foregoing provided that the foregoing items described in this clause (f) shall not include any rights or property excluded as collateral in the Security Agreement or the Credit Agreement (all of the foregoing non-excluded rights or property in this paragraph (f) being referred to as the “Equipment”);

(g) all right, title and interest of Mortgagor in and to all substitutes and replacements of, and all additions and improvements to, the Mortgaged Property and the Equipment, subsequently acquired by Mortgagor (or released from the lien of any equipment financing after the date hereof) or constructed, assembled or placed by Mortgagor on the Mortgaged Property, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Mortgaged Property or offsite, and, in each such case, without any further deed, conveyance, “assignment or other act by Mortgagor provided that the foregoing items described in this clause (g) shall not include any rights or property excluded as collateral in the Security Agreement or the Credit Agreement;

(h) all right, title and interest of Mortgagor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other similar agreements granting to a third party a right to use or occupancy of the Mortgaged Property or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(i) all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Mortgaged Property or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Mortgaged Property or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Mortgaged Property or any easement or other right therein subject to the provisions set forth below; and

(j) to the extent the grant of a Lien therein is not prohibited under the applicable contract, consent, license or other item unless the appropriate consent has been obtained and not prohibited by applicable law, all right, title and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Mortgaged Property or Equipment or any part thereof and all agreements and options relating to the purchase or lease of any portion of the Mortgaged Property or any property which is adjacent or peripheral to the Mortgaged Property which are appurtenant to the ownership of the Mortgaged Property, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Mortgaged Property or any part thereof, and (iii) all drawings, plans, specifications and similar or related items relating to the Mortgaged Property.

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in, and not excluded from, the foregoing clauses (a) through (j) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby granted unto Mortgagee, its successors and assigns for the uses and purposes set forth, until the Obligations are fully paid and fully performed and the Commitments no longer remain in effect.

TERMS AND CONDITIONS

Mortgagor further represents, warrants, covenants and agrees with Mortgagee and the Secured Parties as follows:

1. Defined Terms. Capitalized terms used herein (including in the “Background” and “Granting Clauses” sections above) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. References in this Mortgage to the “Default Rate” shall mean the interest rate applicable pursuant to Section 4.2(c)(iii) of the Credit Agreement.

2. Warranty of Title. Mortgagor warrants that it has good record title in fee simple to the Real Estate, and good title to the rest of the Mortgaged Property, subject only to the matters that are set forth in Schedule B of the title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and any other lien or encumbrance as permitted by Section 8.3 of the Credit Agreement (collectively, the “Permitted Exceptions”). Mortgagor shall warrant, defend and preserve such title and the lien of this Mortgage against all claims of all persons and entities (not including the holders of the Permitted Exceptions). Mortgagor represents and warrants that it has the right and authority to mortgage the Mortgaged Property.

3. Payment Pursuant to the Loan Documents. Mortgagor shall pay and perform the Obligations which it is obligated to pay and perform at the times and places, and in the manner specified, in the Loan Documents to which it is a party.

4. Requirements. (a) Subject to the applicable provisions of the Credit Agreement, Mortgagor shall promptly comply with, or cause to be complied with, and conform to all Requirements of Law of all Governmental Authorities which have jurisdiction over the Mortgaged Property, and all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) From and after the date of this Mortgage, Mortgagor shall not by act or omission permit any building or other improvement on any premises not subject to the lien of this Mortgage or owned or operated by Mortgagor or any other Loan Party to rely on the Mortgaged Property or any part thereof or any interest therein in order to fulfill any Requirement of Law; provided, that the foregoing shall not prevent, restrict or otherwise limit any such reliance to the extent existing on of the date of this Mortgage to fulfill any Requirement of Law. Mortgagor shall not by act or omission impair in any material respect the integrity of any of the Real Estate as a single zoning lot(s) and tax lot(s) separate and apart from all other premises not owned or operated by Mortgagor or another Loan Party and are not covered by a mortgage or deed of trust in favor of Mortgagee.

5. Payment of Taxes and Other Impositions. (a) Except as permitted by Section 7.12 of the Credit Agreement, promptly when due or prior to the date on which any fine, penalty, interest or cost may be added thereto or imposed, Mortgagor shall pay and discharge all real property taxes and assessments of every kind and nature, all charges for any easement or agreement maintained for the benefit of any of the Mortgaged Property, all general and special real property assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as “Impositions”). If there is an Event of Default which is continuing, Mortgagor shall within thirty (30) days after each due date deliver to Mortgagee (i) original or copies of receipted bills and cancelled checks evidencing payment of such Imposition if it is a real estate tax or other public charge and (ii) evidence reasonably acceptable to Mortgagee showing the payment of any other such Imposition. If by law any Imposition, at Mortgagor’s option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Mortgagor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

(b) If the Mortgagor has failed to pay an Imposition within thirty (30) days of when it is due, Mortgagee with notice to Mortgagor may pay any such Imposition at any time thereafter. Any sums paid by Mortgagee in discharge of any Impositions shall be payable on demand by Mortgagor to Mortgagee and the amount so paid shall be added to the Obligations.

Any sums paid by Mortgagee in discharge of any Impositions shall be (i) a lien on the Mortgaged Property secured hereby prior to any right or title to, interest in, or claim upon the Mortgaged Property subordinate to the lien of this Mortgage, and (ii) payable on demand by Mortgagor to Mortgagee together with interest at the Default Rate.

(c) Mortgagor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed with respect to any material Imposition, in any way as relieving, modifying, or extending Mortgagor’s covenant to pay any such material Imposition at the time and in the manner provided in this Section unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to a material Imposition, and (ii) Mortgagor shall either (x) furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Mortgagee or (y) maintain adequate reserves in conformity with GAAP on Mortgagor’s books, in each case in the amount of the material Imposition which is being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the Mortgaged Property.

6. Insurance. (a) Subject to the applicable provisions of the Credit Agreement, Mortgagor shall maintain or cause to be maintained on all of the Mortgaged Property, in such form and in such amounts as, from time to time, shall be acceptable to Mortgagee, in its sole reasonable discretion, the following insurance:

(i) property insurance against loss or damage by fire, lightning, windstorm, tornado, water damage, flood, earthquake and by such other further risks and hazards as now are or subsequently may be covered by an “all risk” policy or a fire policy covering “special” causes of loss, and the policy limits shall be automatically reinstated after each loss in amounts customary for companies in similar businesses similarly situated;

(ii) commercial general liability insurance under a policy including the “broad form CGL endorsement” (or which incorporates the language of such endorsement), covering claims for personal injury, bodily injury or death, or property damage occurring on, in or about the Mortgaged Property with respect to injury and property damage relating to any one occurrence in amounts customary for companies in similar businesses similarly situated; and

(iii) such other insurance in such amounts as Mortgagee may reasonably request from time to time against loss or damage by any other risk commonly insured against by persons occupying or using like properties for similar businesses in the locality or localities in which the Real Estate is situated.

(b) Each property insurance policy shall (x) be provided by insurance companies which have a Best’s rating of at least “AXII”, (y) provide that it shall not be cancelled, non-renewed or materially amended without at least thirty (30) days’ prior written notice to Mortgagee, and (z) with respect to all property insurance, provide for deductibles in an amount reasonably satisfactory to Mortgagee, and contain a “Replacement Cost Endorsement” without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement reasonably satisfactory to Mortgagee), without contribution, under a

“standard” or “New York” mortgagee clause reasonably acceptable to Mortgagee. Liability insurance policies shall name Mortgagee for the ratable benefit of the Secured Parties, as an additional insured and contain a waiver of subrogation against Mortgagee and the other Secured Parties. Each policy of property insurance shall expressly provide that any proceeds which are payable to Mortgagee shall be paid by check payable to the order of Mortgagee only and requiring the endorsement of Mortgagee only.

(c) Mortgagor shall deliver to Mortgagee a certificate of such insurance reasonably acceptable to Mortgagee. Mortgagor shall (i) pay as they become due all premiums for such insurance and (ii) not later than fifteen (15) days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section, deliver a renewed policy or policies, or duplicate original or originals thereof, marked “premium paid,” or accompanied by such other evidence of payment reasonably satisfactory to Mortgagee.

(d) If Mortgagor is in default of its obligations to insure or deliver any such prepaid policy or policies, then Mortgagee, at its option and with notice to Mortgagor, may effect such insurance from year to year, and pay the premium or premiums therefor, and Mortgagor shall pay to Mortgagee, within thirty (30) days of Mortgagee’s demand therefor, such premium or premiums so paid by Mortgagee with interest from the time of payment at the Default Rate.

(e) Mortgagor promptly shall comply with and conform to (i) all material provisions of each such insurance policy, and (ii) all material requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would not allow the Mortgagor to obtain the insurance policies required pursuant to this Section 6.

(f) If the Mortgaged Property, or any material part thereof, shall be destroyed or damaged, Mortgagor shall give notice thereof to Mortgagee. All insurance proceeds shall be paid and applied pursuant to Section 4.7(c) of the Credit Agreement (subject to any right set forth therein of Mortgagor to use the proceeds to repair or replace the Mortgaged Property). Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, but expressly subject to the provisions of Section 4.7(c) of the Credit Agreement, Mortgagor shall have the right to adjust such loss, and the insurance proceeds relating to such loss shall be paid over to Mortgagor.

(g) In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property to the Mortgagee, all right, title and interest of Mortgagor in and to any insurance policies, solely with respect to the Mortgaged Property, then in force shall pass to the purchaser or grantee.

(h) Mortgagor may maintain insurance required under this Mortgage by means of one or more blanket insurance policies maintained by Mortgagor; provided, however, that (A) any such policy shall specify, or Mortgagor shall furnish to Mortgagee a written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to the Mortgaged Property and the other Mortgaged Property and any sublimits in such blanket policy applicable to the Mortgaged Property and the other Mortgaged Property, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the Mortgaged Property in an amount equal to the coverages required to be maintained by Mortgagor as provided above and (C) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies as required hereunder relating only to the Mortgaged Property.

7. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement or this Mortgage, Mortgagor shall not, without the prior written consent of Mortgagee, further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

8. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property. Notwithstanding anything herein to the contrary, so long as no Event of Default has occurred and is continuing, the Mortgagor may use, lease and dispose of all or any part of the Mortgaged Property in the ordinary course of its business, subject to the terms of the Credit Agreement and the provisions of this Mortgage.

9. Condemnation/Eminent Domain. Subject to the Credit Agreement, upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any portion thereof, Mortgagor will notify Mortgagee of the pendency of such proceedings. Mortgagee is hereby authorized and empowered by Mortgagor to settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be applied pursuant to Section 4.7(c) of the Credit Agreement. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but expressly subject to the provisions of Section 4.7(c) of the Credit Agreement (including any right set forth therein of Mortgagor to use the proceeds to repair or replace the Mortgaged Property), (i) Mortgagor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, (ii) Mortgagor may settle or compromise any claims in connection therewith and (iii) Mortgagor may receive any awards or proceeds thereof, provided that Mortgagor shall (a) in the event of a partial taking of an individual Mortgaged Property and to the extent reasonably possible promptly repair and restore Mortgaged Property to its condition prior to such condemnation, regardless of whether any award shall have been received or whether such award is sufficient to pay for the costs of such repair and restoration or (b) otherwise comply with the provisions of the Credit Agreement relating to the disposition of Net Cash Proceeds from a Recovery Event or otherwise.

10. Leases. Except as expressly permitted under the Credit Agreement, Mortgagor shall not (a) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (b) during the continuance of an Event of Default, execute any Lease of any of the Mortgaged Property without the written consent of Mortgagee. Mortgagor shall deliver to Mortgagee copies of all leases promptly upon the request of Collateral Agent.

11. Further Assurances. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees upon written demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee by this Mortgage.

12. Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor contained herein, within the applicable grace period, if any, provided for in the Credit Agreement, Mortgagee, without waiving or releasing Mortgagor from any obligation or default under this Mortgage may, (but shall be under no obligation to) at any time upon delivery of written notice to Mortgagor pay or perform the same, and the amount or cost thereof, with interest at the Default Rate, shall be due on demand from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in, or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

13. Representations and Warranties.

(a) The Real Estate, and the use and operation thereof, comply in all material respects with all Requirements of Law, including, without limitation, building and zoning ordinances and codes and the Americans with Disabilities Act except for such noncompliance as does not and will not, in the aggregate, result in any Material Adverse Effect. There has not been committed by Mortgagor or, to Mortgagor’s knowledge, any other Person in occupancy of or involved with the operation or use of the Mortgaged Property any act or omission affording any Governmental Authority the right of forfeiture as against the Mortgaged Property or any part thereof.

(b) As of the date hereof, Mortgagor has not received notice of the commencement of any condemnation or other eminent domain proceeding and, to Mortgagor’s knowledge, no such proceeding is threatened or contemplated with respect to all or any portion of the Real Estate or for the relocation of roadways providing access to the Real Estate which would have a Material Adverse Effect.

(c) As of the date hereof, there are adequate rights of access to public ways from the Real Estate and the Real Estate is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Mortgaged Property for full utilization of the Mortgaged Property for its intended uses. All public utilities necessary to the full use and enjoyment of the Mortgaged Property as currently used and enjoyed are located either in the public right-of-way abutting the Real Estate (which are connected so as to serve the Real Estate without passing over other property) or in recorded easements serving the Real Estate and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Real Estate for its current purposes either (i) have been completed and dedicated to public use and accepted by all Governmental Authorities or (ii) the use thereof is provided by private easement adequate for the present use of the Mortgaged Property. The Real Estate has, or to the knowledge of Mortgagor, is served by, parking to the extent required to comply with all Requirements of Law.

(d) The Real Estate is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvement is assessed and taxed together with the Real Estate or any portion thereof.

(e) As of the date hereof, to Mortgagor’s knowledge after due inquiry, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Mortgaged Property, nor are there any contemplated improvements to the Mortgaged Property that may result in such special or other assessments.

(f) All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under any Requirements of Law currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, any Mortgage and Security Agreement, have been paid or will be paid.

(g) As of the date hereof, except to the extent waived by Collateral Agent, the survey for the Real Estate delivered to Lender in connection with this Mortgage accurately reflects the Real Estate, and to the knowledge of the Mortgagor does not fail to reflect any material matter affecting the Real Estate or the title thereto, except as set forth in Exhibit B attached hereto.

(h) As of the date hereof, there are no Leases affecting the Mortgaged Property except as provided on Schedule I hereof.

14. Covenants.

(a) Access to Property. Subject to the applicable provisions of the Credit Agreement, the Mortgagor shall permit agents, representatives and employees of the Collateral Agent to inspect the Mortgaged Property or any part thereof at reasonable intervals upon reasonable advance notice during regular business hours.

(b) Awards; Insurance Proceeds. The Mortgagor shall cooperate with the Collateral Agent in obtaining for the Collateral Agent the benefits of any Net Cash Proceeds lawfully or equitably payable in connection with any Recovery Event to the extent required by the Credit Agreement, and the Collateral Agent shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, as to any Approved Acquisition Asset, the payment by Mortgagor of the expense of an appraisal on behalf of the Collateral Agent in case of a casualty or condemnation affecting the Property or any part thereof) out of such Net Cash Proceeds.

(c) Zoning. Mortgagor shall not initiate or consent to any zoning reclassification of any portion of the Real Estate or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Real Estate in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of the Collateral Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) No Joint Assessment. Mortgagor shall not suffer, permit or initiate the joint assessment of the Real Estate with (a) any other real property constituting a tax lot separate from the Real Estate, or (b) any portion of the Real Estate which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Real Estate.

(e) Reciprocal Easement Agreements. Mortgagor shall not enter into, terminate or modify any reciprocal easement agreement (“REA”) without the Collateral Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Mortgagor shall enforce, comply with, and cause each of the parties to any REA to comply with all of the material economic terms and conditions contained in the REA.

(f) Defense of Title. The Mortgagor will preserve its interest in and title to the Mortgaged Property and shall cause this Mortgage, and each amendment, modification or supplement hereto, to be recorded and filed and to be kept recorded and filed in such manner and in such places, as may be required by law in order to establish, preserve and protect the validity and priority of the Lien and security interest created herein against the claims of all Persons whomsoever claiming by, through or under the Mortgagor).

15. Remedies.

(a) Upon the occurrence and during the continuance of any Event of Default, Mortgagee may immediately take such action, without notice or demand (except as otherwise provided herein) only to the extent permitted by applicable law, it deems reasonably necessary to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise to the extent permitted by applicable law, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i) Mortgagee may at its option, in addition to other remedies provided at law and to the extent permitted under the Credit Agreement, declare all sums secured by this Mortgage immediately due and payable without presentment, demand, protest, notice of protest and non-payment or other notice of default or notice of acceleration or notice of intention to acceleration or other notice of any kind, all of which are hereby waived by Mortgagor and all other parties obligated in any manner whatsoever to pay and/or perform the Obligations (except to the extent required hereunder or under the Credit Agreement or any other Loan Document, or under any provision of applicable law that cannot be waived).

(ii) To the extent permitted under applicable law, Mortgagee may elect to sell the Mortgaged Property or any part thereof to be at such place or places and otherwise in the manner and upon such notice or notices as may be required under any Requirements of Law (and Mortgagor hereby waives, to the extent permitted under applicable law, any right it may have under Requirements of Law to direct the order of sale); provided, however, that Mortgagee may offset its bid at any such sale to the extent of the full amount owed to Mortgagee under the Credit Agreement, including, without limitation, expenses of sale, and costs, expenses, and attorney fees incurred by or on behalf of Mortgagee in connection with collecting, litigating, or otherwise enforcing any right under the Credit Agreement. Mortgagee may postpone the sale of all or any portion of the Mortgaged Property by public announcement made at the initial time and place of sale, and from time to time later by public announcement made at the time and place of sale fixed by the preceding postponement. Mortgagee shall deliver to the purchaser at such public auction its deed conveying the Mortgaged Property sold, but without any covenant or warranty, express or implied. The recital in such deed of any matter of fact shall be conclusive proof of its truthfulness. Any person, including Mortgagor or Mortgagee, may purchase at such sale.

(iii) The proceeds or avails of any sale made under or by virtue of this Mortgage, together with any other sums secured by this Mortgage, which then may be held by the Mortgagee or any other person, shall be applied pursuant to Section 15(e) hereof and the Credit Agreement.

(iv) Mortgagee may, to the extent permitted by applicable law, (A) institute and maintain an action of judicial or non-judicial foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action on the Credit Agreement, the Guarantee, or any other Loan Document, or (C) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the applicable Default Rate or a lesser amount if required by law and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. To the fullest extent permitted by applicable law and the Credit Agreement, interest at the Default Rate shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment.

(v) Mortgagee may, to the extent permitted by applicable law, personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease subject to the rights of any existing tenants and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(vi) If Mortgagor remains in possession after demand by Mortgagee for surrender of possession of the Mortgaged Property, such continued possession by Mortgagor shall be as tenant of Mortgagee, and Mortgagor agrees to pay monthly in advance to Mortgagee such rent for the Mortgaged Property so occupied as Mortgagee may demand, and in default of doing so, Mortgagor may also be dispossessed by summary proceedings or otherwise. In case of the appointment of a receiver of the Rents, the foregoing agreement of Mortgagor to pay rent shall inure to the benefit of such receiver.

(b) In case of a foreclosure sale, the Mortgaged Property may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held as more particularly described in Section 15(a)(ii), to the extent permitted under the terms of the Credit Agreement.

(c) In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Mortgage and the expiration of any applicable notice and/or grace period, Mortgagee shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Mortgagee shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Mortgage.

(d) To the extent permitted by applicable law, upon completion of any sale or sales made by Mortgagee under or by virtue of this Mortgage and upon satisfaction of any redemption period required by law, Mortgagee shall execute and deliver to the purchaser or purchasers at such sale or sales a good and sufficient instrument, or good and sufficient instruments, conveying, assigning and transferring all estate, right, and title and interest of Mortgagor in and to the property and rights sold. To the extent permitted by applicable law, any such sale or sales made by virtue of nonjudicial or judicial proceedings or of a judgment or decree of foreclosure and sale, shall operate to divest all the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Mortgagor in and to the properties and rights to be sold, and shall be a perpetual bar both at law and in equity, of Mortgagor and against any and all persons claiming or who may claim the same, or any part thereof from through or under Mortgagor. To the extent permitted by applicable law, the purchaser at any foreclosure sale hereunder may disaffirm any easement granted or lease made in violation of any provision of this Mortgage, and may take immediate possession of the Mortgaged Property free from, and despite the terms of, such grant of easement or rental or lease agreement.

(e) It is agreed that if an Event of Default shall occur and be continuing, any and all proceeds of the Mortgaged Property received by Mortgagee shall be held by Mortgagee for the benefit of the Secured Parties as collateral security for the Obligations (whether matured or unmatured), and shall be applied in payment of the Obligations in the manner and in the order set forth in Section 8(b) of the Security Agreement.

16. Right of Mortgagee to Credit Sale. To the extent permitted under applicable law, upon the occurrence of any sale made under this Mortgage in connection with the exercise of remedies hereunder upon the occurrence and during the continuation of any Event of Default, whether made by virtue of judicial or nonjudicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Mortgage, the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, the Guarantee and the Security Documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

17. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral or the interest of Mortgagor therein as security for the Obligations, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, without requiring the posting of a surety bond, and without reference to the adequacy or inadequacy of the value of the Mortgaged Property or the solvency or insolvency of Mortgagor or any other party obligated for payment of all or any part of the Obligations, and whether or not waste has occurred with respect to the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers or manager shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, (subject to the rights of Tenants under the Leases) and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

18. Extension, Release, etc. (a) Without affecting the lien or charge created by this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Mortgagee may, from time to time and without notice (but subject to the terms of the Credit Agreement (including, without limitation, Section 11.2 thereof), agree to (i) release any person liable for the indebtedness borrowed or guaranteed under the Loan Documents, (ii) extend the maturity or alter any of the terms of the indebtedness borrowed or guaranteed under the Loan Documents or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto.

(b) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien created by this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c) If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the lien created by this Mortgage subject to the rights of any tenants of the Mortgaged Property, to the extent permitted by applicable law. To the extent permitted by applicable law, the failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a foreclosure of the Mortgaged Property, or to terminate such tenant’s rights in such foreclosure will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Obligations or to foreclose the lien created by this Mortgage.

(d) Unless expressly provided otherwise, in the event that Mortgagee’s interest in this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

19. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Mortgage shall constitute a “security agreement” within the meaning of the Uniform Commercial Code (the “UCC”) of the State in which the Mortgaged Property is located. If an Event of Default shall occur and be continuing, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the UCC and exercising such rights and remedies as may be provided to a secured party by the UCC with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) to the extent permitted by applicable law, treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the UCC shall not apply). If Mortgagee shall elect to proceed under the UCC, and unless otherwise required by the Security Agreement, then ten (10) days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, reasonable attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b) Certain portions of the Mortgaged Property are or will become “fixtures” (as that term is defined in the UCC) on the Mortgaged Property, and this Mortgage, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said UCC upon such portions of the Mortgaged Property that are or become fixtures. The addresses of the Mortgagor, as debtor, and Mortgagee, as secured party, are set forth in the first page of this Mortgage.

(c) The real property to which the fixtures relate is described in Exhibit A attached hereto. The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of the Mortgagee set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagor/debtor is the address of the Mortgagor set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of the Mortgagee set forth in the first paragraph of this Mortgage. Mortgagor’s organizational identification number is 2140249.

20. Assignment of Rents. (a) Mortgagor hereby assigns to Mortgagee the Rents as further security for the payment and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, (subject to the rights of tenants under the Leases) and to apply the Rents on account of the Obligations. The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations secured hereby are paid in full and the Commitments no longer remain outstanding, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence and during the continuation of an Event of Default; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence and during the continuance of any Event of Default by giving not less than ten (10) days’ written notice of such revocation to Mortgagor; in the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits and shall pay monthly in advance to Mortgagee, or to any such receiver, the fair and reasonable rental value as determined by Mortgagee for the use and occupancy of such part of the Mortgaged Property as may be in the possession of Mortgagor or any affiliate of Mortgagor, and upon default in any such payment Mortgagor and any such affiliate will vacate and surrender the possession of the Mortgaged Property to Mortgagee or to such receiver, and in default thereof may be evicted by summary proceedings or otherwise. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b) Mortgagor has not affirmatively done any act which would prevent Mortgagee from, or limit Mortgagee in, acting under any of the provisions of the foregoing assignment.

(c) Except for any matter disclosed in the Credit Agreement, no action has been brought or, to Mortgagor’s knowledge, is threatened, which would interfere in any way with the right of Mortgagor to execute the foregoing assignment and perform all of Mortgagor’s obligations contained in this Section and in the Leases.

21. Additional Rights. To the extent permitted by applicable law, the holder of any subordinate lien or subordinate mortgage on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall Mortgagor consent to any holder of any subordinate lien or subordinate mortgage joining any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage all subordinate lienholders and the trustees and beneficiaries under subordinate mortgages are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon the occurrence and during the continuance of any Event of Default, Mortgagee, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part of the Obligations. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

22. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 11.2 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein.

23. No Oral Modification. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 11.1 of the Credit Agreement. To the extent permitted by applicable law, any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

24. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included.

25. Mortgagor’s Waiver of Rights. (a) Mortgagor hereby voluntarily and knowingly releases and waives any and all rights to retain possession of the Mortgaged Property after the occurrence and during the continuance of an Event of Default and any and all rights of redemption from sale under any order or decree of foreclosure (whether full or partial), pursuant to rights, if any, therein granted, as allowed under any applicable law, on its own behalf, on behalf of all persons claiming or having an interest (direct or indirectly) by, through or under each constituent of Mortgagor and on behalf of each and every person acquiring any interest in the Mortgaged Property subsequent to the date hereof, it being the intent hereof that any and all such rights or redemption of each constituent of Mortgagor and all such other persons are and shall be deemed to be hereby waived to the fullest extent permitted by applicable law or replacement statute. Each constituent of Mortgagor shall not invoke or utilize any such law or laws or otherwise hinder, delay, or impede the execution of any right, power, or remedy herein or otherwise granted or delegated to Mortgagee, but shall permit the execution of every such right, power, and remedy as though no such taw or laws had been made or enacted.

(b) To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature (except as expressly provided in the Credit Agreement) or declare due the whole of the secured indebtedness and marshalling in the event of a sale by Mortgagee, or other rights hereby created. Mortgagor waives all rights of redemption.

26. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment of the Obligations and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by deed of trust, mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Mortgagee or to which Mortgagee may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee as the case may be. To the extent permitted by applicable law, in no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “Mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

27. Multiple Security. If (a) the Mortgaged Property shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold or be the beneficiary of one or more additional mortgages, liens, deeds of trust, mortgages or other security (directly or indirectly) for the Obligations upon other property in the State in which the Mortgaged Property are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of, or sale conducted in, any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Lenders to extend the indebtedness borrowed pursuant to or guaranteed by the Loan Documents, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Obligations, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Mortgaged Property are located, Mortgagee may commence or continue any foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives, to the extent permitted by applicable law, any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives, to the extent permitted by applicable law, any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage, nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Mortgaged Property are located) which directly or indirectly secures the Obligations, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

28. Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in the sole discretion of either of them such a waiver is deemed advisable. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, to the extent permitted by applicable law, and shall inure to the benefit of Mortgagee and its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of the Mortgagors shall be joint and several.

29. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the beneficiary of any subordinate mortgage or the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in any way impairing or affecting the lien of this Mortgage or the priority of this Mortgage over any subordinate lien or mortgage.

30. Governing Law, etc. The Obligations secured hereby were incurred in connection with a multi-state transaction governed by the laws of the State of New York and pursuant to various documents which were executed and accepted by the Mortgagee in the State of New York. This Mortgage and all substantive terms and provisions hereof shall be governed by and construed according to the laws of the State of New York, except with respect to perfection of security interests and liens hereunder and enforcement thereof, which shall be governed by the laws of the State in which the Real Estate is located.

31. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Mortgagee” shall mean “Mortgagee or any successor collateral agent for the Secured Parties,” and the word “person” shall include any individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, or other entity. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

32. Release. All or a portion of the Mortgaged Property may be released in accordance with Section 11.5 of the Credit Agreement.

33. Last Dollars Secured; Priority. To the extent that this Mortgage secures only a portion of the Obligations owing or which may become owing by Mortgagor to the Secured Parties, the parties agree that any payments or repayments of any Extensions of Credit shall be and be deemed to be applied first to the portion of the Extensions of Credit that are not secured hereby, it being the parties’ intent that the portion of the Extensions of Credit last remaining unpaid shall be secured hereby. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until such lien amount shall equal the principal amount of the Obligations outstanding.

34. Receipt of Copy. The Mortgagor acknowledges that it has received a true copy of this Mortgage.

35. Maturity. The last of the Extensions of Credit (and therefore, the Obligations) to mature is scheduled to mature on September     , 2018.

36. Maximum Principal Amount of Obligations. Notwithstanding anything contained herein to the contrary, the maximum principal amount of Obligations secured by this Mortgage at the time of execution hereof or which under any contingency may become secured by this Mortgage at any time hereafter is                      plus all interest payable on such principal amount under the Credit Agreement and all amounts expended by Mortgagee in accordance with the Credit Agreement and this Mortgage for the payment of (a) taxes, charges, or assessments which may be imposed by law upon the premises; (b) premiums on insurance policies covering the premises; (c) expenses incurred in upholding the lien of this Mortgage, including, but not limited to (1) the expenses of any litigation to prosecute or defend the rights and lien created by this Mortgage; (2) any amount, cost or charges to which the Mortgage becomes subrogated, upon payment, whether under recognized principles of law or equity, or under express statutory authority and (3) interest at the rate of interest provided for in the Credit Agreement.

37. State Specific Provisions. This Mortgage is granted with Mortgage Covenants and upon the Statutory Condition, for any breach of which the Mortgagee shall have the Statutory Power of Sale. Upon the occurrence and during the continuance of any Event of Default, the Mortgagee shall have the Statutory Power of Sale.

38. Further Assurances. Should any deed, conveyance, or instrument of any nature be required from Mortgagor by Mortgagee to more fully and certainly vest in and confirm to the Mortgagee such estates rights, powers, and duties, then, upon request by the Mortgagee, any and all such deeds, conveyances and instruments shall be made, executed, acknowledged, and delivered and shall be caused to be recorded and/or filed by Mortgagor.

39. Revolving Credit Loans. (a) The Indebtedness secured hereby includes, in part, revolving credit loans. The outstanding balance of such revolving credit loans may increase and decrease from time to time, and sums may be advanced, repaid and readvanced thereunder until final maturity of such revolving credit loans. This Mortgage is intended to secure all the Obligations, regardless of such repayments and readvances and regardless of whether the balance of such revolving credit loans may be reduced, from time to time, to zero.

(b) In addition to all other Indebtedness secured by this Mortgage, this Mortgage shall also secure, and constitute a first lien on the Mortgaged Property to secure, subject only to the Permitted Exceptions, all future advances whether such advances are obligatory or are to be made at the option of Mortgagee or the Lenders, or otherwise, made by Mortgagee or the Lenders under the Credit Agreement for any purpose within twenty (20) years from the date of this Mortgage (unless the Credit Agreement shall be earlier terminated) to the same extent as if such advances were made on the date of the execution of this Mortgage. The total amount of principal indebtedness, including future advances, that is secured by this Mortgage, may increase or decrease from time to time, but shall not exceed $         at

any one time, together with interest thereon at the rates provided in the Credit Agreement and any disbursement made by Mortgagee or any of the Lenders to protect the security of this Mortgage, with interest on such disbursement at the Default Rate. [local counsel to revise as necessary]

40. No Assumption of Obligations. In the event of a foreclosure of this Mortgage, neither Mortgagee nor any other Secured Party shall assume any liability of Mortgagor for Mortgagor’s violation of any environmental laws, statutes, codes, regulations, or practices relating to the Mortgaged Property arising prior to the date of the foreclosure sale and Mortgagor’s indemnifications as contained herein and in the other Loan Documents shall survive said foreclosure, to the extent provided therein.

[No further text on this page. Signature page follows.]

This Mortgage has been duly executed by Mortgagor as of the date first set forth above.

SPRAGUE OPERATING RESOURCES LLC, a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title:

State of New Hampshire

County of Rockingham

On this      day of September, 2013, before me, the undersigned notary public, personally appeared                     , proved to me through satisfactory evidence of identification, which were New Hampshire driver’s license, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose as                      of SPRAGUE OPERATING RESOURCES LLC.

Notary Public
My commission expires:

State of New Hampshire

County of Rockingham

On this      day of September, 2013, before me, the undersigned notary public, personally appeared                     , proved to me through satisfactory evidence of identification, which were New Hampshire driver’s license, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose as                      of SPRAGUE OPERATING RESOURCES LLC.

Notary Public
My commission expires:

SCHEDULE I

Exhibit A

Applicable Legal Description(s)

See attached.

EXHIBIT B

Exhibit M

to Credit Agreement

FORM OF POSITION REPORT

JPMorgan Chase Bank N.A., as Administrative Agent

277 Park Avenue, 22nd Floor

New York, New York 10172

Attention: Dan Bueno

The Relationship Managers at each Lender

Re:	Position Report

Reference is made to the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto. Capitalized terms used herein but not defined herein shall have the meanings provided in the Credit Agreement. This Position Report has been prepared pursuant to Section 7.2(d) of the Credit Agreement and the undersigned hereby certifies on behalf of the Borrower to the Administrative Agent and the Lenders, as follows:

1. attached hereto as Schedule A is the Position Report of the Loan Parties;

2. the Loan Parties are in compliance with the position limits in the Risk Management Policy and attached hereto as Schedule B are the computations supporting such certification; and

3. the information contained herein and scheduled hereto is true and correct in all material respects as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Position Report as of the date set forth below.

Dated:                  , 201

SPRAGUE OPERATING RESOURCES LLC, as Borrower

By:
Name:
Title:

Schedule A to

Position Report

Position Report

[See attached]

Schedule B to

Position Report

Calculations Supporting the Loan Parties’ Compliance

[See attached]

Exhibit N

to Credit Agreement

FORM OF GUARANTEE

[Provided Separately]

GUARANTEE

GUARANTEE, dated as of [            ], 2013 (the “Guarantee”), made by each signatory hereto (each a “Guarantor”, collectively, together with each Person which may, from time to time, become party hereto as a Guarantor, the “Guarantors”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties as defined in the Credit Agreement described below.

RECITALS

WHEREAS, pursuant to the Credit Agreement, dated as of [            ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SPRAGUE OPERATING RESOURCES LLC (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the Administrative Agent and certain other agents party thereto, the Lenders have severally agreed to make loans to and participate in letters of credit issued on behalf of, and certain Lenders (the “Issuing Lenders”) have agreed to issue letters of credit for the account of, the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit to the Borrower; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective loans to and participate in letters of credit issued on behalf of the Borrower, and of the Issuing Lenders to issue their letters of credit, under the Credit Agreement that each Guarantor shall have executed and delivered this Guarantee to the Administrative Agent on behalf and for the ratable benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Lenders and the Issuing Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective loans to and participate in letters of credit issued on behalf of the Borrower, and of the Issuing Lenders to issue their letters of credit, under the Credit Agreement, each Guarantor hereby agrees with the Administrative Agent, on behalf and for the ratable benefit of the Secured Parties, as follows:

1. Defined Terms.

(a) Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The following terms shall have the following meanings:

“Qualified Keepwell Provider”: in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity

Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Subsidiary Guarantor”: each Guarantor other than the MLP.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section and paragraph references are to this Guarantee unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2. Guarantee.

(a) Each Guarantor hereby, unconditionally and irrevocably, guarantees to the Administrative Agent, on behalf and for the ratable benefit of the Secured Parties and their respective successors and permitted assigns, the prompt and complete payment and performance by each of the Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor).

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors and fraudulent conveyances or transfers.

(c) Each Guarantor further agrees (i) to pay any and all documented expenses (including, without limitation, all documented fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, any Guarantor under this Guarantee and (ii) to indemnify each Secured Party as set forth in Section 11.6 of the Credit Agreement. Except as otherwise provided in the definition of “Obligations” contained in the Credit Agreement, this Guarantee shall remain in full force and effect until the Obligations are paid in full, no Letters of Credit remain outstanding (unless such Letters of Credit have been fully Cash Collateralized) and the Commitments are terminated, notwithstanding that from time to time prior thereto the Loan Parties may be free from any Obligations.

(d) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent or any Secured Party hereunder.

(e) No payment or payments made by the Borrower, any Guarantor, any other Loan Party, any other guarantor or any other Person or received or collected by the Administrative Agent or any Secured Party from the Borrower, any Guarantor, any other Loan Party, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantors hereunder which shall, notwithstanding any such payment or payments other than payments made by any Guarantor in respect of the Obligations or payments received or collected from any Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of each Guarantor hereunder until the Obligations are paid in full, no Letters of Credit remain outstanding (unless such Letters of Credit have been fully Cash Collateralized) and the Commitments are terminated.

(f) Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Secured Party on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.

(g) Each Guarantor shall pay additional amounts to, and indemnify, each Secured Party (including for purposes of this Section 2, any assignee, successor or participant) with respect to Taxes imposed on payments pursuant to this Guarantee to the same extent as the Borrower would have paid additional amounts and indemnified such Secured Party with respect to Taxes under Section 4.10 and 4.11 of the Credit Agreement, if such Guarantor were the Borrower under the Credit Agreement. For the avoidance of doubt, any such payments are in addition to each Guarantor’s obligation to pay any amounts required to be paid by the Loan Parties to any Secured Party. The agreements in this Section 2(g) shall survive the termination of this Guarantee and the payment of the Loans, Reimbursement Obligations, the Obligations and all other amounts payable under the Credit Agreement.

(h) Each Guarantor further agrees that any payment to the Administrative Agent or any Secured Party on account of its liability hereunder will be made without withholding for any Taxes, unless such withholding is required by law. If any Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.

(i) Each Guarantor agrees to assume all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guarantee, and agrees that neither the Administrative Agent, any Issuing Lender nor any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

3. Right of Contribution. Each Subsidiary Guarantor hereby agrees that, to the extent a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder or in respect of the Obligations, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. The provisions of this Section 3 shall be subject to the terms and conditions of Section 5. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Secured Parties, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Secured Parties for the full amount guaranteed by it hereunder.

4. Right of Set-off. In addition to any rights and remedies of the Secured Parties provided by Law, each Secured Party shall have the right, without prior notice to the Guarantors, any such notice being expressly waived by the Guarantors to the extent permitted by applicable Law, during the existence of an Event of Default, upon any amount becoming due and payable by any Guarantor hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such

Secured Party or any branch or agency thereof to or for the credit or the account of such Guarantor. Each Secured Party agrees promptly to notify the Guarantors and the Administrative Agent after any such set-off and application made by such Secured Party; provided that the failure to give such notice shall not affect the validity of such set-off and application.

5. No Subrogation. Notwithstanding any payment or payments made by the Guarantors hereunder or any set-off or application of funds of any Guarantor by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Secured Party against any Loan Party or any other guarantor or any collateral security or guarantee or right of offset held by any Secured Party for the payment of any of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Loan Party or any other guarantor in respect of payments made by any Guarantor hereunder, until all amounts owing to the Administrative Agent and the Secured Parties by the Loan Parties on account of the Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full or any Letter of Credit remains outstanding (other than any Letter of Credit which has been fully Cash Collateralized), such amount shall be held by such Guarantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of the Guarantors unless on deposit in a Controlled Account, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in like form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent and the Secured Parties may determine.

6. Amendments, etc. with respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against such Guarantor and without notice to or further assent by such Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Secured Party may be rescinded by such party and any of the Obligations continued, and any of the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Secured Party, and the Credit Agreement, the Notes and the other Loan Documents and any other documents executed and delivered in connection therewith or in connection with any other Obligations may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or other requisite Secured Parties, as the case may be) may deem advisable from time to time in accordance with the provisions thereof, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Secured Party for the payment of any of the Obligations may be sold, exchanged, waived, surrendered or released in accordance with the provisions of the Loan Documents. Neither the Administrative Agent nor any Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any Guarantor, the Administrative Agent or any Secured Party may, but shall be under no obligation to, make a similar demand on any Loan Party, any other guarantor or any other Person, and any failure by the Administrative Agent or any Secured Party to make any such demand or to collect any payments from any such Loan Party, any such other guarantor or any such other Person or any release of such Loan Party, such other guarantor or such other Person shall not relieve any Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Secured Party against such Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

7. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Secured Party upon this Guarantee or acceptance of this Guarantee, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Loan Parties and the Guarantors, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Loan Parties, any Guarantor or any other Person with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any Note, any other Loan Document or any other document relating to any Obligations, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Loan Parties against the Administrative Agent or any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Loan Party or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Loan Party or any other Person for any of the Obligations, or of any Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent and any Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Loan Party or any other Person or against any collateral security or guarantee for any of the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Secured Party to pursue such other rights or remedies or to collect any payments from any such Loan Party or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any such Loan Party or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Secured Parties against any Guarantor.

8. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Loan Party or any substantial part of its property, or otherwise, all as though such payments had not been made.

9. Not Affected by Bankruptcy. Notwithstanding any modification, discharge or extension of any of the Obligations or any amendment, modification, stay or cure of any Secured Party’s rights which may occur in any bankruptcy or reorganization case or proceeding against any Loan Party or any other Guarantor, whether permanent or temporary, and whether or not assented to by any of the Secured Parties, each of the Guarantors hereby agrees that the Guarantors shall be obligated hereunder to pay and perform the Obligations and discharge their other obligations in accordance with the terms of the Obligations and the terms of this Guarantee. Each Guarantor understands and acknowledges that, by virtue of this Guarantee, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to any Loan Party or any other Guarantor. Without in any way limiting the generality of the foregoing, any subsequent modification of any of the Obligations in any reorganization case concerning any Loan Party shall not affect the obligation of any Guarantor to pay and perform the Obligations in accordance with the original terms thereof.

10. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in United States Dollars at the office of the Administrative Agent specified in Section 11.2 of the Credit Agreement.

11. Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 11 shall remain in full force and effect until the Obligations are paid in full, no Letters of Credit remain outstanding (except for Letters of Credit which have been fully Cash Collateralized) and the Commitments are terminated. Each Qualified Keepwell Provider intends that this Section 11 constitute, and this Section 11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

12. Representations and Warranties. Each Guarantor hereby represents and warrants that:

(a) it (i) is duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has the corporate (or analogous) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign entity and in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect and (iv) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) it has the corporate (or analogous) power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and has taken all necessary corporate (or analogous) action to authorize the execution, delivery and performance of this Guarantee and the other Loan Documents to which it is a party. Except for (i) the filing of UCC financing statements and equivalent filings for foreign jurisdictions and the taking of applicable actions referred to in Section 5.16 of the Credit Agreement and (ii) the filings or other actions listed on Schedule 5.4 to the Credit Agreement (and including, without limitation, such other authorizations, approvals, registrations, actions, notices, or filings as have already been obtained, made or taken and are in full force and effect), no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person, including without limitation the FERC, to which a Guarantor or other Loan Party is subject, is required in connection with the borrowings under the Credit Agreement or with the execution, delivery, validity or enforceability of the Loan Documents to which each Guarantor is a party; provided that approval by the FERC may be required for the transfer of direct or indirect ownership or control of FERC Contract Collateral; provided, further, that no approval of the FERC is required for the granting of the security interest in the FERC Contract Collateral to the Administrative Agent pursuant to the Security Documents. As of the Closing Date, the only contracts comprising FERC Contract Collateral of the Guarantors and their Subsidiaries as to which further consent of the FERC may be required in connection with the exercise of remedies by the Administrative Agent under the Loan Documents are contracts for the transportation and storage of certain Eligible Commodities;

(c) this Guarantee (i) has been, and each other Loan Document to which such Guarantor is a party will be, duly executed and delivered on behalf of the Guarantors and (ii) constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing;

(d) the execution, delivery and performance of this Guarantee and the other Loan Documents to which such Guarantor is a party (i) will not violate any Requirement of Law, including any rules or regulations promulgated by the FERC, in any material respect or where a waiver has not been obtained, in each case to the extent applicable to or binding upon such Guarantor or its Properties, (ii) will not violate a material Contractual Obligation of any Guarantor, except where such violation could not reasonably be expected to have a Material Adverse Effect and (iii) will not result in, or require, the creation or imposition of any Lien on any of such Guarantor’s properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than Liens created by the Security Documents in favor of the Administrative Agent and Liens permitted by Section 8.3 of the Credit Agreement);

(e) no litigation or proceeding to which such Guarantor is party before any arbitrator or Governmental Authority is pending or, to the knowledge of such Guarantor, threatened by or against any Guarantor or against any of their respective properties or revenues (i) with respect to any of the Loan Documents, (ii) with respect to any of the transactions contemplated by or occurring simultaneously with the entering into of any of the Loan Documents in which such litigation or proceeding is material and has a reasonable basis in fact, or (iii) which could, after giving effect to any insurance, bond or reserve, reasonably be expected to have a Material Adverse Effect;

(f) except for matters disclosed on the title reports and surveys, including without limitation, minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, except where the failure to have such title could not reasonably be expected to have a Material Adverse Effect, it has defensible title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its tangible personal property, and none of such property is subject to any Lien except as permitted by Section 8.3 of the Credit Agreement; and

(g) it and each of its Subsidiaries has timely filed or caused to be filed all material Tax returns required to be filed by it and has timely paid all material Taxes due and payable by it or imposed with respect to any of its property and all other material fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on its books). There are no Liens for Taxes and no claim is being asserted with respect to Taxes, except for statutory liens for Taxes not yet due and payable or for Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and, in each case, with respect to which reserves in conformity with GAAP have been provided on the books of such Guarantor.

Each Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by each Guarantor on the date of each borrowing by the Borrower and the date of each issuance of a Letter of Credit under the Credit Agreement on and as of such date of borrowing or issuance, as the case may be, as though made hereunder on and as of such date.

13. Covenants. Each Guarantor hereby covenants and agrees with the Administrative Agent and each Secured Party that, from and after the date of this Guarantee until the Obligations are paid in full, no Letters of Credit remain outstanding (except for Letters of Credit which have been fully Cash Collateralized) and the Commitments are terminated:

(a) if any Guarantor shall at any time acquire any shares of Capital Stock of any direct or indirect Subsidiary (other than an Exempt CFC or any Subsidiary thereof) which is not a Guarantor hereunder, such Guarantor and such Subsidiary shall promptly deliver to the Administrative Agent an addendum to this Guarantee, substantially in the form of Exhibit A to this Guarantee, duly completed; and

(b) each Guarantor shall comply with each of the covenants and other obligations applicable to the Borrower set forth in the Credit Agreement to the extent such covenants and obligations relate to such Guarantor.

14. Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this guarantee shall, as between the Administrative Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and each Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

15. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by overnight mail or delivery by hand, when received, (b) in the case of delivery by mail, three (3) Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been electronically confirmed, addressed as follows:

(a) if to the Administrative Agent or any Secured Party, at its address or transmission number for notices provided in Section 11.2 of the Credit Agreement; and

(b) if to any Guarantor, at its address or transmission number for notices set forth under its signature below or as provided in the addendum hereto pursuant to which it was made a party hereto.

The Administrative Agent, each Secured Party and any Guarantor may change its address and transmission numbers for notices by notice in the manner provided in this Section.

16. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17. Integration. This Guarantee represents the agreement of each Guarantor with respect to the subject matter hereof and there are no promises or representations relative to the subject matter hereof not reflected herein.

18. Amendments in Writing; No Waiver; Cumulative Remedies.

(a) Neither this Guarantee nor any terms hereof may be amended, supplemented or modified except in accordance with the provisions of Section 11.1 of the Credit Agreement.

(b) No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

19. Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

20. Successors and Assigns. This Guarantee shall be binding upon and inure to the benefit of the Guarantors, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Guarantor may assign or transfer any of its rights or obligations under this Guarantee without the prior written consent of the Administrative Agent and the requisite Lenders pursuant to the Credit Agreement (and any purported such assignment or transfer by a Guarantor without such consent of the Administrative Agent and such requisite Lenders shall be null and void).

21. GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

22. Submission To Jurisdiction; Waivers. Each Guarantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address set forth under its signature below or at such other address of which the Administrative Agent shall have been notified pursuant hereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

23. Acknowledgments. Each Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Guarantee and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guarantee or any of the other Loan Documents to which it is a party, and the relationship between the Guarantors, the Borrower and the other Loan Parties, on one hand, and the Administrative Agent and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors, the Borrower, any of the other Loan Parties and the Secured Parties.

24. WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

25. Counterparts. This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile transmission or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Guarantee by facsimile transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Guarantee signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

SPRAGUE ENERGY SOLUTIONS INC., as a Guarantor

By:
Name:
Title:

SPRAGUE TERMINAL SERVICES LLC, as a Guarantor

By:
Name:
Title:

SPRAGUE CONNECTICUT PROPERTIES LLC, as a Guarantor

By:
Name:
Title:

SPRAGUE RESOURCES LP, as a Guarantor

By:
Name:
Title:

Signature Page to Guarantee

Address for Notice:

Sprague Resources LP

Two International Drive

Suite 200

Portsmouth, New Hampshire 03801

Attention: Paul Scoff, Esq.

Fax: (603) 430-5324

Signature Page to Guarantee

EXHIBIT A

To Guarantee

ADDENDUM TO GUARANTEE

Each of the undersigned,                     , a                      [corporation], (each, a “New Guarantor”, together the “New Guarantors”):

(i) agrees to all of the provisions of the Guarantee, dated as of [            ], 2013 (as amended, supplemented or otherwise modified prior to the date hereof, the “Guarantee”), made by signatories thereto as Guarantors (collectively, the “Guarantors”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), pursuant to the Credit Agreement, dated as of [            ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SPRAGUE OPERATING RESOURCES LLC, as the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, the Administrative Agent, and the other agents party thereto; and

(ii) effective on the date hereof becomes a party to the Guarantee, as a Guarantor, with the same effect as if each of the undersigned were an original signatory to the Guarantee (with the representations and warranties contained therein being deemed to be made by each New Guarantor on and as of the date hereof).

Terms defined in the Guarantee and the Credit Agreement shall have such defined meanings when used herein. This Addendum to Guarantee and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

By its acceptance hereof, each of the undersigned Guarantors hereby ratifies and confirms its obligations under the Guarantee, as supplemented hereby.

[NAME OF NEW GUARANTOR]

By:
Name:
Title:

Date:

ACCEPTED AND AGREED:

[ ]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit O

to Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

                 , 201

This Compliance Certificate is delivered pursuant to Section 7.2(b) of the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned, solely in his/her capacity as a Responsible Person of the Borrower and not in his/her individual capacity, hereby certifies to the Administrative Agent and the Lenders as follows:

1. I am a Responsible Person of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of each Loan Party during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Based on such review, I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default, in each case except as disclosed on Schedule 1 hereto.

4. The Loan Parties are in material compliance with the Risk Management Policy.

5. Attached hereto as Attachment 2 are the computations showing compliance with the financial covenants set forth in Section 8.1(a) [,(b), (c) and (d)]1 and Section 8.7 of the Credit Agreement

6. The following information is true and correct in all material respects as of the date hereof.

[SIGNATURE PAGE FOLLOWS]

[1]	Include in Compliance Certificates delivered for a period that ends on a date which is also the end date of a fiscal quarter.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date set forth below.

Dated: , 201

SPRAGUE OPERATING RESOURCES LLC, as Borrower

By:
Name:
Title:

Attachment 1

Financial Statements

Attachment 2

Covenant Calculations

Exhibit P

to Credit Agreement

FORM OF INCREASE AND NEW LENDER AGREEMENT

This INCREASE AND NEW LENDER AGREEMENT, dated as of                  , 201     (this “Agreement”), prepared pursuant to Section 4.1(b) of the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.

RECITALS

WHEREAS, pursuant to Section 4.1 of the Credit Agreement, the undersigned Lenders party to the Credit Agreement (the “Increasing Lenders”) have agreed to increase their [Working Capital Facility] [Acquisition Facility] Commitments as governed by the Credit Agreement on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, pursuant to Section 4.1 of the Credit Agreement, the undersigned Persons not party to the Credit Agreement (the “New Lenders”) have agreed to make [Working Capital Facility] [Acquisition Facility] Commitments under the Credit Agreement on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Administrative Agent, the Increasing Lenders and the New Lenders hereby agree as follows:

1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

2. Increase Agreement and New Lender Agreement.

(a) Each Increasing Lender party to this Agreement hereby agrees to increase its respective [Working Capital Facility] [Acquisition Facility] Commitment, in the amount set forth on Schedule 1.0, such increase to be effective as of                  , 201     (the “Increase Effective Date”).

(b) Each New Lender party to this Agreement hereby agrees to make [Working Capital Facility] [Acquisition Facility] Loans to the Borrower and participate in [Working Capital Facility] [Acquisition Facility] Letters of Credit from time-to-time in an aggregate principal amount at any one time outstanding not to exceed its respective [Working Capital Facility] [Acquisition Facility] Commitment (as set forth on Schedule 1.0), such agreement to be effective as of the Increase Effective Date. From and after the Increase Effective Date, each New Lender shall be a party to the Credit Agreement and, to the extent provided in this Agreement, have the rights and obligations of a [Working Capital Facility] [Acquisition Facility] Lender under the Credit Agreement and under the other Loan Documents and shall be bound by the provisions thereof.

3. Maximum Credit Limit; Increasing Lenders; New Lenders. Effective upon the Increase Effective Date, the [Working Capital Facility] [Acquisition Facility] Commitment for each Increasing Lender and each New Lender shall be as set forth on Schedule 1.01.

4. Conditions Precedent. This Agreement shall become effective upon the satisfaction of the following conditions precedent:

(a) Increase Documents. The Administrative Agent shall have received (each of the following documents being referred to herein as an “Increase Document”):

(i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and each New Lender and Increasing Lender;

(ii) for the account of each such New Lender and Increasing Lender requesting the same, a Note of the Borrower conforming to the requirements of the Credit Agreement, and reflecting the [Working Capital Facility] [Acquisition Facility] Commitment of such Lender after giving effect to this Agreement, executed by a duly authorized officer of the Borrower;

(iii) a reaffirmation of the Guarantee, executed and delivered by a duly authorized officer of each party thereto;

(iv) a reaffirmation of each Security Document, executed and delivered by a duly authorized officer of each party thereto; and

(v) the Administrative Agent shall have received in respect of each Mortgaged Property (A) such amendments to the Mortgage and Security Agreements as are in form and substance reasonably satisfactory to the Administrative Agent, in each case, executed and delivered by a duly authorized officer of the relevant Loan Party to the extent necessary to reflect the increase in the Working Capital Facility or the Acquisition Facility, as applicable, (it being understood that, unless requested by the Administrative Agent, no amendment shall increase the amount secured thereby if the same will result in the payment of additional mortgage recording tax) and, (B) with respect to each such Mortgage and Security Agreement, a date-down endorsement to the title insurance policy covering such Mortgaged Property (or if a date-down is not available in a particular jurisdiction, a new title insurance policy in the same insured amount as originally issued or marked up unconditional title commitment, pro forma policy or binder for such insurance) in each case in form and substance not materially less favorable to the Administrative Agent or the Lenders as such title policies or marked up unconditional title commitments, pro forma policies or binders delivered on or prior to the Closing Date, (C) evidence satisfactory to it that all premiums in respect of the related date-down endorsement or title policy (or policies) have been paid, and (D) to the extent required by applicable Law a standard flood hazard determination for each Mortgaged Property, and with respect to any Mortgaged Property that is located in a special flood hazard area, evidence of flood insurance in form and substance reasonably satisfactory to the Administrative Agent.

(b) Increasing Lenders; New Lenders. The Administrative Agent shall have received from each Increasing Lender and each New Lender the amounts required to be paid by such Increasing Lenders and New Lenders pursuant to Section 4.1 of the Credit Agreement.

[1]	The Working Capital Facility Increase Amount shall be in a minimum amount of $5,000,000. Such amount shall not cause the aggregate respective facility commitment to exceed (1) for the Working Capital Facility Commitment, $950,000,000 or (2) for the Acquisition Facility Commitment, $450,000,000, in each case in the aggregate during the Increase Period.

(c) Secretary’s Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated as of the Increase Effective Date, substantially in the form of Exhibit E to the Credit Agreement, with appropriate insertions and attachments (provided that, any such Person may certify on such certificate that its Governing Documents have not changed since the Closing Date in lieu of attaching such Governing Documents to such certificate), reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Person, or, if applicable, of the general partner or managing member or members of such Person, on behalf of such Person.

(d) Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or analogous body) of each Loan Party authorizing as applicable to such Person (i) the execution, delivery and performance of this Agreement and the Notes delivered on the Increase Effective Date and the other Increase Documents, and the reaffirmations of the applicable Loan Documents to which it is a party, and (ii) the reaffirmation by it of the Liens created pursuant to the Security Documents, certified by the Secretary or an Assistant Secretary of such Person, or, if applicable, of the general partner or managing member or members of such Person as of the Increase Effective Date, which certification shall be included in the certificate delivered in respect of such Person pursuant to Section 4(c), shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(e) Incumbency Certificates. To the extent the following have been amended, supplemented or otherwise modified since the Closing Date, the Administrative Agent shall have received a certificate of each Loan Party, dated the Increase Effective Date, as to the incumbency and signature of the officers of such Person or, if applicable, of the general partner or managing member or members of such Person, executing any Increase Document, or having authorization to execute any certificate, notice or other submission required to be delivered to the Administrative Agent or a Lender pursuant to this Agreement, which certificate shall be included in the certificate delivered in respect of such Person pursuant to Section 4(c) and shall be reasonably satisfactory in form and substance to the Administrative Agent.

(f) Organizational Documents. To the extent the following have been amended, supplemented or otherwise modified since the Closing Date, the Administrative Agent shall have received true and complete copies of the Governing Documents of each Loan Party, certified as of the date hereof as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Person, or, if applicable, of the general partner or managing member or members of such Person, on behalf of such Person, which certification shall be included in the certificate delivered in respect of such Person pursuant to Section 4(c) and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(g) Good Standing Certificates. The Administrative Agent shall have received certificates (long form, if available) dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of each Loan Party (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(h) Consents, Licenses and Approvals. The Administrative Agent shall have received a certificate of a Responsible Person of the Borrower either (i) attaching copies of all consents, authorizations and filings referred to in Section 5.4 of the Credit Agreement, and stating that such consents, authorizations and filings are in full force and effect, and each such consent, authorization and filing shall be in form and substance reasonably satisfactory to the Administrative Agent or (ii) stating that no such consents, authorizations or filings are so required.

(i) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent. The legal opinion shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent, the Increasing Lenders and the New Lenders may reasonably require in accordance with customary opinion practice.

(j) Other Conditions. Each of the other conditions to the Increase Effective Date provided in Section 4.1(b) of the Credit Agreement shall have been satisfied.

5. Representations and Warranties. To induce the New Lenders and Increasing Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the undersigned Lenders that, after giving effect to the increase of the [Working Capital Facility][Acquisition Facility]Commitment and the other modifications to the Credit Agreement provided for herein, the representations and warranties contained in the Credit Agreement and the other Loan Documents will be true and correct in all material respects as of the date hereof, except for those representations and warranties that by their terms were made as of a specified date which shall be true and correct on and as of such date, and that no Default or Event of Default has occurred and is continuing.

6. Availability Certification. The undersigned hereby, solely in his capacity as a Responsible Person of the Borrower and not in his individual capacity, certifies that he is a Responsible Person of the Borrower and further certifies as follows that, after giving effect to any extension of credit being made on the Increase Effective Date:

(a)	the sum of the Total Working Capital Facility Extensions of Credit and the Total Acquisition Facility Working Capital Extensions of Credit shall not exceed the Borrowing Base as of such date;

(b)	the Total Acquisition Facility Acquisition Extensions of Credit shall not exceed the Eligible Acquisition Asset Value;

(c)	the Total Acquisition Facility Extensions of Credit shall not exceed the aggregate Acquisition Facility Commitments;

(d)	the Total Working Capital Facility Extensions of Credit shall not exceed the aggregate Working Capital Facility Commitments;

(e)	such extension of credit shall not result in any Applicable Sub-Limit being exceeded, and

(f)	with respect to any such extension of credit under the Acquisition Facility, the Borrower shall be in compliance with the covenants set forth in Section 8.1 of the Credit Agreement calculated on a Pro Forma Basis.

The foregoing certifications and the representations contained in Section 5 hereof shall collectively be deemed to constitute the Availability Certificate required to be delivered in connection with this Agreement pursuant to Section 4.1(b)(iii)(E) of the Credit Agreement, and such requirements shall be deemed satisfied upon receipt of this Agreement by the Administrative Agent.

7. Disclaimer. Each New Lender and each Increasing Lender acknowledges and agrees that no Lender party to the Credit Agreement (i) has made any representation or warranty and shall have no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto; or (ii) has made any representation or warranty and shall have no responsibility with respect to the financial condition of the Borrower or any other obligor or the performance or observance by the Borrower or any obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto. Each Increasing Lender and each New Lender represents and warrants that it is legally authorized to enter into this Agreement, and each New Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements most recently delivered pursuant to Section 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Lenders, the Administrative Agent or any other Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to such Agent by the terms thereof, together with such powers as are incidental thereto; and (iv) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

8. No Other Amendments or Waivers. Except as expressly amended or waived hereby, the Credit Agreement, the Notes and the other Loan Documents shall remain in full force and effect in accordance with their respective terms, without any waiver, amendment or modification of any provision thereof.

9. Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

10. Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SPRAGUE OPERATING RESOURCES LLC, as Borrower

By:
Name:
Title:

LENDERS

[NAME OF LENDER]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Schedule 1.0

to Increase and New Lender Agreement

EXISTING LENDERS

Lender	Commitment	Applicable Lending Office

NEW LENDERS

Lender	Commitment	Applicable Lending Office

Exhibit Q

to Credit Agreement

FORM OF PERFECTION CERTIFICATE

[Provided Separately]

PERFECTION CERTIFICATE

October [    ], 2013

Reference is made to (i) that certain Credit Agreement dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC (the “Borrower”), the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), and the other agents parties thereto, (ii) that certain Security Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Borrower and the other Grantors (as defined in the Security Agreement) and the Administrative Agent and (iii) that certain Pledge Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), among the Pledgors (as defined in the Pledge Agreement) and the Administrative Agent. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement , the Security Agreement and the Pledge Agreement.

As of the date hereof, the undersigned hereby certify to the Administrative Agent as follows:

1. Names; Jurisdiction; Current Locations.

(a) The full and exact legal name of each Grantor, as such name appears in its respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date, is set forth in Section I(A) of the Information Certificate attached hereto (the “Information Certificate”). Also set forth in Section I(A) is the type of organization, the jurisdiction of organization (or formation, as applicable), and the organizational identification number of each Grantor.

(b) The chief executive office address and the preferred mailing address (if different than chief executive office or reside) of each Grantor is set forth in Section I(B) of the Information Certificate.

(c) All trade names or assumed names currently used by any Grantor or by which any Grantor is known or is transacting any business are set forth in Section I(C) of the Information Certificate.

(d) Except as set forth in Section I(D) of the Information Certificate, no Grantor has changed its name, jurisdiction of organization or its corporate structure in any way within the past five (5) years. Changes in identity or corporate structure would include mergers, consolidations, changes in corporate form and changes in jurisdiction of organization.

(e) Except as set forth in Section I(E) of the Information Certificate, no Grantor has changed its chief executive office within the past five (5) years.

(f) Except as set forth in Section I(F) of the Information Certificate, no Grantor has acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years.

(g) Exhibit A to the Information Certificate is a true and correct chart showing the ownership relationship of the Borrower and all of its Subsidiaries and Affiliates.

Signature Page to Perfection Certificate

2. Tangible Personal Property; Real Property.

(a) Set forth in Section II(A) of the Information Certificate are all the locations where any Grantor currently maintains or has maintained any material amount of its tangible personal property (including but not limited to Goods, Inventory and Equipment) whether or not in the possession of such Grantor within the past five (5) years.

(b) Set forth in Schedule 1 to the Information Certificate is:

(i) each street address and county and state or similar jurisdiction where each Grantor owns real property, the nature and current use of such property and whether such property includes fixtures;

(ii) each street address and county and state or similar jurisdiction where each Grantor leases real property, the name and current mailing address of the lessor of such property, the nature and current use of such property, the scheduled date of expiration of the lease with respect to such property and whether such property includes fixtures; and

(iii) the name and current mailing address of each lessee or sublessee with respect to all or any portion of any real property described in paragraphs (i) or (ii) above, a description of the leased property, the scheduled date of expiration of the lease with respect to such real property and the monthly rental payments receivable by any Grantor with respect to such property.

(c) Except as set forth in Section II(C) of the Information Certificate, no persons (including warehousemen and bailees) other than another Grantor have possession of any material amount of assets of any Grantor.

3. Commercial Tort Claims. Set forth in Section II(D) of the Information Certificate is a true and correct list of all commercial tort claims held by any Grantor, including a brief description thereof.

4. Stock Ownership and Other Equity Interests. Set forth in Section III(A) of the Information Certificate is a true and correct list, for each Grantor, of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interests owned, beneficially or of record, by such Grantor, specifying (i) the issuer, (ii) the type of organization of the issuer, (iii) the number of shares owned, (iv) the total number of shares outstanding, (v) the percentage of interested pledged pursuant to the Pledge Agreement, (vi) the certificate number (if any) and (vii) the par value of such equity interests.

5. Securities Accounts and Deposit Accounts.

(a) Set forth in Section III(B) of the Information Certificate is a true and correct list of all securities accounts in which each Grantor customarily maintains securities or other assets, including the name and address of the intermediary institution and the type of account.

(b) Set forth in Section III(C) of the Information Certificate is a true and correct list of all depository accounts maintained by each Grantor, including the name and address of the depository institution and the type of account.

6. Debt Instruments. Set forth in Section III(D) of the Information Certificate is a true and correct list, for each Grantor, of all instruments (including, without limitation, promissory notes) owed to any Grantor in a principal amount that is greater than $1,000,000, specifying the issuer, the principal amount and the maturity date, of the instrument and whether such instrument is secured or unsecured.

7. Intellectual Property. Set forth in Section IV of the Information Certificate is a true and correct list, with respect to each Grantor, of (i) all copyrights and copyright applications, (ii) all patents and patent applications, (iii) all trademark registration and applications and (iv) all other material intellectual property owned or used, or hereafter adopted, held, licensed or used, by such Grantor, including to the extent available, the filing date, status and the registration, application or publication number, as applicable.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the first date written above.

SPRAGUE OPERATING RESOURCES LLC

By:
Name:
Title:

SPRAGUE ENERGY SOLUTIONS INC.

By:
Name:
Title:

SPRAGUE TERMINAL SERVICES LLC

By:
Name:
Title:

SPRAGUE CONNECTICUT PROPERTIES LLC

By:
Name:
Title:

SPRAGUE RESOURCES LP

By:
Name:
Title:

Signature Page to Perfection Certificate

INFORMATION CERTIFICATE

I.	CURRENT INFORMATION

A. Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers.

Name of Grantor	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation	Organizational Identification Number

B. Chief Executive Offices and Mailing Addresses.

Name of Grantor	Address of Chief Executive Office	Mailing Address (if different than CEO)

C. Trade Names/Assumed Names.

Grantor	Trade/Assumed Name

D. Changes in Names, Jurisdiction of Organization or Corporate Structure.

Grantor	Date of Change	Description of Change

E. Prior Addresses.

Grantor	Prior Address/City/State/Zip Code

F. Acquisitions of Equity Interests or Assets.

Grantor	Date of Acquisition	Description of Acquisition

G. Corporate Ownership and Organizational Structure.

Attached as Exhibit A is a true and correct chart showing the ownership relationship of the Borrower and all of its Subsidiaries and Affiliates.

II.	ADDITIONAL INFORMATION

A. Tangible Personal Property.

Grantor	Address/City/State/Zip Code	County

B. Real Property. Please see Schedule 1 attached hereto.

C. Warehousemen and Bailees.

Grantor	Address/City/State/Zip Code	County	Description of Assets and Value

D. Commercial Tort Claims.

Grantor	Claim	Description

III.	INVESTMENT RELATED PROPERTY

A. Securities.

Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so	Par Value

B. Securities Accounts.

Grantor	Type of Account	Name & Address of Financial Institutions

C. Deposit Accounts.

Grantor	Type of Account	Name & Address of Financial Institutions

D. Instruments.

Grantor	Issuer of Instrument	Principal Amount of Instrument	Maturity Date	Secured/ Unsecured

IV.	INTELLECTUAL PROPERTY

Grantor	Trademarks and Trademark Applications	Filing Date	Status	Registration No.

Grantor	Patents and Patent Applications	Filing Date	Status	Registration No.

Grantor	Copyrights and Copyright Applications	Filing Date	Status	Registration No.

Grantor	Licensed Intellectual Property	Description of License Agreement

Exhibit A

[Attach Organizational Chart]

Schedule 1

Real Property

Exhibit R

to Credit Agreement

FORM OF MARKED-TO-MARKET REPORT

JPMorgan Chase Bank, N.A., as Administrative Agent

277 Park Avenue, 22nd Floor

New York, New York 10172

Attention: Dan Bueno

The Relationship Managers at each Lender

Re:	Marked-to-Market Report

Reference is made to the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto. Capitalized terms used herein but not defined herein shall have the meanings provided in the Credit Agreement. This Marked-to-Market Report has been prepared pursuant to Section 7.2(d) of the Credit Agreement and the undersigned, solely in his/her capacity as a Responsible Person of the Borrower and not in his/her individual capacity, hereby certifies on behalf of the Borrower to the Administrative Agent and the Lenders, as follows:

1. attached hereto as Schedule A is a report identifying (i) all positions for all future time periods, (ii) all instruments that create either an obligation to purchase or sell Product or that generate price exposure and (iii) the unrealized marked-to-market margin for the position considered; and

2. the information contained herein and scheduled hereto is true and correct in all material respects as of the date hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Marked-to-Market Report as of the date set forth below.

Dated:                  , 201

SPRAGUE OPERATING RESOURCES LLC, as Borrower

By:
Name:
Title:

Schedule A

to Marked-to-Market Report

[To be provided]

Exhibit S

to Credit Agreement

FORM OF BORROWER’S CERTIFICATE

Pursuant to Sections 6.1(h), (i) and (m) of the Credit Agreement dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), and the other agents parties thereto, the undersigned, solely in his/her capacity as a Responsible Person of the Borrower and not in his/her individual capacity, hereby certifies as follows:

(i)	the representations and warranties contained in Section 5 of the Credit Agreement and in each of the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on and as of such date;

(ii)	no Default or Event of Default exists as of the date hereof;

(iii)	there has not occurred since December 31, 2012, a Material Adverse Effect;

(iv)	attached as Exhibit A hereto is a true and correct copy of the Risk Management Policy in full force and effect as of the Closing Date; and

(v)	except for the filing of Uniform Commercial Code financing statements and equivalent filings for foreign jurisdictions and the taking of applicable actions referred to in Section 5.16 of the Credit Agreement, [attached as Exhibit B hereto is a list of all consents, authorizations and filings referred to in Section 5.4 of the Credit Agreement, all of which are in full force and effect as of the date hereof.][no consents, licenses, or approvals referred to in Section 5.4 of the Credit Agreement are required.]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Borrower’s Certificate as of the date and year first above written.

SPRAGUE OPERATING RESOURCES LLC, as Borrower

By:
Name:
Title:

Exhibit A

to Borrower’s Certificate

RISK MANAGEMENT POLICY

[To be provided]

Exhibit B

to Borrower’s Certificate

CONSENTS, AUTHORIZATIONS AND FILINGS

[To be provided]

Exhibit T

to Credit Agreement

FORM OF HEDGING AGREEMENT QUALIFICATION NOTICE

                     , 201

JPMorgan Chase Bank, N.A., as Administrative Agent

277 Park Avenue, 22nd Floor

New York, New York 10172

Attention: Dan Bueno

Re:	Hedging Agreement Qualification Notification

Reference is made to the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto. Capitalized terms used herein but not defined herein shall have the meanings provided in the Credit Agreement.

(a) This Hedging Agreement Qualification Notification is being delivered pursuant to the terms of the Credit Agreement, and the undersigned (the “Hedging Counterparty”) hereby represents to the Administrative Agent that:

1.	It is a counterparty to a [Financial Hedging][Commodity OTC] Agreement with [ ], dated as of , 20 (the “Hedging Agreement”).

2.	At the time the Hedging Agreement was entered into, the Hedging Counterparty was a Lender under the Credit Agreement or if the Hedging Agreement was entered into prior to the Closing Date, the Hedging Counterparty was a lender under the Existing Credit Agreement at the time the Hedging Agreement was entered into.

3.	It is not a Defaulting Lender under the Credit Agreement.

4.	The aggregate unrealized amounts due to it under the Hedging Agreement as of the date hereof is:

$        .

(b) The Hedging Counterparty hereby acknowledges and agrees to the terms of the Loan Documents, including, without limitation, Section 10 of the Credit Agreement and Sections 8 and 10 of the Security Agreement.

The Hedging Counterparty hereby further acknowledges and agrees that:

This Hedging Agreement Qualification Notification shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Hedging Agreement Qualification Notification by telecopy or electronic transmission (in .pdf format) shall be effective as delivery of a manually executed counterpart of this Hedging Agreement Qualification Notification. THIS HEDGING AGREEMENT QUALIFICATION NOTIFICATION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Very truly yours,

[QUALIFIED COUNTERPARTY]

By:
Name:
Title:

Exhibit U

to Credit Agreement

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of                      , 20     (this “Agreement”), among the Existing Borrower, the MLP, the Borrowers’ Agent, the New Borrower and the Administrative Agent (as each such term is defined below).

RECITALS

Pursuant to Section 11.19 of that certain Credit Agreement, dated as of October [ ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC (the “Existing Borrower”), the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto, the undersigned Person not party to the Credit Agreement (the “New Borrower”) is a Subsidiary of the Existing Borrower and has agreed to become party to the Credit Agreement on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Existing Borrower, the New Borrower and the Administrative Agent hereby agree as follows:

1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

2. Joinder.

(a) The New Borrower hereby agrees to be bound by all of the provisions of the Credit Agreement, and effective on the date hereof becomes a party to the Credit Agreement as a Borrower (the “Joinder Effective Date”) with the same effect as if it were an original signatory to the Credit Agreement. All obligations of the Borrowers under the Credit Agreement shall be joint and several. All references to the “Borrower” in the Credit Agreement shall be deemed to refer to each of the Existing Borrower and the New Borrower or the New Borrower, in each case as necessary or advisable to permit the New Borrower to borrow Loans and request Letters of Credit under the Credit Agreement and as otherwise required or advisable in connection therewith. From and after the Joinder Effective Date, the New Borrower shall have the rights and obligations of a Borrower under the Credit Agreement and under the other Loan Documents and shall be bound by the provisions thereof.

(b) All notices to the New Borrower required to be delivered pursuant to the Credit Agreement and all other notices or correspondence shall be directed to Sprague Operating Resources LLC (in such capacity, the “Borrowers’ Agent”), acting as the designated agent of the Existing Borrower and the New Borrower for receipt of all such notices. Each of the Borrower and the New Borrower hereby appoints the Borrowers’ Agent to act on its behalf under the Credit Agreement and the other Loan Documents and has authorized the Borrowers’ Agent to take such actions on its behalf and to exercise such powers as are delegated to the Borrowers’ Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto, and that the Borrowers’ Agent hereby accepts such appointment. Such appointment shall not be terminated or revoked without the consent of the Administrative Agent and the Required Lenders.

3. Conditions Precedent. This Agreement shall become effective upon the satisfaction of the following conditions precedent:

(a) Documents. The Administrative Agent shall have received (each of the following documents being referred to herein as an “Additional Document”):

(i) this Agreement, executed and delivered by a duly authorized officer of the Existing Borrower, the MLP, the Borrowers’ Agent and the New Borrower;

(ii) if the New Borrower is not a Grantor immediately prior to the effectiveness of this Agreement, an Addendum to the Security Agreement in form and substance substantially similar to Annex D to the Security Agreement, executed and delivered by a duly authorized officer of the New Borrower, pursuant to which the New Borrower becomes a Grantor;

(iii) [if the New Borrower is not a Pledgor immediately prior to the effectiveness of this Agreement, a Supplement to the Pledge Agreement in form and substance substantially similar to Exhibit A to the Pledge Agreement, executed and delivered by a duly authorized officer of the New Borrower, pursuant to which the New Borrower becomes a Pledgor;]1

(iv) [reserved];

(v) for each Working Capital Facility Lender requesting the same, a Note of the New Borrower substantially in the form of Exhibit A-1 and conforming to the requirements of the Credit Agreement and executed by a duly authorized officer of the New Borrower;

(vi) [reserved];

(vii) for each Swing Line Lender requesting the same, a Note of the New Borrower substantially in the form of Exhibit A-2 and conforming to the requirements of the Credit Agreement and executed by a duly authorized officer of the New Borrower; and

(viii) for each Acquisition Facility Lender requesting the same, a Note of the New Borrower substantially in the form of Exhibit A-3 and conforming to the requirements of the Credit Agreement and executed by an authorized officer of the New Borrower.

(b) Secretary’s Certificate. The Administrative Agent shall have received a certificate of the New Borrower, dated as of the Joinder Effective Date, substantially in the form of Exhibit E to the Credit Agreement, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the New Borrower, or, if applicable, of the general partner or managing member or members of the New Borrower.

(c) Proceedings. The Administrative Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or analogous body) of the New Borrower authorizing the execution, delivery and performance of this Agreement [and any Notes] delivered on the Joinder Effective Date and the other Additional Documents.

(d) Incumbency Certificate. The Administrative Agent shall have received a certificate of the New Borrower, dated as of the date hereof, as to the incumbency and signature of the officers of the

[1]	To be included if the New Borrower owns equity interests of another entity.

New Borrower executing any Additional Document, which certificate shall be included in the certificate delivered pursuant to Section 3(b), shall be reasonably satisfactory in form and substance to the Administrative Agent, and shall be executed by the President or any Vice President and the Secretary or any Assistant Secretary of the New Borrower, or, if applicable, of the general partner or managing member or members of the New Borrower.

(e) Organizational Documents. The Administrative Agent shall have received true and complete copies of the Governing Documents of the New Borrower, certified as of the date hereof as complete and correct copies thereof by the Secretary or an Assistant Secretary of the New Borrower, or, if applicable, of the general partner or managing member or members of the New Borrower, which certification shall be included in the certificate delivered pursuant to Section 3(b) and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(f) Good Standing Certificates. The Administrative Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of the New Borrower (i) to the extent relevant under applicable laws, in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify could not have a Material Adverse Effect.

(g) Consents, Licenses and Approvals. The Administrative Agent shall have received a certificate of an authorized officer of the New Borrower either (i) attaching copies of all consents, authorizations and filings referred to in Section 5.4 of the Credit Agreement, and stating that such consents, licenses and filings are in full force and effect, and each such consent, authorization and filing shall be in form and substance reasonably satisfactory to the Administrative Agent or (ii) stating that no such consents, licenses or approvals are so required.

(h) Certification of the Borrowers’ Agent. The Borrowers’ Agent confirms that no Default or Event of Default is continuing or would occur as a result of the New Borrower becoming a Borrower and each of the representations and warranties relating to the New Borrower and the Loan Parties in the Credit Agreement (other than the representations and warranties set forth in Sections 5.1, 5.4, 5.6, 5.7, 5.17 and 5.20) is true and not misleading in any material respect (except that any representation and warranty that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) as if made on the date of accession of the New Borrower.

(i) Legal Opinions. The Administrative Agent shall have received an executed legal opinion of counsel to the New Borrower with respect to the jurisdiction of incorporation, organization or formation of the New Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

(j) PATRIOT Act. The Administrative Agent shall have received all documentation and other information requested by it that are required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

5. No Other Amendments or Waivers. Except as expressly amended or waived hereby, the Credit Agreement, any Notes issued thereunder and the other Loan Documents shall remain in full force and effect in accordance with their respective terms, without any waiver, amendment or modification of any provision thereof.

6. Effect on Credit Agreement. From and after the Joinder Effective Date, the New Borrower shall be a party to the Credit Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Borrower thereunder and under the other Loan Documents and shall be bound by the provisions thereof.

7. Loan Document. Each of the parties hereto agree that this Agreement constitutes a “Loan Document” for all purposes under the Credit Agreement and the other Loan Documents.

8. Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9. Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

[NAME OF NEW BORROWER], as a Borrower

By:
Name:
Title:

SPRAGUE OPERATING RESOURCES LLC, as a Borrower

By:
Name:
Title:

SPRAGUE OPERATING RESOURCES LLC, as Borrowers’ Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

Exhibit V

to Credit Agreement

FORM OF SOLVENCY CERTIFICATE

October [    ], 2013

Pursuant to Section 6.1(v) of the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among Sprague Operating Resources LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and the other agents parties thereto, the undersigned Chief Financial Officer of [Sprague Resources LP, a Delaware limited partnership (the “MLP”)] [Sprague Resources GP LLC, a Delaware limited liability company (the “General Partner”)] hereby certifies on behalf of the MLP and its Subsidiaries, in the undersigned’s capacity as an officer of the [MLP] [General Partner] and not in any individual capacity, as follows:

As of the date hereof, the MLP and its Subsidiaries, considered as a whole after giving effect to the transactions contemplated by the Credit Agreement, are Solvent. As used in this paragraph, “Solvent” means (a) the amount of the “present fair saleable value” of the assets of the MLP and its Subsidiaries, considered as a whole, as of the date hereof, exceed the amount of all “liabilities of the MLP and its Subsidiaries, considered as a whole, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of the MLP and its Subsidiaries, considered as a whole, as of the date hereof, is greater than the amount that is required to pay the liabilities of the MLP and its Subsidiaries, considered as a whole, on its debts as such debts become absolute and matured, (c) the MLP and its Subsidiaries, considered as a whole, do not have, as of the date hereof, an unreasonably small amount of capital with which to conduct its business, and (d) the MLP and its Subsidiaries, considered as a whole, are able to pay its debts as they mature. For purposes of this definition, (i) “debt” means “liability on a claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth above.

Name:
Title:

Annex I

to Credit Agreement

FORM OF BORROWING NOTICE

COMPANY NAME/HEADER

Borrowing Notice	Date:

JPMorgan Chase Bank, N.A.

10 S. Dearborn Street, 22nd Floor

Chicago, IL 60603

Attention:                     - Operations

Ladies and Gentlemen:

This Borrowing Notice is furnished pursuant to Section 2.5 of that certain Credit Agreement dated as of October [    ], 2013 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among Sprague Operating Resources LLC (the “Borrower”), the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), and the other agents parties thereto. Unless otherwise defined herein, capitalized terms used in this Borrowing Notice have the meanings ascribed thereto in the Credit Agreement. The Borrower represents that, as of this date, the conditions precedent set forth in Section [6.1 and]2 6.2 of the Credit Agreement have been satisfied.

1.	Borrowing Notice. The Borrower hereby notifies the Administrative Agent of its request for the following borrowing (the “Borrowing”):

(1)	The Borrowing shall be a[n] [Acquisition Facility] [Working Capital Facility] [Swing Line] Loan

(2)	[The Borrowing shall [be] [not be] a Working Capital Facility Non-Maintenance Cap-Ex Extension of Credit][3]

(3)	[The Borrowing shall be an [Acquisition Facility Acquisition Extension of Credit] [Acquisition Facility Working Capital Extension of Credit] [Acquisition Facility Maintenance Cap-Ex Extension of Credit]][4]

(4)	[The purpose of the Borrowing is [ ]][5]

(5)	The Borrowing shall be a Base Rate Loan or Eurodollar Loan or Base Rate Loan in an aggregate amount of $ and Eurodollar Loan in an aggregate amount of $

(6)	Borrowing Date of the Borrowing (must be a Business Day):

(7)	Aggregate amount of the Borrowing: $

(8)	If any portion of the Borrowing is a Eurodollar Loan, the duration of Interest Period:

One Month	Three Months
Two Months	Six Months

[2]	Applicable to initial Loans only.
[3]	To be completed if the Loan is a Working Capital Facility Loan.
[4]	To be completed if the Loan is an Acquisition Facility Loan.
[5]	To be completed if the Loan is a Working Capital Facility Loan or an Acquisition Facility Loan.

Bank Name

City, State

ABA#

Account Name

Account #

2. Availability Certification. The undersigned hereby, solely in his capacity as a Responsible Person of the Borrower and not in his individual capacity, certifies that he is a Responsible Person of the Borrower and further certifies as follows that, after giving effect to the extension of credit required pursuant to this Borrowing Notice:

1.	the sum of Total Working Capital Facility Extensions of Credit and the Total Acquisition Facility Working Capital Extensions of Credit shall not exceed the Borrowing Base as of such date;

2.	the Total Acquisition Facility Acquisition Extensions of Credit shall not exceed the Eligible Acquisition Asset Value;

3.	the Total Acquisition Facility Extensions of Credit shall not exceed the aggregate Acquisition Facility Commitments;

4.	the Total Working Capital Facility Extensions of Credit shall not exceed the aggregate Working Capital Facility Commitments;

5.	such extension of credit shall not result in any Applicable Sub-Limit being exceeded; and

6.	with respect to any such extension of credit under the Acquisition Facility, the Loan Parties shall be in compliance with the covenants set forth in Section 8.1 of the Credit Agreement calculated on a Pro Forma Basis.

The foregoing certifications and representations shall collectively be deemed to constitute the Availability Certification required to be delivered in connection with this Borrowing Notice pursuant to Section 6.2(e) of the Credit Agreement, and such requirements shall be deemed satisfied upon receipt of this Borrowing Notice by the Administrative Agent.

SPRAGUE OPERATING RESOURCES LLC

By:
Name:
Title:

Do not write below. For bank purposes only

Customer’s signature(s) verified Holds CFC Used Hold Placed/Pre-Approved Same-day Credit/Pre-Approved		Call-back performed By: Phone Number: Spoke to: Date: Time:
RECEIVED BY (Print Name/Phone(Request Only))	INITIALS	PROCESSED BY (Print name)	INITIALS
AUTHORIZED APPROVAL (Print Name)		AUTHORIZED SIGNATURE
AUTHORIZED APPROVAL (Print Name)		AUTHORIZED SIGNATURE

Annex II

to Credit Agreement

FORM OF CONTINUATION/CONVERSION NOTICE

[JPMorgan Chase Bank, N.A., as Administrative Agent

277 Park Avenue, 22nd Floor

New York, New York 10172

Attention: Dan Bueno]

[Date]

Ladies and Gentlemen:

This Continuation/Conversion Notice is delivered to you pursuant to Section 4.3 of the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto. Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein have the meanings provided in the Credit Agreement.

The Borrower hereby requests that on [                    ] (the “Continuation/Conversion Date”),

1. $[        ] of the presently outstanding principal amount of the [Working Capital Facility] [Acquisition Facility] Loans originally made on [                    ],

2. and all presently being maintained as [Base Rate Loans] [Eurodollar Loans with an Interest Period of [one][two][three][six] months]6,

3. be [Converted into][Continued as],

4. [Base Rate Loans] [Eurodollar Loans with an Interest Period of [one][two][three][six] months]7.

The undersigned, solely in his capacity as a Responsible Person of the Borrower and not in his individual capacity, hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Continuation/Conversion Date, both before and after giving effect thereto and to the application of the proceeds therefrom:

(i) the foregoing Continuation or Conversion complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 4.3 and Section 4.4 of the Credit Agreement); and

(ii) no Default or Event of Default has occurred and is continuing, or would result from such proposed continuation or conversion.

[6]	If continuing a Eurodollar Loan, please also complete Exhibit A attached hereto.
[7]	If converting to a Eurodollar Loan, please also complete Exhibit A attached hereto.

[Signature page follows]

The Borrower has caused this Continuation/Conversion Notice to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer this      day of             , 201  .

SPRAGUE OPERATING RESOURCES LLC, as Borrower

By:
Name:
Title:

Exhibit A

to Continuation/Conversion Notice

[Request for New Eurodollar or Continuation/Conversion]

Please see attached.

Annex III to

Credit Agreement

FORM OF NOTICE OF PREPAYMENT

[JPMorgan Chase Bank, N.A., as Administrative Agent

277 Park Avenue, 22nd Floor

New York, New York 10172

Attention: Dan Bueno]

[Date]

Ladies and Gentlemen:

This Notice of Prepayment is delivered to you pursuant to Section 4.6 of the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto. Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein have the meanings provided in the Credit Agreement.

The Borrower hereby notifies the Administrative Agent that it shall prepay [Working Capital Facility] [Acquisition Facility] [Swing Line] Loans, on                  , 201  , in aggregate principal amount[s] of [$[        ] of [Working Capital Facility] [Acquisition Facility] [Swing Line] Loans outstanding as Base Rate Loans] [and] [$[        ] of [Working Capital Facility] [Acquisition Facility] Loans outstanding as Eurodollar Loans].

[Signature page follows]

The Borrower has caused this Notice of Prepayment to be executed and delivered by its duly authorized officer this      day of             , 201  .

SPRAGUE OPERATING RESOURCES LLC, as Borrower

By:
Name:
Title:

Annex IV to

Credit Agreement

FORM OF CREDIT UTILIZATION SUMMARY SCHEDULE

[INSERT LETTERHEAD OF ISSUING LENDER]

[Date]

JPMorgan Chase Bank, N.A.

277 Park Avenue, 22nd Floor

New York, New York 10172

Attention: Dan Bueno

Ladies and Gentlemen:

This Credit Utilization Summary Schedule is delivered to you pursuant to Section 4.13 of the Credit Agreement, dated as of October [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprague Operating Resources LLC, as Borrower, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto. Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein have the meanings provided in the Credit Agreement.

The attached schedule sets forth the outstanding Letters of Credit issued by [NAME OF ISSUING LENDER].8

[NAME OF ISSUING LENDER]

By:
Name:
Title:

[8]	Issuing Lender shall deliver this Credit Utilization Summary to the Administrative Agent within five (5) Business Days of the end of each calendar month.

CREDIT UTILIZATION SUMMARY SCHEDULE

Name of Issuing Lender:

As of the last day of the calendar month ended             :

WORKING CAPITAL FACILITY LETTERS OF CREDIT

Applicant	Beneficiary	Reference	Issuing Bank Ref. Number	Issuance Date/Effective Date	Expiry Date	Amount Available to be Drawn	Drawings, Payment and Reductions

ACQUISITION FACILITY LETTERS OF CREDIT

Applicant	Beneficiary	Reference	Issuing Bank Ref. Number	Issuance Date/Effective Date	Expiry Date	Amount Available to be Drawn	Drawings, Payment and Reductions